As filed with the Securities and Exchange Commission on December 2, 1998
                                                 Registration No. 333-65519
===============================================================================
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                         PRE-EFFECTIVE AMENDMENT NO. 1
                                    TO THE
                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                   SOUTH JERSEY FINANCIAL CORPORATION, INC.
     (NAME OF SMALL BUSINESS ISSUER IN ITS CERTIFICATE OF INCORPORATION)

           DELAWARE                              6036                             22-3615289
(State or Other Jurisdiction of      (Primary Standard Industrial      (IRS Employer Identification No.)
 Incorporation or Organization)      Classification Code Number)

                 4651 ROUTE 42                                        SOUTH JERSEY SAVINGS AND LOAN ASSOCIATION
         TURNERSVILLE, NEW JERSEY 08012                                             4651 ROUTE 42
                (609) 629-6000                                             TURNERSVILLE, NEW JERSEY 08012
                                                                                   (609) 629-6000
(Address and Telephone Number of Principal Executive       (Address of Principal Place of Business or Intended Principal Place of
                    Offices)                                                          Business)

                              ROBERT J. COLACICCO
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                   SOUTH JERSEY SAVINGS AND LOAN ASSOCIATION
                                 4651 ROUTE 42
                        TURNERSVILLE, NEW JERSEY 08012
                                (609) 629-6000
           (Name, Address and Telephone Number of Agent for Service)

                                  Copies to:
                        JOSEPH A. MULDOON, JR., ESQUIRE
                          THOMAS J. HAGGERTY, ESQUIRE
                            KENT M. KRUDYS, ESQUIRE
                          MULDOON, MURPHY & FAUCETTE
                          5101 WISCONSIN AVENUE, N.W.
                            WASHINGTON, D.C. 20016
                                (202) 362-0840

     APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                     CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------
                                                  Proposed
                                                  Maximum         Proposed Maximum
Title of each Class of           Amount to    Offering  Price   Aggregate Offering        Amount of
Securities to be Registered    be Registered      Per Unit           Price (1)        Registration Fee
------------------------------------------------------------------------------------------------------
Common Stock                     4,699,107
$.01 par Value                   Shares(2)         $10.00           $46,991,070              (3)
------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee.
(2) Includes shares to be issued to South Jersey Savings Charitable Foundation, a privately-formed charitable foundation.

(3) The Registration of $13,863 was previously paid upon the initial filing of the Form SB-2 on October 9, 1998.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

[TO BE USED IN CONNECTION WITH SYNDICATED COMMUNITY OFFERING ONLY]

PROSPECTUS SUPPLEMENT FOR SYNDICATED COMMUNITY OFFERING


[LOGO]                                  SOUTH JERSEY FINANCIAL CORPORATION, INC.
        (Proposed Holding Company for South Jersey Savings and Loan Association)
                                                                   4651 ROUTE 42
                                                 TURNERSVILLE, NEW JERSEY  08012
                                                                  (609) 629-6000
================================================================================

     _____________ shares of common stock are offered for sale in this Syndicated Community Offering, in connection with South Jersey Savings and Loan Association's conversion from the mutual to stock form of organization. As part of such conversion, South Jersey Savings and Loan Association will become a wholly owned subsidiary of South Jersey Financial Corporation, Inc. The remaining _________ shares to be sold in the conversion have been subscribed for in Subscription and Community Offerings. No common stock will be sold if subscriptions are not received for at least the minimum number of shares.

     There is currently no public market for the common stock. The common stock is expected to be quoted on the Nasdaq National Market, under the symbol "SJFC", upon completion of the conversion.

================================================================================

                             TERMS OF THE OFFERING

     THIS SYNDICATED COMMUNITY OFFERING WILL EXPIRE NO LATER THAN 12:00 NOON, EASTERN TIME, ON ____________, 1999, UNLESS EXTENDED.

  .  Price Per Share                                            $10.00

  .  Number of Shares
     Minimum/Maximum

  .  Underwriting Commissions and Other Expenses
     Minimum/Maximum

  .  Net Proceeds to South Jersey Financial Corporation, Inc.
     in Syndicated Community Offering
     Minimum/Maximum

  .  Net Proceeds per Share to South Jersey Financial
     Corporation, Inc. in Subscription, Community and Syndicated Community Offerings
     Minimum/Maximum

PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE __ OF THIS DOCUMENT.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the New Jersey Department of Banking and Insurance, nor any other state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representations to the contrary is a criminal offense.


                       SANDLER O'NEILL & PARTNERS, L.P.

        THE DATE OF THIS PROSPECTUS SUPPLEMENT IS _______________, 1999

                       THE SYNDICATED COMMUNITY OFFERING

     South Jersey Financial Corporation, Inc. is offering for sale in a Syndicated Community Offering a minimum of ___________ shares and up to __________ shares of common stock, at a per share price of $10.00. These share are to be sold upon the conversion of South Jersey Savings and Loan Association, Turnersville, New Jersey from a mutual to a stock association and the issuance of the Association's outstanding capital stock to the Company. The remaining __________ shares of common stock to be sold in connection with such conversion have been subscribed for in Subscription and Community Offerings by holders of deposit accounts with the Association with a balance of $50 or more as of June 30, 1997, by the South Jersey Savings and Loan Association Employee Stock Ownership Plan, a tax-qualified employee benefit plan, and related trust, by holders of deposit accounts with the Association with a balance of $50 or more as of September 30, 1998, by certain other account holders and borrowers of the Association and, by members of the general public. Following this Prospectus Supplement is the Prospectus in the form used in the Subscription and Community Offerings. The purchase price for all shares sold in the Syndicated Community Offering will be the same as the price paid by subscribers in the Subscription and Community Offerings.

     Funds submitted to the Association with purchase orders will earn interest at the Association's passbook rate of interest from the date of receipt until completion or termination of the conversion. THIS SYNDICATED COMMUNITY OFFERING WILL EXPIRE NO LATER THAN _______________, 1999, UNLESS EXTENDED BY THE ASSOCIATION AND THE COMPANY WITH THE APPROVAL OF THE OFFICE OF THRIFT SUPERVISION. Such extensions may not go beyond _______________, 2001. If the Syndicated Community Offering is extended, all subscribers will be notified of such extension, and of their rights to confirm their subscriptions, or to modify or rescind their subscriptions and have their funds returned promptly with interest, and of the time period within which the subscriber must notify the Association of his intention to confirm, modify or rescind his subscription. If an affirmative response to any resolicitation is not received by the Association and the Company from subscribers, such orders will be rescinded and all funds will be returned promptly with interest. The minimum number of shares which may be purchased is 25 shares. Except for the ESOP, which may purchase up to 10% of the total number of shares of Common Stock issued in the conversion, no person, together with associates of and persons acting in concert with such person, may purchase in the Community Offering or Syndicated Community Offering more than the total number of shares offered that could be purchased for $200,000 at the Purchase Price; provided however, that shares of common stock purchased in the Community Offering by any persons, together with associates of and persons acting in concert with such persons, will be aggregated with purchases in the Syndicated Community Offering and be subject to an overall maximum purchase limitation of 1.0% of the shares offered. The Company reserves the right, in its absolute discretion, to accept or reject, in whole or in part, any or all subscriptions in the Syndicated Community Offering.

     The Company and the Association have engaged Sandler O'Neill & Partners, L.P. as financial advisors to assist them in the sale of the common stock in the Syndicated Community Offering. It is anticipated that Sandler O'Neill will use the services of other registered broker-dealers and that fees to Sandler O'Neill and such selected dealers will not exceed 7.0% of the aggregate purchase price of the shares sold in the Syndicated Community Offering. Neither Sandler O'Neill nor any selected dealer shall have any obligation to take or purchase any shares of common stock in the Syndicated Community Offering.

     The Company has received conditional approval to have its common stock quoted on the Nasdaq National Market under the symbol "SJFC." Prior to this offering, there has not been a public market for the common stock, and there can be no assurance that an active and liquid trading market for the common stock will develop. The absence or discontinuance of a market may have an adverse impact on both the price and liquidity of the stock.

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PARTICIPANT, SEE "RISK FACTORS" ON PAGES __ TO __ OF THE PROSPECTUS.

PROSPECTUS


[LOGO]                                  SOUTH JERSEY FINANCIAL CORPORATION, INC.
        (Proposed Holding Company for South Jersey Savings and Loan Association)
                                                                   4651 ROUTE 42
                                                 TURNERSVILLE, NEW JERSEY  08012
                                                                  (609) 629-6000

================================================================================

     South Jersey Savings and Loan Association is converting from the mutual to the stock form of organization in accordance with a plan of conversion which must be approved by the Office of Thrift Supervision, the New Jersey Department of Banking and Insurance and a majority of the votes eligible to be cast by members of South Jersey Savings and Loan Association. As part of such conversion, South Jersey Savings and Loan Association will become a wholly owned subsidiary of South Jersey Financial Corporation, Inc. South Jersey Financial Corporation, Inc. is offering shares of its common stock for sale to the public. No common stock will be sold if the conversion is not approved as required or if subscriptions are not received for at least the minimum number of shares.

     There is currently no public market for the common stock. The common stock is expected to be quoted on the Nasdaq National Market, under the symbol "SJFC", upon completion of the conversion.

================================================================================

                             TERMS OF THE OFFERING

     The shares are offered first in a Subscription Offering to persons who have specified priorities of subscription rights based on their relationship with the Association. IN ORDER TO PURCHASE SHARES PURSUANT TO A SUBSCRIPTION RIGHT, YOU MUST SUBMIT A PROPERLY COMPLETED STOCK ORDER AND CERTIFICATION FORM, TOGETHER WITH PAYMENT FOR THE SHARES, TO THE ASSOCIATION PRIOR TO THE EXPIRATION DATE, 12:00 NOON, EASTERN TIME, ON ____________, 1999, UNLESS EXTENDED. Shares of common stock not subscribed for in the Subscription Offering will be offered to members of the general public in a Community Offering with a preference given to natural persons residing in Gloucester and Camden Counties, New Jersey and, if necessary, a Syndicated Community Offering or other offering.

     An independent appraiser has estimated the aggregate pro forma market value of the common stock to be sold in the conversion to be between $27,965,000 and $37,835,000. If the aggregate estimated pro forma market value of such stock is increased, then the maximum number of shares to be sold also may be increased up to an adjusted maximum of 4,351,025 shares, a 15% increase.

  .    Price Per Share                                                  $10.00

  .    Number of Shares
       Minimum/Maximum                                                  2,796,500 to 3,783,500

  .    Underwriting Commissions and Other Expenses
       Minimum/Maximum                                                  $1,157,000 to $1,269,000

  .    Net Proceeds to South Jersey Financial Corporation, Inc.
       Minimum/Maximum                                                  $26,808,000 to $36,566,000

  .    Net Proceeds per Share
       Minimum/Maximum                                                  $9.59 to $9.66

PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE __ OF THIS DOCUMENT.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the New Jersey Department of Banking and Insurance, nor any other state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representations to the contrary is a criminal offense.

                       SANDLER O'NEILL & PARTNERS, L.P.

                             _______________, 1998

[Map of the State of New Jersey, with enlarged inset of Camden and Gloucester Counties located in Southwestern New Jersey, which contains the location of the Association's three branch offices. The map also lists the name and address of each branch office. The branch offices are located in Turnersville, Collingswood and Glendora, New Jersey.]

                                    SUMMARY

 .    This summary highlights selected information in this Prospectus but does not contain all of the information that you need to know before making an informed investment decision. To understand the stock offering fully, you should read carefully this entire Prospectus, including the financial statements and the notes to the financial statements of South Jersey Savings and Loan Association.

 .    References in this document to the "Association" refer to South Jersey
     Savings and Loan Association, and references to the "Company" refer to South Jersey Financial Corporation, Inc. References in this document to "we," "us" and "our" refer to the Association. Where appropriate, "we," "us" or "our" refer collectively to the Association and the Company.


 SOUTH JERSEY FINANCIAL
  CORPORATION, INC. ........... South Jersey Financial Corporation, Inc. was
                                recently formed by the Association to become the holding company of the Association upon completion of the Association's conversion to stock form. To date, the Company has not engaged in any business.

                                The Company's office is located at 4651 Route 42, Turnersville, New Jersey 08012 and its telephone number is (609) 629-6000. The Association's executive office has the same address and phone number.

SOUTH JERSEY SAVINGS AND LOAN
  ASSOCIATION.................. The Association is a New Jersey mutual savings and loan association. At July 31, 1998, the Association had total assets of $259.7 million, total deposits of $231.2 million and total equity of $26.0 million.

                                The Association operates three banking offices in Gloucester and Camden Counties in Southwest New Jersey. The Association historically has operated as a community-oriented banking institution primarily offering one- to four-family residential mortgage loans and consumer loans and a variety of retail deposit products.

TERMS OF THE OFFERING.......... The Company is offering shares of common stock at a fixed price of $10.00 per share in the Subscription Offering pursuant to subscription rights in the following order of priority:

                                (1) Eligible Account Holders in the Association
                                    as of June 30, 1997;

                                (2) the South Jersey Savings and Loan
                                    Association Employee Stock Ownership Plan
                                    (the "ESOP");

                                (3) Supplemental Eligible Account Holders in the
                                    Association as of September 30, 1998 who are not entitled to a first priority subscription right; and

                                (4) Other Members in the Association as of June
                                    30, 1997 who are not entitled to a higher priority subscription right. See "The Conversion-- Subscription Offering and Subscription Rights" for the complete qualifications of each of the subscription priorities.

                                Shares of common stock not subscribed for in the Subscription Offering will be offered to members of the general public in a Community Offering with a preference given to natural persons residing in Gloucester and Camden Counties, New Jersey and, if necessary, a Syndicated Community Offering or other offering.

THE CONVERSION................. The Company is offering its common stock for sale as part of the conversion of the
                                Association from mutual to stock form. Such conversion is being effected pursuant to a Plan of Conversion, as amended, adopted by the Association. The conversion is subject to requirements of the Office of Thrift Supervision and the New Jersey Department of Banking and Insurance. This conversion, which is referred to as the "Conversion," is governed by the Plan of Conversion and has three major components:

                                (1) The conversion of the Association to stock
                                    form;

                                (2) The acquisition by the Company of all of the
                                    outstanding capital stock of the
                                    Association; and

                                (3) The sale by the Company of shares of its
                                    common stock.

                                Currently, members of the Association possess all voting rights in the Association. After the Conversion, members of the Association will no longer have voting rights in the Association. The Company, as sole stockholder of the Association, will possess all voting rights of the Association. Voting rights of the Company will be vested in the holders of the Company's common stock.

                                The Conversion will occur only if members of the Association approve the Plan of Conversion at a meeting of members called for that purpose. The Association is required to send to its members of record as of the voting record date for such meeting a proxy statement which describes the Conversion. This Prospectus also is being delivered to all such members entitled to vote at such meeting and contains information incorporated by reference in the Association's proxy statement for the meeting, as specified in such proxy statement.

EXPIRATION DATE OF
 SUBSCRIPTION OFFERING......... Subscription rights will expire if not exercised. All orders to purchase common stock in the Subscription Offering must be received by 12:00 noon, Eastern time, on ________, 1999, unless extended, which is the "Expiration Date."

                                We will not accept any subscription orders until all shares of common stock to be sold in the Conversion have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Expiration Date, unless such period is extended with the consent of the Office of Thrift Supervision, all funds delivered to us pursuant to the Subscription Offering will be returned promptly to you with interest and all withdrawal authorizations will be cancelled. If an extension beyond the 45 day period following the Expiration Date is granted, we will notify you of the extension of time and of your rights to modify or rescind your subscriptions and have your funds returned promptly with interest, and of the time period within which you must affirmatively notify us of your intention to confirm, modify, or rescind your subscription. If an affirmative response to such resolicitation is not received by us from you, your order will be rescinded and all subscription funds will be promptly returned with interest. Such extensions may not go beyond ______________, 2001.

NONTRANSFERABILITY OF
 SUBSCRIPTION RIGHTS........... Subscription rights are not transferable.
                                Certificates representing shares of common stock purchased in the Subscription Offering must be registered in the name of the Eligible Account Holder, the Supplemental Eligible Account Holder or the Other Member, as the case may be. Joint stock registration will be allowed only if the qualifying deposit account is in the name of both parties.

NUMBER OF SHARES OFFERED....... The Company is offering between a minimum of
                                2,796,500 shares and a maximum of 3,783,500 shares of common stock, or up to an adjusted maximum of 4,351,025 shares if the maximum number of shares is increased.

                                The number of shares offered is based upon an independent appraisal prepared by FinPro, Inc. ("FinPro") dated as of October 7, 1998, which estimates that the aggregate pro forma market value of the common stock to be sold in the Conversion ranges from $28.0 million to $37.8 million. (This range is referred to as the "Estimated Price Range".) FinPro is an independent appraisal firm experienced in appraisals of savings institutions.

                                FinPro will update the appraisal before the completion of the Conversion. The final aggregate estimated pro forma market value of the common stock to be sold in the Conversion will be determined at the close of the Subscription Offering, or if all shares are not sold in the Subscription Offering, the close of the Community Offering or other subsequent offering. The estimated aggregate pro forma market value may change due to changes in market and general financial and economic conditions. For its services, FinPro will receive a fee of $31,000.

                                If the aggregate estimated pro forma market value of the common stock to be sold in the Conversion is increased, then the maximum number of shares to be sold may also be increased up to the adjusted maximum.

SOUTH JERSEY SAVINGS CHARITABLE
 FOUNDATION.................... In furtherance of our long-standing commitment to our local community, we intend to establish a charitable foundation, the South Jersey Savings Charitable Foundation, or the "Foundation." The Foundation will be dedicated to the support and promotion of charitable purposes in the communities in which we operate. The Company intends to contribute to the Foundation shares of its common stock equal to 8% of the common stock sold in the Conversion. The Board of Directors of the Foundation will have authority for the affairs of the Foundation. All shares held by the Foundation are expected to be voted on a pro rata basis in accordance with all other shares of outstanding common stock. Because the Company is funding the Foundation with authorized but unissued common stock, the Company will have an increased number of shares outstanding following the Conversion and the voting and ownership interests of shareholders of the Company's common stock will be diluted by 7.4%. Establishing the Foundation in connection with the Conversion results in a lower aggregate estimated pro forma market value than if the Conversion were completed without the Foundation.

HOW DO I ORDER STOCK?.......... If you are entitled to a subscription right, you may order shares in the Subscription Offering by delivering to us a properly executed stock order and certification form along with full payment for the shares ordered. Your stock order and certification form must be received by us on or before the Expiration Date, which is _________, 1999. ONCE WE RECEIVE YOUR SUBSCRIPTION ORDER, IT CANNOT BE REVOKED OR MODIFIED WITHOUT OUR CONSENT. All funds received by us to purchase common stock will be placed in a deposit account at the Association. Please make sure that you review the Prospectus carefully prior to submitting an order. All stock order and certification forms must be accompanied or preceded by a Prospectus. To ensure that each purchaser receives a Prospectus at least 48 hours prior to the Expiration Date, in accordance with the rules and regulations of the Securities and Exchange Commission, we will not mail a Prospectus any later than five days before the Expiration Date or hand deliver a Prospectus any later than two days before the Expiration Date. We are not obligated to accept subscription orders submitted without an original stock order and certification form.

                                If you want to order shares offered in the Community Offering, you must submit a properly executed stock order and certification form before the expiration date to be set for the Community Offering.

FORM OF PAYMENT FOR SHARES..... Payment for your subscriptions may be made:

                                (1) in cash (if delivered in person at any
                                    branch office of the Association);

                                (2) by check, bank draft or money order; or

                                (3) by authorization of withdrawal from your
                                    deposit accounts maintained at the
                                    Association.

NUMBER OF SHARES THAT YOU MAY
 ORDER......................... Minimum:  25 shares ($250).

                                Maximum:

                                . No Eligible Account Holder, Supplemental
                                  Eligible Account Holder or Other Member may purchase in the Subscription Offering more than $200,000 of common stock.

                                . No person, together with associates or persons
                                  acting in concert with such person, may
                                  purchase in the Community Offering more than $200,000 of common stock.

                                . No person, together with associates or persons
                                  acting in concert with such person, may
                                  purchase in the aggregate more than 1% of the common stock sold in the Conversion, exclusive of any increase in the maximum of the Estimated Price Range. However, a 10% limit is applicable to purchases in the Conversion by tax-qualified employee benefit plans, such as the ESOP.

USE OF PROCEEDS................ The Company will use 50% of the net proceeds from the sale of the common stock to purchase all of the Association's common stock issued in the Conversion. The Company will use the rest of the net proceeds for general business activities, including lending money to the ESOP (to the extent that such loan is not made by a third party) to enable the ESOP to purchase up to 8% of the common stock sold in the Conversion and issued to the Foundation. The Company will initially invest the remaining net proceeds in federal funds and securities, primarily mortgage-backed securities and U.S. government and agency obligations. The Association will use the net proceeds that it receives from the sale of its common stock to the Company for general business purposes, including investment in loans and mortgage-backed and investment securities, and a planned expansion of its operations facilities. The Association may also use such funds to expand its facilities or operations.

DIVIDEND POLICY.................. While the Company has not made any decision concerning the payment of dividends, it
                                  intends to consider whether to pay cash or stock dividends on the common stock. Additionally, the Company has committed to the OTS that during the one-year period following the Conversion, the Company will not make, without the approval of the OTS, any distribution to stockholders that, for federal tax purposes, would be treated as a return of capital.

BENEFITS OF THE CONVERSION TO
 MANAGEMENT...................... One of the advantages anticipated from the
                                  Conversion will be the ability to attract and retain quality personnel through the use of stock related benefit programs. We intend to establish the ESOP, which it is contemplated would purchase common stock equal to 8% of the shares sold in the Conversion and issued to the Foundation. The ESOP will be a tax qualified retirement benefit for all eligible employees. It is anticipated that the common stock purchased by the ESOP in the Conversion will be allocated as required under Internal Revenue Code standards to eligible employees over an approximate 15 year period.

                                  Second, after the Conversion, the Company intends to adopt a stock-based incentive plan for the benefit of directors, officers and employees. If the stock-based incentive plan is adopted within one year after the Conversion, it will be required to be approved by stockholders at a meeting which may not be held earlier than six months after the Conversion, and any awards or options granted under the plan would have to vest at least on a pro rata basis over a five year period.

                                  The following table presents information regarding the aggregate of the shares of common stock, at the maximum of the Estimated Price Range, which would be acquired by the ESOP and allocated over an anticipated 15 year period to all eligible employees and the aggregate of all shares available for award and issuance upon the exercise of options granted under the stock-based incentive plan:

                                                                    Percentage of Shares
                                                 Estimated         Sold in Conversion and
                                             Value of Shares(1)  Issued to the Foundation
                                             ------------------  -------------------------
            Employee Stock Ownership Plan...      $3,268,940                           8.0%
            Stock-Based Incentive Plan:
              Stock Awards(2)...............       1,634,470                           4.0
              Stock Options(3)..............              --                          10.0
                                                  ----------                          ----
                Total.......................      $4,903,410                          22.0%
                                                  ==========                          ====
            ___________________
            (1) Assumes that shares are valued at $10.00 per share.
            (2) Common stock awarded under the stock-based incentive plan will be awarded at no cost to the recipients.
            (3) Stock options will be granted with an exercise price equal to the fair market value of the common stock on the day of grant.  Recipients of stock options realize value only in the event of an increase in the price of the common stock following the date of grant of the stock options.

                                  Additionally, some of our employees will receive employment agreements or change in control agreements which could provide those employees with cash payments upon their termination of employment following a change in control of the Company or the Association. The stock-based incentive plan may also provide participants with benefits upon a change in control.

VOTING CONTROL OF OFFICERS
 AND DIRECTORS................... Our directors and executive officers intend to purchase an aggregate of approximately 2.7% of the shares of common stock sold in the Conversion assuming that shares are sold at the maximum of the Estimated Price Range. If the ESOP is implemented and the stock-based incentive plan and all stock awards and stock options available under the stock-based incentive plan are granted and all such options are exercised, then the Company's directors, officers and employees, in the aggregate, could vote shares of common stock equal to 23.6% of the shares sold in the Conversion and issued to the Foundation. Such vote percentage could defeat stockholder proposals requiring 80% approval of stockholders. As a result, this potential voting control may preclude takeover attempts that some stockholders determine to be in their best interests and may tend to perpetuate existing management.

NO BOARD RECOMMENDATIONS......... Our Boards of Directors make no recommendation to you regarding whether you should purchase the common stock. An investment in the common stock must be made pursuant to an evaluation of your best interests and financial capabilities.

CONVERSION CENTER................ If you have any questions regarding the
                                  Conversion, please call the Conversion Center at (609) ___-____.

              SELECTED FINANCIAL AND OTHER DATA OF THE ASSOCIATION

     The selected financial and other data of the Association set forth below is derived in part from, and should be read in conjunction with, the Financial Statements of the Association and Notes thereto presented elsewhere in this Prospectus. The data presented for the seven months ended July 31, 1998 and 1997 were derived from unaudited financial statements and reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results at and for the seven months ended July 31, 1998, are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1998. All operating results presented for selected financial ratios and other data for the seven month periods ended July 31, 1998 and 1997 are presented on an annualized basis.


                                                 AT
                                              JULY 31,                   AT DECEMBER 31,
                                              --------  ------------------------------------------------
                                                1998      1997      1996      1995      1994      1993
                                              --------  --------  --------  --------  --------  --------
                                                                     (IN THOUSANDS)
SELECTED FINANCIAL DATA:
   Total assets............................   $259,709  $249,805  $241,212  $234,374  $222,775  $220,744
   Cash and cash equivalents...............     17,210    19,200    10,894    17,842     9,097    11,136
   Loans, net..............................     99,563    98,966   104,263   105,352   110,618   108,213
   Securities held-to-maturity :
      Mortgage-backed securities, net......     48,352    45,231    41,398    31,672    29,923    29,340
      Investment securities, net...........     87,056    79,034    77,110    72,180    65,904    64,648
   FHLB stock..............................      1,249     1,233     1,150     1,182     1,150     1,239
   Deposits................................    231,156   223,206   216,834   211,120   201,509   201,838
   FHLB advances...........................        176       176       176       176       176       176
   Total equity............................     26,026    24,689    22,424    21,267    19,244    17,055
   Real estate owned.......................         50        --        --        23        --       143
   Nonperforming assets and
     troubled debt restructurings..........        465       631       999       665     3,795     4,757

                                              FOR THE SEVEN
                                               MONTHS ENDED
                                                 JULY 31,             FOR THE YEAR ENDED DECEMBER 31,
                                             ----------------  -------------------------------------------
                                              1998     1997     1997     1996      1995     1994     1993
                                             -------  -------  -------  -------  -------  -------  -------
                                                                     (IN THOUSANDS)
SELECTED OPERATING DATA:
   Total interest income.................... $10,593  $10,175  $17,606  $16,956  $16,172  $15,367  $15,615
   Interest expense.........................   5,672    5,375    9,330    9,130    8,591    7,425    7,576
                                             -------  -------  -------  -------  -------  -------  -------
      Net interest income...................   4,921    4,800    8,276    7,826    7,581    7,942    8,039
   Provision for loan losses................     175      233      400      180      180      300      400
                                             -------  -------  -------  -------  -------  -------  -------
      Net interest income after provision
         for loan losses....................   4,746    4,567    7,876    7,646    7,401    7,642    7,639
   Noninterest income.......................     355      364      623      682      653      680      744
   Noninterest expense(1)...................   3,012    2,902    4,960    6,518    4,910    4,876    4,506
                                             -------  -------  -------  -------  -------  -------  -------
   Income before income taxes...............   2,089    2,029    3,539    1,810    3,144    3,446    3,877
   Income taxes.............................     752      730    1,273      654    1,120    1,257    1,572
                                             -------  -------  -------  -------  -------  -------  -------
      Net income............................ $ 1,337  $ 1,299  $ 2,266  $ 1,156  $ 2,024  $ 2,189  $ 2,305
                                             =======  =======  =======  =======  =======  =======  =======

                                                         AT OR FOR THE SEVEN
                                                            MONTHS ENDED
                                                              JULY 31,           AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                         -------------------   -----------------------------------------
                                                            1998       1997     1997    1996     1995     1994     1993
                                                         ---------    ------   ------  ------   ------   ------   ------
SELECTED OPERATING RATIOS AND OTHER DATA:
PERFORMANCE RATIOS:
   Average yield on interest-earning assets..............     7.36%     7.42%    7.43%   7.33%    7.35%    7.11%    7.42%
   Average rate paid on interest-bearing liabilities.....     4.30      4.26     4.27    4.27     4.20     3.66     3.85
   Average interest rate spread..........................     3.06      3.16     3.16    3.06     3.15     3.45     3.57
   Net interest margin...................................     3.40      3.48     3.49    3.38     3.45     3.68     3.88
   Ratio of average interest-earning assets to
    average interest-bearing liabilities.................   108.72    108.25   108.37  108.11   107.58   106.65   105.68
   Net interest income after provision for loan
    losses to noninterest expense........................   157.57    157.37   158.79  117.31   150.73   156.73   169.53
   Efficiency ratio (2)..................................    57.09     56.20    55.74   76.61    59.63    56.55    51.30
   Noninterest expense as a percent of average assets....     2.03      2.05     2.04    2.74     2.17     2.19     2.10
   Return on average assets..............................     0.90      0.92     0.93    0.49     0.89     0.98     1.08
   Return on average equity..............................     9.03      9.65     9.62    5.26     9.98    12.07    14.47
   Ratio of average equity to average assets.............     9.98      9.53     9.65    9.23     8.95     8.14     7.43

                                                     See notes on following page

                                                     AT OR FOR THE
                                                   SEVEN MONTHS ENDED
                                                        JULY 31,         AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                    ----------------   ------------------------------------------
                                                     1998      1997     1997     1996     1995     1994     1993
                                                    ------    ------   ------   ------   ------   ------   ------
REGULATORY CAPITAL RATIOS:
   Tangible capital ratio..........................  10.02      9.70     9.88     9.30     9.07     8.64     7.73
   Core capital ratio..............................  10.02      9.70     9.88     9.30     9.07     8.64     7.73
   Risk-based capital ratio........................  28.16     26.43    27.27    24.90    24.50    22.48    20.04
ASSET QUALITY RATIOS:
   Nonperforming loans and troubled debt
    restructurings as a percent of total loans.....   0.41      1.02     0.63     0.94     0.60     3.38     4.20
   Nonperforming assets and troubled debt
    restructurings as a percent of total assets....   0.18      0.43     0.25     0.41     0.28     1.70     2.15
   Allowance for loan losses as a percent of
    total loans, net...............................   0.82      1.38     0.67     1.14     1.01     0.88     0.81
   Allowance for loan losses as a percent of
    nonperforming loans and troubled debt
    restructurings................................. 197.35    131.79   105.71   118.72   166.36    25.51    18.94
   Net loans charged-off to average interest-
    earning loans..................................   0.02      0.03     0.89     0.06     0.07     0.18     0.09
FULL SERVICE OFFICES AT END OF PERIOD..............      3         3        3        3        3        3        3

____________________________
(1) Includes a one-time special assessment of $1.3 million in order to recapitalize the Savings Association Insurance Fund (the "SAIF") in 1996.
(2) The efficiency ratio represents the ratio of noninterest expenses divided by the sum of the net interest income and noninterest income.

                              RECENT DEVELOPMENTS

     The following table sets forth certain consolidated financial and other data of the Association at and for the periods indicated. Consolidated financial and operating data and financial ratios and other data at and for the year ended December 31, 1997 have been derived and should be read in conjunction with the audited Consolidated Financial Statements of the Association and Notes thereto presented elsewhere in this Prospectus. The data presented for the nine months ended September 30, 1998 and 1997 were derived from unaudited consolidated financial statements and reflect, in the opinion of management, all adjustments (consisting only of recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results at and for the nine months ended September 30, 1998, are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1998. All operating results presented for selected financial ratios and other data for the nine month periods ended September 30, 1998 and September 30, 1997 are presented on an annualized basis.

                                          AT            AT
                                     SEPTEMBER 30, DECEMBER 31,
                                         1998          1997
                                     ------------  ------------
                                           (IN THOUSANDS)
SELECTED FINANCIAL DATA:
 Total assets........................    $261,389      $249,805
 Cash and cash equivalents...........      26,839        19,200
 Loans, net..........................     100,006        98,966
 Securities held-to-maturity:
  Mortgage-backed securities, net....      47,953        45,231
  Investment securities, net.........      79,024        79,034
 FHLB stock..........................       1,249         1,233
 Deposits............................     233,086       223,206
 FHLB advances.......................         176           176
 Total equity........................      26,387        24,689
 Nonperforming assets and troubled
  debt restructurings................         379           631

                                                                FOR THE NINE MONTHS
                                                                ENDED SEPTEMBER 30,
                                                                --------------------
                                                                 1998          1997
                                                                -------      -------
                                                                   (IN THOUSANDS)
SELECTED OPERATING DATA:
 Total interest income.....................................     $13,648      $13,136
 Total interest expense....................................       7,348        6,940
                                                                -------      -------
  Net interest income......................................       6,300        6,196
 Provision for loan losses.................................         225          300
                                                                -------      -------
  Net interest income after provision
    for loan losses........................................       6,075        5,896
 Noninterest income........................................         463          466
 Noninterest expense.......................................       3,886        3,719
                                                                -------      -------
 Income before income taxes................................       2,652        2,643
 Income taxes..............................................         954          951
                                                                -------      -------
  Net income...............................................     $ 1,698      $ 1,692
                                                                =======      =======
                                                             AT OR FOR THE NINE MONTHS
                                                                ENDED SEPTEMBER 30,
                                                             -------------------------
                                                                 1998           1997
                                                              ---------      ---------
SELECTED OPERATING RATIOS AND OTHER DATA:
PERFORMANCE RATIOS:
 Average yield on interest earning assets..................        7.33%          7.43%
 Average rate paid on interest-bearing liabilities.........        4.30           4.26
 Average interest rate spread..............................        3.03           3.17
 Net interest margin.......................................        3.37           3.49
 Ratio of average interest-earning assets to
  average interest-bearing liabilities.....................      108.82         108.28
 Net interest income after provision for loan
  losses to noninterest expense............................      156.33         158.54
 Efficiency Ratio (1)......................................       57.46          55.82
 Noninterest expense as a percent of
  average assets...........................................        2.03           2.04
 Return on average assets..................................        0.89           0.93
 Return on average equity..................................        8.86           9.70
 Ratio of average equity to average assets.................       10.00           9.58

                                                      See note on following page

                                                                       AT OR FOR THE NINE MONTHS
                                                                           ENDED SEPTEMBER 30,
                                                                       -------------------------
                                                                           1998          1997
                                                                       ------------   ----------
REGULATORY CAPITAL RATIOS:
 Tangible capital ratio..............................................         10.09         9.88
 Core capital ratio..................................................         10.09         9.88
 Risk-based capital ratio............................................         28.34        27.27
ASSET QUALITY RATIOS:
 Nonperforming loans and troubled debt
  restructurings as a percent of total loans.........................          0.38         1.17
 Nonperforming assets and troubled debt
  restructurings as a percent of total assets........................          0.14         0.48
 Allowance for loan losses as a percent
    of total loans, net..............................................          0.86         1.43
 Allowance for loan losses as a percent of
   nonperforming loans and troubled debt
    restructurings...................................................        227.44       122.23
 Net loans charged-off to average interest-earning loans.............          0.03         0.03
FULL SERVICE OFFICES AT END OF PERIOD................................             3            3

__________________________
(1) The efficiency ratio represents the ratio of noninterest expenses divided by the sum of the net interest income and noninterest income.

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1998 AND DECEMBER 31, 1997

     Total assets increased by $11.6 million, or 4.6%, to $261.4 million at September 30, 1998 from $249.8 million at December 31, 1997. The growth in assets was primarily due to an increase in federal funds sold and the mortgage-backed security portfolio which was funded primarily through deposit inflows and net income.

     Cash and cash equivalents increased $7.6 million, or 39.9%, to $26.8 million at September 30, 1998 from $19.2 million at December 31, 1997. The growth in cash and cash equivalents was primarily due to an increase in federal funds sold. The Association's portfolio of securities held-to-maturity increased by $2.7 million, or 2.2%, to $127.0 million at September 30, 1998 from $124.3 million at December 31, 1997. The increase was primarily due to growth in the mortgage-backed security portfolio.

     The Association's outstanding loans, net, increased $1.0 million, or 1.1%, to $100.0 million at September 30, 1998 from $99.0 million at December 31, 1997. Real estate loans increased by $1.5 million, or 1.9%, to $83.2 million at September 30, 1998, from $81.7 million at December 31, 1997. One- to four-family loans increased by $1.6 million, or 2.1%, to $80.1 million at September 30, 1998, from $78.5 million at December 31, 1997. Multi-family and commercial real estate loans decreased by $84,000, or 2.6%, to $3.1 million at September 30, 1998, from $3.2 million at December 31, 1997. Consumer loans decreased by $387,000, or 2.1%, to $18.0 million at September 30, 1998 from $18.4 million at December 31, 1997.

     Nonperforming loans decreased to $312,000 at September 30, 1998 from $631,000 at December 31, 1997, representing 0.31% and 0.63%, respectively, of total loans at such dates. Nonperforming assets and troubled debt restructurings also decreased to 0.14% at September 30, 1998, from 0.25% at December 31, 1997 of total assets at such dates.

     Total deposits increased by $9.9 million, or 4.4%, to $233.1 million at September 30, 1998, from $223.2 million at December 31, 1997. The increase was primarily due to an increase of $10.1 million, or 9.1%, in certificates of deposit to $121.4 million at September 30,1998, from $11.3 million at December 31, 1997. The increase in certificates of deposit was primarily due to the Association's strategy of offering more competitive rates on such deposits. Non-interest-bearing demand accounts increased by $248,000, or 5.8%. FHLB Advances remained constant at $176,000 during this period.

     Total equity increased by $1.7 million, or 6.9%, to $26.4 million at September 30, 1998, from $24.7 million at December 31, 1997. The increase in equity was a result of net income of $1.7 million.

COMPARISON OF OPERATING RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997

     GENERAL. Net income for the nine months ended September 30, 1998 totalled $1.7 million which was an increase of $6,000, or 0.4%, from $1,692,000 for the nine months ended September 30, 1997.

     INTEREST INCOME. Total interest income increased by $512,000, or 3.9%, to $13.6 million for the nine months ended September 30, 1998, from $13.1 million for the nine months ended September 30, 1997, primarily due to a $12.4 million, or 5.3%, increase in the average balance of interest earning assets, offset by a decrease in the weighted average yield on interest earning assets, which decreased 10 basis points to 7.33% for the nine months ended September 30, 1998 from 7.43% for the nine months ended September 30, 1997. Interest income on real estate loans decreased $192,000, or 3.8%, to $4.8 million for the nine months ended September 30, 1998 from $5.0 million for the nine months ended September 30, 1997, primarily due to a $2.9 million decrease in the average balance of real estate loans and a 4 basis point decrease in the weighted average yield to 7.88% for the nine months ended September 30, 1998, from 7.92% for the nine months ended September 30, 1997. Interest income on consumer loans decreased $58,000 to $1,152,000 for the nine months ended September 30, 1998 from $1,210,000 for the nine months ended September 30, 1997. This was principally due to a decrease in the average balance of consumer loans of $782,000, or 4.2%, to $17.9 million for the nine months ended September 30, 1998 from $18.7 million for the nine months ended September 30, 1997, and a 6 basis point decrease in the yield on such loans. Interest income on securities increased by $762,000, or 11.1%, to $7.6 million for the nine months ended September 30, 1998, from $6.9 million for the nine months ended September 30, 1997. This increase was primarily a result of a $724,000 increase in interest income on investment securities, attributable to a $13.5 million increase in the average balance of such securities to $101.4 million, and an increase in the weighted average yield of 8 basis points. Interest income on mortgage-backed securities remained stable at $2.6 million due to a higher average balance of such securities, offset by a decrease in the weighted average yield of such portfolio to 7.41% for the nine months ended September 30, 1998 from 7.73% for the nine months ended September 30, 1997.

     INTEREST EXPENSE. Interest expense increased by $408,000, or 5.9%, to $7.3 million for the nine months ended September 30, 1998 from $6.9 million for the nine months ended September 30, 1997. The increase in interest expense resulted from increased interest expense on certificates of deposit, which was a result of an $8.5 million, or 7.9% increase in the average balance of such accounts to $116.4 million for the nine months ended September 30, 1998, from $107.9 million for the nine months ended September 30, 1997, and by an increase in the weighted average rate paid on such accounts for the nine months ended September 30, 1998 when compared to the same period in 1997. The increase in the average balance of certificates of deposit was due primarily to the Association's efforts to solicit certificate accounts by more competitively pricing such accounts in an effort to attract longer-term deposits.

     PROVISION FOR LOAN LOSSES. The Association's provision for loan losses for the nine moths ended September 30, 1998 was $225,000 compared with $300,000 for the nine months ended September 30, 1997. The $75,000, or 25.0%, decrease in the provision for loan losses was primarily due to the payoff in the fourth quarter of 1997 of the Association's largest commercial real estate loan, on which provisions had been made for a probable loss. The allowance for loan losses at September 30, 1998 was 0.85% of total loans, compared to 1.40% at September 30, 1997. At September 30, 1998 and 1997, the ratio of the allowance for loan losses to non-performing loans was 276.3% and 140.5%, respectively.

     NONINTEREST INCOME. In the nine months ended September 30, 1998, the Association experienced a decrease of $3,000, or 0.6%, in noninterest income to $463,000 from $466,000 for the nine months ended September 30, 1997. The decrease was primarily due to a decrease in checking account fees and consumer insurance fees.

     NONINTEREST EXPENSE. Total noninterest expense increased $167,000, or 4.5%, to $3.9 million for the nine months ended September 30, 1998, from $3.7 million for the nine months ended September 30, 1997. Compensation and employees benefits increased $136,000, or 6.1% to $2.4 million for the nine months ended September 30, 1998, from $2.2 million for the nine months ended September 30, 1997, primarily due to normal increases in salaries as well as increases in benefits costs. Other noninterest expense remained stable during the two periods. The Company expects increased noninterest expense in the future as a result of the establishment of the ESOP, Stock-based Incentive Plan, and Supplemental Executive Retirement Program, as well as increased costs associated with being a public company (e.g., periodic reports, annual meeting costs and professional fees).

     INCOME TAXES. Income tax expense totalled $954,000 for the nine months ended September 30, 1998 compared to $951,000 for the nine months ended September 30, 1997, resulting in an effective tax rate of 36.0% for both of the nine month periods ended September 30, 1998 and 1997.

                                 RISK FACTORS

     The following risk factors, in addition to the other information discussed elsewhere in this Prospectus, should be considered by you in deciding whether to purchase our common stock.

LIKELY ADVERSE EFFECT OF SIGNIFICANT INCREASES IN INTEREST RATES

     Our profitability, like that of most financial institutions, is dependent to a large extent upon our net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Accordingly, our results of operations and financial condition are largely dependent on movements in market interest rates and our ability to manage our assets in response to such movements.

     At July 31, 1998, substantially all of our one- to four-family mortgage loans, or 71.9% of total loans and 28.9% of total interest-earning assets, had rates of interest which were fixed for the term of the loan. These loans were originated with terms of up to 30 years. However, deposit accounts (which are interest-bearing liabilities) have significantly shorter terms to maturity. The Association primarily monitors its interest rate sensitivity through the use of a model prepared by the OTS which estimates the change in the Association's net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. As of July 31, 1998, based on assumptions utilized by the model, it is estimated that a 200 basis point increase in market interest rates would result in a 3% decrease in NPV, compared to a 1% estimated increase in NPV as a result of a 200 basis point decrease in market interest rates. NPV estimated changes do not provide a precise forecast of the effect of changes in market interest rates on the Association's net interest income. For a further discussion of how changes in interest rates could impact the Company, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Management of Interest Rate Risk and Market Risk Analysis." Because a substantial portion of our interest-earning assets generally have fixed rates of interest and have longer effective maturities than our interest-bearing liabilities, the yield on our interest-earning assets generally will adjust more slowly to changes in interest rates than the cost of our interest-bearing liabilities. As a result, material and prolonged increases in interest rates likely would have a material adverse effect on our net interest income.

THE POSSIBILITY THAT THE COMPANY'S NET INCOME FOLLOWING THE CONVERSION COMPARED TO ITS EQUITY WILL BE LOW COMPARED TO OTHER COMPANIES MAY NEGATIVELY INFLUENCE THE MARKET PRICE AND LIQUIDITY OF OUR COMMON STOCK

     At July 31, 1998, our ratio of equity to total assets was 10.02%. Our equity position will be significantly increased as a result of the Conversion. On a pro forma basis as of July 31, 1998, assuming the sale of common stock at the midpoint of the Estimated Price Range of $28.0 million to $37.8 million, our consolidated ratio of equity to assets would approximate 18.88%. Our ability to invest this new capital in interest-earning assets, such as loans and securities, which bear rates of return comparable to our current loans and securities investments, will be significantly affected by available market rates of interest, loan demand and industry competition. We currently anticipate that it will take time to prudently deploy such capital. As a result, our return on equity initially is expected to be below our historical return on equity and may be below peer group institutions after the Conversion. No assurances can be made as to when or if we will achieve returns on equity that are comparable to industry peers or our historical levels. Additionally, the implementation of stock-based benefit plans will increase our future compensation expense, which will adversely affect our net income and return on equity. For further information regarding the risks involved with the implementation of stock-based benefit plans, see "--Implementation of Stock-Based Benefits to Management and Directors, Employment Contracts and Change in Control Provisions.

LOW DEMAND FOR MORTGAGE LOANS AND DIMINISHED LOAN GROWTH IN OUR PRIMARY MARKET AREA

     The demographics of our primary market area have continued to adversely affect our ability to generate loans. In particular, two of our three branch offices are located in Camden County, New Jersey. Camden County generally consists of mature, fully-developed and densely populated communities. The population of Camden County has remained stable in recent years and new housing starts in the county are generally lower than those in other parts of New Jersey. These factors, along with the highly competitive industry in which we operate, have resulted in a reduction in the demand for mortgage loans in our primary market area which meet our underwriting criteria.

     In addition, historically lower interest rates in recent years have caused us to experience a significant amount of repayments and prepayments of our existing loan portfolio as borrowers have refinanced their mortgages in order to reduce their borrowing cost. Such repayments and prepayments have outpaced our loan originations. For example, repayments and prepayments were $12.3 million, $22.0 million, $17.2 million and $16.5 million for the seven months ended July 31, 1998 and the years ended December 31, 1997, 1996, and 1995, respectively. Meanwhile, due to a low demand for loans in our primary market area which meet our general underwriting criteria, total loan originations by us during these same periods were $13.1 million, $16.0 million, $16.2 million and $12.5 million, respectively. This has resulted in a decline in our total loans, net, from a year-end high of $110.6 million at December 31, 1994, representing 49.7% of total assets, to a year-end low of $99.0 million at December 31, 1997, representing 39.6% of total assets. This has also made us susceptible to reinvestment risk to the extent that we are unable to reinvest such prepayments at rates which are comparable to the rates on the prepaid loans.

RISK OF COMPUTER PROBLEMS REGARDING YEAR 2000

     While we maintain an internal computer system for many operating functions, the substantial majority of our data processing is out-sourced to a third party vendor. We have implemented a plan designated to ensure that all software used in connection with our business will manage and manipulate data involving the transition with data from 1999 to 2000 without functional or data abnormality and without inaccurate results related to such data. However, we recognize that our ability to be Year 2000 compliant is dependent upon the cooperation of our outside vendors. There can be no assurances that our plan or the performances by any of our suppliers and vendors will be effective to remedy all potential problems. To the extent that our computer systems and those of our outside vendors are not fully Year 2000 compliant, any potential systems interruptions or the cost necessary to remedy such problems could have a materially adverse effect on our business, financial condition, results of operations, cash flows or business prospects. If our progress towards becoming Year 2000 complaint is inadequate, then we may be subjected to adverse regulatory action. For a discussion concerning our Year 2000 compliance, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-Year 2000 Compliance."

ESTABLISHMENT OF THE CHARITABLE FOUNDATION WILL HAVE A NEGATIVE IMPACT ON
EARNINGS

     The Company intends to contribute to the Foundation shares of common stock equal to 8% of the shares sold in the Conversion. Such contribution to the Foundation is subject to the approval of our members at a special meeting of members. If approved by members, the contribution to the Foundation will have an adverse impact on our operating results for the year ending December 31, 1999, possibly resulting in an operating loss for that year. The Company's contributions of stock to the Foundation also will mean that the voting ownership interests in the Company purchased by other stockholders would be diluted compared to what it would have been with no such contribution.

     NEGATIVE IMPACT ON EARNINGS. The Company will recognize an expense in the amount of the contribution to the Foundation in the quarter in which it occurs, which we expect to be the first quarter of 1999. Such expense will reduce earnings and have a material adverse impact on our earnings for the year. The amount of the contribution will range from $2.2 million to $3.5 million, depending on the amount of common stock sold in the Conversion. The contribution expense will be partially offset by a tax deduction for the contribution. Assuming a contribution of $3.0 million in common stock, based on the maximum of the Estimated Price Range, we estimate a net tax effected expense of $1.9 million. If the Foundation had been established at December 31, 1997, we would have reported net income of $366,000 for 1997 rather than reporting net income of $2.3 million.

     DILUTION OF STOCKHOLDERS' INTERESTS. At the maximum of the Estimated Price Range, the contribution to the Foundation would be 302,680 shares, with a value of $3.0 million based on the public offering price of $10.00 per share (the "Purchase Price"). Upon completion of the Conversion, based on the maximum of the Estimated Price Range and issuance of shares to the Foundation, we will have 4,086,180 shares issued and outstanding, of which the Foundation will own 302,680 shares, or 7.4%. AS A RESULT, IF YOU PURCHASE SHARES IN THE CONVERSION, THEN YOUR OWNERSHIP AND VOTING INTERESTS IN THE COMPANY WILL BE DILUTED BY 7.4% COMPARED TO WHAT IT WOULD HAVE BEEN IF THERE WERE NO CONTRIBUTION TO THE FOUNDATION.

     POSSIBLE NONDEDUCTIBILITY OF THE CONTRIBUTION. While we have been advised that the contribution will be deductible as a charitable contribution, there is no assurance or guarantee that this will be the case. Assuming the contribution is tax deductible, we estimate that substantially all of the contribution to the Foundation should be deductible for federal tax purposes over the permissible six-year period. However, no assurance can be made that we will have sufficient pre-tax income over the five-year period following the year in which the contribution is initially made to fully utilize the carryover related to the excess contribution. Furthermore, although we have received an opinion of our independent accountants that we more likely than not will be entitled to the deduction for the contribution to the Foundation, there can be no assurance that the IRS will recognize the Foundation as a tax exempt organization or that the deduction will be permitted. In such event, there would be no tax benefit related to the Foundation.

     POTENTIAL ANTI-TAKEOVER EFFECT. If approved by our members, upon completion of the Conversion, the Foundation will own 7.4% of the total shares of common stock outstanding. However, pursuant to the terms of the contribution as mandated by the OTS, the shares of common stock held by the Foundation must be voted in the same ratio as all other shares of our common stock on all proposals considered by our stockholders. In the event, however, that the OTS were to waive this voting restriction and not impose other restrictions and requirements with respect to the Foundation, the Foundation's board of directors would exercise sole voting power over such shares. If the Foundation's shares are combined with shares purchased directly by our officers and directors, shares held by proposed stock-based benefit plans, if approved by stockholders, and shares held in the ESOP, the total of such shares could exceed 20% of outstanding common stock. This could allow management to defeat stockholder proposals requiring an 80% approval. Consequently, if the voting restriction were waived, this potential voting control might preclude takeover attempts that some stockholders may deem to be in their best interest, and might tend to perpetuate existing management.

THE ASSOCIATION IS SUBJECTED TO EXTENSIVE REGULATORY OVERSIGHT AND CAN BE MATERIALLY AND ADVERSELY AFFECTED BY REGULATORY AND LEGISLATIVE CHANGES

     As a state savings and loan association, the Association is subject to extensive federal and state regulation and supervision. In addition, the Company, as a savings and loan holding company, is subject to extensive regulation and supervision. Such regulations, which affect the Association and the Company on a daily basis, may be changed at any time, and the interpretation of the relevant law and regulations is also subject to change by the examining authorities who interpret those laws and regulations. Any change in the regulatory structure or the applicable statutes or regulations, whether by the New Jersey Department of Banking and Insurance (the "Department") or its Commissioner (the "Commissioner"), the Office of Thrift Supervision (the "OTS"), the Federal Deposit Insurance Corporation (the "FDIC") or the Congress, could have a material impact on us, our operations or the Conversion.

POSSIBLE ELIMINATION OF THE THRIFT CHARTER

     The Deposit Insurance Funds Act of 1996 (the "Funds Act"), which was enacted in September 1996, provides that the Bank Insurance Fund ("BIF") (the deposit insurance fund that covers most commercial bank deposits) and the SAIF will merge on January 1, 1999, if there are no more savings associations as of that date. Furthermore, over the past few years, several bills have been introduced in Congress that would eliminate the federal thrift charter and the OTS or limit the powers of unitary thrift holding companies.

We are unable to predict whether any legislation will be enacted or, given such uncertainty, determine the extent to which the legislation, if enacted, would affect our business. We are also unable to predict whether the SAIF and BIF will eventually be merged or the federal thrift charter eliminated, or changes made to the federal regulation of state associations, and what effect, if any, such legislation would have on us.

IMPLEMENTATION OF STOCK-BASED BENEFITS TO MANAGEMENT AND DIRECTORS, EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL PROVISIONS

     STOCK-BASED INCENTIVE AND EMPLOYEE STOCK OWNERSHIP PLANS. We intend to adopt a stock-based incentive plan which will provide for the granting of options to purchase common stock ("Stock Options"), awards of common stock ("Stock Awards"), and other related rights to our eligible officers, employees and directors. While we currently anticipate granting Stock Options and Stock Awards under a single plan, we may establish separate plans to provide for such awards. In the event that the plan is adopted within one year after Conversion, OTS regulations require the plan to be approved by stockholders at a meeting of stockholders which may not be held earlier than six months after completion of the Conversion. It is anticipated that the stock-based incentive plan will provide for the granting of options to purchase shares of common stock equal to 10% of the shares of common stock sold in the Conversion and issued to the Foundation (408,618 shares based on the maximum of the Estimated Price Range) and the granting of Stock Awards in an amount equal to 4% of the shares of common stock sold in the Conversion and issued to the Foundation (163,447 shares based on the maximum of the Estimated Price Range).

     The stock-based incentive plan will acquire an amount of shares equal to 4% of the shares of common stock sold in the Conversion and issued to the Foundation, either through open market purchases or the issuance of authorized but unissued shares of common stock. If the Stock Awards are funded by the issuance of authorized but unissued shares, the voting interests of existing stockholders at that time will be diluted by 3.8%. The exercise of the Stock Options may also be satisfied by the issuance of authorized but unissued shares. If all of the Stock Options were exercised using authorized but unissued common stock and the Stock Awards granted under the stock-based incentive plan were funded with authorized but unissued shares, the voting interests of existing stockholders at that time would be diluted by 12.3%.

     We intend to establish the ESOP, which it is contemplated would purchase common stock equal to 8% of the shares sold in the Conversion and issued to the Foundation (326,894 shares based on the maximum of the Estimated Price Range). The ESOP will be a tax qualified retirement benefit for all eligible employees. It is anticipated that the common stock purchased by the ESOP in the Conversion will be allocated to eligible employees in accordance with Internal Revenue Code standards and over an approximate 15 year period.

     The implementation of stock-based benefit plans will increase future compensation expense during the allocation period of the ESOP and during the vesting period of the stock-based incentive plan. Compensation expense will be computed based on the number of shares issued and the future average market price of the Company's common stock. Assuming, at the maximum of the estimated price range, the average market price for the Company's common stock will remain constant at $10 for the duration of the benefit plans, the common stock purchased by the ESOP is allocated over a 15 year period and the awards granted under the stock-based incentive plan vest on a pro rata basis over a five year period, the additional compensation expense to be recognized by the Company will be approximately $545,000 for the first five years and $218,000 for the next ten years. Stock Options will be granted with an exercise price equal to the fair market value of the common stock on the day of grant. Recipients of Stock Options will realize value only in the event of an increase in the price of Common Stock following the date of grant of the Stock Options. Accordingly, under current accounting standards, for financial statement purposes, the Company will not recognize compensation expense with respect to Stock Options.

     EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL PROVISIONS. Upon Conversion, we intend to enter into employment and change in control agreements with certain employees and adopt an employee severance compensation plan. The agreements and plan are expected to provide benefits and cash payments to employees if there is a change in control and a subsequent termination of their employment. The provisions in such agreements and plan would provide the recipient with a cash payment in the event of the recipient's involuntary or voluntary termination of employment after a change in control. In addition to any payments which may be made under the stock-based incentive plan upon a change in control, these agreements and plan may have the effect of increasing the cost of acquiring the Company. This could discourage future attempts to take us over. Based on current salaries, cash payments to be paid pursuant to the agreements and plan in the event of a change in control and termination of employment would be approximately $3.0 million. However, the actual amount to be paid in the event of a change in control cannot be estimated at this time because the actual amount is based on the average compensation of the employee and other factors existing at the time of the change in control. For a further discussion of current and proposed benefits for our directors, management and employees, see "Restrictions on Acquisition of the Company and the Association--Restrictions in the Company's Certificate of Incorporation and Bylaws," "Management of the Association--Employment Agreements," "-- Change in Control Agreements," "--Employee Severance Compensation Plan" and "-- Other Benefit Plans."

ANTI-TAKEOVER PROVISIONS IN OUR GOVERNING INSTRUMENTS AND VOTING CONTROL OF MANAGEMENT MAY DISCOURAGE TAKEOVER ATTEMPTS

     PROVISIONS IN THE COMPANY'S AND THE ASSOCIATION'S GOVERNING INSTRUMENTS. The Company's Certificate of Incorporation and Bylaws, particularly a provision limiting voting rights, and the Association's Stock Certificate of Incorporation and Bylaws, as well as federal regulations, assist us in maintaining our status as an independent publicly owned corporation. These provisions provide for, among other things, supermajority voting, staggered boards of directors, non-cumulative voting for directors, limits on the calling of special meetings, limits on voting shares in excess of 10% of outstanding shares, and uniform price provisions for business combinations. The Association's Stock Certificate of Incorporation also prohibits, for five years, the acquisition or offer to acquire, directly or indirectly, the beneficial ownership of more than 10% of its equity securities. Any person violating this restriction may not vote the securities in excess of 10%. These provisions in the governing instruments may discourage potential proxy contests and other potential takeover attempts, particularly those which have not been negotiated with the Board of Directors and, thus, generally may serve to perpetuate existing management. For a more detailed discussion of these provisions, see "Restrictions on Acquisitions of the Company and the Association."

     VOTING CONTROL OF OFFICERS AND DIRECTORS. Our directors and officers expect to purchase an aggregate of approximately 2.7% of the shares of common stock sold in the Conversion, assuming that shares are sold at the maximum of the Estimated Price Range. If the ESOP is implemented and the stock-based incentive plan and all Stock Awards and Stock Options available under the stock-based incentive plan are granted and all such options are exercised, then the Company's directors, officers and employees, in the aggregate, could vote shares of common stock equal to 23.6% of the shares sold in the Conversion and issued to the Foundation. In addition, the Foundation will be funded with a contribution equal to 8% of the common stock sold in the Conversion. If a waiver of the voting restriction imposed on such common stock is obtained from the OTS, and the OTS does not impose other restrictions, the Foundation shares may be voted as determined by the directors of the Foundation who also will mostly be directors or officers of the Company or the Association. Management's potential voting control could, together with additional stockholder support, defeat stockholder proposals requiring 80% approval of stockholders. As a result, this potential voting control may preclude takeover attempts that some stockholders determine to be in their best interest and may tend to perpetuate existing management. For a detailed discussion of these provisions, see "Restrictions on Acquisition of the Company and the Association--Restrictions in the Company's Certificate of Incorporation and Bylaws."

ABSENCE OF MARKET FOR OUR COMMON STOCK

     The Company has never issued capital stock. The Company has received conditional approval to have the common stock quoted on the Nasdaq National Market (the "Nasdaq") under the symbol "SJFC" upon completion of the Conversion. However, we cannot assure that an active and liquid trading market for the common stock will develop or, once developed, will continue. Also, we cannot assure that purchasers of the common stock will be able to sell their shares at a profit. The absence or discontinuance of a market for the common stock would have an adverse impact on both the price and liquidity of the common stock.

AN INCREASE IN THE ESTIMATED PRICE RANGE AND NUMBER OF SHARES SOLD WILL DECREASE STOCKHOLDERS' PRO FORMA NET EARNINGS PER SHARE

     The number of shares to be sold in the Conversion may be increased as a result of an increase in the Estimated Price Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Subscription and Community Offerings. In the event that the Estimated Price Range is increased, it is expected that the Company will sell up to 4,351,025 shares of common stock at the Purchase Price for an aggregate purchase price of up to $43.5 million. An increase in the number of shares sold will decrease a stockholder's pro forma net earnings per share and stockholders' equity per share and will increase our pro forma consolidated stockholders' equity and net earnings. Such an increase will also increase the offering price as a percentage of pro forma stockholders' equity per share and net earnings per share.

POSSIBLE ADVERSE INCOME TAX CONSEQUENCES OF THE DISTRIBUTION OF SUBSCRIPTION RIGHTS

     We have received an opinion of FinPro that, pursuant to FinPro's Valuation, subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have no value. However, such valuation is not binding on the IRS. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of such rights could result in a taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who receive and/or exercise the subscription rights in an amount equal to such value. Additionally, we could recognize a gain for tax purposes on such distribution. Whether subscription rights are considered to have ascertainable value is an inherently factual determination.

                   SOUTH JERSEY FINANCIAL CORPORATION, INC.

     The Company was recently organized in Delaware at the direction of the Board of Directors of the Association (the "Board of Directors") for the purpose of acquiring all of the capital stock to be issued by the Association in the Conversion. The Company has applied to the OTS for approval to become a savings and loan holding company. The Company will acquire the common stock of the Association and sell its common stock in the Conversion only if such approval is received. As a savings and loan holding company, the Company will be subject to regulation by the OTS. See "The Conversion--General." Upon consummation of the Conversion, the Company will conduct business initially as a unitary savings and loan holding company. See "Regulation--Holding Company Regulation." After completion of the Conversion, the Company's assets will consist of all of the outstanding shares of our capital stock issued to the Company in the Conversion and 50% of the net proceeds of the Offerings to be retained by the Company. The Company intends to use part of such net proceeds to loan funds to the ESOP to enable the ESOP to purchase 8% of the common stock sold in the Conversion and issued to the Foundation. The Company and Association may, however, alternatively choose to fund the ESOP through a loan to the ESOP trust by a third-party financial institution. The Company intends initially to utilize the remaining proceeds for investments in federal funds and securities, primarily
mortgage-backed securities and U.S. government and agency obligations.   See
"Use of Proceeds." Immediately after the Conversion, the Company will have no significant liabilities. The management of the Company is set forth under "Management of the Company." Initially, the Company will neither own nor lease any property, but will instead use the premises, equipment and furniture of the Association. At the present time, the Company does not intend to employ any persons other than officers of the Company who are also officers of the Association, but will utilize the support staff of the Association from time to time. Additional employees will be hired as appropriate to the extent the Company expands its business in the future.

     Management believes that the holding company structure will provide the Company with additional flexibility to diversify, should it decide to do so, its business activities through existing or newly-formed subsidiaries, or through acquisitions of other financial institutions and financial services related companies. In addition, management believes that the Company will be in a position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any acquisition and expansion opportunities that may arise. There are no current arrangements, understandings or agreements, written or oral, regarding any such opportunities or transactions. The initial activities of the Company are anticipated to be funded by the net proceeds retained by the Company and earnings thereon or, alternatively, through dividends from the Association.

     The Company's executive offices are located at 4651 Route 42, Turnersville, New Jersey, 08012 and its telephone number is (609) 629-6000.

                   SOUTH JERSEY SAVINGS AND LOAN ASSOCIATION

     The Association was originally organized in 1921 and operated as Knight Park Building and Loan Association of Collingswood, New Jersey. In 1950, the Association merged with Vineyard Building and Loan Association and changed its name to South Jersey Savings and Loan Association. The Association conducts business from its home office and operation centers located in Turnersville, New Jersey and its two full service branch offices located in Collingswood and Glendora, New Jersey.

     The Association operates as a community savings association and its corporate philosophy has traditionally been focused on providing a competitive array of financial products and services to consumers within its market area. The Association's business primarily consists of accepting deposits from customers and investing those funds primarily in mortgage loans secured by one- to four-family residences, consumer loans and mortgage-backed and investment securities. At July 31, 1998, the Association had $100.8 million, or 38.8% of total assets, invested in loans, consisting of: $80.2 million, or 30.9% of total assets, of one- to four-family mortgage loans; $17.6 million, or 6.8% of total assets, of consumer loans (consisting primarily of home equity loans, home equity lines of credit and education loans); and $3.0 million, or 1.2% of total assets, of multi-family and commercial real estate loans. Securities at July 31, 1998 totalled $136.7 million, or 52.6% of total assets, primarily consisting of $87.1 million, or 33.5% of total assets, of investment securities (consisting primarily of U.S. Government and agency obligations) and $48.4 million, or 18.6% of total assets, of mortgage-backed securities (consisting primarily of securities issued by Fannie Mae ("FNMA"), Freddie Mac ("FHLMC"), and Ginnie Mae ("GNMA")). At July 31, 1998, the Association's deposit accounts totalled $231.2 million, or 98.9% of total liabilities, of which $107.7 million, or 46.6%, were comprised of core deposits (savings, NOW, money market and club accounts). In addition to core deposits, the Association had $118.4 million of certificate accounts, or 50.7% of total liabilities, of which $54.7 million were certificates of deposit with maturities of one year or less and $9.7 million were certificates of deposit having balances of $100,000 or more. The Association also borrows from the FHLB of New York as a source of funds. At July 31, 1998, such advances totalled $176,000, or 0.08% of total liabilities.

     The Association is subject to extensive regulation, supervision and examination by the Commissioner and the OTS, its primary regulators, and the FDIC, which insures its deposits. As of July 31, 1998, the Association exceeded all regulatory capital requirements with tangible, core and risk-based capital of $26.0 million, $26.0 million and $26.8 million, respectively. Additionally, the Association's regulatory capital was in excess of the amount necessary for it to be deemed "well capitalized" under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). See "Regulatory Capital Compliance" and "Regulation." The Association is a member of the FHLB of New York which is one of the twelve regional banks which comprise the FHLB system. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of the Association."

     The Association's executive offices are located at 4651 Route 42, Turnersville, New Jersey, 08012 and its telephone number is (609) 629-6000.

                         REGULATORY CAPITAL COMPLIANCE

     At July 31, 1998, the Association exceeded all regulatory capital requirements. See "Regulation--Federal Regulation of Savings Institutions-- Capital Requirements." Set forth below is a summary of the Association's compliance with the regulatory capital standards as of July 31, 1998, on a historical and pro forma basis assuming that the indicated number of shares were sold as of such date and receipt by the Association of 50% of the net proceeds.

                                                                     SOUTH JERSEY SAVINGS AND LOAN ASSOCIATION
                                                         PRO FORMA AT JULY 31, 1998 BASED UPON THE SALE AT $10.00 PER SHARE
                                                 ----------------------------------------------------------------------------------
                                                  2,796,500 SHARES     3,290,000 SHARES     3,783,500 SHARES     4,351,025 SHARES
                                                      (MINIMUM             (MIDPOINT            (MAXIMUM            (15% ABOVE
                                                         OF                   OF                   OF               MAXIMUM OF
                               HISTORICAL AT          ESTIMATED            ESTIMATED            ESTIMATED           ESTIMATED
                               JULY 31, 1998        PRICE RANGE)         PRICE RANGE)         PRICE RANGE)        PRICE RANGE)(1)
                            -------------------  -------------------  -------------------  -------------------  -------------------
                                      PERCENT              PERCENT              PERCENT              PERCENT              PERCENT
                                         OF                   OF                   OF                   OF                   OF
                             AMOUNT  ASSETS (2)   AMOUNT  ASSETS (2)   AMOUNT  ASSETS (2)   AMOUNT  ASSETS (2)   AMOUNT  ASSETS (2)
                            -------  ----------  -------  ----------  -------  ----------  -------  ----------  -------  ----------
                                                                    (DOLLARS IN THOUSANDS)
GAAP CAPITAL..............  $26,026    10.02%    $35,806    13.29%    $37,606    13.86%    $39,406    14.43%    $41,475    15.07%
                            =======    =====     =======    =====     =======    =====     =======    =====     =======    =====
TANGIBLE CAPITAL:
  Capital Level...........  $26,026    10.02%    $35,806    13.29%    $37,606    13.86%    $39,406    14.43%    $41,475    15.07%
  Requirement.............    3,896     1.50       4,042     1.50       4,069     1.50       4,096     1.50       4,127     1.50
                            -------    -----     -------    -----     -------    -----     -------    -----     -------    -----
  Excess..................  $22,130     8.52%    $31,764    11.79%    $33,537    12.36%    $35,310    12.93%    $37,348    13.57%
                            =======    =====     =======    =====     =======    =====     =======    =====     =======    =====
CORE CAPITAL:
  Capital Level...........  $26,026    10.02%    $35,806    13.29%    $37,606    13.86%    $39,406    14.43%    $41,475    15.07%
  Requirement (3).........    7,791     3.00       8,085     3.00       8,139     3.00       8,193     3.00       8,255     3.00
                            -------    -----     -------    -----     -------    -----     -------    -----     -------    -----
  Excess..................  $18,235     7.02%    $27,721    10.29%    $29,467    10.86%    $31,213    11.43%    $33,220    12.07%
                            =======    =====     =======    =====     =======    =====     =======    =====     =======    =====
RISK-BASED CAPITAL:
  Capital Level (4)(5)....  $26,834    28.16%    $36,614    36.54%    $38,414    38.00%    $40,214    39.43%    $42,283    41.04%
  Requirement.............    7,624     8.00       8,016     8.00       8,088     8.00       8,160     8.00       8,242     8.00
                            -------    -----     -------    -----     -------    -----     -------    -----     -------    -----
  Excess..................  $19,210    20.16%    $28,598    28.54%    $30,326    30.00%    $32,054    31.43%    $34,041    33.04%
                            =======    =====     =======    =====     =======    =====     =======    =====     =======    =====

____________________
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the Subscription and Community Offerings.
(2) Tangible capital levels are shown as a percentage of tangible assets. Core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighed assets.
(3) The current OTS core capital requirement for savings associations is a minimum of 3% of total adjusted assets. The OTS has proposed core capital requirements which would require a core capital ratio of a minimum of 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and a minimum of 4% to 5% core capital ratio requirement for all other thrifts. See "Regulation--Federal Regulation of Savings Institutions--Capital Requirements."
(4) Assumes net proceeds are invested in assets that carry a 50% risk-weighting.
(5) The difference between equity under generally accepted accounting principles ("GAAP") and regulatory risk-based capital is attributable to the addition of the general valuation allowance of $808,000 at July 31, 1998.

                                USE OF PROCEEDS

     The Board of Directors has carefully considered the alternatives available to the Association with respect to its corporate structure and has determined that a mutual to stock conversion is in the best interests of the Association, its depositors and the communities served by the Association. The Board of Directors believes that the decline in mutuality is placing mutual savings associations, such as the Association, at a disadvantage to the increasing base of stock thrift and commercial bank institutions. The restructuring of the Association into the capital stock form of organization will enable the Association to compete more effectively with commercial banks and other financial institutions for new business opportunities, and as a stock institution, to increase its equity capital base and access the capital markets when needed to enhance the Association's ability to expand its franchise and the products it offers. Although the actual net proceeds from the sale of common stock by the Company cannot be determined until the Conversion is completed, it is presently anticipated that such net proceeds will be between $26.8 million and $36.6 million (or $42.2 million if the Estimated Price Range is increased by 15%). See "Pro Forma Data" and "The Conversion--Stock Pricing" as to the assumptions used to arrive at such amounts.

     The Company will purchase all of the outstanding capital stock of the Association to be issued in the Conversion in exchange for 50% of the net proceeds and will retain the remaining net proceeds. Based on the midpoint of the Estimated Price Range, the Company expects to use $15.8 million of net proceeds to purchase the common stock of the Association. Such portion of net proceeds will be added to the Association's general funds which the Association intends to use for general business purposes, including investments in loans and mortgage-backed and investment securities, and the planned expansion of its operations facilities. The Association may also use such funds to expand operations through acquisitions of other financial institutions, branch offices or other financial services companies. The Association has not yet determined the approximate amount of net proceeds to be used for any of the purposes mentioned above. Neither the Association nor the Company has any current arrangements, understandings or agreements regarding any such opportunities or transactions.

     The Company intends to use a portion of the net proceeds retained by it to make a loan directly to the ESOP to enable the ESOP to purchase 8% of the Common Stock sold in the Conversion and issued to the Foundation. The Company and Association may alternatively choose to fund the ESOP's stock purchases through a loan by a third-party financial institution. The remaining net proceeds retained by the Company will initially be invested in federal funds and securities, primarily mortgage-backed securities and U.S. government and agency obligations. Based upon the combined sale of common stock and issuance of shares to the Foundation of 3,020,220 shares, 3,553,200 shares or 4,086,180 shares at the minimum, midpoint and maximum of the Estimated Price Range, respectively (or 4,699,107 shares if the Estimated Price Range is increased by 15%), the amount of the loan to the ESOP would be $2.4 million, $2.8 million or $3.3 million, respectively (or $3.8 million if the Estimated Price Range is increased by 15%) to be repaid over a 15-year period at the prevailing prime rate of interest, which currently is 8.5%. See "Management of the Association -- Other Benefit Plans--Employee Stock Ownership Plan and Trust."

     The Company, upon the Conversion, will be a unitary savings and loan holding company, which under existing laws would generally not be restricted as to the types of business activities in which it may engage, provided that the Association continues to be a qualified thrift lender ("QTL"). See "Regulation--Holding Company Regulation" for a description of regulations applicable to the Company.

     Upon completion of the Conversion, the Board of Directors of the Company will have the authority to adopt stock repurchase plans, subject to statutory and regulatory requirements. Current OTS regulations generally prohibit the Company from repurchasing any shares of common stock for three years except
(i) for an offer to all stockholders on a pro rata basis, or (ii) for the repurchase of qualifying shares of a director. Notwithstanding the foregoing and except as provided below, beginning one year following completion of the Conversion, the OTS regulations permit the Company to repurchase its common stock so long as: (i) the repurchases within the following two years are part of an open-market program not involving greater than 5% of its outstanding capital stock during a 12-month period; (ii) the repurchases do not cause the Association to become "undercapitalized" within the meaning of the OTS prompt corrective action regulation; and (iii) the Company provides to the Regional Director of the OTS no later than 10 days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director.
See "Regulation--Prompt Corrective Regulatory Action." Under current OTS policies, repurchases may be allowed in the first year following Conversion and in amounts greater than 5% in the second and third years following Conversion provided there are valid and compelling business reasons for such repurchases and the OTS does not object to such repurchases.

     Based upon facts and circumstances following Conversion and subject to applicable regulatory requirements, the Board of Directors may determine to repurchase stock in the future. Such facts and circumstances may include but are not limited to: (i) market and economic factors such as the price at which the common stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the opportunity to improve the Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Company and its stockholders. Although the Company has no current plans to repurchase its stock, in the event the Company does determine to repurchase stock, such repurchases could impact the market price of Common Stock.

     Any stock repurchases will be subject to the determination of the Board of Directors that both the Company and the Association will be capitalized in excess of all applicable regulatory requirements after any such repurchases and that such capital will be adequate, taking into account, among other things, the level of non-performing and other risk assets, the Company's and the Association's current and projected results of operations and asset/liability structure, the economic environment, tax and other considerations. See "The Conversion-- Certain Restrictions on Purchase or Transfer of Shares After Conversion."

     Additionally, in connection with the Conversion, the Company and Association have committed to the OTS that during the one-year period following the completion of the Conversion, the Company will not make any distribution to stockholders that, for federal tax purposes, would be treated as a return of capital without prior approval of the OTS.

                                DIVIDEND POLICY

     Upon Conversion, the Board of Directors of the Company will have the authority to declare dividends on the Common Stock, subject to statutory and regulatory requirements. In the future, the Board of Directors intends to consider a policy of paying cash or stock dividends on the Common Stock. However, no decision has been made with respect to the payment of dividends. Declarations of dividends by the Board of Directors, if any, will depend upon a number of factors, including the amount of net proceeds retained by the Company in the Conversion, investment opportunities available to the Company or the Association, capital requirements, regulatory limitations, the Company's and the Association's financial condition and results of operations, tax considerations and general economic conditions. No assurances can be given, however, that any dividends will be paid or, if commenced, will continue to be paid.

     The Association will not be permitted to pay dividends to the Company on its capital stock if its stockholders' equity would be reduced below the amount required for the liquidation account. See "The Conversion-- Liquidation Rights." New Jersey law provides that dividends may be paid by the Association only out of net income, earned surplus or undivided profits. For information concerning federal regulations which apply to the Association in determining the amount of proceeds which may be retained by the Company and regarding a savings institution's ability to make capital distributions, including payment of dividends to its holding company, see "Federal and State Taxation--Federal Taxation" and "Regulation--Federal Regulation of Savings Institutions-- Limitation on Capital Distributions."

     Unlike the Association, the Company is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders, although the source of such dividends will be dependent on the net proceeds retained by the Company and earnings thereon and may be dependent, in part, upon dividends from the Association. The Company is subject, however, to the requirements of Delaware law, which generally limits dividends to an amount equal to the excess of the net assets of the Company (the amount by which total assets exceed total liabilities) over its statutory capital (generally defined as the aggregate par value of the outstanding shares of the Company's capital stock having a par value plus the amount of the consideration paid for shares of the Company's capital stock without par value) or, if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.

     Additionally, in connection with the Conversion, the Company and Association have committed to the OTS that during the one-year period following the consummation of the Conversion, the Company will not make any distribution to stockholders that, for federal tax purposes, would be treated as a return of capital without prior approval of the OTS.

                          MARKET FOR THE COMMON STOCK

     The Company and Association have not previously issued capital stock and, consequently, there is no established market for the Common Stock. The Company has received conditional approval to have its Common Stock quoted on the Nasdaq under the symbol "SJFC" upon completion of the Conversion. Such approval is subject to various conditions, including completion of the Conversion and the presence of at least two registered and active market makers. The Company will seek to encourage and assist at least two market makers to make a market in its Common Stock. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities to those quoted prices, subject to various securities laws and other regulatory requirements. There can be no assurance that the Common Stock will be able to meet the applicable listing criteria in order to maintain its quotation on the Nasdaq or that an active and liquid trading market will develop or, if developed, will be maintained. A public market having the desirable characteristics of depth, liquidity and orderliness, however, depends upon the presence in the marketplace of both willing buyers and sellers of Common Stock at any given time, which is not within the control of the Company. No assurance can be given that an investor will be able to resell the Common Stock at or above the purchase price of the Common Stock after the Conversion. See "Risk Factors - Absence of Market for Our Common Stock."

                                 CAPITALIZATION

     The following table presents the unaudited historical capitalization of the Association at July 31, 1998, and the pro forma consolidated capitalization of the Company after giving effect to the Conversion, including the issuance of shares to the Foundation, based upon the sale of the number of shares indicated in the table and the other assumptions set forth under "Pro Forma Data."

                                                              COMPANY PRO FORMA BASED UPON SALE AT $10.00 PER SHARE
                                                     ------------------------------------------------------------------------
                                                                     2,796,500     3,290,000     3,783,500       4,351,025
                                                                      SHARES        SHARES        SHARES          SHARES
                                                                     (MINIMUM     (MIDPOINT      (MAXIMUM       (15% ABOVE
                                                                        OF            OF            OF           MAXIMUM
                                                     ASSOCIATION     ESTIMATED    ESTIMATED      ESTIMATED     OF ESTIMATED
                                                     HISTORICAL    PRICE RANGE)  PRICE RANGE)  PRICE RANGE)  PRICE RANGE) (1)
                                                     -----------   ------------  ------------  ------------  ----------------
                                                                                (IN THOUSANDS)
Borrowings:
  Deposits (2).....................................   $ 231,156      $ 231,156    $ 231,156     $ 231,156       $ 231,156
  FHLB advances....................................         176            176          176           176             176
                                                      ---------      ---------    ---------     ---------       ---------
    Total..........................................   $ 231,332      $ 231,332    $ 231,332     $ 231,332       $ 231,332
                                                      =========      =========    =========     =========       =========
Stockholders' equity:
  Preferred Stock, $.01 par value, 1,000,000
    shares authorized; none to be issued...........   $      --      $      --    $      --     $      --       $      --
  Common Stock, $.01 par value, 14,000,000
    shares authorized; shares to be issued
    as reflected...................................          --             30           36            41              47
  Additional paid-in capital(3)....................          --         26,778       31,651        36,525          42,129
  Retained earnings(4).............................      26,026         26,026       26,026        26,026          26,026
  Less:  Expense of contribution to the
           Foundation, net of taxes(5).............          --         (1,432)      (1,684)       (1,937)         (2,228)
  Plus:  Shares issued to the Foundation...........          --          2,237        2,632         3,027           3,481
  Less:  Common Stock acquired by the ESOP(6)......          --         (2,416)      (2,843)       (3,269)         (3,759)
  Less:  Common Stock acquired by
           the Stock-Based Incentive Plan (7)......          --         (1,208)      (1,421)       (1,634)         (1,880)
                                                      ---------      ---------    ---------     ---------       ---------
      Total stockholders' equity...................   $  26,026      $  50,015    $  54,397     $  58,779       $  63,816
                                                      =========      =========    =========     =========       =========

___________________________________
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the Subscription and Community Offerings.
(2) Does not reflect withdrawals from deposit accounts for the purchase of Common Stock in the Conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3) No effect has been given to the issuance of additional shares of Common Stock to the Foundation at a value of $10.00 per share or to the issuance of additional shares for option grants under the Stock-Based Incentive Plan intended to be adopted by the Company. An amount equal to 10% of the shares of Common Stock sold in the Conversion and issued to the Foundation, will be reserved for issuance upon the exercise of options to be granted under the Stock-Based Incentive Plan. See "Risk Factors--Stock-Based Benefits to Management and Directors, Employment Contracts and Change in Control Payments--Stock-Based Incentive Plan," Footnote 6 to the tables under "Pro Forma Data" and "Management of the Association--Other Benefit Plans."
(4) The retained earnings of the Association will be substantially restricted after the Conversion. See "The Conversion--Liquidation Rights" and "Regulation--Federal Regulation of Savings Institutions--Limitations on Capital Distributions."
(5) Represents the value of the contribution of Common Stock to the Foundation at $10.00 per share reduced by the associated tax benefit of $805,000, $948,000, $1.1 million and $1.3 million at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. The realization of the federal tax benefit is limited annually to 10% of the Company's annual taxable income, subject to the ability of the Company to carry forward any unused portion of the deduction for five years following the year in which the contribution is made. For state income tax purposes, the Company will be able to deduct the contribution and to carry forward any unused portion of the deduction for a five-year period following the year in which the contribution is initially made. Such deductions by the Company for New Jersey income tax purposes can be utilized only if the Company generates sufficient state taxable income on an unconsolidated basis, and also are subject to the limitation of 10% of unconsolidated income of the Company.
(6) Assumes that 8% of the shares sold in connection with the Conversion and issued to the Foundation, will be purchased by the ESOP and that the funds used to acquire such shares will be borrowed from the Company. The Common Stock acquired by the ESOP is reflected as a reduction of stockholders' equity. See "Management of the Association--Other Benefit Plans--Employee Stock Ownership Plan and Trust."
(7) Assumes an amount equal to 4% of the shares of Common Stock sold in the Conversion and issued to the Foundation, is purchased by the Stock-Based Incentive Plan through open market purchases at the Purchase Price of $10.00 per share. The Common Stock purchased by the Stock-Based Incentive Plan is reflected as a reduction of stockholders' equity. See "Risk Factors --Stock-Based Benefits to Management and Directors, Employment Contracts and Change in Control Payments--Stock-Based Incentive Plan," Footnote 3 to the tables under "Pro Forma Data" and "Management of the Association--Other Benefit Plans."

                                PRO FORMA DATA

     The actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. However, net proceeds are currently estimated to be between $26.8 million and $36.6 million (or
$42.1 million in the event the Estimated Price Range is increased by 15%) based upon the following assumptions: (i) 100% of the shares of Common Stock will be sold in the Subscription Offering to Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders; (ii) directors, officers and employees of the Association and members of their immediate families (collectively, "Insiders") will purchase an aggregate of $1.0 million of Common Stock and the ESOP will purchase 8% of the Common Stock sold in connection with the Conversion and issued to the Foundation; (iii) Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") will receive a fee equal to 1.25% of the aggregate Purchase Price of shares sold in the Subscription and Community Offerings, excluding shares purchased by directors, officers, employees and any immediate family member thereof and the ESOP for which Sandler O'Neill will not receive a fee; and
(iv) Conversion expenses, excluding the marketing fees paid to Sandler O'Neill, will be approximately $850,000. Actual Conversion expenses may vary from those estimated.

     Pro forma consolidated net income of the Company for the seven months ended July 31, 1998 and for the year ended December 31, 1997, has been calculated as if the Common Stock had been sold at the beginning of the respective periods and the net proceeds had been invested at 5.37% (the one year U.S. Treasury bill rate as of July 31, 1998). The calculations have been based on the one year Treasury rate, as opposed to the arithmetic average of the Association's average yield on all interest-earning assets and average rate paid on deposits as contemplated by OTS regulations, because the Association will initially invest the proceeds in shorter term assets at a lower yield, although it will seek to more efficiently invest the proceeds over time. The tables below do not reflect the effect of withdrawals from deposit accounts for the purchase of Common Stock or the effect of any possible use of the net Conversion proceeds. The pro forma after-tax yields for the Company and the Association are assumed to be 3.44% for both the seven months ended July 31, 1998 and for the year ended December 31, 1997 based on an effective tax rate of 36%. Historical and pro forma net earnings per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock issued, as adjusted to give effect to the purchase of shares by the ESOP and the issuance of shares to the Foundation. Historical and pro forma stockholders' equity per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock issued. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds.

     The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders' equity represents the difference between the stated amount of assets and liabilities of the Company. The pro forma consolidated stockholders' equity is not intended to represent the fair market value of the Common Stock and may be stated in an amount greater than amounts that would be available for distribution to stockholders in the event of liquidation.

  The following tables summarize historical data of the Association and pro forma data of the Company on a consolidated basis at or for the seven months ended July 31, 1998 and at or for the year ended December 31, 1997, based on the assumptions set forth above and in the table and should not be used as a basis for projections of market value of the Common Stock following the Conversion. The tables below give effect to Stock Awards reserved for grant under the Stock-Based Incentive Plan, which is expected to be adopted by the Company following the Conversion. See Footnote 3 to the tables and "Management of the Association--Other Benefit Plans." No effect has been given in the tables to the possible issuance of additional shares of Common Stock upon the exercise of stock options to be granted under the Stock-Based Incentive Plan, nor does book value give any effect to the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders or, in the event of liquidation of the Association, to the tax effect of the bad debt reserve and other factors. See Footnote 6 to the tables below, "The Conversion--Liquidation Rights" and "Management of the Association--Other Benefit Plans." THE FOLLOWING TABLES ASSUME THAT THE FOUNDATION IS APPROVED AS PART OF THE CONVERSION AND THEREFORE GIVE EFFECT TO THE ISSUANCE OF AUTHORIZED BUT UNISSUED SHARES OF THE COMPANY'S COMMON STOCK TO THE FOUNDATION CONCURRENTLY WITH THE COMPLETION OF THE CONVERSION. THE VALUATION RANGE (THE AGGREGATE ESTIMATED PRO FORMA MARKET VALUE OF THE COMMON STOCK BEING OFFERED FOR SALE, WHICH RANGES FROM $28.0 MILLION TO $37.8 MILLION, WITH A MIDPOINT OF $32.9 MILLION), AS SET FORTH HEREIN AND IN THE TABLES BELOW, TAKES INTO ACCOUNT THE DILUTIVE IMPACT OF THE ISSUANCE OF SHARES TO THE FOUNDATION.

                                                                  AT OR FOR THE SEVEN MONTHS ENDED JULY 31, 1998
                                                       --------------------------------------------------------------------
                                                                                                               4,351,025
                                                          2,796,500         3,290,000        3,783,500      SHARES SOLD AT
                                                           SHARES        SHARES SOLD AT   SHARES SOLD AT        $10.00
                                                       SOLD AT $10.00        $10.00           $10.00        PER SHARE (15%
                                                          PER SHARE        PER SHARE        PER SHARE            ABOVE
                                                          (MINIMUM         (MIDPOINT        (MAXIMUM            MAXIMUM
                                                        OF ESTIMATED      OF ESTIMATED     OF ESTIMATED      OF ESTIMATED
                                                        PRICE RANGE)      PRICE RANGE)     PRICE RANGE)    PRICE RANGE) (8)
                                                       --------------   ---------------   --------------   ----------------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Gross Proceeds......................................      $   27,965       $   32,900       $   37,835        $   43,510
Plus:  Shares issued to Foundation (equal to
        8% of  the stock sold in the Conversion.....           2,237            2,632            3,027             3,481
                                                          ----------       ----------       ----------        ----------
Pro forma market capitalization.....................      $   30,202       $   35,532       $   40,862        $   46,991
                                                          ==========       ==========       ==========        ==========
Gross proceeds......................................      $   27,965       $   32,900       $   37,835        $   43,510
Less:  Offering expenses and commissions............          (1,157)          (1,213)          (1,269)           (1,334)
                                                          ----------       ----------       ----------        ----------
Estimated net proceeds..............................          26,808           31,687           36,556            42,176
Less:  Common Stock purchased by ESOP...............          (2,416)          (2,843)          (3,269)           (3,759)
       Common Stock purchased by Stock-Based
       Incentive Plan...............................          (1,208)          (1,421)          (1,634)           (1,880)
                                                          ----------       ----------       ----------        ----------
 Estimated net proceeds, as adjusted................      $   23,184       $   27,423       $   31,663        $   36,537
                                                          ==========       ==========       ==========        ==========
Consolidated net earnings (1):
 Historical.........................................      $    1,337       $    1,337       $    1,337        $    1,337
 Pro forma earnings on net proceeds.................             465              550              635               733
 Less:  Pro forma ESOP adjustment (2)...............             (60)             (71)             (81)              (94)
        Pro forma Stock-Based Incentive Plan
         adjustment (3).............................             (90)            (106)            (122)             (140)
                                                          ----------       ----------       ----------        ----------
        Pro forma net earnings......................      $    1,652       $    1,710       $    1,769        $    1,836
                                                          ==========       ==========       ==========        ==========

Per share net earnings (1):
 Historical.........................................      $     0.48       $     0.41       $     0.35        $     0.31
 Pro forma earnings on net proceeds.................            0.17             0.17             0.17              0.17
 Less:  Pro forma ESOP adjustment (2)...............           (0.02)           (0.02)           (0.02)            (0.02)
        Pro forma Stock-Based Incentive Plan
         adjustment (3).............................           (0.03)           (0.03)           (0.03)            (0.03)
                                                          ----------       ----------       ----------        ----------
        Pro forma net earnings per share(4).........      $     0.60       $     0.53       $     0.47        $     0.43
                                                          ==========       ==========       ==========        ==========
Stockholders' equity:
 Historical.........................................      $   26,026       $   26,026       $   26,026        $   26,026
 Estimated net proceeds.............................          26,808           31,687           36,566            42,176
 Plus:  Shares issued to Foundation.................           2,237            2,632            3,027             3,481
   Less:  After tax cost of Foundation (5)..........          (1,432)          (1,684)          (1,937)           (2,228)
          Common Stock acquired by ESOP (2).........          (2,416)          (2,843)          (3,269)           (3,759)
          Common Stock acquired by Stock-Based
           Incentive Plan (3).......................          (1,208)          (1,421)          (1,634)           (1,880)
                                                          ----------       ----------       ----------        ----------
     Pro forma stockholders' equity (3)(5)(6)(7)....      $   50,015       $   54,397       $   58,779        $   63,816
                                                          ==========       ==========       ==========        ==========
Stockholders' equity per share:
 Historical.........................................      $     8.62       $     7.32       $     6.37        $     5.54
 Estimated net proceeds.............................            8.88             8.92             8.95              8.98
 Plus:  Shares issued to the Foundation.............            0.74             0.74             0.74              0.74
 Less:  After tax cost of Foundation (5)............           (0.47)           (0.47)           (0.47)            (0.47)
        Common Stock acquired by ESOP (2)...........           (0.80)           (0.80)           (0.80)            (0.80)
        Common Stock acquired by Stock-Based
         Incentive Plan (3).........................           (0.40)           (0.40)           (0.40)            (0.40)
                                                          ----------       ----------       ----------        ----------
   Pro forma stockholders' equity
    per share (3)(5)(6)(7)..........................      $    16.57       $    15.31       $    14.39        $    13.59
                                                          ==========       ==========       ==========        ==========
Offering price as a percentage of pro forma
  stockholders' equity per share....................           60.35%           65.32%           69.49%            73.58%
Offering price to pro forma net earnings per share
  (annualized)......................................            9.72x           11.01x           12.41x            13.57x

                                                        (footnotes on next page)

___________________________

(1) Does not give effect to the non-recurring expense that is expected to be recognized in 1999 if the establishment of the Foundation is approved. In that event, the Company will recognize an after-tax expense for the amount of the contribution to the Foundation which is expected to be $1.4 million, $1.7 million, $1.9 million, and $2.2 million at the minimum, midpoint, maximum, and 15% above the maximum of the Estimated Price Range, respectively. In addition, assuming that the contribution to the Foundation was expensed during the seven month period ended July 31, 1998, pro forma net earnings (loss) per share would be $0.09, $0.02, ($0.04) and ($0.08) at each of the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively.

(2) It is assumed that 8% of the shares of Common Stock sold in the Conversion and issued to the Foundation, will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from the Company. The amount to be borrowed is reflected as a reduction of stockholders' equity. The Association intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The Association's total annual payment of the ESOP debt is based upon 15 equal annual installments of principal, with an assumed interest rate at 8.5%. The pro forma net earnings assume: (i) that the Association's contribution to the ESOP is equivalent to the debt service requirement for the seven months ended July 31, 1998, and was made at the end of the period; (ii) that 9,397, 11,055, 12,713 and 14,620 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, were committed to be released during the seven months ended July 31, 1998 at an average fair value of $10.00 per share in accordance with Statement of Position ("SOP") 93-6; and
     (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. See "Management of the Association-- Other Benefit Plans--Employee Stock Ownership Plan."

(3) Gives effect to the Stock Awards available for grant under the Stock-Based Incentive Plan expected to be adopted by the Company following the Conversion and presented for approval at a meeting of stockholders. The Stock-Based Incentive Plan intends to acquire an amount of Common Stock equal to 4% of the shares of Common Stock sold in the Conversion and issued to the Foundation, or 120,808, 142,128, 163,447 and 187,964 shares of
     Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, either through open market purchases, if permissible, or from authorized but unissued shares of Common Stock or treasury stock of the Company, if any. Funds used by the Stock-Based Incentive Plan to purchase the shares will be contributed to the Stock-Based Incentive Plan by the Company. In calculating the pro forma effect of the Stock-Based Incentive Plan, it is assumed that the shares were acquired by the Stock-Based Incentive Plan at the beginning of the period presented in open market purchases at the Purchase Price and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of the Company's Common Stock to the Stock-Based Incentive Plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 3.8% and pro forma net earnings per share would be $0.58, $0.57, $0.46 and $0.41 at the minimum, midpoint, maximum, and 15% above the maximum of the range, respectively, and pro forma stockholders' equity per share would be $15.92, $14.72, $13.83 and $13.06 at the minimum, midpoint, maximum, and 15% above the maximum of the range, respectively. There can be no assurance that stockholder approval of the Stock-Based Incentive Plan will be obtained, or that the actual purchase price of the shares will be equal to the Purchase Price. See "Management of the Association--Other Benefit Plans."

(4) Pro forma net earnings per share is the same for both the basic and diluted presentations.

(5)  Assumes a combined federal and state effective income tax rate of 36%.

(6) No effect has been given to the issuance of additional shares of Common Stock upon the exercise of options to be granted under the Stock-Based Incentive Plan. An amount equal to 10% of the Common Stock sold in the Conversion and issued to the Foundation, or 302,022, 355,320, 408,618 and 469,910 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock-Based Incentive Plan. The issuance of Common Stock pursuant to the exercise of options under the Stock-Based Incentive Plan will result in the dilution of existing stockholders' interests. Assuming all options were exercised at the end of the period at an exercise price of $10.00 per share, the pro forma net earnings per share would be $0.53, $0.47, $0.42 and $0.38, respectively, and the pro forma stockholders' equity per share would be $15.96, $14.83, $13.99 and $13.26, respectively. See "Management of the Association--Other Benefit Plans."

(7) The retained earnings of the Association will continue to be substantially restricted after the Conversion. See "Dividend Policy," "The Conversion-- Liquidation Rights" and "Regulation--Federal Regulation of Savings Institutions--Limitation on Capital Distributions."

(8) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the Subscription and Community Offerings.

                                                               AT OR FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997
                                                       --------------------------------------------------------------------
                                                                                                               4,351,025
                                                          2,796,500         3,290,000        3,783,500      SHARES SOLD AT
                                                           SHARES        SHARES SOLD AT   SHARES SOLD AT        $10.00
                                                       SOLD AT $10.00        $10.00           $10.00        PER SHARE (15%
                                                          PER SHARE        PER SHARE        PER SHARE            ABOVE
                                                          (MINIMUM         (MIDPOINT        (MAXIMUM            MAXIMUM
                                                        OF ESTIMATED      OF ESTIMATED     OF ESTIMATED      OF ESTIMATED
                                                        PRICE RANGE)      PRICE RANGE)     PRICE RANGE)    PRICE RANGE) (8)
                                                       --------------   ---------------   --------------   ----------------
                                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Gross Proceeds.......................................     $   27,965       $   32,900       $   37,835        $   43,510
Plus:  Shares issued to Foundation (equal to
         8% of  the stock sold in the Conversion.....          2,237            2,632            3,027             3,481
                                                          ----------       ----------       ----------        ----------
Pro forma market capitalization......................     $   30,202       $   35,532       $   40,862        $   46,991
                                                          ==========       ==========       ==========        ==========
Gross proceeds.......................................     $   27,965       $   32,900       $   37,835        $   43,510
Less:  Offering expenses and commissions.............         (1,157)          (1,213)          (1,269)           (1,334)
                                                          ----------       ----------       ----------        ----------
Estimated net proceeds...............................         26,808           31,687           36,556            42,176
Less:  Common Stock purchased by ESOP................         (2,416)          (2,843)          (3,269)           (3,759)
       Common Stock purchased by Stock-Based
         Incentive Plan..............................         (1,218)          (1,421)          (1,634)           (1,880)
                                                          ----------       ----------       ----------        ----------
 Estimated net proceeds, as adjusted.................     $   23,184       $   27,423       $   31,663        $   36,537
                                                          ==========       ==========       ==========        ==========
Consolidated net earnings (1):
 Historical..........................................     $    2,266       $    2,266       $    2,266        $    2,266
 Pro forma earnings on net proceeds..................            798              943            1,089             1,257
 Less:  Pro forma ESOP adjustment (2)................           (103)            (121)            (139)             (160)
        Pro forma Stock-Based Incentive Plan
          adjustment (3).............................           (155)            (182)            (209)             (241)
                                                          ----------       ----------       ----------        ----------
   Pro forma net earnings............................     $    2,806       $    2,906       $    3,007        $    3,122
                                                          ==========       ==========       ==========        ==========
Per share net earnings (1):
 Historical..........................................     $     0.81       $     0.69       $     0.60        $     0.52
 Pro forma earnings on net proceeds..................           0.29             0.29             0.29              0.29
 Less:  Pro forma ESOP adjustment (2)................          (0.04)           (0.04)           (0.04)            (0.04)
        Pro forma Stock-Based Incentive Plan
          adjustment (3).............................          (0.06)           (0.06)           (0.06)            (0.06)
                                                          ----------       ----------       ----------        ----------
   Pro forma net earnings per share (4)..............     $     1.00       $     0.88       $     0.79        $     0.71
                                                          ==========       ==========       ==========        ==========
Stockholders' equity:
 Historical..........................................     $   24,689       $   24,689       $   24,689        $   24,689
 Estimated net proceeds..............................         26,808           31,687           36,566            42,176
 Plus:  Shares issued to Foundation..................          2,237            2,632            3,027             3,481
   Less:  After tax cost of Foundation (5)...........         (1,432)          (1,684)          (1,937)           (2,228)
          Common Stock acquired by ESOP (2)..........         (2,416)          (2,843)          (3,269)           (3,759)
          Common Stock acquired by Stock-Based
            Incentive Plan (3).......................         (1,208)          (1,421)          (1,634)           (1,880)
                                                          ----------       ----------       ----------        ----------
     Pro forma stockholders' equity (3)(5)(6)(7).....     $   48,678       $   53,060       $   57,442        $   62,479
                                                          ==========       ==========       ==========        ==========
Stockholders' equity per share:
 Historical..........................................     $     8.17       $     6.95       $     6.04        $     5.25
 Estimated net proceeds..............................           8.88             8.92             8.95              8.98
 Plus:  Shares issued to the Foundation..............           0.74             0.74             0.74              0.74
 Less:  After tax cost of Foundation (5).............          (0.47)           (0.47)           (0.47)            (0.47)
        Common Stock acquired by ESOP (2)............          (0.80)           (0.80)           (0.80)            (0.80)
        Common Stock acquired by Stock-Based
          Incentive Plan (3).........................          (0.40)           (0.40)           (0.40)            (0.40)
                                                          ----------       ----------       ----------        ----------

   Pro forma stockholders' equity
    per share (3)(5)(6)(7)...........................     $    16.12       $    14.94       $    14.06        $    13.30
                                                          ==========       ==========       ==========        ==========

Offering price as a percentage of pro forma
  stockholders' equity per share.....................          62.03%           66.93%           71.12%            75.19%

Offering price to pro forma net earnings per share...          10.00x           11.36x           12.66x            14.08x

                                                        (footnotes on next page)

(1) Does not give effect to the non-recurring expense that is expected to be recognized in 1999 if the establishment of the Foundation is approved. In that event, the Company will recognize an after-tax expense for the amount of the contribution to the Foundation which is expected to be $1.4 million, $1.7 million, $1.9 million, and $2.2 million at the minimum, midpoint, maximum, and 15% above the maximum of the Estimated Price Range, respectively.

(2) It is assumed that 8% of the shares of Common Stock sold in the Conversion and issued to the Foundation, will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from the Company. The amount to be borrowed is reflected as a reduction of stockholders' equity. The Association intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The Association's total annual payment of the ESOP debt is based upon 15 equal annual installments of principal, with an assumed interest rate at 8.5%. The pro forma net earnings assume: (i) that the Association's contribution to the ESOP is equivalent to the debt service requirement for the year ended December 31, 1997, and was made at the end of the period; (ii) that 16,109, 18,951, 21,794 and 25,063 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, were committed to be released during the year ended December 31, 1997 at an average fair value of $10.00 per share in accordance with Statement of Position ("SOP") 93-6; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. See "Management of the Association-- Other Benefit Plans--Employee Stock Ownership Plan."

(3) Gives effect to the Stock Awards available for grant under the Stock-Based Incentive Plan expected to be adopted by the Company following the Conversion and presented for approval at a meeting of stockholders. The Stock-Based Incentive Plan intends to acquire an amount of Common Stock equal to 4% of the shares of Common Stock sold in the Conversion and issued to the Foundation, or 120,808, 142,128, 163,447 and 187,964 shares of
     Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, either through open market purchases, if permissible, or from authorized but unissued shares of Common Stock or treasury stock of the Company, if any. Funds used by the Stock-Based Incentive Plan to purchase the shares will be contributed to the Stock-Based Incentive Plan by the Company. In calculating the pro forma effect of the Stock-Based Incentive Plan, it is assumed that the shares were acquired by the Stock-Based Incentive Plan at the beginning of the period presented in open market purchases at the Purchase Price and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of the Company's Common Stock to the Stock-Based Incentive Plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 3.8% and pro forma net earnings per share would be $0.98, $0.86, $0.78 and $0.70 at the minimum, midpoint, maximum, and 15% above the maximum of the range, respectively, and pro forma stockholders' equity per share would be $15.50, $14.36, $13.52 and $12.78 at the minimum, midpoint, maximum, and 15% above the maximum of the range, respectively. There can be no assurance that stockholder approval of the Stock-Based Incentive Plan will be obtained, or that the actual purchase price of the shares will be equal to the Purchase Price. See "Management of the Association--Other Benefit Plans."

(4) Pro forma net earnings per share is the same for both the basic and diluted presentations.

(5)  Assumes a combined federal and state effective income tax rate of 36%.

(6) No effect has been given to the issuance of additional shares of Common Stock upon the exercise of options to be granted under the Stock-Based Incentive Plan. An amount equal to 10% of the Common Stock sold in the Conversion and issued to the Foundation, or 302,022, 355,320, 408,618, and 469,910 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock-Based Incentive Plan. The issuance of Common Stock pursuant to the exercise of options under the Stock-Based Incentive Plan will result in the dilution of existing stockholders' interests. Assuming all options were exercised at the end of the period at an exercise price of $10.00 per share, the pro forma net earnings per share would be $0.91, $0.80, $0.72 and $0.85, respectively, and the pro forma stockholders' equity per share would be $15.56, $14.48, $13.69 and $13.00, respectively. See "Management of the Association--Other Benefit Plans."

(7) The retained earnings of the Association will continue to be substantially restricted after the Conversion. See "Dividend Policy," "The Conversion-- Liquidation Rights" and "Regulation--Federal Regulation of Savings Institutions--Limitation on Capital Distributions."

(8) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the Subscription and Community Offerings.

                          COMPARISON OF VALUATION AND
                    PRO FORMA INFORMATION WITH NO FOUNDATION

     In the event that the Foundation was not being established as part of the Conversion, FinPro has estimated that the pro forma market capitalization of the Association would be approximately $38.0 million, at the midpoint, which is approximately $2.5 million greater than the pro forma market capitalization of the Association if the Foundation is approved by members of the Association and would result in approximately a $5.1 million increase, or 15.5%, in the amount of Common Stock offered for sale in the Conversion. The pro forma price to book ratio and pro forma price to earnings ratio would be approximately the same under both the current appraisal and the estimate of the value of the Company without the Foundation. Further, assuming the midpoint of the Estimated Price Range, pro forma stockholders' equity per share and pro forma earnings per share would be substantially the same with the Foundation as without the Foundation. In this regard, pro forma stockholders' equity per share and pro forma net income per share would be $15.31 and $0.51, respectively, at the midpoint of the estimate, assuming no Foundation, and $15.31 and $0.53, respectively, with the Foundation. The pro forma price to book ratio and the pro forma price to earnings ratio are 65.32% and 11.44x, respectively, at the midpoint of the estimate, assuming no Foundation and are 65.32% and 11.01x, respectively, with the Foundation. This estimate by FinPro was prepared at the request of the OTS and is solely for purposes of providing members with sufficient information with which to make an informed decision on the Foundation. There is no assurance that in the event the Foundation is not approved at the special meeting of members that the appraisal prepared at that time would conclude that the pro forma market value of the Company would be the same as that estimated herein. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

     For comparative purposes only, set forth below are pricing ratios and financial data and ratios, at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Price Range, assuming the Conversion was completed at July 31, 1998, using the assumptions set forth in "Pro Forma Data."

                                                                                                             AT THE  MAXIMUM,
                                      AT THE MINIMUM         AT THE MIDPOINT          AT THE MAXIMUM           AS ADJUSTED
                                  ----------------------  ----------------------  ----------------------  ----------------------
                                     WITH         NO         WITH         NO         WITH         NO         WITH         NO
                                  FOUNDATION  FOUNDATION  FOUNDATION  FOUNDATION  FOUNDATION  FOUNDATION  FOUNDATION  FOUNDATION
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                                      (DOLLARS IN THOUSANDS)
Estimated offering amount.......  $ 27,965     $ 32,300    $ 32,900    $ 38,000    $ 37,835    $ 43,700    $ 43,510    $ 50,255
Pro forma market
 capitalization.................    30,202       32,300      35,532      38,000      40,862      43,700      46,991      50,255
Pro forma total assets..........   283,698      286,924     288,080     291,875     292,462     296,825     297,499     302,519
Pro forma total liabilities.....   233,683      233,683     233,683     233,683     233,683     233,683     233,683     233,683
Pro forma stockholders'
 equity.........................    50,015       53,241      54,397      58,192      58,779      63,142      63,816      68,836
Pro forma consolidated net
  earnings......................     1,652        1,723       1,710       1,793       1,769       1,864       1,836       1,946
Pro forma stockholders'
 equity per share...............     16.57        16.49       15.31       15.31       14.39       14.45       13.59       13.70
Pro forma consolidated net
  earnings per share............      0.60         0.58        0.53        0.51        0.47        0.46        0.43        0.43
Pro Forma Pricing Ratios:
 Offering Price as a
  percentage of pro forma
  stockholders' equity
  per share.....................     60.35%       60.64%      65.32%      65.32%      69.49%      69.20%      73.58%      72.99%
 Offering price to pro
  forma net earnings
  per share (annualized)........      9.72x       10.06x      11.01x      11.44x      12.41x      12.68x      13.57x      13.57x
 Offering price to assets.......     10.65%       11.26%      12.33%      13.02%      13.97%      14.72%      15.80%      16.61%
Pro Forma Financial Ratios:
 Return on Assets...............      1.00%        1.03%       1.02%       1.05%       1.04%       1.08%       1.06%       1.10%
 Return on stockholders'
  equity........................      5.66%        5.55%       5.39%       5.28%       5.16%       5.06%       4.93%       4.85%
 Stockholders' equity to
  assets........................     17.63%       18.56%      18.88%      19.94%      20.10%      21.27%      21.45%      22.75%

                   SOUTH JERSEY SAVINGS AND LOAN ASSOCIATION
                             STATEMENTS OF INCOME

     The following Statements of Income of the Association for the years ended December 31, 1997, 1996 and 1995 have been audited by Deloitte & Touche, LLP, independent auditors, whose report thereon is included elsewhere in this Prospectus. With respect to the information for the seven months ended July 31, 1998 and 1997, which is unaudited, in the opinion of management, all adjustments for a fair presentation of such interim periods have been included and are of a normal recurring nature. Results for the seven months ended July 31, 1998, are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. These Statements of Income should be read in conjunction with the Financial Statements and notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus.

                                          FOR THE SEVEN
                                          MONTHS ENDED
                                             JULY 31,               FOR THE YEAR ENDED DECEMBER 31,
                                        -----------------   -----------------------------------------------
                                          1998      1997      1997      1996      1995      1994      1993
                                        -------   -------   -------   -------   -------   -------   -------
                                                                  (IN THOUSANDS)
Interest income:
   Loans..............................  $ 4,681   $ 4,882   $ 8,323   $ 8,550   $ 8,918   $ 9,077   $ 9,277
   Mortgage-backed securities.........    2,018     1,986     3,434     2,960     2,529     2,303     3,046
   Investment securities:
      Taxable.........................    3,894     3,307     5,849     5,446     4,709     3,966     3,267
      Non-taxable.....................       --        --        --        --        16        21        25
                                        -------   -------   -------   -------   -------   -------   -------
         Total interest income........   10,593    10,175    17,606    16,956    16,172    15,367    15,615
Interest expense:
   Deposits...........................    5,665     5,368     9,318     9,118     8,579     7,413     7,564
   FHLB advances and other............        7         7        12        12        12        12        12
                                        -------   -------   -------   -------   -------   -------   -------
         Total interest expense.......    5,672     5,375     9,330     9,130     8,591     7,425     7,576
                                        -------   -------   -------   -------   -------   -------   -------
Net interest income...................    4,921     4,800     8,276     7,826     7,581     7,942     8,039
Provision for loan losses.............      175       233       400       180       180       300       400
                                        -------   -------   -------   -------   -------   -------   -------
Net interest income after provision
   for loan losses....................    4,746     4,567     7,876     7,646     7,401     7,642     7,639
Noninterest Income:
   Service charges and other fees.....      350       356       623       669       605       639       724
   Gain (loss) on sale of:
      Real estate owned...............       --        --       (14)       --        16        12         6
      Loans...........................       --        --        --        --         9        12        --
      Other...........................        5         8        14        13        23        17        14
                                        -------   -------   -------   -------   -------   -------   -------
         Total noninterest income.....      355       364       623       682       653       680       744
Noninterest expense:
   Personnel..........................    1,845     1,736     2,977     2,920     2,717     2,711     2,481
   Fixed asset........................      425       413       723       669       600       623       530
   Federal deposit insurance..........       80        81       138       456       463       461       407
   SAIF assessment....................       --        --        --     1,314        --        --        --
   Service bureau.....................      206       194       327       326       316       305       300
   Advertising........................       40        33        55        76        72        52        52
   Other..............................      416       445       740       757       742       724       736
                                        -------   -------   -------   -------   -------   -------   -------
         Total noninterest expense....    3,012     2,902     4,960     6,518     4,910     4,876     4,506
                                        -------   -------   -------   -------   -------   -------   -------
Income before income taxes............    2,089     2,029     3,539     1,810     3,144     3,446     3,877
Income taxes..........................      752       730     1,273       654     1,120     1,257     1,572
                                        -------   -------   -------   -------   -------   -------   -------
Net income............................  $ 1,337   $ 1,299   $ 2,266   $ 1,156   $ 2,024   $ 2,189   $ 2,305
                                        =======   =======   =======   =======   =======   =======   =======

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company has only recently been formed and, accordingly, has no results of operations. The Association's results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan and investment portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the Association's provision for loan losses, security sales activities, service charges and other fee income, and noninterest expense. The Association's noninterest expense principally consists of compensation and employee benefits, office occupancy and equipment expense, federal deposit insurance premiums, data processing, advertising and business promotion and other expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.

FORWARD-LOOKING STATEMENTS

     This Prospectus contains forward-looking statements which are based on assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake -- and specifically disclaims any obligation -- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

MANAGEMENT STRATEGY

     The Association operates as a family and consumer-oriented community savings and loan association, offering traditional savings deposit and loan products to its local community. In recent years, the Association's strategy has been to maintain profitability while managing its equity position and limiting its credit and interest rate risk exposure. To accomplish these objectives, the Association has sought to:

     . Control credit risk by emphasizing the origination of single-family, owner-occupied residential mortgage loans and consumer loans, consisting primarily of home equity loans and lines of credit and education loans

     . Offer superior service and competitive rates to increase its core deposit base

     . Invest funds in excess of loan demand in mortgage-backed and investment securities

     .  Control operating expenses

     In recent years, most locally headquartered competitors in the Association's primary market area have been acquired by larger, regional financial institutions, resulting in a reduced presence of local, community-based institutions. The Association believes that this reduction of community-based institutions has created opportunities for the Association, as one of the few remaining locally headquartered financial institutions in its primary market area, to achieve controlled asset growth and moderate geographic expansion. To take advantage of this perceived opportunity, the Association intends to continue its current operating strategy in an effort to enhance its long-term profitability while maintaining a reasonable level of interest rate risk. The Association also intends to enhance its current operating strategy by expanding the products and services it offers, as necessary, in order to improve its market share in its primary market area. In this regard, the Association has begun to offer new IRA deposit products and has recently introduced 24 hour banking by telephone with voice response capabilities. The Association may also seek to expand its lending activities into areas outside of its primary market area. See "Risk Factors -- Low Demand for Mortgage Loans and Diminished Loan Growth."

MANAGEMENT OF INTEREST RATE RISK AND MARKET RISK ANALYSIS

QUALITATIVE INFORMATION ABOUT MARKET RISK

     The principal objective of the Association's interest rate risk management is to evaluate the interest rate risk included in balance sheet accounts, determine the level of risk appropriate given the Association's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with the Association's Interest Rate Risk Management Policy. Through such management, the Association seeks to reduce the vulnerability of its operations to changes in interest rates. The Board of Directors is responsible for reviewing asset/liability policies and interest rate risk position. The Board of Directors reviews the Association's interest rate risk position on a quarterly basis. In connection with such review, the Board evaluates the Association's business activities and strategies, the effect of those strategies on the Association's net interest margin, the market value of the portfolio, and the effect the changes in interest rates will have on the Association's portfolio and exposure limits.
The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of the Association. See "Risk Factors-- Sensitivity to Changes in Interest Rates."

     In recent years, the Association has utilized the following strategies to manage interest rate risk: (1) emphasizing and competitively pricing its adjustable-rate and shorter-term (up to 15 years) fixed-rate loan products in an effort to make those products more attractive to potential borrowers; and (2) investing in shorter-term securities which generally bear lower yields, compared to longer-term investments, but which better position the Association for increases in market interest rates.

QUANTITATIVE INFORMATION ABOUT MARKET RISK

     NET PORTFOLIO VALUE. The Association's interest rate sensitivity is primarily monitored by management through the use of a model which internally generates estimates of the change in the Association's NPV over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The OTS model is based upon data submitted on the Association's quarterly Thrift Financial Reports. See "Regulation--Federal Regulation of Savings Institutions." The following table sets forth the Association's NPV as of June 30, 1998 (the latest NPV analysis prepared by the OTS), as calculated by the OTS.

                                                          NPV AS % OF PRESENT
   CHANGE IN                                                VALUE OF ASSETS
INTEREST RATES           NET PORTFOLIO VALUE              -------------------
IN BASIS POINTS   ---------------------------------        NPV
 (RATE SHOCK)     AMOUNT      $ CHANGE     % CHANGE       RATIO    CHANGE (1)
---------------   -------     ---------    --------       ------   ----------
                       (DOLLARS IN THOUSANDS)
     400          $29,269      $(3,700)       (11)%       11.57%      (84)
     300           30,737       (2,232)        (7)        11.98       (43)
     200           32,092         (877)        (3)        12.34        (7)
     100           33,026           57         --         12.54        13
    Static         32,969           --         --         12.41        --
    (100)          33,107          138         --         12.33        (8)
    (200)          32,681         (288)        (1)        12.07       (34)
    (300)          32,974            5         --         12.04       (37)
    (400)          33,519          550          2         12.09       (32)

___________________________
(1)  Expressed in basis points.

     Shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require the making of assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of the Association's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV table provides an indication of the Association's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Association's net interest income and will differ from actual results.

ANALYSIS OF NET INTEREST INCOME

     Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

     AVERAGE BALANCE SHEETS. The following tables set forth information relating to the Association at and for the seven months ended July 31, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995. The average yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods shown, except where noted otherwise, and reflect annualized yields and costs. Average balances are derived from average monthly balances. The use of average monthly balances rather than average daily balances does not result in any material differences in the following presentation. The yields and costs include fees which are considered adjustments to yields.

                                                                      FOR THE SEVEN MONTHS ENDED JULY 31,
                                                      ------------------------------------------------------------------
                                  AT JULY 31, 1998                  1998                              1997
                                 ------------------   --------------------------------   -------------------------------
                                                                               AVERAGE                           AVERAGE
                                             YIELD/    AVERAGE                  YIELD/    AVERAGE                 YIELD/
                                  BALANCE     RATE     BALANCE     INTEREST      RATE     BALANCE    INTEREST      RATE
                                 ---------   ------   ---------    --------    -------   ---------   --------    -------
                                                                 (DOLLARS IN THOUSANDS)
ASSETS:
INTEREST EARNING ASSETS:
  Loans (1):
    Real estate.................  $ 82,105     7.89%   $ 82,006     $ 3,782      7.91%   $ 85,343     $ 3,944      7.92%
    Consumer....................    17,458     8.55      17,930         899      8.63      18,632         938      8.67
                                  --------             --------     -------              --------     -------
      Total loans...............    99,563     8.01      99,936       4,681      8.06     103,975       4,882      8.06
  Mortgage-backed securities....    48,352     7.35      46,516       2,018      7.44      43,972       1,986      7.74
  Investment securities (2):
    Taxable.....................    88,305     6.74      84,226       3,371      6.86      77,478       2,996      6.63
    Non-taxable (3).............        --       --          --          --        --          --          --        --
  Interest-bearing deposits.....    14,796     6.42      16,208         523      5.55       9,880         311      5.41
                                  --------             --------     -------              --------     -------
      Total interest-earning
        assets..................   251,016     7.34     246,886      10,593      7.36     235,305      10,175      7.42
Noninterest-earning assets......     8,693                7,372                             6,831
                                  --------             --------                          --------
      Total assets..............  $259,709             $254,258                          $242,136
                                  ========             ========                          ========
LIABILITIES AND EQUITY:
INTEREST-BEARING LIABILITIES:
  Deposits......................  $231,156     4.30    $226,907       5,665      4.30    $217,188       5,368      4.26
  FHLB advances.................       176     6.62         176           7      6.61         176           7      6.65
                                  --------             --------     -------              --------     -------
      Total interest-bearing
        liabilities.............   231,332     4.30%    227,083       5,672      4.30     217,364       5,375      4.26
  Noninterest-bearing
    liabilities.................     2,351                1,804                             1,697
                                  --------             --------                          --------
      Total liabilities.........   233,683              228,887                           219,061
  Equity........................    26,026               25,371                            23,075
                                  --------             --------                          --------
      Total liabilities
        and equity..............  $259,709             $254,258                          $242,136
                                  ========             ========                          ========
  Net interest-earning assets...                       $ 19,803                          $ 17,941
                                                       ========                          ========
  Net interest income/interest
    rate spread (4).............               3.04%                $ 4,921      3.06%                $ 4,800      3.16%
                                               ====                 =======      ====                 =======      ====
  Net interest margin as a
    percentage of interest-
    earning assets (5)..........                                       3.40%                             3.48%
                                                                    =======                           =======
  Ratio of interest-earning
    assets to interest-
    bearing liabilities.........    108.51%              108.72%                           108.25%
                                  ========             ========                          ========

_________________________________
(1) Balances are net of deferred loan origination costs, undisbursed proceeds of construction loans in process, and include nonperforming loans.
(2) Includes investment securities held-to-maturity and stock in the FHLB New York.
(3) Interest and Yield/Rate are presented on a taxable equivalent basis using the combined Federal and state income tax marginal rate of 36% for 1995.
(4) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5) Net interest margin represents net interest income as a percentage of average interest-earning assets.

                                                                   FOR THE YEARS ENDED DECEMBER 31,
                                   ------------------------------------------------------------------------------------------------
                                                1997                             1996                             1995
                                   ------------------------------   ------------------------------   ------------------------------
                                                          AVERAGE                          AVERAGE                          AVERAGE
                                    AVERAGE                YIELD/    AVERAGE                YIELD/    AVERAGE                YIELD/
                                    BALANCE    INTEREST     RATE     BALANCE    INTEREST     RATE     BALANCE    INTEREST     RATE
                                   ---------   --------   -------   ---------   --------   -------   ---------   --------   -------
                                                                   (DOLLARS IN THOUSANDS)
ASSETS:
INTEREST EARNING ASSETS:
  Loans (1):
    Real estate..................   $ 84,564    $ 6,705      7.93%   $ 88,209    $ 7,007      7.94%   $ 91,259    $ 7,360     8.06%
    Consumer.....................     18,691      1,618      8.66      17,559      1,543      8.79      17,235      1,558     9.04
                                    --------    -------              --------    -------              --------    -------
      Total loans................    103,255      8,323      8.06     105,768      8,550      8.08     108,494      8,918     8.22
  Mortgage-backed securities.....     44,506      3,434      7.72      37,609      2,960      7.87      31,152      2,529     8.12
  Investment securities (2):
    Taxable......................     78,114      5,244      6.71      77,974      4,941      6.34      69,371      4,122     5.94
    Non-taxable (3)..............         --         --        --          --         --        --         190         25    13.16
   Interest-bearing deposits.....     11,152        605      5.42       9,892        505      5.10      10,689        587     5.49
                                    --------    -------              --------    -------              --------    -------
      Total interest-earning
        assets...................    237,027     17,606      7.43     231,243     16,956      7.33     219,896     16,181     7.35
Noninterest-earning assets.......      7,037                            6,794                            6,798
                                    --------                         --------                         --------
      Total assets...............   $244,064                         $238,037                         $226,694
                                    ========                         ========                         ========
LIABILITIES AND EQUITY:
INTEREST-BEARING LIABILITIES:
  Deposits.......................   $218,553      9,318      4.26    $213,715      9,118      4.27    $204,220      8,579     4.20
  FHLB advances..................        176         12      6.82         176         12      6.82         176         12     6.82
                                    --------    -------              --------    -------              --------    -------
      Total interest-bearing
        liabilities..............    218,729      9,330      4.27     213,891      9,130      4.27     204,396      8,591     4.20
  Noninterest-bearing
    liabilities..................      1,787                            2,171                            2,014
                                    --------                         --------                         --------
      Total liabilities..........    220,516                          216,062                          206,410
  Equity.........................     23,548                           21,975                           20,284
                                    --------                         --------                         --------
      Total liabilities
         and equity..............   $244,064                         $238,037                         $226,694
                                    ========                         ========                         ========
  Net interest-earning assets....   $ 18,298                         $ 17,352                         $ 15,500
                                    ========                         ========                         ========
  Net interest income/
    interest rate spread (4).....               $ 8,276      3.16%               $ 7,826      3.06%               $ 7,590     3.15%
                                                =======      ====                =======      ====                =======    =====
  Net interest margin as a
    percentage of interest-
    earning assets (5)...........                  3.49%                            3.38%                            3.45%
                                                =======                          =======                          =======
  Ratio of interest-earning
    assets to interest-
    bearing liabilities..........     108.37%                          108.11%                          107.58%
                                    ========                         ========                         ========

_________________________________
(1) Balances are net of deferred loan origination costs, undisbursed proceeds of construction loans in process, and include nonperforming loans.
(2) Includes investment securities held-to-maturity and stock in the FHLB New York.
(3) Interest and Yield/Rate are presented on a taxable equivalent basis using the combined Federal and state income tax marginal rate of 36% for 1995.
(4) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5) Net interest margin represents net interest income as a percentage of average interest-earning assets.

     RATE/VOLUME ANALYSIS. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Association's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated on a proportional basis between changes in rate and volume.

                                                                                 YEAR ENDED                     YEAR ENDED
                                                                              DECEMBER 31, 1997              DECEMBER 31, 1996
                                         SEVEN MONTHS ENDED JULY 31,             COMPARED TO                    COMPARED TO
                                           1998 COMPARED TO SEVEN                YEAR ENDED                     YEAR ENDED
                                          MONTHS ENDED JULY 31, 1997          DECEMBER 31, 1996              DECEMBER 31, 1995
                                         ----------------------------   ----------------------------   ----------------------------
                                         INCREASE (DECREASE)            INCREASE (DECREASE)            INCREASE (DECREASE)
                                               DUE TO                         DUE TO                         DUE TO
                                         -------------------            -------------------            -------------------
                                           RATE      VOLUME      NET      RATE      VOLUME      NET      RATE      VOLUME      NET
                                         --------   --------   ------   --------   --------   ------   --------   --------   ------
                                                                                (IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Loans:
    Real estate........................    $ (6)     $(156)    $(162)     $(11)     $(291)    $(302)    $(110)     $(243)    $(353)
    Consumer...........................      (4)       (35)      (39)      (24)        99        75       (44)        29       (15)
                                           ----      -----     -----      ----      -----     -----     -----      -----     -----
      Total loans......................     (10)      (191)     (201)      (35)      (192)     (227)     (154)      (214)     (368)
  Mortgage-backed securities...........     (80)       112        32       (62)       536       474       (85)       516       431
  Investment securities (taxable)......     109        266       375       294          9       303       292        527       819
  Investment securities
   (non taxable).......................      --         --        --        --         --        --       (25)        --       (25)
  Interest-earning deposits............       8        204       212        34         66       100       (40)       (42)      (82)
                                           ----      -----     -----      ----      -----     -----     -----      -----     -----
      Total interest-earning assets....      27        391       418       231        419       650       (12)       787       775
                                           ----      -----     -----      ----      -----     -----     -----      -----     -----
INTEREST-BEARING LIABILITIES:
  Deposits.............................      53        244       297       (14)       214       200       141        398       539
                                           ----      -----     -----      ----      -----     -----     -----      -----     -----
Increase(decrease) in net
 interest income.......................    $(26)     $ 147     $ 121      $245      $ 205     $ 450     $(153)     $ 389     $ 236
                                           ====      =====     =====      ====      =====     =====     =====      =====     =====

COMPARISON OF FINANCIAL CONDITION AT JULY 31, 1998 AND DECEMBER 31, 1997

     Total assets increased by $9.9 million, or 4.0%, to $259.7 million at July 31, 1998 from $249.8 million at December 31, 1997. The growth in assets was primarily due to an increase in investment securities which was funded primarily through deposit inflows and retained earnings.

     Cash and cash equivalents decreased $2.0 million, or 10.4%, to $17.2 million at July 31, 1998 from $19.2 million at December 31, 1997. The decrease in cash and cash equivalents was primarily due to a decrease in federal funds sold. The Association's portfolio of securities held-to-maturity increased by $11.2 million, or 8.9%, to $136.7 million at July 31, 1998 from $125.5 million at December 31, 1997. The increase was primarily due to growth in the U.S. agency callable security portfolio and the mortgage-backed security portfolio.

     The Association's outstanding loans, net, increased $596,000, or 0.6%, to $99.6 million at July 31, 1998 from $99.0 million at December 31, 1997. Real estate loans increased by $1.5 million, or 1.9%, to $83.2 million at July 31, 1998, from $81.7 million at December 31, 1997. One- to four-family loans increased by $1.7 million, or 2.2%, and multi-family and commercial real estate loans decreased by $167,000, or 5.3%. Consumer loans decreased by $841,000, or 4.6%, to $17.6 million at July 31, 1998 from $18.4 million at December 31, 1997.

     Nonperforming loans decreased to $415,000 at July 31, 1998 from $631,000 at December 31, 1997, representing 0.41% and 0.63%, respectively, of total loans at such dates. Nonperforming assets and troubled debt restructurings also decreased to 0.18% at July 31, 1998, from 0.25% at December 31, 1997 of total assets at such dates.

     Total deposits increased by $8.0 million, or 3.6%, to $231.2 million at July 31, 1998, from $223.2 million at December 31, 1997. The increase was primarily due to an increase of $7.1 million, or 6.4%, in certificates of deposit to $118.4 million at July 31, 1998 from $111.3 million at December 31, 1997. The increase in certificates of deposit was primarily due to the Association's strategy of offering more competitive rates on such deposits. Noninterest-bearing demand accounts increased by $726,000, or 17.0%, due primarily to the Association's active solicitation of such accounts. FHLB advances remained constant at $176,000 during this period.

     Total equity increased by $1.3 million, or 5.4%, to $26.0 million at July 31, 1998 from $24.7 million at December 31, 1997. The increase in equity was a result of net income of $1.3 million.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1997 AND DECEMBER 31, 1996

     Total assets increased by $8.6 million, or 3.6%, to $249.8 million at December 31, 1997 from $241.2 million at December 31, 1996. The growth in assets was primarily due to an increase in federal funds sold and the mortgage-backed security portfolio which was funded primarily through deposit inflows and retained earnings.

     Cash and cash equivalents increased $8.3 million, or 76.2%, to $19.2 million at December 31, 1997 from $10.9 million at December 31, 1996. The growth in cash and cash equivalents was primarily due to an increase in federal funds sold. The Association's portfolio of securities held-to-maturity increased by $5.8 million, or 4.9%, to $125.5 million at December 31, 1997 from $119.7 million at December 31, 1996. The increase was primarily due to growth in the mortgage-backed security portfolio and the U.S. agency callable security portfolio.

     The Association's outstanding loans, net, decreased $5.3 million, or 5.1%, to $99.0 million at December 31, 1997 from $104.3 million at December 31, 1996. Real estate loans decreased by $5.7 million, or 6.5%, to $81.7 million at December 31, 1997, from $87.4 million at December 31, 1996. One- to four-family loans decreased by $2.2 million, or 2.7%, and multi-family and commercial real estate loans decreased by $3.5 million, or 52.6%. The decrease in multi-family and commercial real estate loans was primarily due to a payoff, in the amount of $2.6 million, of the Association's largest commercial real estate loan. Consumer loans decreased by $293,000, or 1.6%, to $18.4 million at December 31, 1997 from $18.7 million at December 31, 1996.

     Nonperforming loans decreased to $631,000 at December 31, 1997 from $844,000 at December 31, 1996, representing 0.63% and 0.80%, respectively, of total loans at such dates. Nonperforming assets and troubled debt restructurings also decreased to 0.25% at December 31, 1997, from 0.41% at December 31, 1996 of total assets at such dates.

     Total deposits increased by $6.4 million, or 2.9%, to $223.2 million at December 31, 1997, from $216.8 million at December 31, 1996. The increase was primarily due to an increase of $4.0 million, or 3.7%, in certificates of deposit to $111.3 million at December 31, 1997 from $107.3 million at December 31, 1996. The increase in certificates of deposit was primarily due to the Association's strategy of offering more competitive rates on such deposits in an effort to attract longer-term deposits. The increase in certificate accounts was augmented by an increase in core deposits (savings, money market and NOW accounts) which increased to $107.7 million at December 31, 1997 from $105.3 million at December 31, 1996. Non-interest-bearing demand accounts remained constant at $4.2 million. FHLB advances remained constant at $176,000 during this period.

     Total equity increased by $2.3 million, or 10.1%, to $24.7 million at December 31, 1997 from $22.4 million at December 31, 1996. The increase in equity was a result of net income of $2.3 million.

COMPARISON OF OPERATING RESULTS FOR THE SEVEN MONTHS ENDED JULY 31, 1998 AND JULY 31, 1997

     GENERAL. Net income for the seven months ended July 31, 1998 totalled $1,337,000 which was an increase of $38,000, or 2.9%, from $1,299,000 for the seven months ended July 31, 1997. The increase was due to an increase in net interest income and a decrease in the provision for loan loss allowance. These items were mostly offset by an increase in non-interest expense.

     INTEREST INCOME. Total interest income increased by $418,000, or 4.1%, to $10.6 million for the seven months ended July 31, 1998, from $10.2 million for the seven months ended July 31, 1997, primarily due to a $11.6 million, or 4.9%, increase in the average balance of interest earning assets, offset by a slight decrease in the weighted average yield on interest earning assets, which decreased to 7.36% for the seven months ended July 31, 1998 from 7.42% for the seven months ended July 31, 1997. Interest income on real estate loans decreased $161,000, or 4.1%, to $3.8 million for the seven months ended July 31, 1998 from $3.9 million for the seven months ended July 31, 1997, primarily due to a $3.3 million decrease in the average balance of real estate loans and a 1 basis point decrease in the weighted average yield to 7.91% for the seven months ended July 31, 1998, from 7.92% for the seven months ended July 31, 1997. The decrease in the average balance of real estate loans was primarily due to a decrease in the average balance of multi-family and commercial real estate loans of $3.5 million. Interest income on consumer loans decreased $39,000 to $899,000 for the seven months ended July 31, 1998 from $938,000 for the seven months ended July 31, 1997. This was principally due to a decrease in the average balance of consumer loans of $702,000, or 3.8%, to $17.9 million for the seven months ended July 31, 1998 from $18.6 million for the seven months ended
July 31, 1997, and a 4 basis point decrease in the yield on such loans. Interest income on securities increased by $618,000, or 11.7%, to $5.9 million for the seven months ended July 31, 1998, from $5.3 million for the seven months ended July 31, 1997. This increase was primarily a result of a $586,000 increase in interest income on investment securities, attributable to a $13.1 million increase in the average balance of such securities to $100.4 million, and an increase in the weighted average yield of 14 basis points. Interest income on mortgage-backed securities remained stable at $2.0 million due to a higher average balance of such securities, offset by a decrease in the weighted average yield of such portfolio to 7.44% for the seven months ended July 31, 1998 from 7.74% for the seven months ended July 31, 1997.

     INTEREST EXPENSE.   Interest expense increased by $297,000, or 5.5%, to
$5.7 million for the seven months ended July 31, 1998 from $5.4 million for the seven months ended July 31, 1997. The increase in interest expense resulted from increased interest expense on certificates of deposit, which was a result of a $7.2 million, or 6.7%, increase in the average balance of such accounts to $114.8 million for the seven months ended July 31, 1998, from $107.6 million for the seven months ended July 31, 1997, and by a 9 basis point increase in the weighted average rate paid on such accounts for the seven months ended July 31, 1998 when compared to the same period in 1997. The increase in the average balance of certificates of deposit was due primarily to the Association's efforts to solicit certificate accounts by more competitively pricing such accounts in an effort to attract longer-term deposits.

     PROVISION FOR LOAN LOSSES. The Association's provision for loan losses for the seven months ended July 31, 1998 was $175,000 compared with $233,000 for the seven months ended July 31, 1997. The $58,000, or 24.9%, decrease in the provisions for loan losses in 1998 was primarily due to the payoff in 1997 of the Association's largest commercial real estate loan, on which provisions had been made for a probable loss. At July 31, 1998 and 1997, the ratio of the allowance for loan losses to non-performing loans was 197.4% and 154.4%, respectively. Management periodically analyzes the sufficiency of its allowance based upon portfolio composition, asset classifications, loan-to-value ratios, potential impairments in the loan portfolio, and other factors. Management plans to continue its emphasis on one-to four-family mortgage loans and consumer loans, and therefore believes that the provision for loan losses and the allowance for loan losses are currently reasonable and adequate to cover any probable losses reasonably expected in the existing loan portfolio. While management estimates loan losses using the best available information, no assurance can be given that future additions to the allowance will not be necessary based on changes in economic and real estate market conditions, further information obtained regarding problem loans, identification of additional problem loans and other factors, both within and outside of management's control.

     NONINTEREST INCOME. In the seven months ended July 31, 1998, the Association experienced a decrease of $9,000, or 2.8%, in noninterest income to $355,000 from $364,000 for the seven months ended July 31, 1997. The decrease was primarily due to a decrease in checking account fees and consumer insurance fees, because the product was not offered for the full year due to a change in insurance carriers.

     NONINTEREST EXPENSE. Total noninterest expense increased $109,000, or 3.8%, to $3.0 million for the seven months ended July 31, 1998, from $2.9 million for the seven months ended July 31, 1997. Compensation and employee benefits increased $109,000, or 6.3% to $1.8 million for the seven months ended July 31, 1998, from $1.7 million for the seven months ended July 31, 1997, primarily due to normal increases in salaries as well as increases in benefits costs. Other noninterest expense remained stable during the two periods. The Company expects increased expenses in the future as a result of the establishment of the ESOP, Stock-Based Incentive Plan and Supplemental Executive Retirement Program and the need to satisfy reporting and the obligations of a publicly owned company.

     INCOME TAXES. Income tax expense totalled $752,000 for the seven months ended July 31, 1998 compared to $730,000 for the seven months ended July 31, 1997, resulting in effective tax rates of 36.0% for both the seven months ended July 31, 1998 and 1997, respectively. The increase in income tax expense for the seven months ended July 31, 1998 was attributable to an increase in pre-tax income, which increased to $2.1 million for the seven months ended July 31, 1998 from $2.0 million for the seven months ended July 31, 1997.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996

     GENERAL. Net income for the year ended December 31, 1997 totalled $2.3 million which was an increase of $l.1 million, or 95.9%, from $1.2 million for the year ended December 31, 1996. The increase was primarily due to a decrease in noninterest expense and, in particular, insurance premiums, resulting from the absence of the one time special assessment of $1.3 million to recapitalize the SAIF which occurred in the fourth quarter of 1996. Net income also increased due to an increase in net interest income and a decrease in noninterest expense. These items were partially offset by an increase in the provision for loan losses, and a decrease in noninterest income.

     INTEREST INCOME. Total interest income increased by $650,000, or 3.8%, to $17.6 million for the year ended December 31, 1997 from $17.0 million in 1996, primarily due to a $5.8 million, or 2.5%, increase in the average balance of interest earning assets and an increase in the weighted average yield on interest earning assets, which increased to 7.43% for the year ended December 31, 1997 from 7.33% for the year ended December 31, 1996. Interest income on real estate loans decreased $302,000, or 4.3%, to $6.7 million for the year ended December 31, 1997 from $7.0 million for the year ended December 31, 1996, primarily due to a $3.6 million decrease in the average balance of real estate loans and a 1 basis point decrease in the weighted average yield to 7.93% for the year ended December 31, 1997, from 7.94% for the year ended December 31, 1996. Interest income on consumer loans increased $74,000, or 4.8%, to $1.6 million for the year ended December 31, 1997 from $1.5 million for the year ended December 31, 1996. This was principally due to an increase of $1.1 million in the average balance of consumer loans, to $18.7 million for the year ended December 31, 1997 from $17.6 million for the year ended December 31, 1996, and was partially offset by a 13 basis point decrease in the yield on such loans. Interest income on securities increased by $878,000, or 10.4% to $9.3 million for the year ended December 31, 1997, from $8.4 million for the year ended December 31, 1996. This increase was primarily a result of a $403,000 increase in interest income on investment securities, attributable to a $1.4 million increase in the average balance of such securities to $89.3 million, and an increase in the weighted average yield of 35 basis points. Interest income on mortgage-related securities increased $474,000, or 16.0%, to $3.4 million for the year ended December 31, 1997 from $3.0 million for the year ended
December 31, 1996 due to a higher average balance of such securities and partially offset by a decrease in the weighted average yield of such portfolio to 7.72% for the year ended December 31, 1997, from 7.87% for the year ended December 31, 1996.

     INTEREST EXPENSE. Interest expense increased by $201,000, or 2.2%, to $9.3 million for the year ended December 31, 1997, from $9.1 million for the year ended December 31, 1996. The increase in interest expense resulted from increased interest expense on certificates of deposit, which was a result of a $1.8 million, or 1.7%, increase in the average balance of such accounts to $108.5 million for the year ended December 31, 1997, from $106.7 for the year ended December 31, 1996, offset by a 2 basis point decrease in the weighted average rate paid on such accounts for the year ended December 31, 1997. The increase was also due to an increase in interest expense on savings accounts which was a result of a $2.7 million increase in the average balance of such accounts, which increased to an average of $104.8 million for the year ended December 31, 1997 from $102.1 million for the year ended December 31, 1996, and a 3 basis point increase in the weighted average rate paid on such accounts to 2.98% for the year ended December 31, 1997, from 2.95% for the year ended December 31, 1996. The increase in the average balance of certificates of deposit and the increase in the average balance of savings accounts were due primarily to the Association's efforts to solicit certificate accounts by more competitively pricing such accounts in order to attract longer-term fixed-rate funds, and by marketing efforts to increase core deposits such as checking accounts.

     PROVISION FOR LOAN LOSSES. During 1997, the provision for loan losses was increased to $400,000 from the prior year's level of $180,000. The higher provision was based on management's evaluation of non-performing loans. In particular, the Association experienced increased net charge-offs, which increased to $919,000 for the year ended December 31, 1997 compared to $62,000 for the year ended December 31, 1996. The increased charge-offs in 1997 were primarily due to a loss on a large commercial real estate loan and losses on single family investment property loans. At December 31, 1997, the Association's allowance for loan losses to total non-performing loans and to total loans were 105.7% and 0.67%, compared to 140.5% and 1.12% at December 31, 1996.

     NONINTEREST INCOME. In the year ended December 31, 1997, the Association experienced a decrease of $45,000 in non-interest income to $637,000 from $682,000 for the year ended December 31, 1996. The decrease was primarily due to a decrease in consumer insurance fees because the product was not offered for the full year due to a change in insurance carriers.

     NONINTEREST EXPENSE. Noninterest expense decreased $1.5 million, or 23.7%, for the year ended December 31, 1997, to $5.0 million compared to $6.5 million for the year ended December 31, 1996. The decrease was primarily due to the absence of the special assessment by the FDIC for SAIF recapitalization of $1.3 million in 1996, and a decrease in the regular SAIF premium.

     INCOME TAXES. Income tax expense totalled $1.3 million for the year ended December 31, 1997 compared to $654,000 for the year ended December 31, 1996, resulting in effective tax rates of 36.0% and 36.2% for 1997 and 1996, respectively. The increase in income tax expense for the year ended December 31, 1997 was attributable to higher pre-tax income, which increased to $3.5 million for the year ended December 31, 1997 from $1.8 million for the year ended December 31, 1996.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

     GENERAL. Net income for the year ended December 31, 1996 totalled $1.2 million which was a decrease of $867,000, or 42.9%, from $2.0 million for the year ended December 31, 1995. The decrease was primarily due to an increase in noninterest expense resulting from the one time special assessment of $1.3 million to recapitalize the SAIF which occurred in 1996. This was partially offset by an increase in net interest income.

     INTEREST INCOME. Total interest income increased by $784,000, or 4.8%, to $17.0 million for the year ended December 31, 1996, from $16.2 million for the year ended December 31, 1995, primarily due to a $11.3 million, or 5.2%, increase in the average balance of interest earning assets, partially offset by a slight decrease in the weighted average yield on interest earning assets, which decreased to 7.33% for the year ended December 31, 1996 from 7.35% for the year ended December 31, 1995. Interest income on real estate loans decreased $353,000 or 4.8%, to $7.0 million for the year ended December 31, 1996 from $7.4 million for the year ended December 31, 1995, primarily due to a $3.1 million decrease in the average balance of real estate loans and a 12 basis point decrease in the weighted average yield to 7.94% for the year ended December 31, 1996, from 8.06% for the year ended December 31, 1995. Interest income on consumer loans decreased $15,000 to $1,543,000 for the year ended December 31, 1996 from $1,558,000 for the year ended December 31, 1995. This was principally due to a 25 basis point decrease in the yield. Interest income on securities increased by $1.1 million, or 15.9%, to $8.4 million for the year ended December 31, 1996, from $7.3 million for the year ended December 31, 1995. This increase was primarily a result of a $721,000 increase in interest income on investment securities, attributable to a $7.6 million increase in the average balance of such securities to $87.9 million, and an increase in weighted average yield of 30 basis points. Interest income on mortgage-related securities increased by $431,000, or 17.0%, to $3.0 million for the year ended December 31, 1996 from $2.5 million for the year ended December 31, 1995. This increase was attributable to an increase in the average daily balance of $6.4 million offset by a decrease in the weighted average yield of 25 basis points to 7.87%, for the year ended December 31, 1996, from 8.12% for the year ended December 31, 1995.

     INTEREST EXPENSE. Interest expense increased by $538,000, or 6.3%, to $9.1 million for the year ended December 31, 1996, from $8.6 million for the year ended December 31, 1995. The increase in interest expense resulted from increased interest expense on certificates of deposit, which was a result of a $7.8 million, or 7.9%, increase in the average balance of such accounts to $106.7 million for the year ended December 31, 1996, from $98.9 million for the year ended December 31, 1995, and a 3 basis point increase in the weighted average rate paid on such accounts for the year ended December 31, 1996. The increase was also due to an increase in interest expense of $64,000 on core accounts due to an increase in the average balance of such accounts, which increased to an average of $102.1 million for the year ended December 31, 1996 from $100.9 million for the year ended December 31, 1995, and a 3 basis point increase in the weighted average rate paid on such accounts to 2.95% for the year ended December 31, 1996, from 2.92% for the year ended December 31, 1995. The increase in the average balance of certificates of deposit and the increase in the average balance of core accounts were due primarily to the Association's efforts to solicit certificate accounts by more competitively pricing such accounts, and by marketing efforts to increase core deposits such as checking accounts.

     PROVISION FOR LOAN LOSSES. In both 1996 and 1995, the provision for loan losses remained constant at $180,000. The ratio of the allowance for loan losses to non-performing loans was 140% and 203% at December 31, 1996 and 1995, respectively. The ratio of the allowance for loan losses to total loans was 1.12% and 1.00% at December 31, 1996 and 1995, respectively.

     NONINTEREST INCOME. In the year ended December 31, 1996, the Association experienced an increase of $29,000 in non-interest income to $682,000 from $653,000 for the year ended December 31, 1995. The increase was due to an increase in checking account activity and safe deposit rental fees.

     NONINTEREST EXPENSE. Noninterest expense increased $1.6 million, or 32.8%, for the year ended December 31, 1996, to $6.5 million compared to $4.9 million for the year ended December 31, 1995. The increase was primarily due to the special assessment by the FDIC for SAIF recapitalization of $1.3 million in 1996.

     INCOME TAXES. Income tax expense totalled $654,000 for the year ended December 31, 1996 compared to $1.1 million for the year ended December 31, 1995, resulting in effective tax rates of 36.2% and 35.6% for 1996 and 1995, respectively. The decrease in income tax expense for the year ended December 31, 1996 was attributable to a decrease in pre-tax income, which decreased to $1.8 million for the year ended December 31, 1996 from $3.1 million for the year ended December 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES

     The Association's primary sources of funds are deposits, principal and interest payments on loans, mortgage-backed and investment securities and borrowings from the FHLB-New York. The Association uses the funds generated to support its lending and investment activities as well as any other demands for liquidity such as deposit outflows. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows, mortgage prepayments and the exercise of call features are greatly influenced by general interest rates, economic conditions and competition. The Association has continued to maintain the required levels of liquid assets as defined by OTS regulations. This requirement of the OTS, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The Association's currently required liquidity ratio is 4.0%. At July 31, 1998 and December 31, 1997, the Association's liquidity ratios were 46.68% and 43.39%, respectively.

     At July 31, 1998, the Association exceeded all of its regulatory capital requirements with a tangible capital level of $26.0 million, or 10.02%, of total adjusted assets, which is above the required level of $3.9 million, or 1.5%; core capital of $26.0 million, or 10.02%, of total adjusted assets, which is above the required level of $7.8 million, or 3.0% and risk-based capital of $26.8 million, or 28.16%, of risk-weighted assets, which is above the required level of $7.6 million, or 8.0%. See "Regulatory Capital Compliance."

     The Association's most liquid assets are cash and cash equivalents. The levels of these assets are dependent on the Association's operating, financing, lending and investing activities during any given period. At July 31, 1998, cash and cash equivalents totalled $17.2 million, or 6.6% of total assets.

     The Association has other sources of liquidity if a need for additional funds arises, including FHLB advances. At July 31, 1998, the Association had $176,000 in advances outstanding from the FHLB, and at July 31, 1998, had an additional overall borrowing capacity from the FHLB of $64.9 million. Depending on market conditions, the pricing of deposit products and FHLB advances, the Association may rely on FHLB borrowing to fund asset growth.

     Outstanding commitments to originate first mortgage loans totalled $2.0 million at July 31, 1998. Management of the Association anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit which are scheduled to mature in one year or less from July 31, 1998 totalled $54.7 million. From July 31, 1997 to July 31, 1998, the Association experienced a 60% retention rate on funds maturing from certificates of deposit. It has been and will continue to be a priority of management to retain time deposits. The Association relies primarily on competitive rates, customer service, and long-standing relationships with customers to retain deposits. From time to time, the Association will also offer competitive special products to its customers to increase retention. Based upon the Association's experience with deposit retention and current retention strategies, management believes that, although it is not possible to predict future terms and conditions upon renewal, a significant portion of such deposits will remain with the Association.

     The initial impact of the Conversion on the liquidity and capital resources of the Company will be significant as it will substantially increase the liquid assets of the Company and the capital base on which the Company operates. Additionally, the Company expects the substantial majority of conversion proceeds will initially be invested in readily marketable investment grade securities which, if liquidity needs developed, could be sold by the Company to provide additional liquidity. Further, the additional capital resulting from the offerings is expected to increase the capital base of the Company. At July 31, 1998, the Association had total equity, determined in accordance with GAAP, of $26.0 million, or 10.02% of total assets, which equalled the Association's regulatory tangible capital at that date. An institution with a ratio of tangible capital to total assets of greater than or equal to 5% is considered to be "well-capitalized" pursuant to OTS regulations. Assuming that the Company uses 50% of the net proceeds at the maximum of the Estimated Price Range to purchase the stock of the Association, the Association's GAAP capital will increase to $39.4 million or a ratio of GAAP capital to adjusted assets, on a pro forma basis, of 14.43% after the Conversion. The investment of the net proceeds from the sale of the Common Stock is expected to provide the Association with additional income to increase further its capital position. The additional capital may also assist the Association in offering new programs and expanded services to its customers. See "Use of Proceeds."

YEAR 2000 COMPLIANCE

     As the year 2000 approaches, an important business issue has emerged regarding how existing computer application software programs and operating systems can accommodate this date value. Many existing application software products are designed to accommodate only two digits. If not corrected, many computer applications and systems could fail or create erroneous results by or at the Year 2000. While the Association maintains an internal computer system for many operating functions, the substantial majority of the Association's
data processing is out-sourced to a third party vendor.   The Association has
formed a Year 2000 Committee (the "Y2K Committee") and has adopted a Year 2000 Policy. The Y2K Committee has been identifying potential problems associated with the Year 2000 issue and has implemented a plan designated to ensure that all software used in connection with the Association's business will manage and manipulate data involving the transition with data from 1999 to 2000 without functional or data abnormality and without inaccurate results related to such data. The Association has prepared a critical issues schedule with a timeline and assigned responsibilities. In addition, the Association recognizes that its ability to be Year 2000 compliant is dependent upon the cooperation of its vendors. The Association is requiring its computer systems and software vendors to represent that the products provided are or will be Year 2000 compliant and has planned a program of testing for compliance. The Association has received representations from its primary third party data processing vendor that it has resolved any Year 2000 problems in its software and is Year 2000 compliant. The Association participated in Year 2000 testing with its primary third party data processing vendor in August 1998. The validation process revealed no material problems with the third party processor. The Association will participate in integration and proxy testing of the third party data processor with Automated Teller Machine (ATM), Electronic Funds Transfer (EFT) and check processing systems. The Association anticipates that all of its vendors also will have resolved any Year 2000 problems in their software by June 30, 1999. The Association has completed testing of its minor hardware and software systems. The results indicated that most applications were Year 2000 compliant. All Year 2000 issues for the Association, including testing, are expected to be addressed and any problems remedied by June 30, 1999. The Association has also provided brochures to its customers to make them aware of the Year 2000 issue.

     The Association's operations may also be affected by the Year 2000 compliance of its significant suppliers and other vendors, including those vendors that provide non-information and technology systems. The Association has begun the process of requesting information related to the Year 2000 compliance of its significant suppliers and other vendors. However, the Association does not currently have complete information concerning the compliance status of its significant suppliers and other vendors. In the event that any of the Association's significant suppliers or other vendors do not successfully achieve Year 2000 compliance in a timely manner, the Association's business or operations could be adversely affected. The Association has prepared a contingency plan in the event that there are any system interruptions. As part of the contingency plan, the Association intends to engage alternative suppliers or other vendors if its current significant suppliers or vendors fail to meet Year 2000 operating requirements. There can be no assurances, however, that such plan or the performances by any of the Association's suppliers and vendors will be effective to remedy all potential problems.

     The lending activities of the Association are concentrated almost exclusively in one- to four-family mortgage lending. Due to the small individual and aggregate balance of loans to multi-family and commercial borrowers, it has been determined that customer Year 2000 readiness issues should have an insignificant impact on the Association. Since the Association plans to continue its emphasis on one- to four-family mortgage loans, Year 2000 compliance of potential borrowers will not be a major issue. If the Association were to entertain loan applications from significant multi-family or commercial borrowers, the Association would request statements concerning Year 2000 readiness from the potential borrowers.

     The Association is currently engaging in an upgrade of its technology
systems in addition to implementing its Year 2000 policy.   The Association has
budgeted approximately $150,000 in connection with the costs associated with achieving Year 2000 compliance and its related technology systems upgrade and, as of September 30, 1998, had expended approximately $6,000. Material costs, if any, that may arise from the failure to achieve Year 2000 compliance by either the Association's third party data processing vendor or its significant suppliers and other vendors is not currently determinable. To the extent that the Association's systems are not fully Year 2000 compliant, there can be no assurance that potential systems interruptions or the cost necessary to update software would not have a materially adverse effect on the Association's business, financial condition, results of operations, cash flows or business prospects. In the event that the Association's progress towards becoming Year 2000 compliant is deemed inadequate, regulatory action may be undertaken.

IMPACT OF INFLATION AND CHANGING PRICES

     The Financial Statements and Notes thereto presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results generally in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Association's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Association are monetary in nature. As a result, interest rates have a greater impact on the Association's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

     ACCOUNTING FOR EARNINGS PER SHARE. In February 1997 the FASB issued SFAS No. 128, "Earnings Per Share." This statement establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly-held common stock or potential common stock. This statement simplifies the standards for computing earnings per share previously found in Accounting Principles Board ("APB") Opinion No. 15, "Earnings per Share," and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. This statement is effective for financial statements of publicly held companies issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted.

     REPORTING COMPREHENSIVE INCOME. In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The Company and the Association will make the appropriate disclosures in the applicable consolidated financial statements, as required.

     ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. In June 1998 the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting for derivative instruments, including instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management has not yet determined the impact, if any, of this statement on the Company's and the Association's consolidated financial statements.

                          BUSINESS OF THE ASSOCIATION

GENERAL

     The Association was originally organized in 1921 and operated as Knight Park Building and Loan Association of Collingswood, New Jersey. In 1950, the Association merged with Vineyard Building and Loan Association and changed its name to South Jersey Savings and Loan Association. The Association conducts business from its home office and operation centers located in Turnersville, New Jersey and its two full service branch offices located in Collingswood and Glendora, New Jersey. The Association's principal business has been and continues to be attracting retail deposits from the general public in the areas surrounding its three banking offices and investing those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family mortgage loans and consumer loans, including home equity loans, home equity lines of credit and education loans. To a lesser extent, the Association also originates multi-family and commercial real estate loans. The Association currently originates all of its loans for investment. The Association also invests in mortgage-backed securities and investment securities, primarily U.S. government and agency obligations, and other permissible investments. The Association's revenues are derived principally from interest on its loans, and to a lesser extent, interest and dividends on its investment and mortgage-backed securities and other noninterest income. The Association's primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities and FHLB advances.

MARKET AREA

     The Association is a community-oriented banking institution offering a variety of financial products and services to meet the needs of the communities it serves. The Association's lending and deposit gathering is concentrated in its primary market area consisting of Gloucester and Camden Counties, New Jersey. All of the Association's offices are located within 20 miles of Philadelphia, Pennsylvania. The Association invests primarily in loans secured by first or second mortgages on properties located in areas surrounding its offices.

     Turnersville is located in largely suburban Gloucester County, New Jersey on State Highway 42 approximately 50 miles northwest of Atlantic City, New Jersey and 20 miles southeast of Philadelphia. Collingswood and Glendora are located in Camden County, New Jersey, which county primarily consists of mature fully developed communities. Heavily traveled U.S. Interstates 95, 295, 676 and 76 run through the Association's primary market area. These highways provide easy access to the cities of Philadelphia, New York and Newark, New Jersey, which are major international centers for business, commerce and trade. In recent years, Gloucester County has experienced an influx of new residents and employers as the Philadelphia suburbs have expanded into the Association's primary market area.

     The economy in the Association's primary market area is based upon a mixture of service and retail trade. Other employment is provided by a variety of wholesale trade, manufacturing, federal, state and local government, hospitals, universities and utilities. This area is also home to commuters working in Philadelphia and, to a lesser extent, New York. In the late 1980's and early 1990's, due in part to the effects of a prolonged decline in the national and regional economy, layoffs in the financial services industry and corporate relocations, New Jersey experienced reduced levels of employment. These events, in conjunction with a surplus of available commercial and residential properties, resulted in an overall decline during this period in the underlying values of properties located in New Jersey. However, New Jersey's real estate market has recovered in recent periods. Whether improvement will continue is dependent, in large part, upon the general economic health of the United States and New Jersey, and other factors beyond the Association's control and, therefore, cannot be estimated.

COMPETITION

     The Association faces significant competition both in generating loans and in attracting deposits. The Association's primary market area is highly competitive and the Association faces direct competition from a significant number of financial institutions, many with a state wide or regional presence and, in some cases, a national presence. Many of these financial institutions are significantly larger and have greater financial resources than the Association.

The Association's competition for loans comes principally from commercial banks, savings banks, mortgage brokers, mortgage banking companies and insurance companies. Its most direct competition for deposits has historically come from savings banks and associations, commercial banks and credit unions. In addition, the Association faces increasing competition for deposits from non-bank institutions such as brokerage firms and insurance companies in such instruments as short-term money market funds, corporate and government securities funds, mutual funds and annuities. Competition may also increase as a result of the lifting of restrictions on the interstate operations of financial institutions.


     In recent years, most locally headquartered competitors in the Association's primary market area have been acquired by larger, regional financial institutions, resulting in a reduced presence of local, community-based institutions. The Association believes that this reduction of community-based institutions has created opportunities for the Association, as one of the few remaining locally headquartered financial institutions in its primary market area, to achieve controlled asset growth and moderate geographic expansion. To take advantage of this perceived opportunity, the Association intends to enhance its current operating strategy by expanding the products and services it offers, as necessary, in order to improve its market share in its primary market area. In this regard, the Association has begun to offer new IRA deposit products and has recently introduced 24 hour banking by telephone with voice response capabilities. The Association may also seek to expand its lending activities into areas outside of its primary market area.


LENDING ACTIVITIES

     LOAN PORTFOLIO COMPOSITION. The Association's loan portfolio consists primarily of first mortgage loans secured by one- to four-family residential real estate. At July 31, 1998, the Association's loans totalled $100.8 million, of which $80.2 million, or 79.6%, were one- to four-family residential first mortgage loans. Such residential mortgage loans consisted of 90.4% of fixed-rate loans and 9.6% of adjustable-rate loans, most of which were indexed to the one or three year Constant Maturity Treasury ("CMT") Index. At July 31, 1998, the Association also had $3.0 million, or 3.0% of total loans, in multi-family and commercial real estate loans.

     The Association's consumer loans at July 31, 1998 aggregated $17.6 million, or 17.4% of total loans. Such consumer loans included $13.4 million of home equity loans, $1.2 million of home equity lines of credit, $2.3 million of education loans and $665,000 of other consumer loans. The Association's home equity loans and lines of credit and education loans constituted 83.2% and 13.0% of consumer loans, respectively, and 14.5% and 2.3% of total loans, respectively, at July 31, 1998.

     The Association generally has not sold loans in recent years and had no mortgage loans held for sale at July 31, 1998 and at each of the five years ended December 31, 1997. The types of loans that the Association may originate are subject to federal and state laws and regulations. Interest rates charged by the Association on loans are affected by the demand for such loans and the supply of money available for lending purposes and the rates offered by competitors. These factors are, in turn, affected by, among other things, economic conditions, monetary policies of the federal government, including the Federal Reserve Board ("FRB"), and legislative tax policies.

     The following table sets forth the composition of the Association's loan portfolio in dollar amounts and as a percentage of the portfolio at the dates indicated.

                                            AT JULY 31,                 AT DECEMBER 31,
                                        ------------------  --------------------------------------
                                               1998                1997                1996
                                        ------------------  ------------------  ------------------
                                                  PERCENT             PERCENT             PERCENT
                                         AMOUNT   OF TOTAL   AMOUNT   OF TOTAL   AMOUNT   OF TOTAL
                                        --------  --------  --------  --------  --------  --------
                                                          (DOLLARS IN THOUSANDS)
Real estate loans:
  One- to four-family................   $ 80,188   79.57%   $ 78,488   78.42%   $ 80,681   76.05%
  Multi-family and commercial........      3,012    2.99       3,179    3.18       6,707    6.32
                                        --------  ------    --------  ------    --------  ------
     Total real estate loans.........     83,200   82.56      81,667   81.60      87,388   82.37

Consumer loans:
  Home equity loans and lines
   of credit.........................     14,615   14.50      15,254   15.24      15,313   14.43
  Education..........................      2,292    2.27       2,427    2.43       2,514    2.37
  Other..............................        665    0.66         732    0.73         879    0.83
                                        --------  ------    --------  ------    --------  ------
     Total consumer loans............     17,572   17.44      18,413   18.40      18,706   17.63
                                        --------  ------    --------  ------    --------  ------
     Total loans.....................    100,772  100.00%    100,080  100.00%    106,094  100.00%
                                                  ======              ======              ======
Less:
  Deferred loan origination
   fees and discounts................        390                 447                645
  Allowance for loan losses..........        819                 667              1,186
                                        --------            --------           --------
     Total loans, net................   $ 99,563            $ 98,966           $104,263
                                        ========            ========           ========

                                                              AT DECEMBER 31,
                                        ----------------------------------------------------------
                                               1995                1994                1993
                                        ------------------  ------------------  ------------------
                                                  PERCENT             PERCENT             PERCENT
                                         AMOUNT   OF TOTAL   AMOUNT   OF TOTAL   AMOUNT   OF TOTAL
                                        --------  --------  --------  --------  --------  --------
                                                          (DOLLARS IN THOUSANDS)
Real estate loans:
  One- to four-family................   $ 82,935   77.45%   $ 88,033   78.37%   $ 84,628    77.04%
  Multi-family and commercial........      7,007    6.54       7,303    6.50       8,430     7.67
                                        --------  ------    --------  ------    --------   ------
     Total real estate loans.........     89,942   83.99      95,336   84.87      93,058    84.71

Consumer loans:
  Home equity loans and lines
   of credit.........................     14,301   13.35      14,154   12.60      13,029    11.86
  Education..........................      1,912    1.79       1,829    1.63       2,691     2.45
  Other..............................        935    0.87       1,008    0.90       1,074     0.98
                                        --------  ------    --------  ------    --------   ------
     Total consumer loans............     17,148   16.01      16,991   15.13      16,794    15.29
                                        --------  ------    --------  ------    --------   ------
     Total loans.....................    107,090  100.00%    112,327  100.00%    109,852   100.00%
                                                  ======              ======               ======
Less:
  Deferred loan origination
   fees and discounts................        670                 741                  765
  Allowance for loan losses..........      1,068                 968                  874
                                        --------            --------             --------
     Total loans, net................   $105,352            $110,618             $108,213
                                        ========            ========             ========

     LOAN MATURITY. The following table shows the remaining contractual maturity of the Association's total loans at July 31, 1998. The table does not include the effect of future principal prepayments.

                                                      AT JULY 31, 1998
                                         ----------------------------------------
                                                        MULTI-
                                          ONE-TO      FAMILY AND
                                           FOUR-      COMMERCIAL             TOTAL
                                          FAMILY      REAL ESTATE  CONSUMER  LOANS
                                         ---------    ----------- ---------  ------
                                                       (IN THOUSANDS)
Amounts due in:
   One year or less.......................$    74      $  950     $   879  $  1,903
   After one year:
   More than one year to three years......    492          76       2,155     2,723
   More than three years to five years....  1,627         167       2,804     4,598
   More than five years to 10 years....... 18,493         486       5,824    24,803
   More than 10 years to 15 year.......... 16,151         367       5,910    22,428
   More than 15 years..................... 43,351         966          --    44,317
                                          -------      ------     -------  --------
      Total amount due                    $80,188      $3,012     $17,572  $100,772
                                          =======      ======     =======  ========

     The following table sets forth, at July 31, 1998, the dollar amount of loans contractually due after July 31, 1999, and whether such loans have fixed interest rates or adjustable interest rates.

                                                  DUE AFTER JULY 31, 1999
                                             -------------------------------
                                              FIXED      ADJUSTABLE   TOTAL
                                             --------    ----------  -------
                                                      (IN THOUSANDS)
Real estate loans:
   One- to four-family.....................  $72,380     $ 7,734     $80,114
   Multi-family and commercial.............    1,133         929       2,062
      Total real estate loans..............   73,513       8,663      82,176
Consumer loans.............................   13,900       2,793      16,693
                                             -------     -------     -------
      Total loans..........................  $87,413     $11,456     $98,869
                                             =======     =======     =======


     ORIGINATION AND SERVICING OF LOANS. The Association's mortgage lending activities are conducted primarily by its loan personnel operating at its banking offices. All loans originated by the Association are underwritten pursuant to the Association's policies and procedures. The Association originates both adjustable-rate and fixed-rate loans, the substantial majority of which are fixed-rate loans. The Association's ability to originate fixed- or adjustable-rate loans is dependent upon the relative customer demand for such loans, which is affected by the current and expected future level of interest rates. It is the general policy of the Association to retain all loans originated in its portfolio.

     In recent periods, loan repayments and prepayments have exceeded loan originations. This has resulted in a decrease in the Association's total loans, net, over the past three fiscal periods from a year-end high of $110.6 million at December 31, 1994, representing 49.6% of total assets, to a year-end low of $99.0 million at December 31, 1997, representing 39.6% of total assets.
However, for the seven months ended July 31, 1998, the Association has increased loan originations, primarily of one- to four-family real estate loans. Such increase was attributable in significant part to refinancings due to a favorable interest rate environment and a greater acceptability by the Association to refinancing its own loans.

     In an effort to address the diminished loan growth in recent years, the Association is focusing its lending activities on the communities surrounding its Turnersville, New Jersey office which is located in more suburban Gloucester County. The Association may also seek to expand its primary market area and its lending activities to areas outside of Gloucester and Camden Counties. However, there can be no assurances that such geographic expansion activities will take place or, if they do take place, that they will be successful. See "Risk Factors -- Low Demand for Mortgage Loans and Diminished Loan Growth."

     The following table sets forth the Association's loan originations, sales and principal repayments for the periods indicated:

                                                     FOR THE SEVEN MONTHS
                                                        ENDED JULY 31,                  FOR THE YEAR ENDED DECEMBER 31,
                                                   ------------------------     -----------------------------------------------
                                                     1998           1997            1997             1996              1995
                                                   -----------  -----------     ------------     -------------    -------------
                                                                                (IN THOUSANDS)
Loans at beginning of period...................... $100,080       $106,094        $106,094          $107,090         $112,327
   Originations:
      Real estate:
         One- to four-family......................    8,837          3,767           8,580             8,149            4,986
         Multi-family and commercial..............      217            106             205               197              214
                                                   --------       --------        --------          --------         --------
            Total real estate loan originations...    9,054          3,873           8,785             8,346            5,200

      Consumer:
         Home equity loans and lines of credit....    3,566          3,376           6,343             6,244            5,262
         Education................................      160            146             290               846            1,222
         Other....................................      306            319             606               786              769
                                                   --------       --------        --------          --------         --------
            Total consumer loan originations......    4,032          3,841           7,239             7,876            7,253
                                                   --------       --------        --------          --------         --------
            Total loans originated................   13,086          7,714          16,024            16,222           12,453
Deduct:
   Principal loan repayments and prepayments......   12,254         10,549          22,011            17,218           16,488
      Loan sales..................................       90  (1)        --              --                --              932  (2)
      Transfers to REO............................       50             --              27                --              270
                                                   --------       --------        --------          --------         --------
            Total deductions......................   12,394         10,549          22,038            17,218           17,690
                                                   --------       --------        --------          --------         --------
Net loan activity.................................      692         (2,835)         (6,014)             (996)          (5,237)
                                                   --------       --------        --------          --------         --------
      Loans at end of period...................... $100,772       $103,259        $100,080          $106,094         $107,090
                                                   ========       ========        ========          ========         ========

_________________________
(1) In 1998, the Association sold its FHLMC servicing portfolio and its related participatory interest of $90,000 in such loan portfolio.
(2) Consists of education loans which were sold to the New England Education Loan Marketing Corporation.

     ONE- TO FOUR-FAMILY MORTGAGE LENDING. The Association currently offers both fixed-rate and adjustable-rate mortgage ("ARM") loans with maturities of up to 30 years secured by one- to four-family residences. Most of such loans are located in the Association's primary market area. One- to four-family mortgage loan originations are generally obtained from the Association's in-house loan representatives, from existing or past customers and through advertising and referrals from members of the Association's local communities. At July 31, 1998, the Association's one- to four-family mortgage loans totalled $80.2 million, or 79.6% of total loans. Of the one- to four-family mortgage loans outstanding at that date, 90.4% were fixed-rate loans and 9.6% were ARM loans.

     The Association currently offers fixed-rate mortgage loans with terms of up to 30 years. The Association also currently offers a number of ARM loans with terms of up to 30 years and interest rates which adjust every one or three years from the outset of the loan. The interest rates for the Association's ARM loans are indexed to either the one or three year CMT Index. The Association's ARM loans generally provide for periodic (not more than 2%) and overall (not more than 6%) caps on the increase or decrease in the interest rate at any adjustment date and over the life of the loan.

     The origination of adjustable-rate residential mortgage loans, as opposed to fixed-rate residential mortgage loans, helps reduce the Association's exposure to increases in interest rates. However, adjustable-rate loans generally pose credit risks not inherent in fixed-rate loans, primarily because as interest rates rise, the underlying payments of the borrower rise, thereby increasing the potential for default. Periodic and lifetime caps on interest rate increases help to reduce the risks associated with adjustable-rate loans but also limit the interest rate sensitivity of such loans.

     All one- to four-family mortgage loans are underwritten according to the Association's policies and guidelines. Generally, the Association originates one- to four-family residential mortgage loans in amounts of up to 80% of the lower of the appraised value or selling price of the property securing the loan and up to 95% of the appraised value or selling price if private mortgage insurance ("PMI") is obtained. Mortgage loans originated by the Association generally include due-on-sale clauses which provide the Association with the contractual right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property without the Association's consent. Due-on-sale clauses are an important means of adjusting the yields on the Association's fixed-rate mortgage loan portfolio and the Association has generally exercised its rights under these clauses. The Association requires fire, casualty, title and, when applicable, flood insurance on all properties securing real estate loans made by the Association.

     The Association offers employees of the Association, other than executive officers and directors, who satisfy certain criteria and the general underwriting standards of the Association fixed and adjustable-rate mortgage loans with reduced loan origination fees and/or interest rates which are currently 100 basis points below the rates offered to the Association's other customers, the Employee Mortgage Rate ("EMR"). The EMR is limited to the purchase, construction or refinancing of an employee's owner-occupied primary residence. The EMR normally ceases upon termination of employment or if the property no longer is the employee's primary residence. Upon termination of the EMR, the interest rate reverts to the contract rate in effect at the time that the loan was extended. All other terms and conditions contained in the original mortgage and note continue to remain in effect. As of July 31, 1998, the Association had $1.6 million of EMR loans, or 1.8% of total loans.

     MULTI-FAMILY AND COMMERCIAL REAL ESTATE LENDING. The Association originates multi-family and commercial real estate loans that are generally secured by five or more unit apartment buildings and properties used for business purposes such as small office buildings or retail facilities located in the Association's primary market area. The Association's multi-family and commercial real estate underwriting policies provide that such real estate loans may be made in amounts of up to 70% of the appraised value of the property, subject to the Association's current loans-to-one-borrower policy limit, which at July 31, 1998 was $2.6 million. The Association's multi-family and commercial real estate loans may be made with terms of up to 20 years and are offered with interest rates that adjust periodically. In reaching its decision on whether to make a multi-family or commercial real estate loan, the Association considers the net operating income of the property, the borrower's expertise, credit history and profitability and the value of the underlying property. Environmental risk evaluations are generally required for all multi-family and commercial real estate loans. Generally, all multi-family and commercial real estate loans made to corporations, partnerships and other business entities require personal guarantees by the principals. On an exception basis, the Association may not require a personal guarantee on such loans depending on the creditworthiness of the borrower and the amount of the downpayment and other mitigating circumstances. The Association's multi-family and commercial real estate loan portfolio at July 31, 1998 was $3.0 million, or 3.0% of total loans. The largest multi-family or commercial real estate loan in the Association's portfolio at July 31, 1998 was a performing $256,000 loan secured by a 26-unit apartment building located in Salem, New Jersey.

     Loans secured by multi-family and commercial real estate properties generally involve larger principal amounts and a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by multi-family and commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. The Association seeks to minimize these risks through its underwriting standards.

     CONSUMER LENDING. Consumer loans at July 31, 1998 amounted to $17.6 million, or 17.4% of the Association's total loans, and consisted primarily of home equity loans, home equity lines of credit, education loans and, to a significantly lesser extent, secured and unsecured personal loans and new and used automobile loans. Such loans are generally originated in the Association's primary market area and generally are secured by real estate, deposit accounts and automobiles. These loans are typically shorter term and generally have higher interest rates than one- to four-family mortgage loans.

     The Association offers home equity loans ("HELs") and home equity lines of credit ("HELOCs") (collectively, "equity loans"). Most of the Association's equity loans are secured by second mortgages on one- to four-family residences located in the Association's primary market area. At July 31, 1998, these loans totalled $14.6 million, or 14.5% of the Association's total loans and 83.0% of consumer loans. HELs are generally offered with terms of up to

15 years and only with fixed-rates of interest which rates will vary depending on the amortization period chosen by the borrower. At July 31, 1998, HELs totalled $13.4 million, or 13.3% of the Association's total loans and 76.1% of consumer loans. HELOCs generally have adjustable-rates of interest which adjust on a monthly basis. The adjustable-rate of interest charged on such loans is indexed to the prime rate as reported in The Wall Street Journal. Adjustable-rate HELOCs generally provide for overall caps (not more than 6% above the initial interest rate) on the increase or decrease in the interest rate over the life of the loan. At July 31, 1998, the Association had $3.1 million of HELOCs of which $1.2 million, or 1.2% of total loans, was drawn down at such date. The underwriting standards employed by the Association for equity loans include a determination of the applicant's credit history and an assessment of the applicant's ability to meet existing obligations and payments on the proposed loan and the value of the collateral securing the loan. Generally, the maximum combined loan-to-value ratio ("LTV") on equity loans is 80% on owner-occupied properties and 70% on non-owner-occupied properties. The stability of the applicant's monthly income may be determined by verification of gross monthly income from primary employment and, additionally, from any verifiable secondary income. Creditworthiness of the applicant is of primary consideration.

     With respect to education lending, the Association participates in the United States Department of Education (the "DOE") Title IV loan programs commonly referred to as the Federal Family of Education Loan Programs ("FFELP"). The loans in this program that the Association participates in include the Federal Subsidized Stafford Loan and the Federal Parent Loan to Undergraduate Students (PLUS) Loan. All FFELP loans that were disbursed prior to October 1, 1993 are 100% guaranteed as to principal and interest by the full faith of the United States Government if serviced properly. Loans disbursed after October 1, 1993 are guaranteed to at least 98% of principal plus eligible interest by the full faith of the United States Government if serviced properly. Under certain circumstances loans guaranteed at the 98% level will be insured to the 100% level. Education loans held by the Association are administrated and guaranteed by the New Jersey Higher Education Assistance Authority ("NJHEAA"). The Association underwrites, operates and administrates participation in the FFELP under the policies and procedures outlined in the NJHEAA guidelines for Loan Guaranty Programs. At July 31, 1998, education loans totalled $2.3 million, or 13.0% of consumer loans and 2.3% of the Association's total loans.

     The Association also originates other types of consumer loans primarily consisting of secured and unsecured personal loans and new and used automobile loans. At July 31, 1998, these consumer loans totalled $665,000, or 0.66% of the Association's total loans and 3.8% of consumer loans. Secured personal loans are generally secured by deposit accounts. Unsecured personal loans generally have a maximum borrowing limitation of $7,500 and generally require a debt ratio (the ratio of debt service to net earnings) of 36%. Automobile loans have a maximum borrowing limitation of 80% of the sale price of a new automobile or 80% of the fair market value of a used automobile. At July 31, 1998 personal loans totalled $581,000, or 3.3% of consumer loans; and automobile loans totalled $84,000, or 0.5% of consumer loans.

     Loans secured by rapidly depreciable assets such as automobiles or that are unsecured entail greater risks than one- to four-family mortgage loans. In such cases, repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance, since there is a greater likelihood of damage, loss or depreciation of the underlying collateral. Further, consumer loan collections on these loans are dependent on the borrower's continuing financial stability and, therefore, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Finally, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans in the event of a default.

     LOAN APPROVAL PROCEDURES AND AUTHORITY. The Board of Directors establishes the lending policies of the Association and oversees the Association's lending activity. The Board of Directors has established a Loan Committee comprised of four members of the Association's Board of Directors. In addition, the Association maintains an "In House" Loan Committee comprised of the Association's President, Executive Vice President, Senior Lending Officer and Vice President of Lending.

     The Board of Directors has authorized the following persons and groups of persons to approve loans up to the amounts indicated: one- to four-family mortgage loans in amounts up to $150,000 may be approved by the Association's In House Loan Committee; and all such loans in excess of $150,000 require the approval of the Boards' Loan Committee. All multi-family and commercial real estate loans require the approval of the Board's Loan Committee.

     With respect to consumer loans, home equity loans and equity lines of credit in amounts up to $25,000 and automobile loans in amounts up to $10,000 may be approved by the Association's Vice President of Lending; home equity loans and equity lines of credit in excess of $25,000 and up to $50,000 and automobile loans in excess of $10,000 and up to $15,000 require the approval of the Association's Senior Lending Officer; home equity loans and equity lines of credit in excess of $50,000 and up to $100,000 and automobile loans in excess of $15,000 and up to $25,000 require the approval of the Association's In House Loan Committee; and home equity loans and equity lines of credit in excess of $100,000 and automobile loans in excess of $25,000 require the approval of the Board's Loan Committee.

     Certain education loans (PLUS loans) may be approved by the Association's Vice President of Lending or Senior Lending Officer. Other education loans (Federal Subsidized Stafford Loans) are reviewed by the Association but are actually approved by the NJHEAA. All education loans are made in amounts up to that which is guaranteed by the NJHEAA. Loans on savings accounts may be approved by any branch manager or assistant branch manager. Such loans are fully secured by the savings account or certificate of deposit utilized as collateral for the loan.

DELINQUENT LOANS, CLASSIFIED ASSETS AND REAL ESTATE OWNED

     DELINQUENCIES AND CLASSIFIED ASSETS. Reports listing all delinquent accounts are generated and reviewed by management on a monthly basis and the Board of Directors performs a quarterly review of all loans or lending relationships delinquent 30 days or more and all real estate owned ("REO").
The procedures taken by the Association with respect to delinquencies vary depending on the nature of the loan, period and cause of delinquency and whether the borrower has been habitually delinquent. When a borrower fails to make a required payment on a loan, the Association may take a number of steps to have the borrower cure the delinquency and restore the loan to current status. The Association generally sends the borrower a written notice of non-payment after the loan is first past due. The Association's guidelines provide that telephone, written correspondence and/or face-to-face contact will be attempted to ascertain the reasons for delinquency and the prospects of repayment. When contact is made with the borrower at any time prior to foreclosure, the Association will attempt to obtain full payment, work out a repayment schedule with the borrower to avoid foreclosure or, in some instances, accept a deed in lieu of foreclosure. In the event payment is not then received or the loan not otherwise satisfied, additional letters and telephone calls generally are made. If the loan is still not brought current or satisfied and it becomes necessary for the Association to take legal action, which typically occurs after a loan is 90 days or more delinquent, the Association will commence foreclosure proceedings against any real or personal property that secures the loan. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the property securing the loan generally is sold at foreclosure and, if purchased by the Association, becomes real estate owned.

     Federal regulations and the Association's Asset Classification Policy require that the Association utilize an internal asset classification system as a means of reporting problem and potential problem assets. The Association has incorporated the OTS internal asset classifications as a part of its credit monitoring system. The Association currently classifies problem and potential problem assets as "Substandard," "Doubtful" or "Loss" assets. An asset is considered "Substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "Doubtful" have all of the weaknesses inherent in those classified "Substandard" with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "Loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "Special Mention."

     When the Association classifies one or more assets, or portions thereof, as Substandard, it establishes a general valuation allowance for loan losses in an amount deemed prudent by management. General valuation allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When the Association classifies one or more assets, or portions thereof, as Doubtful, it establishes a specific allowance for losses equal to 50% of the amount of the asset so classified, with respect to uncollateralized assets, and the difference between the loan amount and the collateral value with respect to collateralized assets. Assets, or portions thereof, classified as Loss are charged off.

     A savings institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS which can order the establishment of additional general or specific loss allowances. The OTS, in conjunction with the other federal banking agencies, has adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends that institutions have effective systems and controls to identify, monitor and address asset quality problems; that management has analyzed all significant factors that affect the collectibility of the portfolio in a reasonable manner; and that management has established acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. Although management believes that, based on information currently available to it at this time, its allowance for loan losses is adequate, actual losses are dependent upon future events and, as such, further additions to the level of allowances for loan losses may become necessary. In addition, the OTS or other federal banking agencies may require the Association to recognize additions to the allowance, based on their judgments about information available to them at the time of their examination.

     The Association's Loan Committee reviews and classifies the Association's assets on a quarterly basis and the Board of Directors reviews the results of the reports on a quarterly basis. The Association classifies assets in accordance with the management guidelines described above. At July 31, 1998, the Association had $578,000 of assets designated as Substandard which consisted of 12 one- to four-family mortgage loans, six consumer loans and a single parcel of REO. At that same date the Association had $81,000 of assets classified as Doubtful consisting of three one- to four-family mortgage loans and three unsecured personal consumer loans. At July 31, 1998, the Association had no loans classified as Loss. As of July 31, 1998, the Association also had a total of three loans, totalling $116,000, designated as Special Mention. At July 31, 1998, the largest adversely (other than Special Mention) classified loan was a second mortgage loan with an aggregate carrying balance of $72,000 and was secured by a commercial real estate property. The following table sets forth the delinquencies in the Association's loan portfolio as of the dates indicated.


                                            JULY 31, 1998                                      DECEMBER 31, 1997
                             ---------------------------------------------     ---------------------------------------------------
                                 60-89 DAYS             90 DAYS OR MORE              60-89 DAYS            90 DAYS OR MORE
                             --------------------  ------------------------    ---------------------------------------------------
                             NUMBER    PRINCIPAL    NUMBER     PRINCIPAL         NUMBER    PRINCIPAL       NUMBER      PRINCIPAL
                               OF      BALANCE OF     OF       BALANCE OF          OF      BALANCE OF        OF        BALANCE OF
                             LOANS      LOANS       LOANS        LOANS           LOANS       LOANS          LOANS        LOANS
                            -------- ------------  --------   -------------    ---------  ------------    ----------   -----------
                                                                 (DOLLARS IN THOUSANDS)
Real Estate Loans:
   One- to four-family....       --  $        --        8          $ 279           3        $ 162              11          $ 328
   Multi-family and
     commercial...........        1           57       --             --          --           --               1             57

Consumer Loans:
   Home equity loans and
     lines of credit......       --           --        3            126           4          133               2            100
   Education..............       27           64       21             41          16           31              46            110
   Other..................       --           --        5             10           2            6               2              7
                            -------- ------------  --------   -------------    ---------  ------------    ----------   -----------
      Total...............       28        $ 121       37          $ 456          25        $ 332              62          $ 602
                            ======== ============  ========   =============    =========  ============    ==========   ===========
Delinquent loans to
   total loans, net.......                  0.12%                   0.46%                    0.34%                          0.61%




                                        DECEMBER 31, 1996                                      DECEMBER 31, 1995
                             ---------------------------------------------     ---------------------------------------------------
                                 60-89 DAYS             90 DAYS OR MORE              60-89 DAYS            90 DAYS OR MORE
                             --------------------  ------------------------    ---------------------------------------------------
                             NUMBER    PRINCIPAL    NUMBER     PRINCIPAL         NUMBER    PRINCIPAL       NUMBER      PRINCIPAL
                               OF      BALANCE OF     OF       BALANCE OF          OF      BALANCE OF        OF        BALANCE OF
                             LOANS      LOANS       LOANS        LOANS           LOANS       LOANS          LOANS        LOANS
                            -------- ------------  --------   -------------    ---------  ------------    ----------   -----------
                                                                 (DOLLARS IN THOUSANDS)
Real Estate Loans:
   One- to four-family....       --    $   --          19          $ 783           2          $  64            7          $ 292
   Multi-family and
     commercial...........       --        --          --             --          --             --            1            142

Consumer Loans:
   Home equity loans and
     lines of credit......        1        30           1             23           1             52            2             37
   Education..............       20        46          54            109           2              2            4              5
   Other..................        1         7           1              1           1              1            2              2
                            -------- ------------  --------   -------------    ---------  ------------    ----------   -----------
      Total...............       22     $  83          75          $ 916           6          $ 119           16          $ 478
                            ======== ============  ========   =============    =========  ============    ==========   ===========
Delinquent loans to
   total loans, net.......               0.08%                      0.88%                      0.11%                       0.43%

     NON-PERFORMING ASSETS AND IMPAIRED LOANS. The following table sets forth information regarding non-accrual loans and REO. At July 31, 1998, non-accrual loans totalled $415,000 consisting of 16 loans, and REO totalled $50,000 consisting of a one-to four-family loan. At July 31, 1998, the Association had $41,000 of education loans which were 90 days or more delinquent, but for which it continued to accrue interest because of government guarantees. It is the policy of the Association to cease accruing interest on mortgage loans 90 days or more past due and to cease accruing interest on consumer loans 60 days or more past due (unless the loan principal and interest are determined by management to be fully secured and in the process of collection) and to charge off most of the accrued interest. On January 1, 1995, the Association adopted SFAS No. 114 "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118. At July 31, 1998 and December 31, 1997 and 1996, the Association had recorded investments of $81,000, $77,000 and $553,000, respectively, in impaired loans which had specific allowances of $12,000, $10,000 and $160,000, respectively. For the seven months ended July 31, 1998 and the years ended December 31, 1997 and 1996, the amount of additional interest income would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $21,000, $54,000 and $50,000, respectively.

                                        AT JULY 31,               AT DECEMBER 31,
                                           1998       1997     1996    1995   1994    1993
                                      -------------  -------- ------- ------ ------  -------
                                                       (DOLLARS IN THOUSANDS)

Non-accruing loans:
   One- to four-family real estate......  $ 279      $ 328   $ 783   $ 292   $  519   $  538
   Multi-family and commercial
     real estate........................     --         57      --     142       --       --
   Consumer.............................    136        246      61      92       32       52
                                          -----      -----   -----   -----   ------   ------
      Total(1)..........................    415        631     844     526      551      590
Real estate owned (REO)(2)..............     50         --      --      23       --      143
                                          -----      -----   -----   -----   ------   ------
      Total nonperforming assets(3).....    465        631     844     549      551      733
Troubled debt restructurings............     --         --     155     116    3,244    4,024
                                          -----      -----   -----   -----   ------   ------
Troubled debt restructurings and
  total nonperforming assets............  $ 465      $ 631   $ 999   $ 665   $3,795   $4,757
                                          =====      =====   =====   =====   ======   ======

Total nonperforming loans and
  troubled debt restructurings as a
  percentage of total loans.............   0.41   %   0.63%   0.94%   0.60%    3.38%    4.20%
Total nonperforming assets and
  troubled debt restructurings as a
  percentage of total assets............   0.18   %   0.25%   0.41%   0.28%    1.70%    2.15%

--------------
(1) Total non-accruing loans equals total nonperforming loans.
(2) Real estate owned balances are shown net of related specific loss allowances.
(3) Nonperforming assets consist of nonperforming loans (and impaired loans), other repossessed assets and REO.


     ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in its loan portfolio and the general economy. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses in loans receivable which are deemed probable and estimable based on information currently known to management. The allowance is based upon a number of factors, including current economic conditions, actual loss experience and industry trends. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Association's allowance for loan losses. Such agencies may require the Association to make additional provisions for estimated loan losses based upon their judgments about information available to them at the time of their examination. As of July 31, 1998, the Association's allowance for loan losses was 0.82% of total loans compared to 0.67% as of December 31, 1997. The Association had non-accrual loans of $415,000 and $631,000 at July 31, 1998 and December 31, 1997, respectively. The Association will continue to monitor and modify its allowance for loan losses as conditions dictate. While management believes the Association's allowance for loan losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurances can be given that the Association's level of allowance for loan losses will be sufficient to cover loan losses incurred by the Association or that adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses.

     The following table sets forth activity in the Association's allowance for loan losses for the periods indicated.

                                        AT OR FOR THE SEVEN
                                           MONTHS ENDED
                                             JULY 31,                      AT OR FOR THE YEAR ENDED DECEMBER 31,
                                       -----------------------   ---------------------------------------------------------
                                          1998         1997          1997        1996        1995        1994       1993
                                       -----------  ----------   ----------   ----------   ---------   --------   ---------
                                                                 (DOLLARS IN THOUSANDS)
Allowance for loan losses, beginning
  of period........................... $   667      $ 1,186       $ 1,186     $ 1,068      $   968      $  874      $  575
Charged-off loans:
    One- to four-family real estate...      12           17           370           4           35           6          --
    Multi-family and commercial
       real estate....................      --           --           516          20           --         157          --
    Consumer..........................      14           11            37          41           45          48         101
                                       -----------  ----------   ----------   ----------   ---------   --------   ---------
       Total charged-off loans........      26           28           923          65           80         211         101
                                       -----------  ----------   ----------   ----------   ---------   --------   ---------
Recoveries on loans previously
  charged off:
    One- to four-family real estate...       2           --            --          --           --          --          --
    Consumer..........................       1            2             4           3           --           5          --
                                       -----------  ----------   ----------   ----------   ---------   --------   ---------
       Total recoveries...............       3            2             4           3           --           5          --
                                       -----------  ----------   ----------   ----------   ---------   --------   ---------
Net loans charged-off.................     (23)         (26)         (919)        (62)         (80)       (206)       (101)
Provision for loan losses.............     175          233           400         180          180         300         400
Allowance for loan losses, end
  of period........................... $   819      $ 1,393       $   667     $ 1,186      $ 1,068      $  968      $  874
                                       ===========  ==========   ==========   ==========   =========   ========   =========
Net loans charged-off to average
  interest-earning loans..............    0.02%        0.03%         0.89%       0.06%        0.07%       0.18%        0.09%
Allowance for loan losses to total
    loans, net........................    0.82%        1.38%         0.67%       1.14%        1.01%       0.88%        0.81%
Allowance for loan losses to
  nonperforming loans and
  troubled debt restructuring.........  197.35%      131.79%       105.71%     118.72%      166.36%      25.51%       18.94%
Net loans charged-off to
  allowance for loan losses...........    2.81%        1.87%       137.78%       5.23%        7.49%      21.28%       11.56%
Recoveries to charge-offs.............   11.54%        7.14%         0.43%       4.62%          --%       2.37%          --%

     The following table sets forth the Association's allowance for loan losses in each of the categories listed at the dates indicated and the percentage of such amounts to the total allowance and the percentage of loans in each category to total loans.

                                                                                          AT JULY 31,
                                                 -----------------------------------------------------------------------------------
                                                                    1998                                       1997
                                                 ----------------------------------------    ---------------------------------------
                                                                  % OF           PERCENT                      % OF        PERCENT
                                                                ALLOWANCE       OF LOANS                   ALLOWANCE      OF LOANS
                                                                 IN EACH         IN EACH                    IN EACH       IN EACH
                                                                CATEGORY        CATEGORY                   CATEGORY       CATEGORY
                                                                TO TOTAL        TO TOTAL                   TO TOTAL       TO TOTAL
                                                  AMOUNT        ALLOWANCE         LOANS        AMOUNT      ALLOWANCE        LOANS
                                                 ---------    -------------   -----------    ----------  -------------  -----------
                                                                                     (DOLLARS IN THOUSANDS)
Real estate.....................................   $308          37.61%          82.56%         $  904       64.90%         81.93%
Consumer........................................    114          13.92            17.44            105        7.54          18.07
Unallocated.....................................    397          48.47               --            384       27.56             --
                                                 ---------    -------------   -----------    ----------  -------------  -----------
   Total allowance for loan losses..............   $819         100.00%         100.00%         $1,393      100.00%        100.00%
                                                 =========    =============   ===========    ==========  =============  ===========

                                                                   AT DECEMBER 31,
                        ------------------------------------------------------------------------------------------------------------
                                       1997                               1996                                 1995
                        ---------------------------------   ---------------------------------   ------------------------------------
                                     % OF        PERCENT                  % OF       PERCENT                   % OF        PERCENT
                                   ALLOWANCE    OF LOANS                ALLOWANCE   OF LOANS                 ALLOWANCE    OF LOANS
                                    IN EACH     IN EACH                  IN EACH    IN EACH                   IN EACH     IN EACH
                                   CATEGORY     CATEGORY                CATEGORY    CATEGORY                 CATEGORY     CATEGORY
                                   TO TOTAL     TO TOTAL                TO TOTAL    TO TOTAL                 TO TOTAL     TO TOTAL
                         AMOUNT    ALLOWANCE     LOANS        AMOUNT    ALLOWANCE    LOANS         AMOUNT    ALLOWANCE     LOANS
                        --------   ---------    --------     --------   ---------   --------      --------   ---------    --------
                                                                   (DOLLARS IN THOUSANDS)
Real estate...........    $313      46.93%       81.60%       $  915      77.15%     82.37%        $  766      71.72%      83.99%
Consumer..............     129      19.34        18.40           105       8.85      17.63            102       9.55       16.01
Unallocated...........     225      33.73           --           166      14.00         --            200      18.73          --
                        --------   ---------    --------     --------   ---------   --------      --------   ---------    --------
  Total allowance
   for loan losses....    $667     100.00%      100.00%       $1,186     100.00%    100.00%        $1,068     100.00%     100.00%
                        ========   =========    ========     ========   =========   ========      ========   ==========   ========

                                                   AT DECEMBER 31,
                        ---------------------------------------------------------------------
                                       1997                               1996
                        ---------------------------------   ---------------------------------
                                     % OF        PERCENT                  % OF       PERCENT
                                   ALLOWANCE    OF LOANS                ALLOWANCE   OF LOANS
                                    IN EACH     IN EACH                  IN EACH    IN EACH
                                   CATEGORY     CATEGORY                CATEGORY    CATEGORY
                                   TO TOTAL     TO TOTAL                TO TOTAL    TO TOTAL
                         AMOUNT    ALLOWANCE     LOANS        AMOUNT    ALLOWANCE    LOANS
                        --------   ---------    --------     --------   ---------   --------
                                               (DOLLARS IN THOUSANDS)
Real estate...........    $625      64.57%       84.87%        $471       53.89%     84.71%
Consumer..............      52       5.37        15.13           49        5.61      15.29
Unallocated...........     291      30.06           --          354       40.50         --
                        --------   ---------    --------     --------   ---------   --------
  Total allowance
   for loan losses....    $968     100.00%      100.00%        $874      100.00%    100.00%
                        ========   =========    ========     ========   =========   ========


     REAL ESTATE OWNED. At July 31, 1998 and December 31, 1997, the Association had $50,000 and $0 of real estate owned, respectively. When the Association acquires property through foreclosure or deed in lieu of foreclosure, it is initially recorded at the lesser of the carrying value of the loan or fair value of the property at the date of acquisition less costs to sell. Thereafter, if there is a further deterioration in value, the Association provides for a specific valuation allowance and charges operations for the diminution in value. It is the policy of the Association to have obtained an appraisal or broker's price opinion on all real estate subject to foreclosure proceedings prior to the time of foreclosure. It is the Association's policy to require appraisals on a periodic basis on foreclosed properties and conduct inspections on foreclosed properties.

INVESTMENT ACTIVITIES

     New Jersey chartered savings institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies and certificates of deposit of insured banks and savings institutions. Subject to various restrictions, New Jersey chartered savings institutions may also invest their assets in investment-grade corporate debt securities and mutual funds whose assets conform to the investments that a state-chartered savings institution is otherwise authorized to make directly. Additionally, the Association must maintain minimum levels of investments that qualify as liquid assets under OTS regulations. See "Regulation-- Federal Regulation of Savings Institutions-- Liquidity." Historically, the Association has maintained liquid assets above the minimum OTS requirements and at a level considered to be adequate to meet its normal daily activities.

     The investment policy of the Association, as approved by the Board of Directors, requires management to maintain adequate liquidity, generate a favorable return on investments without incurring undue interest rate and credit risk and to complement the Association's lending activities. The Association primarily utilizes investments in securities for liquidity management and as a method of deploying excess funding not utilized for investment in loans. Generally, the Association's investment policy is more restrictive than the OTS regulations allow and, accordingly, the Association has invested primarily in U.S. government and agency securities, which qualify as liquid assets under the OTS regulations, federal funds and U.S. government sponsored agency issued mortgage-backed securities. As required by SFAS No. 115, the Association has established an investment portfolio of securities that are categorized as held-to-maturity, available-for-sale or held for trading. The Association generally invests in securities as a method of utilizing funds not utilized for loan origination activity and as a method of maintaining liquidity at levels deemed appropriate by management. The Association does not currently maintain a portfolio of securities categorized as held for trading. At July 31, 1998, the Association's securities portfolio totalled $136.7 million, or 52.6% of assets, all of which was categorized as held-to-maturity.

     At July 31, 1998, the Association had invested $48.4 million in FNMA, FHLMC and GNMA mortgage-backed securities, or 18.6% of total assets, all of which were classified as held-to-maturity. In addition, $46.1 million, or 17.7%, of total assets, were debt obligations issued by federal agencies which generally have stated maturities from one month to four years. Also, $41.0 million, or 15.8% of total assets were debt obligations issued by federal agencies which have stated maturities from 30 months to 20 years, but which also have call features. Such callable securities allow the issuer, after a specified period of time, to repay the security prior to its stated maturity. Based on interest rate ranges anticipated by the Association, the Association estimates that the substantial majority of such securities will be called prior to their stated maturities. The Association is subject to additional interest rate risk and reinvestment risk compared to its evaluation of that risk if changes in interest rates exceed ranges anticipated by the Association in estimating the anticipated life of such callable investment securities. Investments in mortgage-backed securities involve a risk that actual prepayments will be greater than estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby changing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities or in the event such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates.

     The following table sets forth information regarding the amortized cost and fair value of the Association's securities at the dates indicated.

                                                 AT JULY 31,                                AT DECEMBER 31,
                                             -------------------  ----------------------------------------------------------------
                                                    1998                  1997                 1996                    1995
                                             -------------------  --------------------  --------------------  --------------------
                                             AMORTIZED    FAIR     AMORTIZED    FAIR     AMORTIZED    FAIR     AMORTIZED    FAIR
                                               COST       VALUE      COST       VALUE      COST       VALUE      COST       VALUE
                                             ---------  --------   ---------  --------  ----------  --------  ----------  --------
                                                                               (IN THOUSANDS)
Investment securities:
  Debt securities
   held-to-maturity:
    Obligations of U.S.
     government agencies...................  $ 86,956   $ 87,293   $ 78,934   $ 79,502   $ 77,010   $ 77,028   $ 71,580   $ 72,285
    Other securities.......................       100        100        100        100        100        100        600        598
                                             --------   --------   --------   --------   --------   --------   --------   --------
      Total investment securities..........    87,056     87,393     79,034     79,602     77,110     77,128     72,180     72,883
                                             --------   --------   --------   --------   --------   --------   --------   --------

  FHLB stock...............................     1,249      1,249      1,233      1,233      1,150      1,150      1,182      1,182
                                             --------   --------   --------   --------   --------   --------   --------   --------

Mortgage-backed securities:
  Mortgage-backed securities held
   to maturity:
    FHLMC..................................    21,901     22,522     26,679     27,013     23,529     23,526     15,150     15,511
    FNMA...................................    25,681     26,035     17,627     17,673     16,752     16,496     15,112     15,337
    GNMA...................................       770        839        925        977      1,117      1,152      1,410      1,486
                                             --------   --------   --------   --------   --------   --------   --------   --------
      Total mortgage-backed securities.....    48,352     49,396     45,231     45,663     41,398     41,174     31,672     32,334
                                             --------   --------   --------   --------   --------   --------   --------   --------

      Total securities.....................  $136,657   $138,038   $125,498   $126,498   $119,658   $119,452   $105,034   $106,399
                                             ========   ========   ========   ========   ========   ========   ========   ========

     The following table sets forth the Association's securities activities for the periods indicated.

                                                            FOR THE
                                                         SEVEN MONTHS
                                                        ENDED JULY 31,   FOR THE YEAR ENDED DECEMBER 31,
                                                        --------------   --------------------------------
                                                            1998         1997        1996       1995
                                                          -------      -------     -------    -------
                                                                         (IN THOUSANDS)
MORTGAGE-BACKED SECURITIES (HELD TO MATURITY):
 Mortgage-backed securities, beginning of period......    $45,231      $41,398     $31,672    $29,923
 Purchases:  mortgage-backed securities...............     10,994       10,030      16,029      6,023
 Repayments and prepayments:
  Mortgage-backed securities..........................      7,862        6,167       6,217      4,252
 Decrease in premium..................................        (11)         (30)        (86)       (22)
                                                          -------      -------     -------    -------
 Mortgage-backed securities, end of period............    $48,352      $45,231     $41,398    $31,672
                                                          =======      =======     =======    =======
INVESTMENT SECURITIES (HELD TO MATURITY):
 Investment securities, beginning of period...........    $79,034      $77,110     $72,180    $65,904
 Purchases:  investment securities....................     29,611       36,215      30,549     26,827
 Calls:  investment securities........................     14,000       17,000       6,000      4,000
 Maturities:  investment securities...................      7,500       17,000      19,000     15,745
 Decrease in premium..................................        (89)        (291)       (619)      (806)
                                                          -------      -------     -------    -------
 Investment securities, end of period.................    $87,056      $79,034     $77,110    $72,180
                                                          =======      =======     =======    =======
FHLB STOCK:
 FHLB stock, beginning of period......................    $ 1,233      $ 1,150     $ 1,182    $ 1,150
 Purchases............................................         16           83          --         32
 Redemptions..........................................         --           --          32         --
                                                          -------      -------     -------    -------
 FHLB stock, end of period............................    $ 1,249      $ 1,233     $ 1,150    $ 1,182
                                                          =======      =======     =======    =======


     The table below sets forth information regarding the carrying value, weighted average yields and contractual maturities of the Association's investment securities and mortgage-backed securities as of July 31, 1998.

                                                                       AT JULY 31, 1998
                              -----------------------------------------------------------------------------------------------------
                                                   MORE THAN ONE YEAR MORE THAN FIVE YEARS
                              ONE YEAR OR LESS       TO FIVE YEARS        TO TEN YEAR       MORE THAN TEN YEARS       TOTAL
                             ------------------   ------------------   -------------------  -------------------  -------------------
                                       WEIGHTED             WEIGHTED             WEIGHTED             WEIGHTED             WEIGHTED
                             CARRYING   AVERAGE   CARRYING   AVERAGE   CARRYING   AVERAGE   CARRYING   AVERAGE   CARRYING   AVERAGE
                              VALUE      YIELD     VALUE      YIELD     VALUE      YIELD     VALUE      YIELD     VALUE      YIELD
                             --------  --------   -------   --------   --------  --------   -------   -------    --------  --------
                                                                   (DOLLARS IN THOUSANDS)
Held-to-maturity
 securities:
  Investment securities:
    Obligations of U.S.
     Government  agencies...  $12,591      6.89%   $34,256      6.14%    $3,997      7.38%   $36,112      7.17%  $ 86,956      6.73%
    Other investments.......       --        --        100      3.50         --        --         --        --        100      3.50
Mortgage-backed
   securities...............       --        --        933      9.03      4,908      7.71     42,511      7.27     48,352      7.35
FHLB stock..................    1,249      7.45         --        --         --        --         --        --      1,249      7.45
                              -------      ----    -------      ----     ------      ----    -------      ----   --------      ----
Total securities
       at amortized cost....  $13,840      6.94%   $35,289      6.21%    $8,905      7.56%   $78,623      7.22%  $136,657      6.95%
                              =======      ====    =======      ====     ======      ====    =======      ====   ========      ====

SOURCES OF FUNDS

     GENERAL. Deposits, loan repayments and prepayments, cash flows generated from operations and FHLB advances are the primary sources of the Association's funds for use in lending, investing and for other general purposes.

     DEPOSITS. The Association offers a variety of deposit accounts with a range of interest rates and terms. The Association's deposits consist of checking, money market, savings, NOW, certificate accounts and Individual Retirement Accounts. More than 50% of the funds deposited in the Association are in certificate of deposit accounts. At July 31, 1998, core deposits (savings, NOW, money market and club accounts) represented 46.6% of total deposits. The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. The Association's deposits are obtained predominantly from the areas in which its branch offices are located. The Association has historically relied primarily on customer service and long-standing relationships with customers to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions significantly affect the Association's ability to attract and retain deposits. The Association uses traditional means of advertising its deposit products, including print media and generally does not solicit deposits from outside its market area. The Association does not actively solicit certificate accounts in excess of $100,000 or use brokers to obtain deposits. At July 31, 1998, $54.7 million, or 46.2% of the Association's certificate of deposit accounts were to mature within one year.

     The following table presents the deposit activity of the Association for the periods indicated.

                                                          FOR THE SEVEN MONTHS
                                                             ENDED JULY 31,       FOR THE YEAR ENDED DECEMBER 31,
                                                          --------------------    -------------------------------
                                                            1998        1997        1997        1996        1995
                                                          --------    --------    --------    --------    -------
                                                                                   (IN THOUSANDS)
Increase (decrease) before interest credited..........     $3,149     $(2,238)    $(2,336)    $(2,725)     $1,699

Interest credited.....................................      4,801       4,595       8,708       8,439       7,912
                                                           ------     -------     -------     -------      ------
Net increase..........................................     $7,950     $ 2,357     $ 6,372     $ 5,714      $9,611
                                                           ======     =======     =======     =======      ======


     At July 31, 1998, the Association had $9.7 million in certificate accounts in amounts of $100,000 or more maturing as follows:


                                                        WEIGHED
                                                        AVERAGE
MATURITY PERIOD                             AMOUNT        RATE
====================================     ===========   =========
                                         (DOLLARS IN THOUSANDS)
Three months or less................       $1,205       5.11%
Over 3 through 6 months.............          858       5.30%
Over 6 through 12 months............        1,205       5.36%
Over 12 months......................        6,394       6.18%
                                           ------
   Total............................       $9,662       5.87%
                                           ======

     The following table sets forth the distribution of the Association's average deposit accounts for the periods indicated and the weighted average interest rates on each category of deposits presented and such information at July 31, 1998. Averages for the periods presented utilize month-end balances.


                                                                        FOR THE SEVEN MONTHS ENDED
                                            AT JULY 31, 1998                  JULY 31, 1998
                                    ----------------------------   -----------------------------------
                                                                               PERCENT OF
                                               PERCENT                           TOTAL        AVERAGE
                                               OF TOTAL    RATE     AVERAGE     AVERAGE        RATE
                                     BALANCE   DEPOSITS    PAID     BALANCE     DEPOSITS       PAID
                                    --------   --------   ------   ---------   ----------   ---------
                                                        (DOLLARS IN THOUSANDS)
Savings accounts..................  $ 34,572       15.0%    2.75%   $ 34,353         15.1%       2.73%

Money market accounts.............    43,447       18.8     3.44      43,759         19.3        3.47

NOW accounts......................    27,989       12.1     2.25      28,275         12.5        2.26

Club accounts.....................     1,720        0.7     2.59       1,102          0.5        2.78

Certificates of deposit...........   118,443       51.2     5.80     114,818         50.6        5.77

Noninterest-bearing deposits:

  Demand deposits.................     4,985        2.2       --       4,600          2.0          --
                                    --------   --------   ------   ---------   ----------   ---------
    Total average deposits........  $231,156      100.0%    4.32%   $226,907        100.0%       4.30%
                                    ========   ========            =========   ==========

                                                                   FOR THE YEAR ENDED DECEMBER 31,
                                 --------------------------------------------------------------------------------------------------
                                                1997                            1996                              1995
                                ---------------------------------  -------------------------------  -------------------------------
                                           PERCENT OF                        PERCENT OF                        PERCENT OF
                                             TOTAL       AVERAGE               TOTAL       AVERAGE               TOTAL      AVERAGE
                                 AVERAGE    AVERAGE       RATE     AVERAGE    AVERAGE       RATE     AVERAGE    AVERAGE       RATE
                                 BALANCE    DEPOSITS      PAID     BALANCE    DEPOSITS      PAID     BALANCE    DEPOSITS      PAID
                                ---------  ----------  ---------  ---------  ----------  ---------   ---------  ----------  -------
                                                                       (DOLLARS IN THOUSANDS)

Savings accounts...............  $ 35,599        16.3%      2.68%  $ 38,738        18.1%      2.75%   $ 44,109        21.6%   2.73%

Money market accounts..........    41,597        19.0       3.67     37,495        17.6       3.64      31,328        15.3    3.80

NOW accounts...................    27,598        12.6       2.34     25,882        12.1       2.24      25,447        12.5    2.16

Club accounts..................     1,009         0.5       2.52      1,013         0.5       2.53         999         0.5    2.63

Certificates of deposit........   108,506        49.7       5.68    106,665        49.9       5.70      98,898        48.4    5.67

Noninterest-bearing deposits:

  Demand deposits..............     4,244         1.9         --      3,922         1.8         --       3,439         1.7      --
                                ---------  ----------  ---------  ---------  ----------  ---------   ---------  ----------  ------

    Total average deposits.....  $218,553       100.0%      4.26%  $213,715       100.0%      4.27%   $204,220       100.0%   4.20%
                                =========  ==========             =========  ==========              =========  ==========

     The following table presents by various rate categories, the amount of certificate accounts outstanding at the dates indicated and the periods to maturity of the certificate accounts outstanding at July 31, 1998.

                                          PERIOD TO MATURITY FROM JULY 31, 1998             AT DECEMBER 31,
                                    -----------------------------------------------  ----------------------------
                                       LESS        ONE     TWO TO    OVER
                                     THAN ONE    TO TWO    THREE    THREE
                                      YEAR       YEARS     YEARS    YEARS    TOTAL     1997      1996      1995
                                     --------    ------    ------   -----    -----   --------  --------  --------
                                                                    (IN THOUSANDS)
CERTIFICATE ACCOUNTS:
        0 to 4.00%................  $     --    $    --   $    --  $    --  $     --  $    --   $    --   $  3,266
     4.01 to 5.00%................    10,279         25        --    4,495    14,799     5,052    33,291    18,476
     5.01 to 6.00%................    40,884     16,986    10,111   29,166    97,147    71,398    35,266    40,620
     6.01 to 7.00%................     3,259      2,648       305       --     6,212    33,474    35,708    35,340
     7.01 to 8.00%................       254         --        26       --       280     1,357     1,804     1,998
     8.01 to 9.00%................         5         --        --       --         5         5     1,259     5,042
    Over 9.00%....................        --         --        --       --        --        --        --        18
                                    --------    -------   -------  -------  --------  --------  --------  --------

     Total certificate accounts...   $54,681    $19,659   $10,442  $33,661  $118,443  $111,286  $107,328  $104,760
                                     =======    =======   =======  =======  ========  ========  ========  ========


     BORROWINGS. The Association utilizes advances from the FHLB of New York as an alternative to retail deposits to fund its operations as part of its operating strategy. These FHLB advances are collateralized primarily by the Association's mortgage loans and mortgage-backed securities and secondarily by the Association's investment in capital stock of the FHLB of New York. FHLB advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the FHLB of New York will advance to member institutions, including the Association, fluctuates from time to time in accordance with the policies of the FHLB of New York. See "Regulation--Federal Home Loan Bank System." At July 31, 1998 and December 31, 1997, the Association had $176,000 in outstanding FHLB advances.


     The following table sets forth information regarding the Association's borrowed funds at or for the periods ended on the dates indicated:

                                            AT OR FOR THE SEVEN MONTHS                  AT OR FOR THE YEAR ENDED
                                                  ENDED JULY 31,                               DECEMBER 31,
                                            --------------------------           -----------------------------------
                                              1998             1997                1997           1996         1995
                                            -------          -------             -------        -------      -------
                                                                    (DOLLARS IN THOUSANDS)

FHLB advances:
   Average balance outstanding.............  $ 176             $ 176               $ 176         $ 176         $ 176
                                             =====             =====               =====         =====         =====
   Maximum amount outstanding at any
    month-end during the period............  $ 176             $ 176               $ 176         $ 176         $ 176
                                             =====             =====               =====         =====         =====
   Balance outstanding at end of period....  $ 176             $ 176               $ 176         $ 176         $ 176
                                             =====             =====               =====         =====         =====
   Weighted average interest rate during
    the period.............................   6.62%             6.62%               6.62%         6.62%         6.62%
                                             =====             =====               =====         =====         =====
   Weighted average interest rate at end
   of period..............................    6.62%             6.62%               6.62%         6.62%         6.62%
                                             =====             =====               =====         =====         =====

PROPERTIES

   The Association currently conducts its business through three full service banking offices and two operations centers located in Gloucester and Camden Counties, New Jersey. Consistent with its business planning strategy, the Association is planning to expand and remodel its administrative and home office in order to move the functions of its two operation centers to that single location. The Association expects to incur capital expenditures of up to $2.5 million in connection with such expansion. Once the expansion is complete, in or about the first quarter of 2000, the Company believes that the Association's facilities will be adequate to meet the then-present and immediately foreseeable needs of the Association and the Company. The following table sets forth the Association's offices as of July 31, 1998.


                                                                        NET BOOK VALUE
                                                                        OF PROPERTY OR
                                         ORIGINAL                         LEASEHOLD             TOTAL
                                           YEAR          DATE OF         IMPROVEMENTS        DEPOSITS AT
                              LEASED OR  LEASED OR        LEASE               AT               JULY 31,
LOCATION                        OWNED    ACQUIRED       EXPIRATION      JULY 31, 1998           1998
--------                      --------- -----------    ------------   ------------------   ---------------
                                                                              (DOLLARS IN THOUSANDS)
ADMINISTRATIVE/HOME OFFICE:
4651 Route 42
Turnersville, NJ 08012          Owned       1979              --            $1,012          $       48,217

BRANCH OFFICES:
627 Haddon Avenue
Collingswood, NJ 08108          Owned       1957              --             1,291                 108,776

10 E. Evesham Road
Glendora, NJ 08029              Owned       1967              --                94                  74,163

OPERATIONS CENTERS:
4641 Route 42
Turnersville, NJ 08012          Leased    July 1996       June 1999/(1)/         5                      --

251 Johnson Road                           January
Turnersville, NJ 08012          Leased      1988        December 1998/(2)/      --                      --
                                                                            ------                --------
    Total                                                                   $2,402                $231,156
                                                                            ======                ========

---------------------
(1)  The Association is currently in the first of two one-year renewal options.
(2) Since the expiration of the lease's original three-year term, the Association has continuously renewed the lease for one-year periods.

LEGAL PROCEEDINGS

     The Association is not involved in any pending legal proceedings other than
routine legal proceedings occurring in the ordinary course of business.   Such
routine legal proceedings, in the aggregate, are believed by management to be immaterial to the Company's financial condition, results of operations or cash flows.

PERSONNEL

     As of July 31, 1998, the Association had 65 authorized full-time employee positions and 22 authorized part-time employee positions. The employees are not represented by a collective bargaining unit and the Association considers its relationship with its employees to be good. See "Management of the Association--Other Benefit Plans" for a description of compensation and benefit programs offered to the Association's employees.

                           FEDERAL AND STATE TAXATION

FEDERAL TAXATION

     GENERAL. The Company and the Association will report their income on a December 31 calendar year basis using the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly the Association's reserve for bad debts discussed below. The following discussion of tax matters material to the operations of the Company and the Association is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Association or the Company. The Association was last audited by the Internal Revenue Service ("IRS") in 1991 and has not been audited by the New Jersey Department of Revenue ("DOR") in the past five years.

     BAD DEBT RESERVE. For taxable years beginning after December 31, 1995, although the 1996 Tax Act generally repealed the bad debt method of accounting for thrift institutions, thrift institutions such as the Association that are treated as small banks under the Code (those with assets under $500 million) are allowed to utilize the experience method or the specific charge-off method to account for bad debt losses. Thus, the Association will take a bad debt deduction for federal income tax purposes which is based on its current or historic net charge-offs. For tax years beginning prior to December 31, 1995, the Association as a qualifying thrift had been permitted to establish a reserve for bad debts and to make annual additions to such reserve, which were deductible for federal income tax purposes. Under such prior tax law, generally the Association recognized a bad debt deduction equal to 8% of taxable income.

     Under the 1996 Tax Act, the Association is required to recapture all or a portion of the additions to its bad debt reserve made subsequent to the base year (which is the Association's last taxable year beginning before January 1, 1988). The Association began to recapture such bad debt reserves ratably over a six-year period commencing in the Association's calendar 1996 tax year. In fiscal 1997, the Association recorded a deferred tax liability for this bad debt recapture. As a result, the recapture is not anticipated to have an effect on the Association's future net income or federal income tax expense for financial reporting purposes.

     POTENTIAL RECAPTURE OF BASE YEAR BAD DEBT REVENUE. The Association's bad debt reserve as of the base year is not subject to automatic recapture as long as the Association continues to carry on the business of banking. If the Association no longer qualifies as a bank, the balance of the pre-1988 reserves (and the supplemental reserves) is restored to income ratably over a six-year period beginning in the tax year the Association no longer qualifies as a bank. The base year bad debt reserve is also subject to recapture to the extent that the Association makes "non-dividend distributions" that are considered as made from the pre-1988 bad debt reserves. To the extent that such reserves exceed the amount that would have been allowed under the experience method ("Excess Distributions"), then an amount based on the amount distributed will be included in the Association's taxable income. "Non-dividend distributions" include distributions in excess of the Association's current and accumulated earnings and profits, distributions in redemption of stock, and distributions in partial or complete liquidation. However, dividends paid out of the Association's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from the
Association's bad debt reserve.    The amount of additional taxable income
created from an Excess Distribution is the amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if after the Conversion, the Association makes a "non-dividend distribution," then approximately one and one-half times the amount so distributed would be includable in gross income for federal income tax purposes, assuming a 34% corporate income tax rate (exclusive of state and local taxes). See "Regulation" and "Dividend Policy" for limits on the payment of dividends of the Association. The Association does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserve.

     CORPORATE ALTERNATIVE MINIMUM TAX. The Code imposes a tax on alternative minimum taxable income ("AMTI") at a rate of 20%. The excess of the bad debt reserve deduction claimed by the Association over the deduction that would have been allowable under the experience method is treated as a preference item for purposes of computing the AMTI. Generally, only 90% of AMTI can be offset by net operating loss carryovers of which the Association currently has none.
AMTI is increased by an amount equal to 75% of the amount by which the Association's adjusted current earnings exceeds its AMTI (determined without regard to this preference and prior to reduction for net operating losses). In addition, for taxable years beginning after June 30, 1986 and before January 1, 1996, an environmental tax of 0.12% of the excess of AMTI (with certain modifications) over $2 million was imposed on corporations, including the Association, whether or not an Alternative Minimum Tax ("AMT") is paid. The Association does not expect to be subject to the AMT.

     DIVIDENDS RECEIVED DEDUCTION AND OTHER MATTERS.   For federal purposes, the
Company may exclude from its income 100% of dividends received from the Association as a member of the same affiliated group of corporations. This corporate dividends received deduction is generally 70% in the case of dividends received from unaffiliated corporations with which the Company and the Association will not file a consolidated tax return, except that if the Company or the Association own more than 20% of the stock of a corporation distributing a dividend then, generally, 80% of any dividends received may be deducted.

STATE AND LOCAL TAXATION

     The Association is subject to New Jersey's Savings Institution Tax at the rate of 3% on its taxable income, before net operating loss deductions and special deductions for federal income tax purposes. The Company will be required to file a New Jersey income tax return because it will be doing business in New Jersey. For New Jersey tax purposes, regular corporations are presently taxed at a rate equal to 9% of taxable income. For this purpose, "taxable income" generally means Federal taxable income subject to certain adjustments (including addition of interest income on state and municipal obligations).

DELAWARE TAXATION

     As a Delaware holding company not earning income in Delaware, the Company is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware. However, to the extent that the Company conducts business outside of Delaware, the Company may be considered doing business and subject to additional taxing jurisdictions outside of Delaware.


                                  REGULATION

GENERAL

     The Association is subject to extensive regulation, examination and supervision by the Department, as its chartering agency, the OTS, as its primary federal regulator, and the FDIC, as the deposit insurer. The Association is a member of the FHLB System. The Association's deposit accounts are insured up to applicable limits by the SAIF managed by the FDIC. The Association must file reports with the Commissioner, the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Department, the OTS and the FDIC to test the Association's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the Department, the OTS, the FDIC or the Congress, could have a material adverse impact on the Company, the Association and their operations. Assuming that the holding company form of organization is utilized, the Company, as a savings and loan holding company, will also be required to file certain reports with, and otherwise comply with the rules and regulations of the OTS and of the Securities and Exchange Commission (the "SEC") under the federal securities laws.

     Any change in the regulatory structure or the applicable statutes or regulations, whether by the Department, the OTS, the FDIC or the Congress, could have a material impact on the Company, the Association, their operations or the Association's Conversion. Congress currently has under consideration various proposals to eliminate the federal thrift charter, abolish the OTS and restrict the activities of savings and loan holding companies. The results of such consideration, including possible enactment of legislation is uncertain. Therefore, the Association is unable to determine the extent to which the results of consideration or possible legislation, if enacted, would affect its business. See "Risk Factors--Financial Institution Regulation and Possible Legislation."

     The description of statutory provisions and regulations applicable to savings associations set forth in this Prospectus do not purport to be complete descriptions of such statutes and regulations and their effects on the Association and the Company and is qualified in its entirety by reference to such statutes and regulations.

FEDERAL REGULATION OF SAVINGS INSTITUTIONS

     BUSINESS ACTIVITIES. The activities of New Jersey chartered, FDIC insured savings institutions are governed by the New Jersey Savings and Loan Act (1963), as amended ("NJSLA"), the Home Owners' Loan Act, as amended ("HOLA") and, the Federal Deposit Insurance Act ("FDI Act") and the regulations issued by the agencies to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which savings associations may engage.


     ACTIVITIES AND INVESTMENT. The FDI Act imposes certain restrictions on the activities and investments of state savings associations such as the Association. No state savings association may engage as principal in any activity that is not permissible for federally chartered savings associations unless the association is in compliance with federal regulatory capital requirements and the FDIC has determined that the activity does not pose a significant risk to the deposit insurance fund. A state savings association may engage in an activity that is permissible for a federal savings association, but in a greater amount, only if the institution is in capital compliance and the FDIC has not determined that engaging in that amount of activity poses a risk to the affected deposit insurance fund. Also, a state savings association may not acquire directly an equity investment of a type or in an amount that is not permissible for federal associations. However, state savings associations may acquire shares of service corporations so long as the institution is in capital compliance, and the FDIC determines that no significant risk to the deposit insurance fund is posed by the amount that the institution seeks to acquire on the activities of the savings association.

     LOANS-TO-ONE BORROWER. Under the HOLA, savings institutions are generally subject to the national bank limit on loans-to-one borrower. Generally, this limit is 15% of the Association's unimpaired capital and surplus, plus an additional 10% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include financial instruments and bullion. At July 31, 1998, the Association's regulatory limit on loans-to-one borrower was $6.5 million. At July 31, 1998, the Association's largest aggregate amount of loans-to-one borrower consisted of $1.1 million in real estate mortgage loans all of which were secured by one- to four-family properties.

     QTL TEST.  The HOLA requires savings institutions to meet a QTL test.
Under the QTL test, a savings association is required to maintain at least 65% of its "portfolio assets" (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including mortgage-backed and related securities) in at least 9 months out of each 12-month period. A savings association that fails the QTL test must either convert to a bank charter or operate under certain restrictions. As of July 31, 1998, the Association maintained 72% of its portfolio assets in qualified thrift investments and, therefore, met the QTL test. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered as "qualified thrift investments."

     LIMITATION ON CAPITAL DISTRIBUTIONS. OTS regulations impose limitations upon all capital distributions by a savings institution, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The rule establishes three tiers of institutions, which are based primarily on an institution's capital level. An institution that exceeds all fully phased-in regulatory capital requirements before and after a proposed capital distribution and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice to, but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of: (i) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year; or (ii) 75% of its net earnings for the previous four quarters. Any additional capital distributions would require prior OTS approval. In the event the Association's capital fell below its capital requirements or the OTS notified it that it was in need of more than normal supervision, the Association's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.

     LIQUIDITY. The Association is required to maintain an average daily balance of specified liquid assets equal to a monthly average of not less than a specified percentage (currently 4%) of its net withdrawable deposit accounts plus short-term borrowings. Monetary penalties may be imposed for failure to meet these liquidity requirements. The Association's average liquidity ratio for the seven months ended July 31, 1998 was 45.75%, which exceeded the applicable requirements. The Association has never been subject to monetary penalties for failure to meet its liquidity requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

     ASSESSMENTS. Savings institutions are required by regulation to pay assessments to the OTS and to the New Jersey Department of Banking and Insurance (the "Department") to fund the agencies' operations. The assessments paid by the Association to these agencies for the year ended December 31, 1997 totalled $78,000.

     TRANSACTIONS WITH RELATED PARTIES. The Association's authority to engage in transactions with related parties or "affiliates" (i.e., any company that controls or is under common control with an institution, including the Company and any non-savings institution subsidiaries that the Company may establish) is limited by Sections 23A and 23B of the Federal Reserve Act ("FRA"). Section 23A restricts the aggregate amount of covered transactions with any individual affiliate to 10% of the capital and surplus of the savings institution and also limits the aggregate amount of transactions with all affiliates to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in
Section 23A and the purchase of low quality assets from affiliates is generally prohibited. Section 23B generally requires that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies.

     ENFORCEMENT. Under the FDI Act, the OTS has primary federal enforcement responsibility over federally insured savings institutions and has the authority to bring action against all "institution-affiliated parties," including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers or directors, receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or $1 million per day in especially egregious cases. Under the FDI Act, the FDIC has the authority to recommend to the Director of the OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances. Federal and state law also establishes criminal penalties for certain violations.

     STANDARDS FOR SAFETY AND SOUNDNESS. The FDI Act requires each federal banking agency to prescribe for all insured depository institutions standards relating to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, and compensation, fees and benefits and such other operational and managerial standards as the agency deems appropriate. The federal banking agencies have adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness ("Guidelines") to implement these safety and soundness standards. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The Guidelines address internal controls and information systems; internal audit system; credit underwriting; loan documentation; interest rate risk exposure; asset growth; asset quality; earnings; and compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDI Act. The final regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

     CAPITAL REQUIREMENTS. The OTS capital regulations require savings institutions to meet three capital standards: a 1.5% tangible capital standard, a 3.0% leverage ("core" or "Tier 1" capital) ratio and an 8.0% risk based capital standard. Core (Tier 1) capital is defined as common stockholders' equity (including retained earnings), non-cumulative perpetual preferred stock and related surplus, minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights ("MSRs") and credit card relationships. The OTS regulations require that, in meeting the leverage ratio, tangible and risk-based capital standards institutions generally must deduct investments in and loans to subsidiaries engaged in activities not permissible for a national bank. In addition, the OTS prompt corrective action regulation provides that a savings institution that has a leverage capital ratio of less than 4% (3% for institutions receiving the highest examination rating) will be deemed to be "undercapitalized" and may be subject to certain restrictions. See "--Prompt Corrective Regulatory Action."


     The risk-based capital standard for savings institutions requires the maintenance of total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of 8.0%. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, as assigned by the OTS capital regulation based on the risks OTS believes are inherent in the type of asset. The components of core capital are equivalent to those discussed earlier under the 3% leverage standard. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and, within specified limits, the allowance for loan and lease losses. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital. Effective October 1998, institutions may also include in supplementary capital up to 45% of the pretax unrealized holding gains on available-for-sale equity securities with readily determinable fair values.

     The OTS has incorporated an interest rate risk component into its regulatory capital rule. The final interest rate risk rule adjusts the risk-weighting for certain mortgage derivative securities. Under the rule as written, savings associations with "above normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings association's interest rate risk would be measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200-basis point increase or decrease in market interest rates divided by the estimated economic value of the Association's assets, as calculated in accordance with guidelines set forth by the OTS. A savings association whose measured interest rate risk exposure exceeds 2% would be required to deduct an interest rate component in calculating its total risk-based capital. The interest rate risk component would be an amount equal to one-half of the difference between the institution's measured interest rate risk and 2% multiplied by the estimated economic value of the association's assets. That dollar amount would be deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Under the rule as written, there is a two quarter lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. A savings association with assets of less than $300 million and risk-based capital ratios in excess of 12% would be not subject to the interest rate risk component, unless the OTS determined otherwise. The rule also provides that the Director of the OTS may waive or defer an association's interest rate risk component on a case-by-case basis. The OTS has postponed the date that the component will first be deducted from an institution's total capital to provide it with an opportunity to review the interest rate risk approaches taken by other federal banking agencies.

     At July 31, 1998, the Association met each of its capital requirements, in each case on a fully phased-in basis. See "Regulatory Capital Compliance" for a table which sets forth in terms of dollars and percentages the OTS tangible, leverage and risk-based capital requirements, the Association's historical amounts and percentages at July 31, 1998, and pro forma amounts and percentages based upon the issuance of the shares within the Estimated Price Range and assuming that a portion of the net proceeds are retained by the Company.

PROMPT CORRECTIVE REGULATORY ACTION

     Under the OTS prompt corrective action regulations, the OTS is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. Generally, a savings institution that has a total risk-based capital of less than 8.0% or a leverage ratio or a Tier 1 capital or risk-based assets ratio that is less than 4.0% is considered to be undercapitalized. A savings institution that has a total risk-based capital less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Subject to a narrow exception, the banking regulator is required to appoint a receiver or conservator for an institution that is critically undercapitalized. The regulation also provides that a capital restoration plan must be filed with the OTS within 45 days of the date an association receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Compliance with the plan must be guaranteed by any parent holding company. In addition, numerous mandatory supervisory actions may become immediately applicable to the institution depending upon its category, including, but not limited to, increased monitoring by regulators, restrictions on growth, and capital distributions and limitations on expansion. The OTS could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

INSURANCE OF DEPOSIT ACCOUNTS

     The FDIC has adopted a risk-based insurance assessment system. The FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period. The capital categories are (1) well capitalized, (2) adequately capitalized or (3) undercapitalized. An institution is also placed in one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned with the most well capitalized, healthy institutions receiving the lowest rates.

     Deposits of the Association are presently insured by the SAIF. Both the SAIF and the BIF are statutorily required to be recapitalized to a 1.25% of insured reserve deposits ratio. Until recently, members of the SAIF and BIF were paying average deposit insurance assessments of between 24 and 25 basis points. The BIF met the required reserve in 1995, whereas the SAIF was not expected to meet or exceed the required level until 2002 at the earliest. This situation was primarily due to the statutory requirement that SAIF members make payments on bonds issued in the late 1980s by the Financing Corporation ("FICO") to recapitalize the predecessor to the SAIF.

     In view of the BIF's achieving the 1.25% ratio, the FDIC ultimately adopted a new assessment rate schedule of from 0 to 27 basis points under which 92% of BIF members paid an annual premium of only $2,000. With respect to SAIF member institutions, the FDIC adopted a final rule retaining the previously existing assessment rate schedule applicable to SAIF member institutions of 23 to 31 basis points. As long as the premium differential continued, it may have had adverse consequences for SAIF members, including reduced earnings and an impaired ability to raise funds in the capital markets. In addition, SAIF members, such as the Association could have been placed at a substantial competitive disadvantage to BIF members with respect to pricing of loans and deposits and the ability to achieve lower operating costs.

     On September 30, 1996, the President of the United States signed into law the Funds Act which, among other things, imposed a special one-time assessment on SAIF member institutions, including the Association, to recapitalize the SAIF. As required by the Funds Act, the FDIC imposed a special assessment of
65.7 basis points on SAIF assessable deposits held as of March 31, 1995, payable November 27, 1996 (the "SAIF Special Assessment"). The SAIF Special Assessment was recognized by the Association as an expense in the quarter ended
September 30, 1996 and is generally tax deductible. The SAIF Special Assessment recorded by the Association amounted to $1.3 million on a pre-tax basis and $841,000 on an after-tax basis.

     The Funds Act also spread the obligations for payment of the FICO bonds across all SAIF and BIF members. Beginning on January 1, 1997, BIF deposits were assessed for a FICO payment of 1.3 basis points, while SAIF deposits pay 6.48 basis points. Full pro rata sharing of the FICO payments between BIF and SAIF members will occur on the earlier of January 1, 2000 or the date the BIF and SAIF are merged.

     As a result of the Funds Act, the FDIC voted to effectively lower SAIF assessments to 0 to 27 basis points as of January 1, 1997, a range comparable to that of BIF members. The FDIC recently adopted the 0 to 27 basis point assessment schedule for the second half of 1998. SAIF members will also continue to make the FICO payments described above. Management cannot predict the level of FDIC insurance assessments on an on-going basis, or whether the BIF and SAIF will eventually be merged.

     The Association's assessment rate for 1997 was 6.5 basis points and the regular premium expense for this period was $138,000.

     The FDIC is authorized to raise the assessment rates in certain circumstances. The FDIC has exercised this authority several times in the past and may raise insurance premiums in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of the Association.

     Under the FDI Act, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS. The management of the Association does not know of any practice, condition or violation that might lead to termination of deposit insurance.

FEDERAL HOME LOAN BANK SYSTEM

     The Association is a member of the FHLB System, which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member institutions. The Association, as a member of the FHLB, is required to acquire and hold shares of capital stock in the FHLB in an amount at least equal to 1.0% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB, whichever is greater. The Association was in compliance with this requirement with an investment in FHLB stock at July 31, 1998 of $1.2 million. FHLB advances must be secured by specified types of collateral and all long-term advances may only be obtained for the purpose of providing funds for residential housing finance. At July 31, 1998, the Association had $176,000 in FHLB advances.

     The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members. For the years ended December 31, 1997, 1996 and 1995, dividends from the FHLB to the Association amounted to approximately $81,000, $76,000 and $91,000, respectively. If dividends were reduced, the Association's net interest income would likely also be reduced. Further, there can be no assurance that the impact of recent or future legislation on the FHLBs will not also cause a decrease in the value of the FHLB stock held by the Association.

FEDERAL RESERVE SYSTEM

     The Federal Reserve Board regulations require savings institutions to maintain non-interest-earning reserves against their transaction accounts. The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for accounts aggregating $47.8 million or less (subject to adjustment by the Federal Reserve Board) the reserve requirement is 3.0% and for accounts greater than $47.8 million, the reserve requirement is $1.43 million plus 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $47.8 million. The first $4.7 million of otherwise reservable balances (subject to adjustment by the Federal Reserve Board) are exempted from the reserve requirements. The Association is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce the Association's interest-earning assets. FHLB System members are also authorized to borrow from the Federal Reserve "discount window," but Federal Reserve Board regulations require institutions to exhaust all FHLB sources before borrowing from a Federal Reserve Bank.

NEW JERSEY LAW

     GENERAL. The Commissioner regulates, among other things, the Association's internal business procedures as well as its deposits, lending and investment activities, and its ability to declare and pay dividends. The Commissioner must approve changes to the Association's Certificate of Incorporation, establishment or relocation of branch offices, mergers and the issuance of additional stock. In addition, the Commissioner conducts periodic examinations of the Association. Certain of the areas regulated by the Commissioner are not subject to similar regulation by the FDIC.

     Recent federal and state legislative developments have reduced distinctions between commercial banks and SAIF-insured savings institutions in New Jersey with respect to lending and investment authority, as well as interest rate limitations. As federal law has expanded the authority of federally chartered savings institutions to engage in activities previously reserved for commercial banks, New Jersey legislation and regulations ("parity legislation") have given New Jersey chartered savings institutions, such as the Association, certain of the powers of federally chartered savings institutions.

     New Jersey law provides that, upon satisfaction of particular triggering conditions, as determined by the Commissioner, insured institutions or savings and loan holding companies located in a state which has reciprocal legislation in effect on substantially the same terms and conditions as stated under New Jersey law may acquire, or be acquired by, New Jersey insured institutions or holding companies on either a regional or national basis. New Jersey law permits interstate branching to the same extent OTS permits interstate branching in federal savings and loans.

     ENFORCEMENT. Under the NJSLA, the Commissioner has extensive enforcement authority over New Jersey savings and loan institutions and, under certain circumstances, affiliated parties, insiders, and agents. The Commissioner's enforcement authority includes: cease and desist orders, receivership, conservatorship, restraining orders, removal of officers and directors, emergency closures, dissolution, and liquidation. Fines for violations range from $100 per day to $5,000.

HOLDING COMPANY REGULATION

     The Company, if utilized, will be a non-diversified unitary savings and loan holding company within the meaning of the HOLA. As such, the Company will be required to register with the OTS and will be subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the Company and its non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. The Association must notify the OTS 30 days before declaring any dividend to the Company.

     As a unitary savings and loan holding company, the Company generally will not be restricted under existing laws as to the types of business activities in which it may engage, provided that the Association continues to be a QTL. See "--Federal Regulation of Savings Institutions--QTL Test" for a discussion of the QTL requirements. Upon any non-supervisory acquisition by the Company of another savings association, the Company would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would be subject to extensive limitations on the types of business activities in which it could engage. The HOLA limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, as amended (the "BHC Act"), subject to the prior approval of the OTS, and to other activities authorized by OTS regulation. Previously proposed legislation would have treated all savings and loan holding companies as bank holding companies and limit the activities of such companies to those permissible for multiple savings and loan holding companies. See "Risk Factors--Financial Institution Regulation and Possible Legislation."

     The HOLA prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of the voting stock of another savings institution, or holding company thereof, without prior written approval of the OTS; from acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary holding company or savings association. The HOLA also prohibits a savings and loan holding company from acquiring more than 5% of a company engaged in activities other than those authorized for savings and loan holding companies by the HOLA; or acquiring or retaining control of a depository institution that is not insured by the FDIC. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

     The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

FEDERAL SECURITIES LAWS

     The Company has filed with the SEC a registration statement under the Securities Act of 1933 (the "Securities Act") for the registration of the Common Stock to be issued pursuant to the Conversion. Upon completion of the Conversion, the Company's Common Stock will be registered with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act"). The Company will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

     The registration under the Securities Act of shares of the Common Stock to be issued in the Conversion does not cover the resale of such shares. Shares of the Common Stock purchased by persons who are not affiliates of the Company may be resold without registration. Shares purchased by an affiliate of the Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

                           MANAGEMENT OF THE COMPANY

     The Board of Directors of the Company is divided into three classes, each of which contains approximately one-third of the Board. The directors shall be elected by the stockholders of the Company for staggered three year terms, or until their successors are elected and qualified. One class of directors, consisting of Arthur E. Armitage, Jr., Gregory M. DiPaolo and John V. Field, has a term of office expiring at the first annual meeting of stockholders, a second class, consisting of Robert J. Colacicco, Richard G. Mohrfeld and Martin Rosner, has a term of office expiring at the second annual meeting of stockholders, and a third class, consisting of Richard W. Culbertson, Jr. and Ronald L. Woods, has a term of office expiring at the third annual meeting of stockholders. Information concerning the principal occupations, employment and other information concerning the directors and officers of the Company during the past five years is set forth under "Management of the Association--Biographical Information."

     The Company has established an Audit Committee of the Board of Directors, consisting of the following members: Messrs. Armitage, Culbertson, Field, Mohrfeld, Rosner and Woods. The Company has also established a Compensation Committee consisting of the full Board of Directors.

     The following individuals are the executive officers of the Company and hold the offices set forth below opposite their names.


EXECUTIVE               POSITION(S) HELD WITH COMPANY
---------               -----------------------------

Robert J. Colacicco     President and Chief Executive Officer
Gregory M. DiPaolo      Executive Vice President, Treasurer and Chief Operating Officer
Joseph M. Sidebotham    Corporate Secretary and Chief Accounting Officer

     The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal at the discretion of the Board of Directors.

DIRECTOR COMPENSATION

     Since the formation of the Company, none of the executive officers, directors or other personnel has received remuneration from the Company. Outside directors of the Company will receive an annual retainer of $3,500 but will not receive additional fees for meetings of the Board of Directors of the Company. For information regarding fees paid to the Association's Board of Directors see "Management of the Association--Director Compensation."

                         MANAGEMENT OF THE ASSOCIATION

DIRECTORS

     The following table sets forth information regarding the Board of Directors of the Association.



                                                                                                        DIRECTOR   TERM
NAME                         AGE(1)        POSITION(S) HELD WITH THE  ASSOCIATION                        SINCE    EXPIRES
----                         ------        ---------------------------------------                      --------  --------
Arthur E. Armitage, Jr.        77             Director                                                    1969      1999
Robert J. Colacicco            63             Director, President and Chief Executive Officer             1976      2000
Richard W. Culbertson, Jr.     53             Director and Chairman of the Board                          1992      2001
Gregory M. DiPaolo             49             Director, Executive Vice President, Treasurer and           1982      1999
                                              Chief Operating Officer
John V. Field                  54             Director                                                    1998      1999/(2)/
Richard G. Mohrfeld            52             Director                                                    1983      2000
Martin Rosner                  91             Director                                                    1943      2000
Ronald L. Woods                39             Director                                                    1998      1999/(3)/


(1) As of July 31, 1998.
(2) In May, 1998, the Association's Board of Directors elected Mr. Field to fill a newly created position on the Board until the Association's next annual meeting.
(3) In May, 1998, the Association's Board of Directors elected Mr. Woods to fill a vacant board position until the Association's next annual meeting, at which time he may stand for election to fill the expired two year term of a director who resigned.


EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     The following table sets forth information regarding the executive officers of the Association who are not also directors.


NAME                  AGE (1)      POSITION(S) HELD WITH ASSOCIATION
----                  ------     -----------------------------------
Jane E. Brode          49         Senior Vice President - Savings
Joseph M. Sidebotham   43         Senior Vice President and Controller
Paul D. Wampler        38         Senior Vice President - Lending

--------------------
(1)  As of July 31, 1998.

     Each of the executive officers of the Association will retain his/her office in the converted Association until their re-election at the annual meeting of the Board of Directors of the Association, held immediately after the first annual meeting of stockholders subsequent to the Conversion, and until their successors are elected and qualified or until they are removed or replaced. Officers are subject to re-election by the Board of Directors annually.

BIOGRAPHICAL INFORMATION

DIRECTORS

     Arthur E. Armitage, Jr. is the former President and owner of Arthur E. Armitage Agency, Inc., a general insurance firm. He has been a member of the Association's Board of Directors since 1969 and served as Chairman of the Board from 1995 to July, 1998.

     Robert J. Colacicco has been employed with the Association since 1967 and has served as President and Chief Executive Officer of the Association since 1971. Mr. Colacicco has been a member of the Board of Directors since 1976.

     Richard W. Culbertson, Jr. is a certified public accountant and a partner in the firm of Bowman & Company LLP, Voorhees, New Jersey. Mr. Culbertson has been a member of the Board of Directors since 1992 and has served a Chairman of the Board since July, 1998.

     Gregory M. DiPaolo is Executive Vice President, Treasurer and Chief Operating Officer of the Association. Mr. DiPaolo has been employed by the Association since 1973 and has been a member of the Board of Directors since 1982.

     John V. Field has been a practicing attorney for the past 29 years. He is sole shareholder in the firm of John V. Field, PA. In 1977, Mr. Field became
General Counsel of the Association.   Mr. Field has been a director of the
Association since May, 1998.

     Richard G. Mohrfeld is President of Mohrfeld, Inc., a heating oil distributor located in Collingswood, New Jersey. Mr. Mohrfeld has been a member of the Board of Directors since 1983.

     Martin Rosner has served on the Association's Board of Directors since 1943. Mr. Rosner is a former retailer in Collingswood, New Jersey. Mr. Rosner is now retired.

     Ronald L. Woods is a representative of Lenny, Vermaat and Leonard, a real estate brokerage firm located in Haddonfield, New Jersey. Mr. Woods has been a member of the Board of Directors since May, 1998.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     Jane E. Brode joined the Association in 1972 and has served in various positions since that time. In 1992, Ms. Brode became Senior Vice President. Ms. Brode is responsible for the Association's retail savings department.

     Joseph M. Sidebotham joined the Association in 1979 and has been Controller since 1980. In 1992, Mr. Sidebotham was promoted to Senior Vice President. Mr. Sidebotham is responsible for regulatory reporting, monitoring investments, MIS and the accounting and internal auditing functions of the Association.

     Paul D. Wampler joined the Association in 1997 and is Senior Vice President. Mr. Wampler is the Association's Chief Lending Officer and oversees all mortgage and consumer lending activities.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS OF THE ASSOCIATION

     The Association's Board of Directors meets 16 times per year and may have additional special meetings called in the manner specified in the Bylaws.

     The Board of Directors of the Association has established the following committees:

     The full Board of Directors serves as the Association's Audit Committee. The purpose of this committee is to oversee both internal and external audit activities. Meetings of the Audit Committee generally take place with regularly scheduled Board of Directors meetings. The Association's Board met 16 times during the year ended December 31, 1997.

     The Financial Planning Committee consists of Messrs. Armitage, Colacicco, Culbertson, DiPaolo and Rosner. The Financial Planning Committee generally meets on a quarterly basis, and is responsible for financial planning and budgeting for the Association and asset/liability management. The committee met 4 times during the year ended December 31, 1997.

     The Loan Committee, on a rotational basis, consists of any four members of the Association's Board of Directors, except that Mr. Field does not serve on this committee. The Loan Committee is responsible for reviewing certain large loan applications that are within its delegated approval authority. The committee generally meets on an as-needed basis, and met 12 times during the year ended December 31, 1997.

     The Compensation Committee consists of Messrs. Armitage, Culbertson, Mohrfeld and Rosner. This committee is responsible for all matters regarding compensation and fringe benefits. The Compensation Committee meets on an as-needed basis and met 2 times during the year ended December 31, 1997.

DIRECTOR COMPENSATION

     All non-employee directors of the Association receive an annual retainer of $7,000 a year, except that the Chairman of the Board receives an annual retainer of $8,000. All non-employee directors of the Association also receive $450 for each Board meeting attended and $200 for each Committee meeting attended.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE. The following table sets forth the cash compensation paid by the Association for services rendered in all capacities during the year ended December 31, 1997, to the Chief Executive Officer and to executive officers of the Association who received salary and bonus in excess of $100,000 ("Named Executive Officers").




                                                                                 LONG-TERM  COMPENSATION/(2)/
                                                     ANNUAL                   ----------------------------------
                                                COMPENSATION/(1)/                      AWARDS            PAYOUTS
                                     --------------------------------------   -------------------------  --------
                                                               OHER           RESTRICTED    SECURITIES
NAME AND                     FISCAL                           ANNUAL             STOCK      UNDERLYING     LTIP       ALL OTHER
PRINCIPAL POSITIONS          YEAR     SALARY    BONUS    COMPENSATION/(2)/      AWARDS     OPTIONS/SARS   PAYOUTS  COMPENSATION/(3)/
-------------------         ------- ---------- --------  -------------------  -----------  -------------  -------- ----------------
Robert J. Colacicco
  President and Chief
  Executive Officer          1997   $141,107   $29,529                 --          --            --          --          $38,275
Gregory M. DiPaolo
  Executive Vice President,
  Treasurer and
  Chief Operating Officer    1997   $118,102   $24,733                 --          --            --          --          $24,937

------------------
(1) Under Annual Compensation, the column titled "Bonus" consists of Board approved discretionary bonus.
(2) For 1997, there were no (a) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; (d) tax payment reimbursements; or (e) preferential discounts on stock. For 1997, the Association had no restricted stock or stock related plans in existence.
(3) Other compensation consists of employer contributions of $25,226 and $24,283, to the Association's money purchase pension plan on behalf of Messrs. Colacicco and DiPaolo, respectively, and $10,943 credited by the Association on behalf of Mr. Colacicco to the Association's non-qualified deferred compensation plan. See "--Other Benefit Plans - Pension Plan" and "--Supplemental Executive Retirement Plan." Also includes the value of life insurance premiums of $2,106 and $654 paid by the Association on behalf of Messrs. Colacicco and DiPaolo, respectively.


EMPLOYMENT AGREEMENTS

     Upon consummation of the Conversion, the Association intends to enter into employment agreements (collectively, the "Association Employment Agreements") with Messrs. Colacicco, DiPaolo, Sidebotham and Wampler and Ms. Brode, and the Company intends to enter into employment agreements with Messrs. Colacicco, DiPaolo and Sidebotham (collectively, the "Company Employment Agreements") (individually, the "Executive" and, collectively, the "Executives"). The employment agreements are subject to the review and approval of the OTS and may be amended as a result of such OTS review. Review of compensation arrangements by the OTS does not indicate, and should not be construed to indicate, that the OTS has passed upon the merits of such arrangements. The employment agreements are intended to ensure that the Association and the Company will be able to maintain a stable and competent management base after the Conversion. The continued success of the Association and the Company depends to a significant degree on the skills and competence of the Executives.

     The Association Employment Agreements provide for a three-year term for Messrs. Colacicco and DiPaolo and a two-year term for Messrs. Sidebotham and Wampler and Ms. Brode. The Association Employment Agreements provide that commencing on the first anniversary date and continuing each anniversary date thereafter the Board of Directors may extend the agreement for an additional year so that the remaining term shall be three years, in the case of Messrs. Colacicco and DiPaolo, and two years, in the case of Messrs. Sidebotham and Wampler and Ms. Brode, unless written notice of non-renewal is given by the Board of Directors after conducting a performance evaluation of the Executive. The Company Employment Agreements provide for a three-year term for Messrs. Colacicco and DiPaolo and a two-year term for Mr. Sidebotham. The terms of the Company Employment Agreements shall be extended on a daily basis, unless written notice of non-renewal is given by the Board of the Company. The Association and Company Employment Agreements provide that the Executive's base salary will be reviewed annually. The base salaries which will be effective for such employment agreements for Messrs. Colacicco, DiPaolo, Sidebotham and Wampler and Ms. Brode will be $170,430, $142,731, $87,403, $86,256 and $94,316, respectively. In addition to the base salary, the employment agreements provide for, among other things, participation in various employee benefit plans and stock-based compensation programs, as well as furnishing fringe benefits available to similarly situated executive personnel. The employment agreements provide for termination by the Association or the Company for cause (as defined in the agreements) at any time. In the event the Association or the Company chooses to terminate the Executive's employment for reasons other than for cause or, in the event of the Executive's resignation from the Association and the Company upon:
(i) failure to re-elect the Executive to his current offices; (ii) a material change in the Executive's functions, duties or responsibilities; (iii) a relocation of the Executive's principal place of employment by more than 25 miles; (iv) liquidation or dissolution of the Association or the Company; or (v) a breach of the Employment Agreements by the Association or the Company, the Executive or, in the event of death, the Executive's beneficiary would be entitled to receive an amount generally equal to the remaining base salary and bonus payments that would have been paid to the Executive during the remaining term of the employment agreements. In addition, the Executive would receive a payment attributable to the contribution that would have been made on the Executive's behalf to any employee benefit plans of the Association or the Company during the remaining term of the employment agreements, together with the value of stock-based incentives previously awarded to the Executive. The Association and the Company would also continue and pay for the Executive's life, health and disability coverage for the remaining term of the employment agreement. Upon any termination of the Executive, the Executive is subject to a covenant not to compete with the Company or the Association for one year.

     Under the agreements, if involuntary termination or voluntary termination follows a change in control of the Association or the Company, the Executive or, in the event of the Executive's death, the Executive's beneficiary, would receive a severance payment generally equal to the greater of: (i) the payments due for the remaining terms of the agreement, including the value of stock-based incentives previously awarded to the Executive; or (ii) three times the average of the five preceding taxable years' annual compensation. The Association and the Company would also continue the Executive's life, health, and disability coverage for thirty-six months, in the case of Messrs. Colacicco and DiPaolo, and twenty-four months in the case of Messrs. Sidebotham and Wampler and Ms. Brode. Notwithstanding that both agreements provide for a severance payment in the event of a change in control, the Executive may receive a severance payment under only one agreement. In the event of a change in control of the Association or Company, the total amount of payments due under the Employment Agreements, based solely on the base salaries paid to the Executives, and excluding any benefits under any employee benefit plan which may otherwise become payable, would equal approximately $1.7 million.

     Payments to the Executive under the Association Employment Agreements will be guaranteed by the Company in the event that payments or benefits are not paid by the Association. Payment under the Company Employment Agreements would be made by the Company. All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the employment agreements will be paid by the Company, if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement. The employment agreements also provide that the Association and Company shall indemnify the Executive to the fullest extent allowable under federal, New Jersey and Delaware law, respectively.

CHANGE IN CONTROL AGREEMENTS

     Upon Conversion, the Association intends to enter into two-year Change in Control Agreements with six employees of the Association and a one-year Change in Control Agreement with one employee of the Association (the "CIC Agreements"), none of whom will be covered by an employment agreement. Commencing on the first anniversary date and continuing on each anniversary thereafter, the CIC Agreements may be renewed by the Board of Directors of the Association for an additional year. The CIC Agreements will provide that in the event involuntary termination or, under certain circumstances, voluntary termination follows a change in control of the Association or the Company, the covered employee would be entitled to receive a severance payment equal to either one or two times the covered employee's average annual compensation for the five most recent taxable years preceding termination, depending on the particular agreement. The Association would also continue and pay for the covered employee's life, health and disability coverage for 24 months under the two-year CIC Agreements and 12 months under the one-year CIC Agreement following termination. Payments to the covered employee under the CIC Agreements will be guaranteed by the Company in the event that payments or benefits are not paid by the Association. In the event of a change in control of the Association or Company, the total payments that would be due under the CIC Agreements, based solely on the current annual compensation paid to the seven employees covered by the CIC Agreements and excluding any benefits under any employee benefit plan which may be payable, would be approximately $542,000.

EMPLOYEE SEVERANCE COMPENSATION PLAN

     Upon consummation of the Conversion, the Association's Board of Directors intends to establish the South Jersey Savings and Loan Association Employee Severance Compensation Plan (the ''Severance Plan'') which will provide eligible employees with severance pay benefits in the event of a change in control of the Association or the Company. Management personnel with employment agreements or change in control agreements will not participate in the Severance Plan. Generally, all full-time employees are eligible to participate in the Severance Plan if they have completed at least one year of service with the Association. Under the Severance Plan, in the event of a change in control of the Association or the Company, eligible employees who terminate employment within one year of the change in control (for reasons specified under the Severance Plan), will receive a severance payment equal to one-twelfth of their current annual compensation for each year of service completed with the Association, up to a maximum of 199% of their current annual compensation. In the event the provisions of the Severance Plan were triggered, the total amount of payments that would be due thereunder, based solely upon current salary levels, would equal approximately $696,000.

INSURANCE PLANS

     The Association makes available to all full-time employees medical plan benefits, life and accidental death insurance, long term disability insurance and travel insurance.

OTHER BENEFIT PLANS

     PENSION PLAN. The Association sponsors the South Jersey Savings and Loan Association Money Purchase Pension Plan (the "Pension Plan"). Generally, employees of the Association become members of the Pension Plan upon the completion of two years of service with the Association (as described in the plan document) and the attainment of age twenty-one. The Association makes annual contributions to the Association sufficient to fund retirement benefits for participant's employees, as determined in accordance with a formula set forth in the plan document. Specifically, the Pension Plan currently provides that, subject to applicable limitations, the Association will make annual contributions to the plan on behalf of each participant equal to 5.7% of the participant's compensation in excess of the social security taxable wage base (as described in the plan documents) and 13.5% of the participant's compensation without regard to the social security taxable wage base. Participants are always fully vested in benefits allocated to their accounts under the Pension Plan. In general, benefits allocated to participant's accounts under the Pension Plan, plus earnings thereon become distributable in the event of the death, attainment of normal retirement age (as described in the plan document), or termination of employment.

     EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST. The Association intends to establish a tax-qualified employee stock ownership plan (the "ESOP") in connection with the Conversion. Generally, employees will become participants in the ESOP upon the completion of two years of service with the Association (with credit given for service with the Association prior to adoption of the plan) and attainment of age 21. With the consent of the Association, an affiliate of the Association may also adopt the ESOP for the benefit of its employees.

     The Association expects a committee of the Board of Directors to serve as the administrative committee of the ESOP (the ''ESOP Committee''). The ESOP Committee will appoint an unrelated corporate trustee for the ESOP prior to the Conversion. Among other matters, the ESOP Committee may generally instruct the trustee regarding the investment of funds contributed to the ESOP, subject to the terms of the plan document and the trust agreement. The Association expects the ESOP to purchase 8% of the Common Stock sold in the Conversion and issued to the Foundation. As part of the Conversion, and in order to fund the ESOP's purchase of the Common Stock issued in the Conversion, the ESOP will borrow 100% of the aggregate purchase price of the Common Stock from either the Company or a third-party lender.

     The trustee of the ESOP will repay the loan principally from the Association's annual contributions to the ESOP over an expected period of 15 years. Subject to receipt of any necessary regulatory approvals or opinions, the Association may make contributions to the ESOP for repayment of the loan since participants in the ESOP will be employees of the Association or, alternatively, the Association may reimburse the Company for contributions made by the Company with respect to employees of the Association. The Association expects the initial interest rate (which may be fixed or variable) for the loan to be at or near the prime rate on or about the date of Conversion.

     The trustee of the ESOP will pledge the shares of Common Stock purchased by the ESOP in connection with the Conversion as collateral for the loan and will hold the shares in a suspense account under the plan. As the trustee repays the loan, the trustee will release a portion of the shares from the suspense account and allocate them to the accounts of active participants in the ESOP based on each participant's compensation (as determined under the terms of the plan) relative to all participants' compensation for the plan year. In the event of a change in control of the Association or the Company prior to complete repayment of the loan, the ESOP trustee, in accordance with the terms of the plan document, will sell enough shares of Common Stock held in the suspense account to repay the loan in full. Upon repayment of the loan, the ESOP trustee will then allocate all remaining shares of Common Stock held in the suspense account to the accounts of active participants based on each participant's account balance as of a specific date or based on some other method set forth in the plan document.

     Participants will always be fully vested in amounts allocated to their accounts under the ESOP. Benefits will generally become distributable under the ESOP, and potentially become subject to income tax, upon a participant's death or other separation from service.

     The ESOP trustee will vote all allocated shares held in the ESOP in accordance with the instructions of the plan participants. The ESOP trustee, subject to its fiduciary duties under ERISA, will vote the unallocated shares (i.e., those held in the suspense account) and allocated shares for which it receives no proper voting instructions in a manner calculated to most accurately reflect the instructions it receives from participants regarding the allocated stock. In the event no shares have been allocated under the ESOP at the time such shares are to be voted, each participant shall be deemed to have one share allocated to his or her account for voting purposes.

     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Code limits the amount of compensation the Association may consider in providing benefits under its tax-qualified retirement plans, such as the Pension Plan and the ESOP. The Code further limits the amount of contributions and benefit accruals under such plans on behalf of any employee. To provide benefits to make up for the reduction in benefits flowing from these limits in connection with the Pension Plan, the Association has adopted a non-qualified deferred compensation arrangement, sometimes referred to as a

"Supplemental Executive Retirement Plan" ("SERP"). In connection with the Conversion, the Association intends to amend the deferral compensation plan to provide for benefits related to the ESOP. The SERP will generally provide benefits to eligible individuals (designated by the Board of Directors of the Association or its affiliates) that cannot be provided under the Pension Plan and/or ESOP as a result of the limitations imposed by the Code, but that would have been provided under the Pension Plan and/or ESOP but for such limitations. In addition to providing for benefits lost under tax-qualified plans as a result of limitations imposed by the Code, the SERP will also make up lost ESOP benefits to designated individuals who retire, who terminate employment in connection with a change in control, or whose participation in the ESOP ends due to termination of the ESOP in connection with a change in control (regardless of whether the individual terminates employment) prior to the complete scheduled repayment of the ESOP loan. Generally, upon the retirement of an eligible individual or upon a change in control of the Association or the Company prior to complete repayment of the ESOP Loan, the SERP will provide the individual with a benefit equal to what the individual would have received under the ESOP had he remained employed throughout the term of the ESOP or had the ESOP not been terminated prior to the scheduled repayment of the ESOP loan. An individual's benefits under the SERP will become payable upon the participant's retirement (in accordance with the standard retirement policies of the Association), upon the change in control of the Association or the Company, or as determined under the ESOP and Pension Plan.

     The Association may establish a grantor trust in connection with the SERP to satisfy the obligations of the Association with respect to the SERP. The assets of the grantor trust would remain subject to the claims of the Association's general creditors in the event of the Association's insolvency until paid to the individual pursuant to the terms of the SERP.

     STOCK-BASED INCENTIVE PLAN. Following the Conversion, the Board of Directors of the Company intends to adopt the Stock-Based Incentive Plan which will provide for the granting of options to purchase Common Stock ("Stock Options") and the award of restricted shares of Common Stock ("Stock Awards") to eligible officers, employees, and directors of the Company and Association. The plan may also provide for certain rights related to the grant of Stock Options and Stock Awards. The Company may provide such stock-based benefits under the Stock-Based Incentive Plan or may establish one or more separate plans to provide for the benefits described in the following paragraphs.

     In the event the Company adopts the Stock-Based Incentive Plan (or any separate plan(s)) within one year after the Conversion, OTS regulations require a majority of the Company's stockholders to approve the plan at a meeting of stockholders held no earlier than six months after the completion of the Conversion. Under the Stock-Based Incentive Plan, the Company intends to grant Stock Options in an amount up to 10% of the shares of Common Stock sold in the Conversion and issued to the Foundation (302,022, 355,320, 408,618 and 469,910 shares based upon the minimum, midpoint, maximum and 15% above the maximum, respectively, of the Estimated Price Range) and intends to grant Stock Awards in an amount up to 4% of the shares of Common Stock sold in the Conversion and issued to the Foundation (120,808, 142,128, 163,447 and 187,964 shares based upon the minimum, midpoint, maximum and 15% above the maximum, respectively, of the Estimated Price Range). Any Common Stock awarded under the Stock-Based Incentive Plan (Stock Awards) will be awarded at no cost to the recipients. The Company may fund the plan through the purchase of Common Stock by a trust established in connection with the Stock-Based Incentive Plan (or any separate plan(s)) or from authorized but unissued shares. The Board of Directors of the Company intends to appoint an independent fiduciary to serve as trustee of any trust established in connection with the Stock-Based Incentive Plan. In the event that additional authorized but unissued shares are acquired by the Stock-Based Incentive Plan or its participants after the Conversion, the interests of existing shareholders would be diluted. See "Pro Forma Data."

     The grants of Stock Options and Stock Awards will be designed to attract and retain qualified personnel in key positions, provide officers and key employees with a propriety interest in the Company as an incentive to contribute to the success of the Company, and reward employees for outstanding performance. All employees of the Company and its subsidiaries, including the Association, will be eligible to participate in the Stock-Based Incentive Plan. The committee administering the plan will determine the terms of awards granted to officers and employees. The committee will also determine whether Stock Options will qualify as Incentive Stock Options or Non-Statutory Stock Options, as described below, the number of shares subject to each Stock Option and Stock Award, the exercise price of each Stock

Option, the method of exercising Stock Options, and the time when Stock Options become exercisable or Stock Awards vest. Only employees may receive grants of Incentive Stock Options. Therefore, under the Stock-Based Incentive Plan, outside directors may receive only grants of Non-Statutory Stock Options. If the Company adopts the Stock-Based Incentive Plan within one year after conversion, OTS regulations provide that no individual officer or employee of the Association may receive more than 25% of the Stock Options available under the Stock-Based Incentive Plan (or any separate plan for officers and employees) and non-employee directors may not receive more than 5% individually, or 30% in the aggregate, of the Stock Options available under the Stock-Based Incentive Plan (or any separate plan for directors). OTS regulations also provide that no individual officer or employee of the Association may receive more than 25% of the restricted stock awards available under the Stock-Based Incentive Plan (or any separate plan for officers and employees) and non-employee directors may not receive more than 5% individually, or 30% in the aggregate, of the restricted stock awards available under the Stock-Based Incentive Plan (or any separate plan for outside directors).

     The Stock-Based Incentive Plan will provide for the grant of: (i) Stock Options intended to qualify as Incentive Stock Options under Section 422 of the Code ("Incentive Stock Options") and (ii) Stock Options that do not so qualify ("Non-Statutory Stock Options"). The plan may also provide for certain limited rights that become exercisable only upon a change in control of the Association or the Company ("limited rights"). Unless sooner terminated, the Stock-Based Incentive Plan will remain in effect for a period of ten years from the earlier of adoption by the Board of Directors of the Company or approval by the Company's stockholders. Subject to stockholder approval, the Company anticipates granting Stock Options under the plan at an exercise price equal to at least the fair market value of the underlying Common Stock on the date of grant.

     An individual generally will not recognize taxable income upon the grant of a Non-Statutory Stock Option or Incentive Stock Option or upon the exercise of an Incentive Stock Option, provided the individual does not dispose of the shares received through the exercise of the Incentive Stock Option for at least one year after the date the individual receives the shares in connection with the option exercise and two years after the date of grant of the Stock Option (a "disqualifying disposition"). No compensation deduction will generally be available to the Company as a result of the exercise of Incentive Stock Options unless there has been a disqualifying disposition. In the case of a Non-Statutory Stock Option and in the case of a disqualifying disposition of shares received in connection with the exercise of an Incentive Stock Option, an individual will recognize ordinary income upon exercise of the Stock Option (or upon the disqualifying disposition) in an amount equal to the amount by which the fair market value of the Common Stock exceeds the exercise price of the Stock Option. The amount of any ordinary income recognized by an optionee upon the exercise of a Non-Statutory Stock Option or due to a disqualifying disposition will be a deductible expense to the Company for tax purposes. In the case of limited rights, the holder will recognize any amount paid to him or her upon exercise in the year in which the payment is made and the Company will be entitled to a deduction for federal income tax purposes of the amount paid.

     The Stock-Based Incentive Plan will provide for the granting of Stock Awards and, possibly, related limited rights. Limited rights would be exercisable only in connection with a change in control of the Company or Association. Subject to OTS regulations, upon the exercise of a limited right, the recipient would receive a cash payment equal to the fair market value of Stock Awards in exchange for any rights to such Stock Awards. Grants of Stock Awards may be made in the form of base grants and/or performance grants (the vesting of which would be contingent upon performance goals established by the committee administering the plan). In establishing any performance goals, the committee may utilize the annual financial results of the Company, actual performance of the Company as compared to targeted goals such as the ratio of the Association's net worth to total assets, the Company's return on average assets, or such other performance standards as determined by the committee with the approval of the Board of Directors of the Company.

     When a participant becomes vested with respect to Stock Award, the participant will recognize ordinary income equal to the fair market value of the Common Stock at the time of vesting (unless the participant made an election pursuant to Section 83(b) of the Code). The amount of income recognized by the participant will be a deductible expense for tax purposes for the Company. When restricted Stock Awards become vested and shares of Common Stock are actually distributed to participants, the participants receive amounts equal to any accrued dividends with respect thereto, if not earlier received. Prior to vesting, recipients of Stock Awards may direct the voting of the shares awarded to them. Shares not subject to grants and shares allocated subject to the achievement of performance goals will be voted by the trustee in proportion to the directions provided with respect to shares subject to grants. Vested shares will be distributed to recipients as soon as practicable following the day on which they vest.

     The vesting periods for awards under the Stock-Based Incentive Plan will be determined by the committee administering the Plan. If the Company adopts the Stock-Based Incentive Plan (or any separate plans for employees and directors) within one year after conversion, awards would become vested and exercisable subject to applicable OTS regulations, which such regulations require that any awards begin vesting no earlier than one year from the date of shareholder approval of the plan and, thereafter, vest at a rate of no more than 20% per year and may not be accelerated except in the case of death or disability.
Stock Options could be exercisable for a period of time (likely three months) following the date on which the employee or director ceases to perform services for the Association or the Company, except that in the event of death or disability, options accelerate and become fully vested and could be exercisable for up to one year thereafter or such other period of time as determined by the Company. In the case of death or disability, Stock Options may be exercised for a period of 12 months or such other period of time as determined by the committee. However, any Incentive Stock Options exercised more than three months following the date the employee ceases to perform services as an employee would be treated essentially as a Non-Statutory Stock Option. In the event of retirement, if the optionee continues to perform services as a director or consultant on behalf of the Association, the Company or an affiliate, unvested options and awards would continue to vest in accordance with their original vesting schedule until the optionee ceases to serve as a consultant or director. In the event of death, disability or normal retirement, the Company, if requested by the optionee, or the optionee's beneficiary, could elect, in exchange for vested options, to pay the optionee, or the optionee's beneficiary in the event of death, the amount by which the fair market value of the Common Stock exceeds the exercise price of the options on the date of the employee's termination of employment.

     Subject to any applicable regulatory requirements, the Stock-Based Incentive Plan (or any separate plans for employees and outside directors) may be amended subsequent to the expiration of the one-year period to provide for accelerated vesting of previously granted Stock Options or Stock Awards in the event of a change in control of the Company or the Association. A change in control would generally be considered to occur when a person or group of persons acting in concert acquires beneficial ownership of 20% or more of any class of equity security of the Company or the Association or in the event of a tender or exchange offer, merger or other form of business combination, sale of all or substantially all of the assets of the Company or the Association or contested election of directors which resulted in the replacement of a majority of the Board of Directors by persons not nominated by the directors in office prior to the contested election.

TRANSACTIONS WITH RELATED PERSONS

     Federal regulations require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of the Association's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors.

     The Association currently makes loans to its executive officers and directors on the same terms and conditions offered to the general public. The Association's policy provides that all loans made by the Association to its executive officers and directors be made in the ordinary course of business, on substantially the same terms, including collateral, as those prevailing at the time for comparable transactions with other persons and may not involve more than the normal risk of collectibility or present other unfavorable features.
As of July 31, 1998, one of the Association's directors had a loan with the Association which had an outstanding balance totaling $212,000. Such loan was made by the Association in the ordinary course of business, with no favorable terms and such loan does not involve more than the normal risk of collectibility or present unfavorable features.

     The Company intends that all transactions in the future between the Company and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock and affiliates thereof, will contain terms no less favorable to the Company than could have been obtained by it in arm's length negotiations with unaffiliated persons and will be approved by a majority of independent outside directors of the Company not having any interest in the transaction.

OTHER TRANSACTIONS WITH AFFILIATES

     The Association utilizes the services of the law offices of John V. Field, PA, of which Mr. Field, a director of the Association, is the sole shareholder, for a variety of legal work relating to the ordinary course of the Association's business.

SUBSCRIPTIONS BY EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth the number of shares of Common Stock that the Association's officers and directors and their associates propose to purchase, assuming shares of Common Stock are sold at the minimum and maximum of the Estimated Price Range and that sufficient shares will be available to satisfy their subscriptions. The table also sets forth the total expected beneficial ownership of Common Stock as to all directors and officers as a group.


                                                                   AT THE MINIMUM OF THE              AT THE MAXIMUM OF THE
                                                                   ESTIMATED PRICE RANGE              ESTIMATED PRICE RANGE
                                                               --------------------------------  -------------------------------
                                                                                      AS A                       AS A PERCENT
                                                                 NUMBER OF         PERCENT OF    NUMBER OF        OF SHARES
NAME                                         AMOUNT/(1)/          SHARES          SHARES SOLD      SHARES            SOLD
----                                         --------------    -------------     --------------  -----------    -----------------
DIRECTORS AND EXECUTIVE OFFICERS:
Arthur E. Armitage, Jr.                     $     100,000           10,000            0.36%         10,000            0.26%
Robert J. Colacicco                               100,000           10,000            0.36          10,000            0.26
Richard W. Culbertson, Jr.                         50,000            5,000            0.18           5,000            0.13
Gregory M. DiPaolo                                200,000/(2)/      20,000            0.72          20,000            0.53
John V. Field                                     150,000           15,000            0.54          15,000            0.40
Richard G. Mohrfeld                                50,000            5,000            0.18           5,000            0.13
Martin Rosner                                      40,000            4,000            0.14           4,000            0.11
Ronald L. Woods                                   200,000/(2)/      20,000            0.72          20,000            0.53
Jane E. Brode                                      65,000            6,500            0.23           6,500            0.17
Joseph M. Sidebotham                               40,000            4,000            0.14           4,000            0.11
Paul D. Wampler                                    25,000            2,500            0.09           2,500            0.07
                                            -------------          -------            ----         -------            ----
 All Directors and Executive
 Officers as a Group (11 persons)/(3)/      $   1,020,000          102,000            3.65%        102,000            2.70%
                                            =============          =======            ====         =======            ====

------------
(1) Includes proposed subscriptions, if any, by associates. Does not include subscription orders by the ESOP. Intended purchases by the ESOP are expected to be 8% of the shares sold in the Conversion and issued to the Foundation.
(2) Such amount represents the maximum allowable purchase for such individual.
(3) Including the effect of shares issued to the Foundation, the aggregate beneficial ownership of all directors and officers as a group would be 3.38% and 2.50% at the minimum and maximum of the Estimated Price Range, respectively.

                                 THE CONVERSION

     THE BOARD OF DIRECTORS OF THE ASSOCIATION AND THE OTS HAVE APPROVED AND THE COMMISSIONER HAS ISSUED AN INTENT TO APPROVE THE PLAN OF CONVERSION, SUBJECT TO APPROVAL BY THE MEMBERS OF THE ASSOCIATION ENTITLED TO VOTE ON THE MATTER AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SUCH OTS APPROVAL AND THE COMMISSIONER'S INTENT TO APPROVE, HOWEVER, DO NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY SUCH AGENCIES. THE OTS AND THE COMMISSIONER NEITHER APPROVED NOR DISAPPROVED THE ESTABLISHMENT OF THE FOUNDATION.

GENERAL

     On July 28, 1998, the Association's Board of Directors unanimously adopted the Plan, and subsequently amended it on September 30, 1998, pursuant to which the Association will be converted from a New Jersey chartered mutual savings and loan association to a New Jersey chartered capital stock savings association.
It is currently intended that all of the outstanding capital stock of the Association will be held by the Company, which is incorporated under Delaware law. The Plan was approved by the OTS and the Association has received from the Commissioner a notice of intent to approve the Plan, subject to, among other things, approval of the Plan by the Association's members. A special meeting of members has been called for this purpose to be held on ______________ (the "Special Meeting").

     The Company has received the approval of the OTS to become a savings and loan holding company and to acquire all of the Common Stock of the Association to be issued in the Conversion. The Company plans to purchase the shares of issued and outstanding capital stock of the Association in exchange for 50% of the net proceeds and retain the remaining net proceeds. The Conversion will be effected only upon completion of the sale of all of the shares of Common Stock of the Company or the Association, if the holding company form of organization is not utilized, to be issued pursuant to the Plan.

     The Plan provides that the Board of Directors of the Association may, at any time prior to the issuance of the Common Stock and for any reason, decide not to use a holding company form. Such reasons may include possible delays resulting from overlapping regulatory processing or policies which could adversely affect the Association's or the Company's ability to consummate the Conversion and transact its business as contemplated herein and in accordance with the Association's operating policies. In the event such a decision is made, the Association will withdraw the Company's registration statement from the SEC and take steps necessary to complete the Conversion without the Company, including filing any necessary documents with the Commissioner and the OTS. In such event, and provided there is no regulatory action, directive or other consideration upon which basis the Association determines not to complete the Conversion, if permitted by the Commissioner and the OTS, the Association will issue and sell the Common Stock of the Association and subscribers will be notified of the elimination of a holding company and resolicited (i.e., be permitted to affirm their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their funds will be promptly refunded with interest at the Association's passbook rate of interest; or be permitted to modify or rescind their subscriptions), and notified of the time period within which the subscriber must affirmatively notify the Association of his intention to affirm, modify or rescind his subscription. The following description of the Plan assumes that a holding company form of organization will be used in the Conversion. In the event that a holding company form of organization is not used, all other pertinent terms of the Plan as described below will apply to the conversion of the Association from the mutual to stock form of organization and the sale of the Association's common stock.

     The Plan provides generally that the Association will convert from a mutual savings and loan association to a capital stock savings association and that non-transferable rights to subscribe for the Common Stock in a subscription offering (the "Subscription Offering") will be granted in the following order of priority: (1) holders of deposit accounts of the Association which totalled $50.00 or more on June 30, 1997 ("Eligible Account Holders"); (2) the Employee Plans, consisting of the ESOP which intends to subscribe for up to 8% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation; (3) holders of deposit accounts in the Association which totalled $50.00 or more on September 30, 1998 ("Supplemental Eligible Account Holders"); and (4) holders of deposit accounts and borrowers of the Association as of June 30, 1997, the voting record date ("Voting Record Date") for the Special Meeting, who do not otherwise qualify as Eligible Account Holders or Supplemental Eligible Account Holders ("Other Members"). Subsequent to the Subscription Offering, and subject to the prior rights of holders of subscription rights, the Company will offer any shares of Common Stock not subscribed for in the Subscription Offering for sale in a community offering to certain members of the general public with preference given to natural persons residing in the New Jersey counties of Gloucester and Camden (the Association's "Local Community") (the "Community Offering") (such natural persons herein referred to as "Preferred Subscribers"). The Community Offering may be commenced prior to completion of the Subscription Offering. Shares not subscribed for in the Subscription and Community offerings will be offered to certain members of the general public in a syndicated community offering (the "Syndicated Community Offering") (the Subscription Offering, Community Offering and the Syndicated Community Offering are referred to collectively as the "Offerings"). The Association has the right to accept or reject, in whole or in part, any orders to purchase shares of the Common Stock received in the Community Offering or in the Syndicated Community Offering. See "--Community Offering" and "--Syndicated Community Offering."

     The aggregate price of the shares of Common Stock to be sold in the Conversion within the Estimated Price Range, currently estimated to be between $28.0 million and $37.8 million, will be determined based upon an independent appraisal, prepared by FinPro of the estimated pro forma market value of the Common Stock of the Company. All shares of Common Stock to be issued and sold in the Conversion, will be sold at the same price. The independent appraisal will be affirmed or, if necessary, updated at the completion of the Subscription and Community Offerings, if all shares are subscribed for, or at the completion of the Syndicated Community Offering. The appraisal has been performed by FinPro, a consulting firm experienced in the valuation and appraisal of savings institutions. See "--Stock Pricing" for additional information as to the determination of the estimated pro forma market value of the Common Stock.

     THE FOLLOWING IS A BRIEF SUMMARY OF THE MATERIAL ASPECTS OF THE CONVERSION. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PROVISIONS OF THE PLAN. A COPY OF THE PLAN IS AVAILABLE FOR INSPECTION AT EACH BRANCH OF THE ASSOCIATION AND AT THE NORTHEAST REGION AND WASHINGTON, D.C. OFFICES OF THE OTS. THE PLAN IS ALSO FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART, COPIES OF WHICH MAY BE OBTAINED FROM THE SEC. SEE "ADDITIONAL INFORMATION."

ESTABLISHMENT OF THE CHARITABLE FOUNDATION

     GENERAL. In furtherance of the Association's long-standing commitment to its local community, the Association's Plan of Conversion provides for the establishment of a charitable foundation in connection with the Association's Conversion. The Plan provides that the Association and the Company will establish the Foundation, which will be incorporated under Delaware law as a non-stock corporation, and will fund the Foundation with Common Stock of the Company, as further described below. The Foundation would be dedicated to the promotion of charitable purposes within the communities in which the Association operates, including, but not limited to, providing grants or donations to support housing assistance, not-for-profit medical facilities, community groups and other types of organizations or projects. The Company and the Association believe that the funding of the Foundation with Common Stock of the Company is a means of establishing a common bond between the Association and the communities in which the Association operates and thereby enables such communities to share in the potential growth and success of the Company and the Association over the long term. By further enhancing the Association's visibility and reputation in the communities in which it operates, the Association believes that the Foundation will enhance the long-term value of the Association's community banking franchise.

     PURPOSE OF THE FOUNDATION. The purpose of the Foundation is to provide funding to support charitable purposes within the communities in which the Association operates. The Association has long emphasized community lending and community development activities and currently has a "satisfactory" Community Reinvestment Act ("CRA") rating. The Foundation is being formed as a complement to the Association's existing community activities, not as a replacement for such activities. Indeed, the Association intends to continue to emphasize community lending and community development activities following the Conversion. However, such activities are not the Association's sole corporate purpose. The Foundation, conversely, will be completely dedicated to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to the Association. Since the Association already engages in community development activities, the Association believes that the Foundation will enable the Company and the Association to assist their local community in areas beyond community development and lending. In this regard, the Board of Directors believes the establishment of a charitable foundation is consistent with the Association's commitment to community service. The Boards of Directors of the Association and Company also believe that the funding of the Foundation with Common Stock of the Company is a means of enabling the communities in which the Association operates to share in the potential growth and success of the Company long after completion of the Conversion. The Foundation accomplishes that goal by providing for continued ties between the Foundation and Association, thereby forming a partnership with the Association's community. The establishment of the Foundation would also enable the Company and the Association to develop a unified charitable donation strategy and would centralize the responsibility for administration and allocation of corporate charitable funds. The Association, however, does not expect the contribution to the Foundation to take the place of the Association's traditional community lending and charitable activities. For the years 1997, 1996 and 1995, the Association made cash charitable contributions to community organizations in the aggregate amount of $22,875, $20,500 and $19,575, respectively. The Association expects in future periods to continue making charitable contributions within its communities. Upon Conversion, the Company intends to contribute to the Foundation shares of its Common Stock equal to 8% of the Common Stock sold in the Conversion, or stock valued at $3,026,800 based on the purchase price of $10.00 per share, at the maximum of the Estimated Price Range. The Conversion presents this Association and the Company with a unique opportunity to provide a substantial and continuing benefit to the communities in which the Association operates, and to receive the associated tax benefits, without any significant cash cost to the Association, and without any significant adverse impact to the mutual depositors who are the current owners of the Association. Purchasers of the Company's stock make their investment decision with full knowledge of the proposed contribution to the Foundation.

     STRUCTURE OF THE FOUNDATION. The Foundation will be incorporated under Delaware law as a non-stock corporation. It is currently anticipated that the Foundation's board of directors will be comprised of four members. For a period of five years, the Foundation will reserve one board seat for an individual who is not an officer and/or director of the Company or the Bank and who is a civil and community leader within the Bank's community and for the same period of time will reserve one board seat for a director or officer of the Association. Three of the four board seats will be filled by Messrs. Armitage, Colacicco and Woods, who intend to purchase 10,000, 10,000 and 20,000 shares of Common Stock in the Conversion, respectively. At the maximum of the Estimated Price Range, such purchases equal 0.24%, 0.24%, and 0.49%, respectively, or 0.98% in the aggregate of the total number of shares to be sold in the Conversion and issued to the Foundation. The Association has not yet determined who will fill the independent board position. On an on-going basis, a Nominating Committee of the board of directors of the Foundation, will nominate individuals eligible for election to the board of directors of the Foundation. The members of the Foundation, who are comprised of its board members, will elect the directors at the annual meeting of the Foundation from those nominated by the Nominating Committee. Only persons serving as directors of the Foundation qualify as members of the Foundation with voting authority. Directors will be divided into three classes with each class appointed for three-year terms. The certificate of incorporation of the Foundation will provide that the Foundation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Code. The Foundation's certificate of incorporation further will provide that no part of the net earnings of the Foundation will inure to the benefit of, or be distributable to, its directors, officers or members. A person who is a director, officer or employee of the Association, or has the power to direct its management or policies, or otherwise owes a fiduciary duty to the Association, and who will also serve as a director or employee of the Foundation would be subject to the requirements of OTS Conflicts of Interest Regulations.

     The authority for the affairs of the Foundation will be vested in the board of directors of the Foundation. The directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations by the Foundation, consistent with the stated purposes for which the Foundation is established. Although no formal policy governing Foundation grants exists at this time, the Foundation's board of directors will adopt such a policy upon establishment of the Foundation. The directors will also be responsible for directing the assets of the Foundation. Pursuant to the terms of the contribution as mandated by the OTS, all shares of Common Stock held by the Foundation must be voted in the same ratio as all other shares of the Company's Common Stock on all proposals considered by stockholders of the Company. There will be no agreements or understandings with directors of the Foundation regarding the exercise of control, directly or indirectly, over the management or policies of the Company or the Association, including agreements related to voting, acquisition or disposition of the Company's stock. As directors of a nonprofit corporation, directors of the Foundation will at all times be bound by their fiduciary duty to advance the Foundation's charitable goals, to protect the assets of the Foundation and to act in a manner consistent with the charitable purpose for which the Foundation is established.

     The Company will provide office space and administrative support services to the Foundation. Initially, the Foundation is expected to have no employees. The board of directors of the Foundation will appoint such officers as may be necessary to manage the operations of the Foundation. It is anticipated that initially such officers will be selected from the board of directors of the Foundation. Any transaction between the Association and the Foundation will comply with the affiliate transaction restrictions set forth in Sections 23A and 23B of the Federal Reserve Act, as amended.

     The Company proposes to capitalize the Foundation with Company Common Stock in an amount equal to 8% of the total amount of Common Stock to be sold in connection with the Conversion. At the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, the contribution to the Foundation would equal 223,720, 263,200, 302,680 and 348,082 shares, respectively, which would have a market value of $2.2 million, $2.6 million, $3.0 million and 3.5 million, respectively, based on the Purchase Price of $10.00 per share. Such contribution, once made, will not be recoverable by the Company or the Association. The funding of the Foundation with stock provides the Foundation with a potentially larger endowment than if the Company contributed cash to the Foundation since, as a shareholder, the Foundation will share in the potential growth and success of the Company. As such, the contribution of stock to the Foundation has the potential to provide a self-sustaining funding mechanism which reduces the amount of cash that the Company, if it were not making the stock contribution, would have to contribute to the Foundation in future years in order to maintain a level amount of charitable grants and donations.

     The Foundation would receive working capital from any dividends that may be paid on the Common Stock in the future, and subject to applicable federal and state laws, loans collateralized by the Common Stock or from the proceeds of the sale of any of the Common Stock in the open market from time to time as may be permitted to provide the Foundation with additional liquidity. As a private foundation under Section 501(c)(3) of the Code, the Foundation will be required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of Common Stock by the Company is that the amount of Common Stock that may be sold by the Foundation in any one year shall not exceed 5% of the average market value of the assets held by the Foundation, except where the board of directors of the Foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of the Foundation's assets or would otherwise jeopardize the Foundation's capacity to carry out its charitable purposes. While there may be a greater risk associated with a one-stock portfolio in comparison to a diversified portfolio, the Company believes any such risk is mitigated by the ability of the Foundation's directors to sell more than 5% of its stock in such circumstances. Upon completion of the Conversion and the contribution of shares to the Foundation immediately following the Conversion, the Company would have 3,020,220, 3,553,200, 4,086,180 and 4,699,107 shares issued and outstanding at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range. Because the Company will have an increased number of shares outstanding, the voting and ownership interests of shareholders in the Company's common stock would be diluted by 7.4%, as compared to their interests in the Company if the Foundation was not established. For additional discussion of the dilutive effect, see "Comparison of Valuation and Pro Forma Information With No Foundation" and "Pro Forma Data."

     COMPARISON OF VALUATION AND OTHER FACTORS ASSUMING THE FOUNDATION IS NOT ESTABLISHED AS PART OF THE CONVERSION. The Company proposes to capitalize the Foundation with Common Stock in an amount equal to 8% of the total amount of Common Stock sold in connection with the Conversion. At the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, the contribution to the Foundation would equal 223,720, 263,200, 302,680 and 348,082 shares, respectively, which would have a market value of $2.2 million, $2.6 million, $3.0 million and $3.5 million, respectively, based on the Purchase Price of $10.00 per share. Such contribution, once made, will not be recoverable by the Company or the Association. As a result of the establishment of the Foundation, the Estimated Price Range, as estimated by FinPro, has decreased and the amount of stock available for sale in the Offerings has also correspondingly decreased. The amount of the decrease is 433,500, 510,000, 586,500 and 674,500 shares, or $4.3 million, $5.1 million, $5.9 million and $6.7 million at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively. See "Pro Forma Data" and "Comparison of Valuation and Pro Forma Data Information with No Foundation."

     TAX CONSIDERATIONS. The Foundation has been organized to qualify as a 501(c)(3) exempt organization under the Code, and will be classified as a
private foundation rather than a public charity.   A private foundation
typically receives its support from one person or one corporation whereas a public charity receives its support from the public. The Foundation will submit a request to the IRS to be recognized as an exempt organization after approval of the Foundation by the Association's members at the Special Meeting being held to consider the Conversion. As long as the Foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the IRS approves the application, the effective date of the Foundation's status as a Section 501(c)(3) organization will be the date of its organization.

     The Company's independent accountants have not rendered any advice on the condition of the gift which requires that all shares of Common Stock of the Company held by the Foundation must be voted in the same ratio as all other shares of the Company's Common Stock, on all proposals considered by stockholders of the Company. In the event that the Company or the Foundation receives an opinion of their tax counsel satisfactory to the OTS that compliance with the voting restriction would cause the Foundation to lose its tax-exempt status, otherwise have a material adverse tax consequence on the Foundation or subject the Foundation to an excise tax under Section 4941 of the Code, the OTS will waive such condition upon submission of such opinion(s) by the Company or the Foundation. See "--Regulatory Conditions Imposed on the Foundation."

     Under Delaware law, the Company is authorized by statute to make charitable contributions and case law has recognized the benefits of such contributions to a Delaware corporation. In this regard, Delaware case law provides that a charitable gift must merely be within reasonable limits as to amount and purpose to be valid. Under the Code, the Company may deduct up to 10% of its taxable income in any one year and any contributions made by the Company in excess of the deductible amount will be deductible for federal tax purposes over each of the five succeeding taxable years. The Association has the authority under New Jersey law to make charitable contributions. The Company and the Association believe that the Conversion presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised in the Conversion. In making such a determination, the Company and the Association considered the dilutive impact of the Foundation on the amount of Common Stock available to be offered for sale in the Conversion. See "Comparison of Valuation and Pro Forma Information with No Foundation." Based on such consideration, the Company and Association believe that the contribution to the Foundation in excess of the 10% annual limitation is justified given the Association's capital position and its earnings, the substantial additional capital being raised in the Conversion and the potential benefits of the Foundation to the Association's community. In this regard, assuming the sale of the Common Stock at the midpoint of the Estimated Price Range, the Company would have pro forma consolidated capital of $54.4 million, or 18.88% of consolidated assets and the Association's pro forma tangible, core and risk-based capital ratios would be 13.86%, 13.86% and 38.00%, respectively. See "Regulatory Capital Compliance," "Capitalization," and "Comparison of Valuation and Pro Forma Information with No Foundation." Thus, the amount of the contribution will not adversely impact the financial condition of the Company and the Association and the Company and the Association therefore believe that the amount of the charitable contribution is reasonable given the Company and the Association's pro forma capital positions. As such, the Company and the Association believe that the contribution does not raise safety and soundness concerns.

     The Company and the Association have received an opinion of their independent accountants that the Company's contribution of its own stock to the Foundation will not constitute an act of self-dealing, and that, it is more likely than not, the Company will be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal par value that the Foundation is required to pay to the Company for such stock, subject to a limitation based on 10% of the Company's annual taxable income. The Company, however, would be able to carry forward any unused portion of the deduction for five years following the year in which the contribution is made for federal tax purposes. Thus, while the Company expects, based on the maximum of the Estimated Price Range, to be able to utilize for federal income tax purposes a charitable contribution deduction of approximately $460,000 in 1999, the Company is permitted under the Code to carryover the excess of the total contribution over such 1999 deduction over a five-year period for federal income tax purposes. For State of New Jersey state income tax purposes, the Company also would be able to deduct its contribution to the Foundation and to carry forward any unused portion over a five-year period, subject to the limitation based on 10% of the Company's unconsolidated annual taxable income, and provided the Company generates sufficient state taxable income on an unconsolidated basis. Assuming the close of the Offerings at the midpoint of the Estimated Price Range, the Company estimates that substantially all of the federal tax deduction should be deductible over the six-year period. However, no assurances can be made that the Company will have sufficient pre-tax income over the five year period following the year in which the contribution was made to fully utilize the carryover related to the excess contribution. Neither the Company nor the Association expects to make any further contributions to the Foundation within the first five years following the initial contribution. After that time, the Company and the Association may consider future contributions to the Foundation. Any such decisions would be based on an assessment of, among other factors, the financial condition of the Company and the Association at that time, the interests of shareholders and depositors of the Company and the Association, and the financial condition and operations of the Foundation.

     Although the Company and the Association have received an opinion of their independent accountants that the Company will be entitled to a deduction for the charitable contribution, there can be no assurances that the IRS will recognize the Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, the Company's contribution to the Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the IRS makes such a determination. In cases of willful, flagrant or repeated acts or failures to act which result in violations of the IRS rules governing private foundations, a private foundation's status as a private foundation may be involuntarily terminated by the IRS. In such event, the managers of a private foundation could be liable for excise taxes based on such violations and the private foundation could be liable for a termination tax under the Code. The Foundation's certificate of incorporation provides that it shall have a perpetual existence. In the event, however, the Foundation were subsequently dissolved as a result of a loss of its tax exempt status, the Foundation


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

would be required under the Code and its certificate of incorporation to distribute any assets remaining in the Foundation at that time for one or more exempt purposes within the meaning of Section 501(c)(3) of the Code, or to distribute such assets to the federal government, or to a state or local government, for a public purpose.

     As a private foundation, earnings and gains, if any, from the sale of Common Stock or other assets are exempt from federal and state corporate taxation. However, investment income, such as interest, dividends and capital gains, will be subject to a federal excise tax of 2.0%. The Foundation will be required to make an annual filing with the IRS within four and one-half months after the close of the Foundation's fiscal year to maintain its tax-exempt status. The Foundation will be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of such public notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the Foundation's managers and a concise statement of the purpose of each grant.

     REGULATORY CONDITIONS IMPOSED ON THE FOUNDATION. Establishment of the Foundation is subject to the following conditions imposed by the OTS: (i) the Foundation will be subject to examination by the OTS, at the Foundation's own expense; (ii) the Foundation must comply with supervisory directives imposed by the OTS; (iii) the Foundation will provide annual reports to the OTS describing grants made and grant recipients; (iv) the Foundation will operate in accordance with written policies adopted by the board of directors, including a conflict of interest policy; (v) the Foundation will not engage in self-dealing and will comply with all laws necessary to maintain its tax-exempt status; (vi) any purchases of Common Stock by the Foundation following that Conversion will be subject to OTS regulations on stock repurchases; and (vii) any shares of Common Stock of the Company held by the Foundation must be voted in the same ratio as all other shares of the Company's Common Stock on all proposals considered by stockholders of the Company; provided, however, that the OTS will waive this voting restriction if compliance with the voting restriction would: (a) cause a violation of the law of the State of Delaware and the OTS determines the federal law does not preempt the application of the laws of the State of Delaware to the Foundation; (b) cause the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation; or (c) cause the Foundation to be subject to an excise tax under Section 4941 of the Code. In order for the OTS to waive such voting restriction, the Company's or the Foundation's legal counsel must render an opinion satisfactory to OTS that compliance with the voting restriction would have the effect described in clauses (a), (b) or (c) above. Under those circumstances, the OTS will grant a waiver of the voting restriction upon submission of such opinion(s) by the Company or the Foundation. There can be no assurances that either a legal or tax opinion addressing these issues will be rendered, or if rendered, that the OTS will grant an unconditional waiver of the voting restriction. In this regard, a condition to the OTS approval of the Conversion provides that in the event such voting restriction is waived or becomes unenforceable, the Director of the OTS, or his designees, at that time may impose conditions on the composition of the board of directors of the Foundation or such other conditions or restrictions relating to the control of the Common Stock held by the Foundation, any of which could limit the ability of the board of directors of the Foundation to control the voting of Common Stock held by the Foundation. In no event will the voting restriction survive the sale of shares of the Common Stock held by the Foundation.

     In addition, establishment of the Foundation is subject to the approval of a majority of the total outstanding votes of the Association's members eligible to be cast at the special meeting being held to consider the Conversion. The Foundation will be considered as a separate matter from approval of the Plan of Conversion. If the Association's members approve the Plan of Conversion, but not the Foundation, the Association intends to complete the Conversion without the establishment of the Foundation. Failure to approve the Foundation may materially increase the pro forma market value of the Common Stock being offered for sale in the Offering since the Valuation Range, as set forth herein, takes into account the dilutive impact of the issuance of shares to the Foundation. See "Comparison of Valuation and Pro Forma Information With No Foundation."

PURPOSES OF CONVERSION

     The Association, as a New Jersey chartered mutual savings and loan association, does not have shareholders and has no authority to issue capital stock. By converting to the capital stock form of organization, the Association will


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

be structured in the form used by commercial banks, other business entities and a growing number of savings institutions. The Conversion will enhance the Association's ability to access capital markets, expand its current operations, acquire other financial institutions or branch offices, provide affordable home financing opportunities to the communities it serves or diversify into other financial services to the extent allowable by applicable law and regulation. The Conversion would also position the Association for a conversion to a commercial bank charter if the Board of the Association chooses to do so in the future.

     The holding company form of organization, if used, would provide additional flexibility to diversify the Association's business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with both mutual and stock institutions, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Company will be in a position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise.

     The potential impact of the Conversion upon the Association's capital base is significant. The Conversion will significantly increase the Association's capital position to a level whereby the Association will be better positioned to take advantage of business opportunities and engage in activities which, prior to Conversion, would have been more difficult for the Association to engage in and still continue to meet its status as a "well capitalized" institution. At July 31, 1998, the Association had total equity, determined in accordance with GAAP, of $26.0 million, or 10.02% of total assets, which equalled the Association's regulatory tangible capital at that date. An institution with a ratio of tangible capital to total assets of greater than or equal to 5.0% is considered to be "well-capitalized" pursuant to OTS regulations. Assuming that the Company uses 50% of the net proceeds at the maximum of the Estimated Price Range to purchase the stock of the Association, the Association's GAAP capital will increase to $39.4 million or a ratio of GAAP capital to adjusted assets, on a pro forma basis, of 14.43% after the Conversion. In the event that the holding company form of organization is not utilized and all of the net Conversion proceeds, at the midpoint of the Estimated Price Range, are retained by the Association, the Association's ratios of tangible and core capital to adjusted assets, on a pro forma basis, will both increase to 20.1% after Conversion. The investment of the net proceeds from the sale of the Common Stock is expected to provide the Association with additional income to increase further its capital position. The additional capital may also assist the Association in offering new programs and expanded services to its customers.
See "Use of Proceeds."

     After completion of the Conversion, the unissued common and preferred stock authorized by the Company's Certificate of Incorporation will permit the Company, subject to market conditions and any required regulatory approval of an offering, to raise additional equity capital through further sales of securities, and to issue securities in connection with possible acquisitions.
At the present time, the Company has no plans with respect to additional offerings of securities, other than the possible issuance of additional shares upon exercise of Stock Options under the Stock-Based Incentive Plan or the possible issuance of authorized but unissued shares to the Stock-Based Incentive Plan for Stock Awards. Following the Conversion, the Company will also be able to use stock-related incentive plans to attract and retain executive and other personnel for itself and its subsidiaries. See "Management of the Association-- Executive Compensation."

EFFECTS OF CONVERSION

     GENERAL. Each depositor in a mutual savings institution has both a deposit account in the institution and a pro rata ownership interest in the net worth of the institution based upon the balance in his or her account, which interest may only be realized in the event of a liquidation of the institution or in the event the institution declares a capital distribution to depositors, subject to applicable regulations of the OTS. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the net worth of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the institution, which is lost to the extent that the balance in the account is reduced.


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

     Consequently, mutual savings institution depositors normally have no way to realize the value of their ownership interest, which has realizable value only in the unlikely event that the mutual savings institution is liquidated or in the event the institution declares a capital distribution to depositors, subject to applicable regulations. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves after other claims, including claims of depositors to the amounts of their deposits, are paid.

     When a mutual savings institution converts to stock form, permanent nonwithdrawable capital stock is created to represent the ownership of the institution's net worth. THE COMMON STOCK IS SEPARATE AND APART FROM DEPOSIT ACCOUNTS AND CANNOT BE AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY. Certificates are issued to evidence ownership of the capital stock.
The stock certificates are transferable and, therefore, the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in the institution.

     CONTINUITY. While the Conversion is being accomplished, the normal business of the Association of accepting deposits and making loans will continue without interruption. The Association will continue to be subject to regulation by the Department, the OTS and the FDIC. After the Conversion, the Association will continue to provide services for depositors and borrowers under current policies by its present management and staff.

     The Directors serving the Association at the time of Conversion will serve initially as Directors of the Association after the Conversion. The Directors of the Company will consist initially of individuals currently serving on the Board of Directors of the Association. All officers of the Association at the time of Conversion will retain their positions immediately after Conversion.

     EFFECT ON DEPOSIT ACCOUNTS. Under the Plan, each depositor in the Association at the time of Conversion will automatically continue as a depositor after the Conversion, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms. Each such account will be insured by the FDIC to the same extent as before the Conversion (i.e., up to $100,000 per depositor). Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

     EFFECT ON LOANS. No loan outstanding from the Association will be affected by the Conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the Conversion.

     EFFECT ON VOTING RIGHTS OF MEMBERS. At present, all depositors and certain borrowers of the Association are members of, and have voting rights in, the Association as to all matters requiring membership action. Upon Conversion, depositors and borrowers will cease to be members and will no longer be entitled to vote at meetings of the Association. Upon Conversion, all voting rights in the Association will be vested in the Company as the sole stockholder of the Association. Exclusive voting rights with respect to the Company will be vested in the holders of Common Stock. Depositors and borrowers of the Association will not have voting rights after the Conversion except to the extent that they become stockholders of the Company through the purchase of Common Stock.

     TAX EFFECTS. The Association has received an opinion from Muldoon, Murphy & Faucette with regard to federal income taxation and an opinion from Deloitte & Touche, LLP with regard to New Jersey income taxation which provide that the adoption and implementation of the Plan of Conversion set forth herein will not be taxable for federal or New Jersey income tax purposes to the Association, its Eligible Account Holders, or its Supplemental Eligible Account Holders or the Company, except as discussed below. See "--Tax Aspects."

     EFFECT ON LIQUIDATION RIGHTS. If a mutual savings institution were to liquidate, all claims of creditors (including those of depositors, to the extent of deposit balances) would be paid first. Thereafter, if there were any assets remaining, depositors would be entitled to such remaining assets, pro rata, based upon the deposit balances in their deposit accounts immediately prior to liquidation. In the unlikely event that the Association were to liquidate after Conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) would also be paid first, followed by distribution of the "liquidation account" to certain depositors (see "-- Liquidation Rights"), with any assets remaining thereafter distributed to the Company as the holder of the Association's capital stock. Pursuant to the rules and regulations of the OTS, a post-Conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

STOCK PRICING

     The Plan of Conversion requires that the aggregate purchase price of the Common Stock must be based on the appraised pro forma market value of the Common Stock, as determined on the basis of an independent valuation. The Association and the Company have retained FinPro to make such valuation. For its services in making such appraisal, FinPro will receive a fee of $31,000 plus reasonable expenses not to exceed $1,500. The Association and the Company have agreed to indemnify FinPro and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where FinPro's liability results from its negligence or willful misconduct.

     An appraisal has been made by FinPro in reliance upon the information contained in this Prospectus, including the Financial Statements. FinPro also considered the following factors, among others: the present and projected operating results and financial condition of the Company and the Association and the economic and demographic conditions in the Association's existing marketing area; historical, financial and other information relating to the Association; a comparative evaluation of the operating and financial statistics of the Association with those of other similarly situated publicly-traded savings banks and savings institutions located in the Association's market area and the Midatlantic, Southeast and New England areas of the United States; the aggregate size of the offering of the Common Stock; the impact of Conversion on the Association's net worth and earnings potential; the proposed dividend policy of the Company and the Association; and the trading market for securities of comparable institutions and general conditions in the market for such securities.

     On the basis of the foregoing, FinPro has advised the Company and the Association that, in its opinion, dated October 7, 1998, the estimated pro forma market value of the Common Stock, being offered for sale ranged from a minimum of $28.0 million to a maximum of $37.8 million with a midpoint of $32.9 million. Based upon the Valuation Range and the Purchase Price of $10.00 per share for the Common Stock established by the Board of Directors, the Board of Directors has established the Estimated Price Range of $28.0 million to $37.8 million, with a midpoint of $32.9 million, and the Company expects to issue between 3,020,220 and 4,086,180 shares of Common Stock, including shares issued to the Foundation. The Board of Directors of the Company and the Association have reviewed the appraisal of FinPro and in determining the reasonableness and adequacy of such appraisal consistent with OTS regulations and policies, have reviewed the methodology and reasonableness of the assumptions utilized by FinPro in the preparation of such appraisal. The Estimated Price Range may be amended with the approval of the OTS (if required), if necessitated by subsequent developments in the financial condition of the Company or the Association or market conditions generally. The $10.00 per share price for the Common Stock was based on the consideration of a number of factors, including the potential after market liquidity of the stock, Nasdaq listing requirements and other marketing conditions.

     SUCH APPRAISAL, HOWEVER, IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING COMMON STOCK IN THE OFFERINGS. FINPRO DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY THE ASSOCIATION, NOR DID FINPRO VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF THE ASSOCIATION. THE APPRAISAL CONSIDERS THE ASSOCIATION AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF THE ASSOCIATION. MOREOVER, BECAUSE SUCH APPRAISAL IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING COMMON STOCK IN THE CONVERSION WILL THEREAFTER BE ABLE TO SELL COMMON STOCK AT PRICES AT OR ABOVE THE PURCHASE PRICE OR IN THE RANGE OF THE FOREGOING VALUATION OF THE PRO FORMA MARKET VALUE THEREOF. SEE "RISK FACTORS--ABSENCE OF MARKET FOR COMMON STOCK."

     Following commencement of the Subscription Offering, the maximum of the Estimated Price Range may be increased up to 15% and the number of shares of Common Stock to be issued in the Conversion may be increased to 4,699,107 shares, including shares issued to the Foundation, due to regulatory considerations, changes in the market and general financial and economic conditions, without the resolicitation of subscribers. See "--Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the Estimated Price Range to fill unfilled orders in the Subscription Offering.

     No sale of shares of Common Stock may be consummated unless, prior to such consummation, FinPro confirms to the Association and the OTS that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, would cause FinPro to conclude that the value of the Common Stock at the price so determined is incompatible with its estimate of the pro forma market value of the Common Stock at the conclusion of the Subscription Offering.

     If the pro forma market value of the Common Stock is either more than 15% above the maximum of the Estimated Price Range or less than the minimum of the Estimated Price Range, the Association and the Company, after consulting with the OTS, may terminate the Plan and return all funds promptly with interest at the Association's passbook rate of interest on payments made by check, bank draft or money order, extend or hold a new Subscription Offering and/or Community Offering, establish a new Estimated Price Range, commence a resolicitation of subscribers or take such other actions as permitted by the OTS in order to complete the Conversion. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the Subscription Offering would not exceed 45 days unless further extended by the OTS for periods of up to 90 days not to extend beyond _____________, 2001.

     If all shares of Common Stock are not sold through the Subscription Offering or Community Offering, then the Association and the Company expect to offer the remaining shares in a Syndicated Community Offering which would occur as soon as practicable following the close of the Subscription Offering but may commence during the Subscription Offering subject to prior rights of subscribers. All shares of Common Stock will be sold at the same price per share in the Syndicated Community Offering as in the Subscription Offering and Community Offering. See "--Syndicated Community Offering."

     No sale of shares of Common Stock may be consummated unless, prior to such consummation, FinPro confirms to the Association, the Company and the OTS that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, including those which would be involved in a cancellation of the Syndicated Community Offering, would cause FinPro to conclude that the aggregate value of the Common Stock at the Purchase Price is incompatible with its estimate of the pro forma market value of the Common Stock of the Company at the time of the Syndicated Community Offering. Any change which would result in an aggregate purchase price which is below or more than 15% above the Estimated Price Range would be subject to OTS approval. If such confirmation is not received, the Association may extend the Conversion, extend, reopen or commence a new Subscription Offering, Community Offering or Syndicated Community Offering, establish a new Estimated Price Range and commence a resolicitation of all subscribers with the approval of the OTS or take such other actions as permitted by the OTS in order to complete the Conversion, or terminate the Plan and cancel the Subscription and Community Offerings and/or the Syndicated Community Offering. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the Estimated Price Range or more than 15% above the maximum of such range, and the Company and the Association determine to continue the Conversion, subscribers will be resolicited (i.e., be permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at the Association's passbook rate of interest, or be permitted to decrease or cancel their subscriptions). Any change in the Estimated Price Range must be approved by the OTS. A resolicitation, if any, following the conclusion of the Subscription Offering would not exceed 45 days unless further extended by the OTS for periods up to 90 days not to extend beyond _______________, 2001. If such resolicitation is not effected, the Association will return all funds promptly with interest at the Association's passbook rate of interest on payments made by check, bank draft or money order.

     Copies of the appraisal report of FinPro, including any amendments thereto, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of the Association and the other locations specified under "Additional Information."

NUMBER OF SHARES TO BE ISSUED

     Depending upon market or financial conditions following the commencement of the Subscription Offering, the total number of shares to be issued in the Conversion may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the price per share is not below the minimum of the Estimated Price Range or more than 15% above the maximum of the Estimated Price Range. Based on a fixed purchase price of $10.00 per share and FinPro's estimate of the pro forma market value of the Common Stock ranging from a minimum of $28.0 million to a maximum, as increased by 15%, of $43.5 million, the number of shares of Common Stock expected to be sold in the Conversion is between a minimum of 2,796,500 shares and a maximum, as adjusted by 15%, of 4,351,025 shares. The actual number of shares sold between this range will depend on a number of factors and shall be determined by the Association and Company subject to OTS approval, if necessary.

     In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the Estimated Price Range or more than 15% above the maximum of the Estimated Price Range, if the Plan is not terminated by the Company and the Association after consultation with the OTS, purchasers will be resolicited (i.e., permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded, or be permitted to modify or rescind their subscriptions). Any change in the Estimated Price Range must be approved by the OTS. If the number of shares issued in the Conversion is increased due to an increase of up to 15% in the Estimated Price Range to reflect changes in market or financial condition, persons who subscribed for the maximum number of shares will not be given the opportunity to subscribe for an adjusted maximum number of shares, except for the ESOP which will be able to subscribe for such adjusted amount. See "--Limitations on Common Stock Purchases."

     In the event the members of the Association approve the establishment of the Foundation, the number of shares to be issued and outstanding following the Conversion will be increased by a number of shares equal to 8% of the Common Stock sold in the Conversion. Assuming the sale of shares in the Offerings at the minimum, midpoint, maximum, or 15% above the maximum of the Estimated Price Range, the Company will issue 223,720, 263,200, 302,680 or 348,082 shares of its Common Stock from authorized but unissued shares to the Foundation immediately following the completion of the Conversion. In that event, the Company will have total shares of Common Stock outstanding of 3,020,220, 3,553,200, 4,086,180 or 4,699,107 shares, respectively. Of that amount, the Foundation will own 7.4%. Funding the Foundation with authorized but unissued shares will have the effect of diluting the ownership and voting interests of persons purchasing shares in the Conversion by 7.4% since a greater number of shares will be outstanding upon completion of the Conversion than would be if the Foundation were not established. See "Pro Forma Data."

     An increase in the number of shares to be issued in the Conversion as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and the Company's pro forma net earnings and stockholders' equity on a per share basis while increasing pro forma net earnings and stockholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the Conversion would increase both a subscriber's ownership interest and the Company's pro forma net earnings and stockholders' equity on a per share basis while decreasing pro forma net earnings and stockholder's equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

     In accordance with the Plan of Conversion, rights to subscribe for the purchase of Common Stock have been granted under the Plan of Conversion to the following persons in the following order of descending priority: (1) holders of deposit accounts with a balance of $50 or more as of June 30, 1997 ("Eligible Account Holders"); (2) the ESOP; (3) holders of deposit accounts with a balance of $50 or more as of September 30, 1998 ("Supplemental Eligible


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


Account Holders"); and (4) members of the Association, consisting of depositors and borrowers of the Association as of June 30, 1997, (the "Voting Record Date"), who do not otherwise qualify as Eligible Account Holders or Supplemental Eligible Account Holders ("Other Members"). All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under "--Limitations on Common Stock Purchases." Accounts which will provide subscription rights to holders thereof consist of any withdrawable deposit account at the Association.

     PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of (1) the amount permitted to be purchased in the Community Offering, currently $200,000 of Common Stock; (2) one-tenth of one percent (.10%) of the total offering of shares of Common Stock; or (3) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Eligible Account Holder's Qualifying Deposit (defined by the Plan as any deposit account in the Association with a balance of $50.00 or more as of June 30, 1997) and the denominator is the total amount of Qualifying
Deposits of all Eligible Account Holders ($__________), in each case on the Eligibility Record Date, subject to the overall purchase limitation and exclusive of an increase in the shares issued pursuant to an increase in the Estimated Price Range of up to 15%. See "--Limitations on Common Stock Purchases."

     In the event that Eligible Account Holders exercise subscription rights for a number of shares of Conversion Stock in excess of the total number of such shares eligible for subscription, the shares of Conversion Stock shall be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Eligible Account Holder. Any shares remaining after that allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

     To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also Directors or Officers of the Association or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the 12 months preceding June 30, 1997.

     PRIORITY 2: EMPLOYEE STOCK OWNERSHIP PLAN. To the extent that there are sufficient shares remaining after satisfaction of the subscriptions by Eligible Account Holders, the ESOP will receive, without payment therefor, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 10% of the Common Stock issued in the Conversion, including shares issued to the Foundation, and any increase in the number of shares of Common Stock to be issued in the Conversion after the date hereof as a result of an increase of up to 15% in the maximum of the Estimated Price Range. The ESOP intends to purchase 8% of the shares to be sold in the Conversion and issued to the Foundation, or 241,617, 284,256, 326,894 and 375,928 shares, based on the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively. Subscriptions by the ESOP will not be aggregated with shares of Common Stock purchased directly by or which are otherwise attributable to any other participants in the Subscription Offering, including subscriptions of any of the Association's directors, officers, employees or associates thereof. See "Management of the Association--Other Benefit Plans--Employee Stock Ownership Plan and Trust."

     PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. Each Supplemental Eligible Account Holder will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of the amount permitted to be purchased in the Community Offering, currently $200,000 of Common


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

Stock, one-tenth of one percent (.10%) of the total offering of shares of Common Stock or fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall purchase limitation and exclusive of an increase in the shares issued pursuant to an increase in the Estimated Price Range of up to 15%. See "--Limitations on Common Stock Purchases."

     In the event that Supplemental Eligible Account Holders exercise subscription rights for a number of shares of Conversion Stock in excess of the total number of such shares eligible for subscription, the shares of Conversion Stock shall be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Supplemental Eligible Account Holder. Any shares remaining after that allocation will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Supplemental Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

     To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed. The subscription rights received by Eligible Account Holders will be applied in partial satisfaction to the subscription rights to be received as a Supplemental Eligible Account Holder.

     PRIORITY 4: OTHER MEMBERS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by the Eligible Account Holders, the ESOP and the Supplemental Eligible Account Holders, each Other Member will receive, without payment therefor, fourth priority nontransferable subscription rights to subscribe for Common Stock in the Subscription Offering up to the greater of the amount permitted to be purchased in the Community Offering, currently $200,000 of Common Stock, or one-tenth of one percent (.10%) of the total offering of shares of Common Stock, subject to the overall purchase limitation and exclusive of an increase in shares issued pursuant to an increase in the Estimated Price Range of up to 15%.

     In the event that Other Members subscribe for a number of shares of Conversion Stock which, when added to the shares of Conversion Stock subscribed for by the Eligible Account Holders, the Employee Plans and the Supplemental Eligible Account Holders is in excess of the total number of shares of Conversion Stock being issued, the subscriptions of such Other Members will be allocated among the subscribing Other Members so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Conversion Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Other Member. Any shares remaining after that allocation will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied pro rata in the same proportion that the number of votes of a subscribing Other Member on the Voting Record Date bears to the total votes on the Voting Record Date of all subscribing Other Members whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more remaining Other Members, the excess shall be reallocated (one or more times as necessary) among those remaining Other Members whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

     EXPIRATION DATE FOR THE SUBSCRIPTION OFFERING. The Subscription Offering will expire at 12:00 noon, Eastern time on _________, 1999 (the "Expiration Date"), unless extended for up to 45 days by the Association or such additional periods with the approval of the OTS. Subscription rights which have not been exercised prior to the Expiration Date will become void.

     The Association will not execute orders until all shares of Common Stock have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Expiration Date, unless such period is extended with the consent of the OTS, all funds delivered to the Association pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45 day period following the Expiration Date is granted, the Association will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions and have their funds returned promptly with interest, and of the time period within which subscribers must affirmatively notify the Association of their intention to confirm, modify, or rescind their subscription. If an affirmative response to any resolicitation is not received by the Company from a subscriber, such order will be rescinded and all subscription funds will be promptly returned with interest. Such extensions may not go beyond _____________, 2001.

COMMUNITY OFFERING

     To the extent that shares remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, the ESOP, the Supplemental Eligible Account Holders and Other Members, the Association intends to offer shares pursuant to the Plan to members of the general public in a Community Offering. The Community Offering may be commenced prior to the expiration of the Subscription Offering. In the event a Community Offering is held, a preference will be given to Preferred Subscribers, subject to the right of the Company to accept or reject any such orders, in whole or in part, in their sole discretion. Persons purchasing stock in the Community Offering, together with associates of and persons acting in concert with such persons, may purchase up to $200,000 of Common Stock subject to the maximum purchase limitation and exclusive of shares issued pursuant to an increase in the Estimated Price Range by up to 15%. See "--Limitations on Common Stock Purchases." This amount may be increased to up to a maximum of 5% or decreased to less than $200,000 at the sole discretion of the Company and the Association. THE OPPORTUNITY TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE COMMUNITY OFFERING CATEGORY IS SUBJECT TO THE RIGHT OF THE ASSOCIATION AND THE COMPANY, IN ITS SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUCH ORDERS IN WHOLE OR IN PART EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE EXPIRATION DATE.

     Subject to the foregoing, if the amount of stock remaining is insufficient to fill the orders of subscribers after completion of the Subscription Offering, such stock will be allocated first to each subscriber whose order is accepted by the Association, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such subscriber, if possible. Thereafter, unallocated shares will be allocated among the subscribers whose order remains unsatisfied on a 100 shares per order basis until all such orders have been filled or the remaining shares have been allocated. If there are any shares remaining, shares will be allocated to other persons of the general public who purchase in the Community Offering applying the same allocation described above for Preferred Subscribers.

PERSONS IN NONQUALIFIED STATES OR FOREIGN COUNTRIES

     The Company and the Association will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, the Plan provides that the Association and the Company are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which both of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares of Common Stock reside in such state; and (ii) the Company or the Association determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including but not limited to a request that the Company and the Association or their officers, directors or trustees register as a broker, dealer, salesman or selling agent, under the securities laws of such state, or a request to register or otherwise qualify the subscription rights or Common Stock for sale or submit any filing with respect thereto in such state. Where the number of persons eligible to subscribe for shares in one state is small, the Association and the Company will base their decision as to whether or not to offer the Common Stock in such state on a number of factors, including the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register the Company, its officers, directors or employees as brokers, dealers or salesmen.

MARKETING AND UNDERWRITING ARRANGEMENTS

     The Association and the Company have engaged Sandler O'Neill as a consultant and financial advisor in connection with the offering of the Common Stock, and Sandler O'Neill has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of Common Stock in the Offerings. Based upon negotiations between the Association and the Company concerning fee structure, Sandler O'Neill will receive a fee equal to 1.25% of the aggregate Purchase Price of the shares sold in the Subscription and Community Offerings, excluding shares purchased by directors, officers, employees, and any immediate family member thereof, and any employee benefit plan of the Company or Association, including the ESOP for which Sandler O'Neill will not receive a fee. In the event that a selected dealers agreement is entered into in connection with a Syndicated Community Offering, the Association will pay a fee (to be negotiated at such time under such agreement) to such selected dealers, any sponsoring dealers fees, and a management fee to Sandler O'Neill of 7.0% for shares sold by a National Association of Securities Dealers, Inc. member firms pursuant to a selected dealers agreement; provided, however, that any fees payable to Sandler O'Neill for Common Stock sold by them pursuant to such a selected dealers agreement shall not exceed 1.25% of the Purchase Price and provided, further, however, that the aggregate fees payable to Sandler O'Neill and the selected dealers will not exceed 7% of the aggregate purchase price of the Common Stock sold by selected dealers. Fees to Sandler O'Neill and to any other broker-dealer may be deemed to be underwriting fees, and Sandler O'Neill and such broker-dealers may be deemed to be underwriters. The Company and the Association have agreed to indemnify Sandler O'Neill for reasonable costs and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities Act. Sandler O'Neill has received advances towards its fees totaling $50,000. Total marketing fees to Sandler O'Neill are expected to be $307,000 and $419,000 at the minimum and the maximum of the Estimated Price Range, respectively. See "Pro Forma Data" for the assumptions used to arrive at these estimates.

     Sandler O'Neill will perform proxy solicitation services, conversion agent services and records management services for the Association in the Conversion and will receive a fee for these services of $25,000. Finally, Sandler O'Neill shall be reimbursed for reasonable out-of-pocket expenses not to exceed $65,000.

     Directors and executive officers of the Company and Association may participate in the solicitation of offers to purchase Common Stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. Other employees of the Association may participate in the Offering in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. The Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Common Stock. No officer, director or employee of the Company or the Association will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

PROCEDURE FOR PURCHASING SHARES IN THE SUBSCRIPTION AND COMMUNITY OFFERINGS

     To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date, in the case of the Subscription Offering or the termination of the Community Offering, in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the stock order form and certification form will confirm receipt or delivery in accordance with Rule 15c2-8. Stock order and certification forms will only be distributed with a prospectus.

     To purchase shares in the Offerings, an executed stock order form and certification form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from the Association's deposit account (which may be given by completing the appropriate blanks in the stock order form), must be received by the Association at any of its offices by 12:00 noon, Eastern time, on the Expiration Date, in the case of the Subscription Offering or the termination of the Community Offering. Stock order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. In addition, the Association and Company are not obligated to accept orders submitted on photocopied or facsimilied stock order forms and will not accept stock order forms unaccompanied by an executed certification form. Notwithstanding the foregoing, the Company shall have the right, in its sole discretion, to permit institutional investors to submit irrevocable orders together with a legally binding commitment for payment and to thereafter pay for the shares of Common Stock for which they subscribe in the Community Offering at any time prior to 48 hours before the completion of the Conversion. The Company and the Association have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. Once received, an executed stock order form may not be modified, amended or rescinded without the consent of the Association unless the Conversion has not been completed within 45 days after the end of the Subscription Offering, unless such period has been extended.

     In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priorities, depositors as of the Eligibility Record Date (June 30, 1997) and/or the Supplemental Eligibility Record Date (September 30, 1998) and/or the Voting Record Date (June 30, 1997) must list all accounts on the stock order form giving all names in each account and the account number.

     Payment for subscriptions may be made (i) in cash if delivered in person at any branch office of the Association, (ii) by check, bank draft or money order, or (iii) by authorization of withdrawal from deposit accounts maintained with the Association. No wire transfers will be accepted. Interest will be paid on payments made by cash, check, bank draft or money order at the Association's passbook rate of interest from the date payment is received until the completion or termination of the Conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion.

     If a subscriber authorizes the Association to withdraw the amount of the purchase price from his deposit account, the Association will do so as of the effective date of the Conversion. The Association will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the Association's passbook rate.

     If the ESOP subscribes for shares during the Subscription Offering, the ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but rather, may pay for such shares of Common Stock subscribed for at the Purchase Price upon consummation of the Subscription Offering, if all shares are sold, or upon consummation of the Community Offering or Syndicated Community Offering if shares remain to be sold in such offerings; provided, that there is in force from the time of its subscription until such time, a loan commitment from an unrelated financial institution or the Company to lend to the ESOP, at such time, the aggregate Purchase Price of the shares for which it subscribed.

     Owners of self-directed Individual Retirement Accounts ("IRAs") and Qualified Plans may use the assets of such IRAs and Qualified Plans to purchase shares of Common Stock in the Subscription Offering and/or Community Offering, provided that such IRAs are not maintained at the Association. Persons with self-directed IRAs and Qualified Plans maintained at the Association must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Common Stock in the Subscription Offering and/or Community Offering. In addition, the provisions of ERISA and IRS regulations require that officers, directors and ten percent shareholders who use self-directed IRA funds and Qualified Plans to purchase shares of Common Stock in the Subscription Offering and/or Community Offering, make such purchases for the exclusive benefit of the IRAs and Qualified Plans.

     Certificates representing shares of Common Stock purchased will be mailed to purchasers at the address specified in properly completed stock order forms, as soon as practicable following consummation of the sale of all shares of Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

     Prior to the completion of the Conversion, the OTS conversion regulations prohibit any person with subscription rights, including the Eligible Account Holders, the ESOP, the Supplemental Eligible Account Holders and Other Members of the Association, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his account. Stock purchased in the Subscription Offering must be registered in the name(s) of the registered account holder(s) and failure to do so will result in the rejection of the order. Each person exercising such subscription rights will be required to certify that he is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of such shares. Joint Stock registration will be allowed only if the qualifying deposit account is in the name of both parties. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Conversion.

     THE ASSOCIATION AND THE COMPANY WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES (INCLUDING FORFEITURE) IN THE EVENT THEY BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN BY THEM TO INVOLVE THE TRANSFER OF SUCH RIGHTS.

SYNDICATED COMMUNITY OFFERING

     As a final step in the Conversion, the Plan provides that, if feasible, all shares of Common Stock not purchased in the Subscription and Community Offerings, if any, will be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be formed and managed by Sandler O'Neill acting as agent of the Company to assist the Company and the Association in the sale of the Common Stock. The Company and the Association have the right to reject orders in whole or in part in their sole discretion in the Syndicated Community Offering. Neither Sandler O'Neill nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Common Stock in the Syndicated Community Offering, however, Sandler O'Neill has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering.

     The price at which Common Stock is sold in the Syndicated Community Offering will be determined as described above under "--Stock Pricing." Subject to overall purchase limitations, no person, together with any associate or group of persons acting in concert, will be permitted to subscribe in the Syndicated Community Offering for more than $200,000 of the Common Stock, exclusive of an increase in shares issued pursuant to an increase in the Estimated Price Range of up to 15%; provided, however, that shares of Common Stock purchased in the Community Offering by any persons, together with associates of or persons acting in concert with such persons, will be aggregated with purchases in the Syndicated Community Offering and be subject to an overall maximum purchase limitation of the greater of (i) $200,000 or (ii) 1.0% of the shares offered, exclusive of an increase in shares issued pursuant to an increase in the Estimated Price Range by up to 15%.

     Payments made in the form of a check, bank draft, money order or in cash will earn interest at the Association's passbook rate of interest from the date such payment is actually received by the Association until completion or termination of the Conversion.

     In addition to the foregoing, if a syndicate of broker-dealers ("selected dealers") is formed to assist in the Syndicated Community Offering, a purchaser may pay for his shares with funds held by or deposited with a selected dealer. If an order form is executed and forwarded to the selected dealer or if the selected dealer is authorized to execute the order form on behalf of a purchaser, the selected dealer is required to forward the order form and funds to the Association for deposit in a segregated account on or before noon of the business day following receipt of the order form or execution of the order form by the selected dealer. Alternatively, selected dealers may solicit indications of interest from their customers to place orders for shares. Such selected dealers shall subsequently contact their customers who indicated an interest and seek their confirmation as to their intent to purchase. Those indicating an intent to purchase shall execute order forms and forward them to their selected dealer or authorize the selected dealer to execute such forms. The selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his intent to purchase (the "debit date") and on or before noon of the next business day following the debit date will send order forms and funds to the Association for deposit in a segregated account. Although purchasers' funds are not required to be in their accounts with selected dealers until the debit date in the event that such alternative procedure is employed once a confirmation of an intent to purchase has been received by the selected dealer, the purchaser has no right to rescind his order.

     Certificates representing shares of Common Stock purchased, together with any refund due, will be mailed to purchasers at the address specified in the order form, as soon as practicable following consummation of the sale of the Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

     The Syndicated Community Offering will terminate no more than 45 days following the Subscription Expiration Date, unless extended by the Company with the approval of the OTS. Such extensions may not be beyond
____________________. See "--Stock Pricing" above for a discussion of rights of subscribers, if any, in the event an extension is granted.

LIMITATIONS ON COMMON STOCK PURCHASES

     The Plan includes the following limitations on the number of shares of Common Stock which may be purchased during the Conversion:

     (1)  No less than 25 shares;

     (2) Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of: 1) the amount permitted to be purchased in the Community Offering, currently $200,000 of Common Stock; 2) one-tenth of one percent (.10%) of the total offering of shares of Common Stock; or 3) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date subject to the overall maximum purchase limitation in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%;

     (3) The ESOP is permitted to purchase in the aggregate up to 10% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation, including shares issued in the event of an increase in the Estimated Price Range of 15%, and intends to purchase 8% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation;

     (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of: 1) the amount permitted to be purchased in the Community Offering, currently $200,000 of Common Stock; 2) one-tenth of one percent (.10%) of the total offering of shares of Common Stock; or 3) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in such case on the Supplemental Eligibility Record Date subject to the overall maximum purchase limitation in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%;

     (5) Each Other Member may subscribe for and purchase in the Subscription Offering up to the greater of: 1) the amount permitted to be purchased in the Community Offering, currently $200,000 of


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          Common Stock; or 2) one-tenth of one percent (.10%) of the total offering of shares of Common Stock, in each case subject to the overall maximum purchase limitation in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%;

     (6) Persons purchasing shares of Common Stock in the Community Offering, together with associates of and groups of persons acting in concert with such persons, may purchase in the Community Offering up to $200,000 of Common Stock, subject to the overall maximum purchase limitation in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%;

     (7) Persons purchasing shares of Common Stock in the Syndicated Community Offering, together with associates of and persons acting in concert with such persons, may purchase in the Syndicated Offering up to $200,000 of Common Stock, subject to the overall maximum purchase limitation in (8) below and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15% and, provided further that shares of Common Stock purchased in the Community Offering by any persons, together with associates of or persons acting in concert with such persons, will be aggregated with purchases in the Syndicated Community Offering in applying the $200,000 purchase limitation;

     (8) Except for the ESOP, the overall maximum number of shares of Common Stock subscribed for or purchased in all categories of the Conversion by any person, together with associates of or persons acting in concert with such persons, shall not exceed 1.0% of the shares of Common Stock offered in the Conversion and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%; and

     (9) No more than 30% of the total number of shares offered for sale in the Conversion may be purchased by directors and officers of the Association and their associates in the aggregate, excluding purchases by the ESOP.

     Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of the Association, both the individual amount permitted to be subscribed for and the overall maximum purchase limitation may be increased to up to a maximum of 5% at the sole discretion of the Company and the Association. If such amount is increased, subscribers for the maximum amount will be, and other large subscribers in the sole discretion of the Association may be, given the opportunity to increase their subscriptions up to the then applicable limit. In addition, the Boards of Directors of the Company and the Association may, in their sole discretion, increase the maximum purchase limitation referred to above up to 9.99%, provided that orders for shares exceeding 5% of the shares being offering in the Subscription and Community Offerings shall not exceed, in the aggregate, 10% of the shares being offered in the Subscription and Community Offerings. Requests to purchase additional shares of Common Stock under this provision will be determined by the Boards of Directors and, if approved, allocated on a pro rata basis giving priority in accordance with the priority rights set forth herein.

     The overall maximum purchase limitation may not be reduced to less than 1% but the individual amount permitted to be subscribed for may be reduced by the Association to less than $200,000 subject to paragraphs (2), (4) and (5) above without the further approval of members or resolicitation of subscribers. An individual Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may not purchase individually in the Subscription Offering the overall maximum purchase limit of 1.0% of the shares offered, but may make such purchase, together with associates of and persons acting in concert with such person, by also purchasing in other available categories of the Conversion, subject to availability of shares and the overall maximum purchase limit for purchases in the Conversion.

     In the event of an increase in the total number of shares offered in the Conversion due to an increase in the Estimated Price Range of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order or priority in accordance with the Plan: (i) to fill the ESOP's subscription of 8% of the amount of Common Stock


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

issued in the Conversion, including shares issued to the Foundation, at the Adjusted Maximum number of shares; (ii) in the event that there is an oversubscription by Eligible Account Holders, to fill unsatisfied subscriptions of Eligible Account Holders, exclusive of the Adjusted Maximum; (iii) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unsatisfied subscriptions of Supplemental Eligible Account Holders, exclusive of the Adjusted Maximum; (iv) in the event that there is an oversubscription by Other Members, to fill unsatisfied subscriptions of Other Members exclusive of the Adjusted Maximum; and (v) to fill unsatisfied subscriptions in the Community Offering to the extent possible, exclusive of the Adjusted Maximum, with preference to institutional investors.

     The term "associate" of a person is defined to mean: (i) any corporation, partnership (other than the Association or a majority-owned subsidiary of the Association) of which such person is an officer, partner or 10% stockholder;
(ii) any trust or other estate in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, such term shall not include any employee stock benefit plan of the Association in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of the Association. Directors are not treated as associates of each other solely because of their Board membership. For a further discussion of limitations on purchases of a converting institution's stock at the time of Conversion and subsequent to Conversion, see "Management of the Association--Subscriptions by Executive Officers and Directors," "--Restrictions on Purchase or Transfer of Shares After Conversion" and "Restrictions on Acquisition of the Company and the Association."

LIQUIDATION RIGHTS

     In the unlikely event of a complete liquidation of the Association in its present mutual form, each depositor would receive his pro rata share of any assets of the Association remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in the Association at the time of liquidation. After the Conversion, each depositor, in the event of a complete liquidation, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Association. However, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. He would not have an interest in the value or assets of the Association above that amount.

     The Plan provides for the establishment, upon the completion of the Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the surplus and reserves of the Association as of the date of its latest balance sheet contained in the final Prospectus used in connection with the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at the Association, would be entitled, on a complete liquidation of the Association after the Conversion, to an interest in the liquidation account prior to any payment to the stockholders of the Association. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including regular accounts, transaction accounts such as NOW accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in the Association on June 30, 1997 and September 30, 1998, respectively. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account based on the proportion that the balance of his Qualifying Deposits on the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, bore to the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders in the Association. For deposit accounts in existence at both dates separate subaccounts shall be determined on the basis of the Qualifying Deposits in such deposit accounts on such respective record dates.

     If, however, on any annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, the amount of the Qualifying Deposit of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the amount of the Qualifying Deposit of such Eligible Account Holder or Supplemental Eligible Account Holder as of the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, or less than the


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

amount of the Qualifying Deposits as of the previous annual closing date, then the interest in the liquidation account relating to such Qualifying Deposit would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such Qualifying Deposit accounts are closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related Qualifying Deposit. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Company as the sole stockholder of the Association.

TAX ASPECTS

     Consummation of the Conversion is expressly conditioned upon the receipt by the Association of either a favorable ruling from the IRS or an opinion with respect to federal income taxation, and an opinion with respect to New Jersey income taxation, to the effect that the Conversion will not be a taxable transaction to the Company, the Association, Eligible Account Holders, or Supplemental Eligible Account Holders except as noted below. The federal and New Jersey income tax consequences will remain unchanged in the event that a holding company form of organization is not utilized.

     No private ruling will be received from the IRS with respect to the proposed Conversion. Instead, the Association has received an opinion of its counsel, Muldoon, Murphy & Faucette, to the effect that for federal income tax purposes, among other matters: (i) the Association's change in form from mutual to stock ownership will constitute a reorganization under section 368(a)(1)(F) of the Code and neither the Association nor the Company will recognize any gain or loss as a result of the Conversion; (ii) no gain or loss will be recognized to the Association or the Company upon the purchase of the Association's capital stock by the Company or to the Company upon the purchase of its Common Stock in the Conversion; (iii) no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the issuance to them of Deposit Accounts in the Association in its stock form plus their interests in the liquidation account in exchange for their deposit accounts in the Association; (iv) the tax basis of the depositors' accounts in the Association immediately after the Conversion will be the same as the basis of their deposit accounts immediately prior to the Conversion; (v) the tax basis of each Eligible Account Holder's and Supplemental Eligible Account Holder's interest in the liquidation account will be zero; (vi) no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the distribution to them of nontransferable subscription rights to purchase shares of the Common Stock, provided that the amount to be paid for the Common Stock is equal to the fair market value of such stock; and (vii) the tax basis to the stockholders of the Common Stock of the Company purchased in the Conversion will be the amount paid therefor and the holding period for the shares of Common Stock purchased by such persons will begin on the date on which their subscription rights are exercised. Deloitte & Touche, LLP has opined that the Conversion will not be a taxable transaction to the Company, the Association, Eligible Account Holders or Supplemental Eligible Account Holders for New Jersey income tax purposes. Certain portions of both the federal and the state income tax opinions are based upon the assumption that the subscription rights issued in connection with the Conversion will have no value.

     Unlike private rulings, an opinion of counsel or an opinion of an independent accountant is not binding on the IRS and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding. The Association has agreed to a limitation on the liability of Deloitte & Touche, LLP to it solely as a result of, and to indemnify Deloitte & Touche, LLP solely in connection with, certain claims or liabilities relating to its New Jersey income tax opinion, except to the extent determined to have resulted from intentional or deliberate misconduct.

     FinPro has issued an opinion stating that, pursuant to its valuation, FinPro is of the opinion that the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Common Stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the shares of Common Stock sold in the Community Offering. Such valuation is not binding on the IRS. If the subscription rights granted to Eligible Account Holders or Supplemental Eligible Account Holders are deemed to have an ascertainable value, receipt of such rights could be taxable to those Eligible Account Holders or Supplemental Eligible Account Holders who receive and/or exercise the subscription rights in an amount equal to such value and the Association could recognize


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

gain on such distribution. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

INTERPRETATION AND AMENDMENT OF THE PLAN OF CONVERSION

     To the extent permitted by law, all interpretations of the Plan by the Board of Directors of the Association will be final. The Plan provides that the Association's Board of Directors shall have the discretion to interpret and apply the provisions of the Plan to particular circumstances and that such interpretation or application shall be final. This includes any and all interpretations, applications and determinations made by the Board of Directors on the basis of such information and assistance as was then reasonably available for such purpose.

     The Plan provides that, if deemed necessary or desirable by the Board of Directors, the Plan may be substantively amended at any time prior to solicitation of proxies from members to vote on the Plan by a two-thirds vote of the Association's Board of Directors. After submission of the proxy materials to the members, the Plan may be amended by a two-thirds vote of the Association's Board of Directors at any time prior to the Special Meeting with the concurrence of the OTS. The Plan may be amended at any time after the approval of members with the approval of the OTS and no further approval of the members will be necessary unless otherwise required by the OTS. By adoption of the Plan, the Association's members will be deemed to have authorized amendment of the Plan under the circumstances described above.

     The establishment of the Foundation will be considered as a separate matter from approval of the Plan of Conversion. If the Association's members approve the Plan of Conversion, but not the creation of the Foundation, the Association intends to complete the Conversion without the Foundation. Failure to approve the establishment of the Foundation may materially increase the pro forma market value of the Common Stock since the Valuation Range, as set forth herein, takes into account the dilutive impact of the issuance of shares to the Foundation. In such an event, the Association may establish a new Estimated Price Range and commence a resolicitation of subscribers. In the event of a resolicitation, unless an affirmative response is received within a specified period of time, all funds will be promptly returned to investors, as described elsewhere herein. See "--Stock Pricing."

RESTRICTIONS ON PURCHASE OR TRANSFER OF SHARES AFTER CONVERSION

     All shares of Common Stock purchased in connection with the Conversion by a director or an officer of the Association will be subject to a restriction that the shares not be sold for a period of one year following the Conversion, except in the event of the death of such director or officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of Common Stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to such restricted stock will be subject to the same restrictions. The directors and officers of the Association will also be subject to the insider trading rules promulgated pursuant to the Exchange Act and any other applicable requirements of the federal securities laws.

     Purchases of outstanding shares of Common Stock of the Company by directors, officers (or any person who was an officer or director of the Association after adoption of the Plan of Conversion) and their associates during the three-year period following Conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 1.0% of the Company's outstanding Common Stock or to the purchase of stock pursuant to any stock option plan to be established after the Conversion.

     Unless approved by the OTS, the Company, pursuant to OTS regulations, will be prohibited from repurchasing any shares of the Common Stock for three years after the Conversion except: (i) for an offer to all stockholders on a pro rata basis; or (ii) for the repurchase of qualifying shares of a director. Notwithstanding the foregoing, beginning one year following completion of the Conversion the Company may repurchase its Common Stock so long as: (i) the


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repurchases within the following two years are part of an open-market program not involving greater than 5% of its outstanding capital stock during a twelve-month period; (ii) the repurchases do not cause the Company to become undercapitalized; and (iii) the Company provides to the Regional Director of the OTS no later than 10 days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. In addition, under current OTS policies, repurchases may be allowed in the first year following Conversion and in amounts greater than 5% in the second and third years following Conversion, provided there are valid and compelling business reasons for such repurchases and the OTS approves such repurchases.

                   RESTRICTIONS ON ACQUISITION OF THE COMPANY
                              AND THE ASSOCIATION

GENERAL

     The Association's Plan of Conversion provides for the Conversion of the Association from the mutual to the stock form of organization and, in connection therewith, a new Stock Certificate of Incorporation and Bylaws to be adopted by members of the Association. The Plan also provides for the concurrent formation of a holding company, which form of organization may or may not be utilized at the option of the Board of Directors of the Association. See "The Conversion-- General." In the event that the holding company form of organization is utilized, as described below, provisions in the Company's Certificate of Incorporation and Bylaws and in its management remuneration entered into in connection with the Conversion, together with provisions of Delaware corporate law, may have anti-takeover effects. In the event that the holding company form of organization is not utilized, the Association's Stock Certificate of Incorporation and Bylaws and management remuneration entered into in connection with the Conversion may have anti-takeover effects as described below. In addition, regulatory restrictions may make it difficult for persons or companies to acquire control of either the Company or the Association.

RESTRICTIONS IN THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

     A number of provisions of the Company's Certificate of Incorporation and Bylaws deal with matters of corporate governance and rights of stockholders. The following discussion is a general summary of the material provisions of the Company's Certificate of Incorporation and Bylaws and other statutory and regulatory provisions relating to stock ownership and transfers, the Board of Directors and business combinations, which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual Company stockholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult. The following description of the provisions of the Certificate of Incorporation and Bylaws of the Company is necessarily general and reference should be made in each case to such Certificate of Incorporation and Bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.

     LIMITATION ON VOTING RIGHTS. The Certificate of Incorporation of the Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Exchange Act, and includes shares beneficially owned by such person or any of his affiliates (as defined in the Certificate of Incorporation), shares which such person or his affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power, but shall not include shares beneficially owned by the ESOP or directors, officers and employees of the Association or Company or shares that are subject to a revocable proxy and that are not otherwise beneficially owned, or deemed by the Company to be beneficially owned,


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

by such person and his affiliates. The Certificate of Incorporation of the Company further provides that this provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock (after giving effect to the limitation on voting rights).

     BOARD OF DIRECTORS. The Board of Directors of the Company is divided into three classes, each of which shall contain approximately one-third of the whole number of members of the Board. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. The Company's Certificate of Incorporation and Bylaws provide that the size of the Board shall be determined by a majority of the directors. The Certificate of Incorporation and the Bylaws provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Company. The Certificate of Incorporation of the Company provides that a director may be removed from the Board of Directors prior to the expiration of his term only for cause, upon the vote of 80% of the outstanding shares of voting stock.

     In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.

     CUMULATIVE VOTING, SPECIAL MEETINGS AND ACTION BY WRITTEN CONSENT. The Certificate of Incorporation does not provide for cumulative voting for any purpose. Moreover, special meetings of stockholders of the Company may be called only by the Board of Directors of the Company. The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

     AUTHORIZED SHARES. The Certificate of Incorporation authorizes the issuance of 14,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. The shares of Common Stock and Preferred Stock were authorized in an amount greater than that to be issued in the Conversion to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee Stock Options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board of Directors currently has no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to the terms of the Stock-Based Incentive Plan, which is to be established and presented to stockholders at the first annual meeting after the Conversion.

     STOCKHOLDER VOTE REQUIRED TO APPROVE BUSINESS COMBINATIONS WITH PRINCIPAL STOCKHOLDERS. The Certificate of Incorporation requires the approval of the holders of at least 80% of the Company's outstanding shares of voting stock to approve "Business Combinations," as defined therein, and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of Common Stock of the Company and any other affected class of stock. Under the Certificate of Incorporation, at least 80% approval of shareholders is required in connection with any transaction involving an Interested Stockholder (as defined below) except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of the Company's Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the Interested Stockholder became an Interested Stockholder or (ii) if the proposed transaction meets conditions set forth therein which are designed to afford the shareholders a fair price in consideration for their shares in which case, if a stockholder vote is required, approval of only a majority


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

of the outstanding shares of voting stock would be sufficient. The term "Interested Stockholder" is defined to include any individual, corporation, partnership or other entity (other than the Company or its subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Company. This provision of the Certificate of Incorporation applies to any "Business Combination," which is defined to include (i) any merger or consolidation of the Company or any of its subsidiaries with or into any Interested Stockholder or Affiliate (as defined in the Certificate of Incorporation) of an Interested Stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Stockholder or Affiliate of 25% or more of the assets of the Company or combined assets of the Company and its subsidiary; (iii) the issuance or transfer to any Interested Stockholder or its Affiliate by the Company (or any subsidiary) of any securities of the Company in exchange for any assets, cash or securities the value of which equals or exceeds 25% of the fair market value of the Common Stock of the Company; (iv) the adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Stockholder or Affiliate thereof; and (v) any reclassification of securities, recapitalization, merger or consolidation of the Company which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of the Company owned directly or indirectly by an Interested Stockholder or Affiliate thereof. The directors and executive officers of the Association are purchasing in the aggregate approximately 3.4%, 2.9%, 2.5% or 2.2% of the shares of the Common Stock to be sold in the Conversion and issued to the Foundation, based on the estimated minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively. In addition, the ESOP intends to purchase 8% of the Common Stock sold in the Conversion and issued to the Foundation. Additionally, if at a meeting of stockholders following the Conversion stockholder approval of the proposed Stock-Based Incentive Plan is received, the Company expects to acquire 4% of the Common Stock sold in the Conversion and issued to the Foundation, on behalf of the Stock-Based Incentive Plan and expects to issue options to purchase up to 10% of the Common Stock sold in connection with the Conversion and issued to the Foundation, under the Stock-Based Incentive Plan to directors and executive officers. As a result, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, assuming the Stock-Based Incentive Plan is approved by Stockholders, directors, executive officers and employees have the potential to control the voting of approximately 24.4%, 23.9%, 23.6% or 23.2% of the Company's Common Stock, respectively, if the shares held by the Foundation and the ESOP are aggregated with the shares purchased in the Conversion by management and acquired for award under the Stock-Based Incentive Plan (without giving effect to any exercise of options granted under the Stock-Based Incentive Plan), thereby enabling them to prevent the approval of the transactions requiring the approval of at least 80% of the Company's outstanding shares of voting stock described hereinabove.

     EVALUATION OF OFFERS. The Certificate of Incorporation of the Company further provides that the Board of Directors of the Company, when evaluating any offer of another "Person" (as defined therein) to (i) make a tender or exchange offer for any equity security of the Company, (ii) merge or consolidate the Company with another corporation or entity, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, may, in connection with the exercise of its judgment in determining what is in the best interest of the Company, the Association and the stockholders of the Company, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on the Company's customers and the Association's present and future account holders, borrowers and employees; on the communities in which the Company and the Association operate or are located; and on the ability of the Company to fulfill its corporate objectives as a savings and loan holding company and on the ability of the Association to fulfill the objectives of a state-chartered stock savings association under applicable statutes and regulations. By having these standards in the Certificate of Incorporation of the Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of the Company, even if the price offered is significantly greater than the then market price of any equity security of the Company.

     AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS. Amendments to the Company's Certificate of Incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock; provided, however, that an affirmative vote of at least 80% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal provisions of the Certificate of Incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of directors, director and officer indemnification by the Company and amendment of the Company's Bylaws and Certificate of Incorporation.

The Company's Bylaws may be amended by its Board of Directors, or by a vote of 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

     CERTAIN BYLAW PROVISIONS. The Bylaws of the Company also require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a stockholder meeting to give at least 90 days advance notice to the Secretary of the Company. The notice provision requires a stockholder who desires to raise new business to provide information to the Company concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the Company with information concerning the nominee and the proposing stockholder.


ANTI-TAKEOVER EFFECTS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS AND MANAGEMENT REMUNERATION ADOPTED IN CONVERSION

     The provisions described above are intended to reduce the Company's vulnerability to takeover attempts and other transactions which have not been negotiated with and approved by members of its Board of Directors. The provisions of the Employment Agreements, CIC Agreements, Employee Severance Compensation Plan or Stock-Based Incentive Plan to be established may also discourage takeover attempts by increasing the costs to be incurred by the Association and the Company in the event of a takeover. See "Management of the Association."

     The Company's Board of Directors believes that the provisions of the Certificate of Incorporation, Bylaws and management remuneration plans to be established are in the best interest of the Company and its stockholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of the Company and that otherwise is in the best interest of all stockholders.

DELAWARE CORPORATE LAW

     The state of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporate Law ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

     In general, Section 203 provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became an Interested Stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

     The statute exempts the following transactions from the requirements of
Section 203: (i) any business combination if, prior to the date a person became an Interested Stockholder, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Stockholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by employee stock plans; (iii) any business combination with an Interested Stockholder that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Stockholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of continuing members of the Board of Directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by Section 203. At the present time, the Board of Directors does not intend to propose any such amendment.

RESTRICTIONS IN THE ASSOCIATION'S NEW STOCK CERTIFICATE OF INCORPORATION AND BYLAWS

     Although the Board of Directors of the Association is not aware of any effort that might be made to obtain control of the Association after the Conversion, the Board of Directors believes that it is appropriate to adopt provisions permitted by applicable regulations to protect the interests of the converted Association and its stockholders from any hostile takeover. Such provisions may, indirectly, inhibit a change in control of the Company, as the Association's sole stockholder. See "Risk Factors--Anti-Takeover Provisions Which May Discourage Takeover Attempts."

     The Association's Stock Certificate of Incorporation will contain a provision whereby the acquisition of or offer to acquire beneficial ownership of more than 10% of the issued and outstanding shares of any class of equity securities of the Association by any person (i.e., any individual, corporation, group acting in concert, trust, partnership, joint stock company or similar organization), either directly or through an affiliate thereof, will be prohibited for a period of five years following the date of completion of the Conversion. Any stock in excess of 10% acquired in violation of the Stock Certificate of Incorporation provision will not be counted as outstanding for voting purposes. This limitation shall not apply to any transaction in which the Association forms a holding company without a change in the respective beneficial ownership interests of its stockholders other than pursuant to the exercise of any dissenter or appraisal rights. In the event that holders of revocable proxies for more than 10% of the shares of the Common Stock of the Company seek, among other things, to elect one-third or more of the Company's Board of Directors, to cause the Company's stockholders to approve the acquisition or corporate reorganization of the Company or to exert a continuing influence on a material aspect of the business operations of the Company, which actions could indirectly result in a change in control of the Association, the Board of Directors of the Association will be able to assert this provision of the Association's Stock Certificate of Incorporation against such holders. Although the Board of Directors of the Association is not currently able to determine when and if it would assert this provision of the Association's Stock Certificate of Incorporation, the Board of Directors, in exercising its fiduciary duty, may assert this provision if it were deemed to be in the best interests of the Association, the Company and its stockholders. It is unclear, however, whether this provision, if asserted, would be successful against such persons in a proxy contest which could result in a change in control of the Association indirectly through a change in control of the Company. For five years, stockholders will not be permitted to call a special meeting of stockholders relating to a change of control of the Association or a charter amendment. Finally, stockholders will not be permitted to cumulate their votes in the election of directors. The staggered terms of the Board of Directors could have an anti-takeover effect by making it more difficult for a majority of shares to force an immediate change in the Board of Directors since only one-third of the Board is elected each year. The purpose of these provisions is to assure stability and continuity of management of the Association in the years immediately following the Conversion.

     Although the Association has no arrangements, understandings or plans at the present time, except as described in "Description of Capital Stock of the Company--Preferred Stock," for the issuance or use of the shares of undesignated Preferred Stock proposed to be authorized, the Board of Directors believes that the availability of such shares will provide the Association with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which may arise. In the event of a proposed merger, tender offer or other attempt to gain control of the Association of which management does not approve, the Board of Directors can authorize the issuance of one or more series of Preferred Stock with rights and preferences which could impede the completion of such a transaction. An effect of the possible issuance of such Preferred Stock, therefore, may be to deter a future takeover attempt. The Board of Directors does not intend to issue any Preferred Stock except on terms which the Board deems to be in the best interest of the Association and its then existing stockholders.

REGULATORY RESTRICTIONS

     The Plan of Conversion prohibits any person, prior to the completion of the Conversion, from transferring, or from entering into any agreement or understanding to transfer, to the account of another, legal or beneficial ownership of the subscription rights issued under the Plan or the Common Stock to be issued upon their exercise. The Plan also prohibits any person, prior to the completion of the Conversion, from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or Common Stock.

     For three years following the Conversion, OTS regulations prohibit any person from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution, except for: (i) offers that, if consummated, would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock; (ii) offers for up to 25% in the aggregate by the ESOP or other tax qualified plans of the Association or the Company; or (iii) offers which are not opposed by the Board of Directors of the Association and which receive the prior approval of the OTS. Such prohibition is also applicable to the acquisition of the stock of the Company. Such acquisition may be disapproved by the OTS if it is found, among other things, that the proposed acquisition (a) would frustrate the purposes of the provisions of the regulations regarding conversions; (b) would be manipulative or deceptive; (c) would subvert the fairness of the conversion; (d) would be likely to result in injury to the savings institution; (e) would not be consistent with economical home financing; (f) would otherwise violate law or regulation; or (g) would not contribute to the prudent deployment of the savings institution's conversion proceeds. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of stockholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for the Company's stock under circumstances that give rise to a conclusive or rebuttable determination of control under the OTS regulations.

     In addition, any proposal to acquire 10% of any class of equity security of the Company generally would be subject to approval by the OTS under the Change in Bank Control Act. The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings and loan holding company unless the OTS has been given 60 days' prior written notice and has not objected to the transaction. The HOLA provides that no company may acquire "control of a savings and loan holding company without the prior approval of the OTS." Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination, and regulation by the OTS. Pursuant to federal regulations, "control" of a savings and loan holding company is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the company or irrevocable proxies representing more than 25% of any class of voting stock of the company or the ability to control the election of a majority of the directors. The regulations also establish a rebuttable presumption of "control" upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings and loan holding company, where enumerated "control factors" are also present in the acquisition. The
OTS may prohibit an acquisition by a person of "control" if (i) it would result in a monopoly or substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (iii) the competence, experience, or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person or (iv) the proposed acquisition would have an adverse effect on the deposit insurance funds. Applications by a company to acquire "control" of a savings and loan holding company are evaluated by OTS based upon factors such as the financial and managerial resources and future prospects of the acquirer and the institution involved, competitive factors and the convenience and needs of the community involved. The foregoing restrictions do not apply to the acquisition of the Company's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the Company.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL

     The Company is authorized to issue 14,000,000 shares of Common Stock having a par value of $0.01 per share and 1,000,000 shares of preferred stock having a par value of $0.01 per share (the "Preferred Stock"). Based on the sale of Common Stock in connection with the Conversion and issuance of authorized but unissued Common Stock in an amount equal to 8.0% of the Common stock sold in the Conversion, the Company currently expects to issue up to 4,086,180 shares of Common Stock (or 4,699,107 in the event of an increase of 15% in the Estimated Price Range) and no shares of Preferred Stock in the Conversion. Except as discussed above in "Restriction on Acquisition of the Company and the Association," each share of the Company's Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon payment of the Purchase Price for the Common Stock, in accordance with the Plan, all such stock will be duly authorized, fully paid and non-assessable.

     THE COMMON STOCK OF THE COMPANY WILL REPRESENT NON-WITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC.

COMMON STOCK

     DIVIDENDS. The Company can pay dividends out of statutory surplus or from net profits if, as and when declared by its Board of Directors. The payment of dividends by the Company is subject to limitations which are imposed by law and applicable regulation. See "Dividend Policy" and "Regulation." The holders of Common Stock of the Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

     VOTING RIGHTS. Upon Conversion, the holders of Common Stock of the Company will possess exclusive voting rights in the Company. They will elect the Company's Board of Directors and act on such other matters as are required to be presented to them under Delaware law or the Company's Certificate of Incorporation or as are otherwise presented to them by the Board of Directors. Except as discussed in "Restrictions on Acquisition of the Company and the Association," each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If the Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights. Certain matters require an 80% shareholder vote. See "Restrictions on Acquisition of the Company and the Association."

     As a mutual savings and loan association, corporate powers and control of the Association are vested in its Board of Directors, who elect the officers of the Association and who fill any vacancies on the Board of Directors as it exists upon Conversion. Subsequent to Conversion, voting rights will be vested exclusively in the owners of the shares of capital stock of the Association, which will be the Company, and voted at the direction of the Company's Board of Directors. Consequently, the holders of the Common Stock will not have direct control of the Association.

     LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Association, the Company, as holder of the Association's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Association (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "The Conversion--Liquidation Rights"), all assets of the Association available for distribution. In the event of liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

     PREEMPTIVE RIGHTS. Holders of the Common Stock of the Company will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock is not subject to redemption.

PREFERRED STOCK

     None of the shares of the Company's authorized Preferred Stock will be issued in the Conversion. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                DESCRIPTION OF CAPITAL STOCK OF THE ASSOCIATION

GENERAL

     The Stock Certificate of Incorporation of the Association, to be effective upon the Conversion, authorizes the issuance of capital stock consisting of 14,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share, which preferred stock may be issued in series and classes having such rights, preferences, privileges and restrictions as the Board of Directors may determine. Each share of Common Stock of the Association will have the same relative rights as, and will be identical in all respects with, each other share of common stock. After the Conversion, the Board of Directors will be authorized to approve the issuance of Common Stock up to the amount authorized by the Stock Certificate of Incorporation without the approval of the Association's stockholders. Assuming that the holding company form of organization is utilized, all of the issued and outstanding common stock of the Association will be held by the Company as the Association's sole stockholder. THE CAPITAL STOCK OF THE ASSOCIATION WILL REPRESENT NON-WITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC.

COMMON STOCK

     DIVIDENDS. The holders of the Association's common stock will be entitled to receive and to share equally in such dividends as may be declared by the Board of Directors of the Association out of funds legally available therefor. See "Dividend Policy" for restrictions on the payment of dividends and "Federal and State Taxation--Federal Taxation" for a discussion of the consequences of the payment of cash dividends from income appropriated to bad debt reserves.


     VOTING RIGHTS. Immediately after the Conversion, the holders of the Association's common stock will possess exclusive voting rights in the Association. Each holder of shares of common stock will be entitled to one vote for each share held, subject to the right of shareholders to cumulate their votes for the election of directors. During the five-year period after the effective date of the Conversion, cumulation of votes will not be permitted.
See "Restrictions on Acquisition of the Company and the Association--Anti-Takeover Effects of the Company's Certificate of Incorporation and Bylaws and Management Remuneration Adopted in Conversion."

     LIQUIDATION. In the event of any liquidation, dissolution, or winding up of the Association, the holders of common stock will be entitled to receive, after payment of all debts and liabilities of the Association (including all deposit accounts and accrued interest thereon), and distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders, all assets of the Association available for distribution in cash or in kind. If preferred stock is issued subsequent to the Conversion, the holders thereof may also have priority over the holders of common stock in the event of liquidation or dissolution.

     PREEMPTIVE RIGHTS; REDEMPTION. Holders of the common stock of the Association will not be entitled to preemptive rights with respect to any shares of the Association which may be issued. The common stock will not be subject to redemption. Upon receipt by the Association of the full specified purchase price therefor, the common stock will be fully paid and non-assessable.

                          TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Registrar and Transfer Company.

                                    EXPERTS

     The financial statements of the Association as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their report, appearing elsewhere herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     FinPro has consented to the publication herein of the summary of its report to the Association and Company setting forth its opinion as to the estimated pro forma market value of the Common Stock upon Conversion and its valuation with respect to subscription rights.

                             LEGAL AND TAX OPINIONS

     The legality of the Common Stock and the federal income tax consequences of the Conversion will be passed upon for the Association and the Company by Muldoon, Murphy & Faucette, Washington, D.C., special counsel to the Association and the Company. Muldoon, Murphy & Faucette will rely as to certain matters of Delaware law on the opinion of Morris, Nichols, Arsht & Tunnel. The State of New Jersey income tax consequences of the Conversion and certain matters related to the Foundation will be passed upon for the Association and the Company by Deloitte & Touche, LLP. Certain legal matters will be passed upon for Sandler O'Neill by Malizia, Spidi, Sloane & Fisch, P.C.

                             ADDITIONAL INFORMATION

     The Company has filed with the SEC a registration statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC including the Company. This Prospectus and all exhibits to the Registration Statement electronically filed with the SEC are available at the SEC's web site. This Prospectus contains a description of the material terms and features of all material contracts, reports or exhibits to the Registration Statement required to be disclosed in the Prospectus. You should obtain and review any exhibit for full information regarding such exhibit.

     The Association has filed an application for conversion with the OTS and the Commissioner with respect to the Conversion. Pursuant to the rules and regulations of the OTS, this Prospectus omits certain information contained in that application. The application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Office of the Regional Director of the OTS located at 10 Exchange Place, 18th Floor, Jersey City, New Jersey 07302 and at the office of the Commissioner at 20 West State Street, Trenton, New Jersey 07625.

     In connection with the Conversion, the Company will register its Common Stock with the SEC under Section 12(g) of the Exchange Act and, upon such registration, the Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and other requirements of the Exchange Act. Under the Plan, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion. In the event that the Association amends the Plan to eliminate the concurrent formation of the Company as part of the Conversion, the Association will register its stock with the OTS under Section 12(g) of the Exchange Act and, upon such registration, the Association and the holders of its stock will become subject to the same obligations and restrictions.

     A copy of the Certificate of Incorporation and the Bylaws of the Company and the Stock Certificate of Incorporation and Bylaws of the Association and the Certificate of Incorporation and Bylaws of the Foundation are available without charge from the Association.

                                                                         PAGE
                                                                     -----------
Independent Auditors' Report                                             F-2

Statements of Financial Condition as of July 31, 1998 (unaudited)
  and December 31, 1997 and 1996...................................      F-3

Statements of Income for the Seven Months Ended
  July 31, 1998 and 1997 (unaudited) and for the Years Ended
  December 31, 1997, 1996 and 1995.................................       36

Statements of Changes in Retained Earnings for the
  Seven Months Ended July 31, 1998 (unaudited) and for the
  Years Ended December 31, 1997, 1996 and 1995.....................      F-4

Statements of Cash Flows for the Seven Months Ended
  July 31, 1998 and 1997 (unaudited) and for the Years Ended
  December 31, 1997, 1996 and 1995.................................      F-5

Notes to Financial Statements......................................  F-6 to F-21



     All schedules are omitted because they are not required or applicable, or the required information is shown in the financial statements or notes thereto.

     The financial statements of South Jersey Financial Corporation, Inc. have been omitted because South Jersey Financial Corporation, Inc. has not yet issued any stock, has no assets and no liabilities, and has not conducted any business other than of an organizational nature.

INDEPENDENT AUDITORS' REPORT

Board of Directors of
 South Jersey Savings and Loan Association:

We have audited the accompanying statements of financial condition of South Jersey Savings and Loan Association (the "Association") as of December 31, 1997 and 1996, and the related statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of South Jersey Savings and Loan Association as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Philadelphia, Pennsylvania
March 20, 1998

SOUTH JERSEY SAVINGS AND LOAN ASSOCIATION

STATEMENTS OF FINANCIAL CONDITION
-----------------------------------------------------------------------------------------------------------------

                                                                JULY 31,                    DECEMBER 31,
                                                                 1998             -------------------------------
ASSETS                                                         (UNAUDITED)            1997               1996
Cash and amounts due from depository institutions             $  4,413,973        $  3,704,631       $  4,099,515
Interest-bearing deposits with banks                               396,000             495,000            594,000
Federal funds sold                                              12,400,000          15,000,000          6,200,000
                                                              ------------        ------------       ------------

             Cash and cash equivalents                          17,209,973          19,199,631         10,893,515

Investment securities held to maturity (approximate
  fair values -1998, $87,393,400 (unaudited)
  1997, $79,601,903; 1996, $77,128,001)                         87,055,568          79,034,160         77,109,792
Mortgage-backed securities held to maturity
  (approximate fair values - 1998, $49,395,739 (unaudited);
  1997, $45,662,774; 1996, $41,174,237)                         48,352,110          45,231,329         41,398,301
Loans receivable, net                                           99,562,554          98,966,195        104,262,855
Accrued interest receivable                                      2,498,431           2,258,869          2,450,067
Federal Home Loan Bank stock - at cost                           1,249,100           1,232,700          1,150,300
Real estate owned                                                   49,937
Office properties and equipment, net                             3,247,736           3,323,854          3,427,084
Deferred income taxes                                               70,673              16,470            144,943
Prepaid income taxes                                                21,078             252,394            111,507
Prepaid expenses and other assets                                  391,902             289,426            263,559
                                                              ------------        ------------       ------------

TOTAL ASSETS                                                  $259,709,062        $249,805,028       $241,211,923
                                                              ============        ============       ============


LIABILITIES AND RETAINED EARNINGS

Liabilities:
  Deposits                                                    $231,155,709        $223,205,518       $216,834,216
  Advances from Federal Home Loan Bank                             176,000             176,000            176,000
  Advances from borrowers for taxes and insurance                1,087,255             729,410            787,788
  Accounts payable and accrued expenses                          1,221,556             960,091            990,109
  Income taxes payable                                              42,380              44,694
                                                              ------------        ------------       ------------

             Total liabilities                                 233,682,900         225,115,713        218,788,113

Commitments and contingencies (Note 5)

Retained earnings                                               26,026,162          24,689,315         22,423,810
                                                              ------------        ------------       ------------

TOTAL LIABILITIES AND RETAINED EARNINGS                       $259,709,062        $249,805,028       $241,211,923
                                                              ============        ============       ============

See notes to financial statements.

SOUTH JERSEY SAVINGS AND LOAN ASSOCIATION

STATEMENTS OF RETAINED EARNINGS
--------------------------------------------------------------------------------

BALANCE, JANUARY 1, 1995                                                                        $19,143,728

  Net income                                                                                      2,123,672
                                                                                                -----------

BALANCE, DECEMBER 31, 1995                                                                       21,267,400

  Net income                                                                                      1,156,410
                                                                                                -----------



BALANCE, DECEMBER 31, 1996                                                                       22,423,810

  Net income                                                                                      2,265,505
                                                                                                -----------

BALANCE, DECEMBER 31, 1997                                                                       24,689,315

  Net income for the seven-month period ended July 31, 1998 (unaudited)                           1,336,847
                                                                                                -----------

BALANCE, JULY 31, 1998 (unaudited)                                                              $26,026,162
                                                                                                ===========


See notes to financial statements.


SOUTH JERSEY SAVINGS AND LOAN ASSOCIATION

STATEMENTS OF CASH FLOWS

-----------------------------------------------------------------------------------------------------------------------------------
                                                                SEVEN-MONTH PERIOD ENDED                 YEAR ENDED
                                                                       JULY 31,                         DECEMBER 31,
                                                               --------------------------  ----------------------------------------
                                                                 1998            1997          1997          1996          1995
                                                                       (UNAUDITED)
OPERATING ACTIVITIES:
  Net income                                                   $  1,336,847  $  1,299,115  $  2,265,505  $  1,156,410  $  2,023,672
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Provision for:
      Loan losses                                                   175,000       233,333       400,000       180,000       180,000
      Depreciation                                                  172,771       168,238       296,823       252,324       220,985
    Amortization of:
      Premiums, discounts on mortgage-backed securities, net         10,499        32,250        29,574        85,964        22,440
      Premiums, discounts on investments, net                        89,674       212,346       290,333       619,601       805,965
      Deferred and prepaid loan fees                                (68,848)      (40,421)      (80,608)      (85,669)      (77,521)
    Changes in assets and liabilities which provided (used)
     cash:
      Real estate acquired through foreclosure                      (49,937)                                   23,342       (23,342)
      Accrued interest receivable                                  (239,562)       (2,953)      191,198        (7,140)      (96,157)
      Prepaid expenses and other assets                            (102,476)     (122,920)      (25,867)       23,315        28,427
      Prepaid income taxes                                          231,316        36,564      (140,887)     (111,507)
      Deferred income taxes                                         (54,203)       74,943       128,473       (74,287)       37,251
      Deferred and prepaid loan fees                                 11,753        41,990      (117,251)       60,858         5,261
      Accounts payable and accrued expenses                         261,465       147,899       (30,018)        4,846        (7,078)
      Income taxes payable                                           (2,314)       23,593        44,694       (19,989)      (54,610)
                                                               ------------  ------------  ------------  ------------  ------------

           Net cash provided by operating activities              1,771,985     2,103,977     3,251,969     2,108,068     3,065,293
                                                               ------------  ------------  ------------  ------------  ------------

INVESTING ACTIVITIES:
  Purchases of:
    Mortgage-backed securities                                  (10,993,716)   (8,030,001)  (10,030,001)  (16,029,193)   (6,023,302)
    Investment securities                                       (29,611,082)  (17,044,768)  (36,214,701)  (30,549,223)  (26,827,597)
    Federal Home Loan Bank stock                                    (16,400)      (82,400)      (82,400)                    (31,600)
    Office properties and equipment                                 (96,653)      (86,414)     (193,593)     (357,161)     (229,791)
  Proceeds from:
    Maturing investment securities                               21,500,000    18,500,000    34,000,000    25,000,000    19,745,000
    Maturing mortgage-backed securities                           7,862,436     3,380,882     6,167,399     6,216,799     4,252,274
    Sale of Loans                                                    90,379                                                 932,539
    Sale of Federal Home Loan Bank stock                                                                       31,700
  Principal collected on long-term loans                         12,280,927    10,522,759    21,119,160    17,155,774    16,678,723
  Long-term loans originated                                    (13,085,570)   (7,714,494)  (16,024,641)  (16,221,483)  (12,453,390)
                                                               ------------  ------------  ------------  ------------  ------------

           Net cash used in investing activities                (12,069,679)     (554,436)   (1,258,777)  (14,752,787)   (3,957,144)
                                                               ------------  ------------  ------------  ------------  ------------

FINANCING ACTIVITIES:
  Net increase in deposits                                        7,950,191     2,356,413     6,371,302     5,714,418     9,610,348
  Increase (decrease) in advances from borrowers for
     taxes and insurance                                            357,845      (452,937)       58,378       (17,807)       26,595
                                                               ------------  ------------  ------------  ------------  ------------

           Net cash provided by financing activities              8,308,036     1,903,476     6,312,924     5,696,611     9,636,943
                                                               ------------  ------------  ------------  ------------  ------------

NET (DECREASE) INCREASE IN CASH AND
  CASH EQUIVALENTS                                               (1,989,658)    3,453,017     8,306,116    (6,948,108)    8,745,092

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                   19,199,631    10,893,515    10,893,515    17,841,623     9,096,531
                                                               ------------  ------------  ------------  ------------  ------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                       $ 17,209,973  $ 14,346,532  $ 19,199,631  $ 10,893,515  $ 17,841,623
                                                               ============  ============  ============  ============  ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
   INFORMATION:
    Cash paid during period for:
      Interest                                                 $  5,172,523  $  4,950,767  $  9,342,618  $  9,113,654  $  8,557,720
                                                               ============  ============  ============  ============  ============

      Income taxes                                             $    577,000  $    595,000  $  1,245,000  $    870,000  $  1,141,991
                                                               ============  ============  ============  ============  ============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
   AND FINANCING ACTIVITIES:
    Loans transferred to REO                                   $     49,937                $     27,714                $    269,754
                                                               ============                ============                ============


See notes to financial statements.

SOUTH JERSEY SAVINGS AND LOAN ASSOCIATION

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995 AND (UNAUDITED) FOR THE
SEVEN-MONTH PERIODS ENDED JULY 31, 1998 AND 1997
--------------------------------------------------------------------------------

1. NATURE OF OPERATIONS

   South Jersey Savings and Loan Association (the "Association") is a state-chartered mutual savings and loan established in 1950 which is principally in the business of attracting customer deposits to provide mortgage and consumer loan funds to the community. The main branch is located in Turnersville, New Jersey, with other branches in Collingswood and Glendora, New Jersey.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

   INTERIM UNAUDITED FINANCIAL STATEMENTS - The financial statements as of
   July 31, 1998 and for the seven-month periods ended July 31, 1998 and 1997 are unaudited, but in management's option, reflect only normal and recurring adjustments necessary for a fair presentation. Results at and for the seven-months ended July 31, 1998 are not indicative of the results that may be expected for the fiscal year ending December 31, 1998.

   ACCOUNTING FOR CERTAIN DEBT AND EQUITY SECURITIES - The Association classifies investments as follows:

     Securities that the Association has the positive intent and ability to hold to maturity are classified as "held-to-maturity" and reported at amortized cost.

     Securities not classified as held-to-maturity are classified as "available-for-sale" and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of retained earnings, net of applicable income taxes. The Association did not classify any security as available for sale at July 31, 1998, December 31, 1997 and 1996.

   PROVISION FOR LOAN LOSSES - Provision for loan losses includes charges to reduce the recorded balances of loans receivable and real estate acquired by foreclosure to their estimated net realizable value or fair value, as applicable. Recovery of the carrying value of such loans and real estate acquired by foreclosure is dependent to a great extent on economic, operating and other conditions that may be beyond the Association's control.

   REAL ESTATE ACQUIRED THROUGH FORECLOSURE - Real estate acquired through foreclosure is carried at the lower of fair value less estimated cost to sell or balance of the loan on the property at date of acquisition.
   Costs relating to the development and improvement of property are capitalized, and those relating to holding the property are charged to expense.

   ACCRUED INTEREST RECEIVABLE - Interest income is recognized as earned. Accrual of loan interest is discontinued and a reserve established on existing accruals if management believes, that after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful.

   OFFICE PROPERTIES AND EQUIPMENT - Office properties and equipment are recorded at cost. Depreciation is computed using the straight-line method over the expected useful lives of the assets ranging from 3 to 50 years. The costs of maintenance and repairs are expensed as they are incurred and renewals and betterments are capitalized.

   DEFERRED LOAN FEES - The Association defers all loan fees, net of certain direct loan origination costs. The balance is accreted into income as a yield adjustment over the contractual life of the loan using the interest method.

   CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, cash and cash equivalents include cash, interest-bearing deposits (with original maturities of 90 days or less), and federal funds sold. Generally, federal funds sold are repurchased the following day.

   INCOME TAXES - Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

   INTEREST RATE RISK - The Association is principally engaged in the business of attracting deposits from the general public and using these deposits, together with borrowings and other funds, to make loans secured by real estate and other consumer loans and to purchase certain investments. The potential for interest rate risk exists as a result of the shorter repricing period of the Association's interest-sensitive liabilities compared to the generally longer repricing period of interest-sensitive assets. In a rising rate environment liabilities will reprice faster than assets, thereby reducing the market value of long-term assets and net interest income. For this reason, management regularly monitors the maturity structure of the Association's assets and liabilities in order to measure this risk and enacts measures to manage volatility of future interest rate movements.

   In June 1996, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities and in December 1996, SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

   These statements were effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, with certain provisions deferred until January 1, 1998. The Association has determined that the adoption of these standards did not have a significant effect on its financial position or results of operations.

   In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for the seven-month periods ended July 31, 1998 and 1997, and for the years ended December 31, 1997, 1996 and 1995, the Association was not required to recognize any item as "other comprehensive income", therefore comprehensive income equals net income for each period.

   RECLASSIFICATIONS - Certain amounts in the 1997, 1996 and 1995 financial statements have been reclassified to conform with the 1998 financial statement presentation.

3. INVESTMENT SECURITIES HELD TO MATURITY

   Investment securities held to maturity are summarized as follows:



                                                                          JULY 31, 1998
                                                 -----------------------------------------------------------------
                                                                     GROSS             GROSS           APPROXIMATE
                                                  AMORTIZED        UNREALIZED        UNREALIZED           FAIR
                                                    COST             GAINS             LOSSES            VALUE
      U.S. Treasury and government
        agencies                                 $40,654,771       $388,667           $ 29,834         $41,013,604
      FHLB notes                                  46,300,797        163,159            184,160          46,279,796
      State and municipal issues                     100,000                                               100,000
                                                 -----------       --------           --------         -----------

      Total                                      $87,055,568       $551,826           $213,994         $87,393,400
                                                 ===========       ========           ========         ===========

                                                                          DECEMBER 31, 1997
                                                 -----------------------------------------------------------------
                                                                     GROSS             GROSS           APPROXIMATE
                                                  AMORTIZED        UNREALIZED        UNREALIZED           FAIR
                                                    COST             GAINS             LOSSES            VALUE
      U.S. Treasury and government
        agencies                                 $42,111,414       $413,458           $ 21,377         $45,503,495
      FHLB notes                                  36,822,746        205,492             29,830          36,998,408
      State and municipal issues                     100,000                                               100,000
                                                 -----------       --------           --------         -----------

      Total                                      $79,034,160       $618,950           $ 51,207         $79,601,903
                                                 ===========       ========           ========         ===========

                                                                          DECEMBER 31, 1996
                                                 -----------------------------------------------------------------
                                                                     GROSS             GROSS           APPROXIMATE
                                                  AMORTIZED        UNREALIZED        UNREALIZED           FAIR
                                                    COST             GAINS             LOSSES            VALUE
      U.S. Treasury and government
        agencies                                 $48,162,908       $278,985           $174,749         $48,267,144
      FHLB notes                                  28,846,884        112,354            198,381          28,760,857
      State and municipal issues                     100,000                                               100,000
                                                 -----------       --------           --------         -----------

      Total                                      $77,109,792       $391,339           $373,130         $77,128,001
                                                 ===========       ========           ========         ===========

   At December 31, 1996, investment securities included structured notes with the Federal Home Loan Bank of New York. Par value of these structured notes is $1,000,000. These securities are designated as held to maturity. At July 31, 1998 and December 31, 1997, the Association did not have structured notes.

   The amortized cost and approximate fair value of debt securities at July 31, 1998 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.



                                                 AMORTIZED      APPROXIMATE
                                                   COST         FAIR VALUE

      Due in one year or less                   $12,590,911     $12,686,497
      Due after one year through five years      34,355,578      34,630,928
      Due after five years                       40,109,079      40,075,975
                                                -----------     -----------

      Total                                     $87,055,568     $87,393,400
                                                ===========     ===========



4. MORTGAGE-BACKED SECURITIES HELD TO MATURITY


   Mortgage-backed securities held to maturity are summarized as follows:


                                                                  JULY 31, 1998
                                                --------------------------------------------------
                                                                 GROSS        GROSS    APPROXIMATE
                                                 AMORTIZED     UNREALIZED   UNREALIZED      FAIR
                                                   COST           GAINS       LOSSES       VALUE
      GNMA pass-through certificates            $   769,902   $   68,911               $   838,813
      FNMA pass-through certificates             25,680,798      370,282    $ 15,958    26,035,122
      FHLMC pass-through certificates            21,901,410      620,394                22,521,804
                                                -----------   ----------    --------   -----------

        Total                                   $48,352,110   $1,059,587    $ 15,958   $49,395,739
                                                ===========   ==========    ========   ===========

                                                                 DECEMBER 31, 1997
                                                --------------------------------------------------
                                                                 GROSS        GROSS    APPROXIMATE
                                                 AMORTIZED     UNREALIZED   UNREALIZED      FAIR
                                                   COST           GAINS       LOSSES       VALUE
      GNMA pass-through certificates            $   924,818   $   52,694    $    433   $   977,079
      FNMA pass-through certificates             17,627,059      160,544     114,882    17,672,721
      FHLMC pass-through certificates            26,679,452      385,449      51,927    27,012,974
                                                -----------   ----------    --------   -----------

        Total                                   $45,231,329   $  598,687    $167,242   $45,662,774
                                                ===========   ==========    ========   ===========

                                                                DECEMBER 31, 1996
                                                --------------------------------------------------
                                                                 GROSS        GROSS    APPROXIMATE
                                                 AMORTIZED     UNREALIZED   UNREALIZED      FAIR
                                                   COST           GAINS       LOSSES       VALUE
      GNMA pass-through certificates            $ 1,116,727   $   36,662    $  1,175   $ 1,152,214
      FNMA pass-through certificates             16,752,026       61,334     317,320    16,496,040
      FHLMC pass-through certificates            23,529,548      260,551     264,116    23,525,983
                                                -----------   ----------    --------   -----------

        Total                                   $41,398,301   $  358,547    $582,611   $41,174,237
                                                ===========   ==========    ========   ===========

   At July 31, 1998 mortgage-backed securities pledged for public deposits were $1,007,170.

5. LOANS RECEIVABLE

   Loans receivable at July 31, 1998, December 31, 1997 and 1996 consist of the following:



                                                                                                      DECEMBER 31,
                                                                     JULY 31,              ---------------------------------
                                                                      1998                      1997                 1996
      Residential mortgage loans (primarily single-family)        $ 81,156,011             $ 79,562,947         $ 81,782,438
      Nonresidential mortgage loans                                  2,043,787                2,104,430            5,605,752
      Education loans                                                2,291,720                2,426,467            2,513,753
      Loans on savings accounts                                        180,077                  147,743              182,880
      Consumer loans                                                15,091,467               15,805,447           15,884,941
      Commercial loans                                                   8,792                   33,000              124,500
                                                                  ------------             ------------         ------------

                   Total                                           100,771,854              100,080,034          106,094,264
      Less:
        Allowance for loan losses                                     (819,080)                (666,524)          (1,186,235)
        Deferred fees and other credits                               (390,220)                (447,315)            (645,174)
                                                                  ------------             ------------         ------------

      Net                                                         $ 99,562,554             $ 98,966,195         $104,262,855
                                                                  ============             ============         ============



   The Association lends to borrowers primarily in its local market area. The ultimate repayment of these loans is dependent to a certain degree on the local economy and real estate market.

   Nonaccrual loans amounted to $414,769, $901,128, and $631,469, $842,959,
   $524,623 at July 31, 1998 and 1997, and December 31, 1997, 1996 and 1995,
   respectively. Interest income which should have been earned on these loans during the seven-month periods ended July 31, 1998 and 1997 and the three years ended December 31, 1997, 1996 and 1995, was $20,519, $47,242 and
   $54,087, $50,301, 64,602, respectively. Interest income recognized on these loans during the seven-month periods ended July 31, 1998 and 1997 and the three years ended December 31, 1997, 1996 and 1995, was $20,078, $5,301 and $26,376, $28,231, $62,010, respectively.

   The Association originates and purchases both adjustable and fixed interest rate loans and mortgage-backed securities. At July 31, 1998, the composition of these loans and mortgage-backed securities was as follows:


                    FIXED-RATE                                  ADJUSTABLE-RATE
      --------------------------------------           ----------------------------------
                                                          TERM TO RATE
       TERM TO MATURITY          BOOK VALUE                ADJUSTMENT          BOOK VALUE
      1 month to 1 year         $  4,639,000           1 month to 1 year       $5,716,000
      1 year to 3 years            2,873,000           1 year to 3 years        3,649,000
      3 years to 5 years           4,786,000
      5 years to 10 years         28,513,000
      10 years to 20 years        53,055,000
      Over 20 years               46,018,000
                                ------------                                   ----------

                                $139,884,000                                   $9,365,000
                                ============                                   ==========


   The adjustable-rate loans have interest rate adjustment limitations and are generally indexed to prime rate or U.S. Treasury rates. Future market factors may affect the correlation of the interest rate adjustment with the rates the Association pays on the short-term deposits that have been primarily utilized to fund these loans.

   At July 31, 1998, December 31, 1997 and 1996, the Association had mortgage loan commitments outstanding totaling $1,998,467, $661,303 and $1,067,350, respectively, of which $1,732,500, $530,700 and $892,350, respectively, were fixed rate commitments with interest rates ranging from 6.125% to 8.25%, 7.00% to 14.00% and 7.375% to 8.00%, respectively. These loans are expected to be funded within three months. At July 31, 1998, the Association had approximately $1,884,000 and $31,000 in unfunded consumer and commercial lines of credit, respectively.

   The total amount of loans being serviced for the benefit of others was approximately $1,629,000, $3,116,600, $2,947,000, $3,478,000 and $4,009,000
   at July 31, 1998 and 1997, December 31, 1997, 1996 and 1995, respectively.

   An analysis of activity in allowance for loan losses at July 31, 1998 and 1997, December 31, 1997, 1996 and 1995 is as follows:



                                        SEVEN-MONTH PERIOD ENDED                      YEAR ENDED
                                                JULY 31,                              DECEMBER 31,
                                        ------------------------       -----------------------------------------
                                          1998            1997             1997            1996           1995

      Balance, beginning of year        $666,524      $1,186,235       $1,186,235      $1,068,271     $  967,629
      Provision for loan losses          175,000         233,333          400,000         180,000        180,000
      Charge-offs                        (25,633)        (28,066)        (923,642)        (64,934)       (79,871)
      Recoveries                           3,189           1,169            3,931           2,898            513
                                        --------      ----------       ----------      ----------     ----------

      Balance, end of year              $819,080      $1,392,671       $  666,524      $1,186,235     $1,068,271
                                        ========      ==========       ==========      ==========     ==========



   The provision for loan losses charged to expense is based upon past loan and loss experiences and an evaluation of estimated losses in the current loan portfolio, including the evaluation of impaired loans under SFAS Nos. 114 and
   118. A loan is considered to be impaired when, based upon current information and events, it is probable that the Association will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amount of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. As of July 31, 1998, 100% of the impaired loan balance was measured for impairment based on the fair value of the loans' collateral. Impairment losses are included in the provision for loan losses. SFAS Nos. 114 and 118 do not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring.

   The following table summarizes impaired loan information:

                                                                              SEVEN-MONTH
                                                                              PERIOD ENDED         YEAR ENDED
                                                                                JULY 31,          DECEMBER 31,
                                                                              ------------     -------------------
                                                                                  1998           1997       1996
      Total recorded investment in impaired loans
      with allowance for loan losses
        in accordance with SFAS No. 114                                         $ 81,079       $ 76,740   $411,413
      Total recorded investment in impaired loans
        without related allowance for
        loan losses in accordance with SFAS No. 114                                                        142,000
                                                                                --------       --------   --------

      Total recorded investment in impaired loans                               $ 81,079       $ 76,740   $553,413
                                                                                ========       ========   ========
      Total allowance related to impaired loans
        in accordance with SFAS No. 114                                         $ 11,545       $  9,540   $160,000
                                                                                ========       ========   ========

                                                                        SEVEN-MONTH
                                                                       PERIOD ENDED                YEAR ENDED
                                                                         JULY 31,                  DECEMBER 31,
                                                                  ----------------------       -------------------
                                                                      1998        1997           1997       1996
      Average investment in impaired loans                           $76,574    $469,376       $362,430   $530,590
                                                                  ==========    ========       ========   ========

      Interest income recognized on impaired loans                   $ 2,144    $  1,824       $  4,375   $ 11,188
                                                                  ==========    ========       ========   ========

      Cash basis interest income recognized on impaired loans        $ 2,144    $  1,824       $  4,375   $ 11,188
                                                                  ==========    ========       ========   ========



   Interest payments on impaired loans are typically applied to principal unless collectibility of the principal amount is fully assured, in which case interest is recognized on the cash basis.

   For the year ended December 31, 1995, the Association did not have any investments in impaired loans, as all of the Association's loans were within large groups of smaller balance homogeneous loans and did not represent troubled debt restructurings.

   Commercial loans are placed on nonaccrual at the time the loan is 60 days delinquent unless the credit is well secured and in the process of collection. Generally, commercial loans are charged off no later than after they become 120 days delinquent unless the loan is well secured and in the process of collection, or other extenuating circumstances support collection. Real estate loans are typically placed on nonaccrual at the time the loan is 90 days delinquent. Other consumer loans are typically charged off at 120 days delinquent. In all cases, loans must be placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

6. ACCRUED INTEREST RECEIVABLE

   Accrued interest receivable at July 31, 1998, December 31, 1997 and 1996 consists of the following:

                                                                          DECEMBER 31,
                                                     JULY 31,       ------------------------
                                                       1998            1997          1996
      Investments and interest-bearing deposits     $1,600,304      $1,339,058    $1,307,557
      Mortgage-backed securities                       324,575         322,874       317,088
      Loans receivable                                 573,552         596,937       825,422
                                                    ----------      ----------    ----------

      Total                                         $2,498,431      $2,258,869    $2,450,067
                                                    ==========      ==========    ==========

7. OFFICE PROPERTIES AND EQUIPMENT

   Office properties and equipment at July 31, 1998, December 31, 1997 and 1996 are summarized by major classifications as follows:

                                                                            DECEMBER 31,
                                                      JULY 31,       --------------------------
                                                        1998             1997           1996
      Land and buildings                            $ 3,354,188      $ 3,330,992    $ 3,316,760
      Furniture and equipment                         2,289,902        2,237,654      2,364,895
                                                    -----------      -----------    -----------

                   Total                              5,644,090        5,568,646      5,681,655
      Accumulated depreciation                       (2,396,354)      (2,244,792)    (2,254,571)
                                                    -----------      -----------    -----------

      Net                                           $ 3,247,736      $ 3,323,854    $ 3,427,084
                                                    ===========      ===========    ===========

8. DEPOSITS

   Deposits consist of the following major classifications:

                                                                               DECEMBER 31,
                                    JULY 31,                -----------------------------------------------
                                     1998                              1997                     1996
                               ------------------------     -----------------------------------------------
                                    AMOUNT      PERCENT        Amount      PERCENT      AMOUNT      PERCENT

      Passbook and clubs          $ 36,291,584     15.7%     $ 34,492,761     15.4%   $ 37,675,443     17.4%
      Checking accounts             32,973,007     14.3        33,771,748     15.1      31,147,153     14.4
      Money market demand           43,446,763     18.8        43,656,674     19.6      40,684,107     18.7
                                  ------------   ------      ------------   ------    ------------   ------

                  Subtotal         112,711,354     48.8       111,921,183     50.1     109,506,703     50.5
      Certificates:
        Less than $100,000         108,782,308     47.1       102,514,226     46.0      99,391,004     45.8
        $100,000 or more             9,662,047      4.1         8,770,109      3.9       7,936,509      3.7
                                  ------------   ------      ------------   ------    ------------   ------

                 Subtotal          118,444,355     51.2       111,284,335     49.9     107,327,513     49.5
                                  ------------   ------      ------------   ------    ------------   ------

      Total                       $231,155,709    100.0%     $223,205,518    100.0%   $216,834,216    100.0%
                                  ============   ======      ============   ======    ============   ======

   The weighted average cost of funds was 4.3% at July 31, 1998, December 31, 1997 and 1996. The Association had no brokered deposits at July 31, 1998, December 31, 1997 and 1996.

   A summary of certificates by maturities is as follows:

                                         JULY 31, 1998               DECEMBER 31, 1997
                                    -----------------------       -----------------------
                                       AMOUNT       PERCENT          AMOUNT       PERCENT
      One year or less              $ 54,681,145       46.2%      $ 49,928,359       44.9%
      One through three years         30,100,636       25.4         30,979,921       27.8
      Three through five years        22,849,147       19.3         20,635,169       18.5
      Over five years                 10,813,427        9.1          9,740,886        8.8
                                    ------------    -------       ------------    -------

      Total                         $118,444,355    100.00 %      $111,284,335    100.00 %
                                    ============    =======       ============    =======

   Interest expense on deposits consists of the following:

                                      SEVEN-MONTH PERIOD ENDED                      YEAR ENDED
                                              JULY 31,                              DECEMBER 31,
                                      -------------------------      ----------------------------------------
                                          1998           1997            1997           1996           1995
      Passbook and clubs              $  562,601     $  570,925      $  978,191     $1,091,380     $1,232,440
      Checking accounts                  371,010        377,106         645,550        580,675        549,020
      Money market demand                881,369        877,125       1,527,429      1,363,913      1,191,128
      Certificates                     3,869,538      3,560,663       6,202,950      6,110,038      5,630,799
      Early withdrawal penalties         (19,170)       (17,695)        (35,447)       (28,453)       (23,607)
                                      ----------     ----------      ----------     ----------     ----------

      Total                           $5,665,348     $5,368,124      $9,318,673     $9,117,553     $8,579,780
                                      ==========     ==========      ==========     ==========     ==========

   Deposit in amounts in excess of $100,000 are not federally insured.

9. ADVANCES FROM FEDERAL HOME LOAN BANK

   At July 31, 1998, December 31, 1997 and 1996, the Association had outstanding advances from the Federal Home Loan Bank of $176,000 at a rate of 6.615%.
   The advances are collateralized by Federal Home Loan Bank stock and substantially all first mortgage loans.

                 INTEREST RATE          AMOUNT           MATURITY
                     6.615%            $ 44,000        February 2001
                     6.615               44,000        April 2001
                     6.615               44,000        June 2001
                     6.615               44,000        October 2002
                                       --------

                                       $176,000
                                       ========

10. INCOME TAXES

    Income taxes consists of the following:

                                       SEVEN-MONTH PERIOD ENDED
                                              JULY 31,                      YEAR ENDED DECEMBER 31,
                                       ------------------------      -------------------------------------
                                         1998            1997            1997        1996          1995
       Current:
          Federal                      $743,303        $594,257      $1,038,627    $673,487     $  990,200
          State                          62,700          60,900         106,200      54,600         92,949
                                       --------        --------      ----------    --------     ----------

                  Total current         806,003         655,157       1,144,827     728,087      1,083,149

       Deferred federal income
         taxes (benefit)                (54,203)         74,943         128,473     (74,287)        37,251
                                       --------        --------      ----------    --------     ----------

       Total income taxes              $751,800        $730,100      $1,273,300    $653,800     $1,120,400
                                       ========        ========      ==========    ========     ==========

    The Association's provision for income taxes differs from the amounts determined by applying the statutory federal income tax rate to income taxes for the following reasons:

                                                      SEVEN-MONTH PERIOD ENDED JULY 31,
                                             -------------------------------------------------
                                                      1998                        1997
                                             --------------------       --------------------
                                              AMOUNT      PERCENT       AMOUNT       PERCENT
       At statutory rate                     $731,026       35.0 %      $710,225       35.0 %
       Surtax exemption                       (20,886)      (1.0)        (20,292)      (1.0)
       Adjustments resulting in:
         State tax - net of federal tax        41,382        2.0          40,194        2.0
          provision
         Other, net                               278                        (27)
                                             --------      -----        --------      -----

       Total                                 $751,800       36.0 %      $730,100       36.0 %
                                             ========      =====        ========      =====

                                                                 YEAR ENDED DECEMBER 31,
                                         ---------------------------------------------------------------------
                                                1997                      1996                    1995
                                         ----------------------   --------------------   ---------------------
                                           AMOUNT      PERCENT     AMOUNT     PERCENT     AMOUNT      PERCENT
       At statutory rate                 $1,238,582     35.0 %    $633,574      35.0 %   $1,100,425     35.0 %
       Surtax exemption                     (35,388)    (1.0)      (18,102)     (1.0)       (31,441)    (1.0)
       Adjustments resulting in:
         State tax - net of federal
           tax provision                     69,030      2.0        35,490       2.0         57,505      1.8
         Tax exempt interest                                                                 (5,593)    (0.2)
         Other, net                           1,076                  2,838       0.2           (496)
                                         ----------    -----      --------     -----     ----------    -----

       Total                             $1,273,300     36.0 %    $653,800      36.2 %   $1,120,400     35.6 %
                                         ==========    =====      ========     =====     ==========    =====

    Items that gave rise to significant portions of the deferred tax accounts at July 31, 1998, December 31, 1997 and 1996 are as follows:

                                                              DECEMBER 31,
                                       JULY 31,       ----------------------
                                        1998            1997          1996
       Deferred tax assets:
         Deferred loan costs          $  56,794       $  58,289     $ 69,068
         Deferred loan fees             100,581         121,020      127,248
         Other                                                         7,976
         Allowance for loan loss         22,186                       26,459
                                      ---------       ---------     --------

                   Total                179,561         179,309      230,751
                                      ---------       ---------     --------

       Deferred tax liabilities:
         Property                      (108,888)        (83,608)     (85,808)
         Allowance for loan loss                        (79,231)
                                      ---------       ---------     --------

                   Total               (108,888)       (162,839)     (85,808)
                                      ---------       ---------     --------

       Total                          $  70,673       $  16,470     $144,943
                                      =========       =========     ========

    The Association is permitted under the Internal Revenue Code (the "Code") to deduct an annual addition to the reserve for bad debts in determining taxable income, subject to certain limitations. The Association's deduction is based upon the percentage of taxable income method as defined by the Code. The bad debt deduction allowable under this method equals 8% of taxable income determined without regard to that deduction and with certain adjustments. This addition differs from the bad debt experience used for financing accounting purposes.

    In August 1996, the Small Business Job Protection Act (the "Act") was signed into law. The Act repealed the percentage of taxable income method of accounting for bad debts for thrift institutions effective for years beginning after December 31, 1995. The Act required the Association as of January 1, 1996 to change its method of computing reserves for bad debts to the experience method. The bad debt deduction allowable under this method is available to small banks with assets less than $500 million. Generally, this method allows the Association to deduct an annual addition to the reserve for bad debts equal to the increase in the balance of the Association's reserve for bad debts at the end of the year to an amount equal to the percentage of total loans at the end of the year, computed using the ratio of the previous six years' net charge-offs divided by the sum of the previous six years' total outstanding loans at year-end.

    A thrift institution required to change its method of computing reserves for bad debts will treat such change as a change in a method of accounting determined solely with respect to the "applicable excess reserves" of the institution. The amount of the applicable excess reserves will be taken into account ratably over a six-taxable year period, beginning with the first taxable year beginning after December 31, 1995. The timing of this recapture may be delayed for a two-year period provided certain residential loan requirements are met. For financial reporting purposes, the Association has not incurred any additional tax expense. Amounts which had previously been deferred will be reversed for financial reporting purposes and will be included in the income tax return of the Association, increasing income tax payable. At July 31, 1998, under SFAS No. 109, deferred taxes were provided on the difference between the book reserve at July 31, 1998 and the applicable excess reserve in the amount equal to the Association's increase in the tax reserve from December 31, 1988 to July 31, 1998. Retained earnings at July 31, 1998, December 31, 1997, 1996 and 1995 include approximately $3,100,000 representing bad debt deductions for which no deferred income taxes need to be provided.

11. DEFINED CONTRIBUTION PLAN

    The Association has a noncontributory, defined contribution plan for all regular full-time employees meeting certain eligibility requirements. Expense related to the plan, which is based on a percentage of the participants' salaries as provided by the plan, was $164,500, $157,500, and $266,234, $280,350, $241,759 for the seven-month periods ended July 31, 1998 and 1997 and the three years ended December 31, 1997, 1996 and 1995, respectively.

12. REGULATORY CAPITAL REQUIREMENTS

    The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to total adjusted assets (as defined), and tier 1 risk-based and risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of July 31, 1998, that the Association meets all capital adequacy requirements to which it is subject.

    As of June 30, 1998, the most recent notification from the Office of Thrift Supervision (OTS) categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Association must maintain minimum core and risk-based ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Association's category.

    The Association's actual tangible, core and tier 1 risk-based capital equals its retained earnings as of July 31, 1998, December 31, 1997 and 1996. Included in the Association's actual risk-based capital are permitted amounts of the allowance for loan losses of $807,535, $653,278 and $1,026,235 as of July 31, 1998, December 31, 1997 and 1996, respectively.

                                                                                                  TO BE WELL
                                                                                               CAPITALIZED UNDER
                                                                 REQUIRED FOR  CAPITAL         PROMPT CORRECTIVE
                                             ACTUAL                ADEQUACY PURPOSES           ACTION PROVISIONS
                                      --------------------       ---------------------       ---------------------
                                         AMOUNT      RATIO         AMOUNT        RATIO        AMOUNT        RATIO
       As of July 31, 1998:
       Tangible Capital               $26,026,162    10.02%      $3,896,000       1.50%          N/A          N/A
       Core Capital                    26,026,162    10.02        7,791,000       3.00       $12,985,000      5.00%
       Tier 1 Risk-Based Capital       26,026,162    26.56           N/A           N/A        15,583,000      6.00
       Risk-Based Capital              26,833,697    28.16        7,624,000       8.00         9,530,000     10.00

       As of December 31, 1997:
       Tangible Capital               $24,689,315     9.88%      $3,747,067       1.50%          N/A          N/A
       Core Capital                    24,689,315     9.88        7,494,135       3.00       $12,490,224      5.00%
       Tier 1 Risk-Based Capital       24,689,315    26.56           N/A           N/A         5,576,940      6.00
       Risk-Based Capital              25,342,593    27.27        7,435,920       8.00         9,294,900     10.00

       As of December 31, 1996:
       Tangible Capital               $22,423,810     9.30%      $3,618,179       1.50%          N/A          N/A
       Core Capital                    22,423,810     9.30        7,236,358       3.00       $12,060,596      5.00%
       Tier 1 Risk-Based Capital       22,423,810    23.81           N/A           N/A         5,649,900      6.00
       Risk-Based Capital              23,450,045    24.90        7,533,200       8.00         9,416,500     10.00

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Association using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Association could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                            JULY 31, 1998             DECEMBER 31, 1997         DECEMBER 31, 1996
                                            (IN THOUSANDS)              (IN THOUSANDS)             (IN THOUSANDS)
                                         ---------------------      ---------------------      --------------------
                                                     ESTIMATED                  ESTIMATED                 ESTIMATED
                                         CARRYING      FAIR         CARRYING      FAIR         CARRYING     FAIR
                                          AMOUNT       VALUE         AMOUNT       VALUE         AMOUNT      VALUE
       Assets:
         Cash and cash equivalents       $ 17,210    $ 17,210       $ 19,200    $ 19,200       $ 10,894    $ 10,894
         Investment securities             87,056      87,393         79,034      79,602         77,110      77,128
         Mortgage-backed securities        48,352      49,396         45,231      45,663         41,398      41,174
         Loans receivable, net             99,563     101,013         98,966     100,694        104,263     105,521
       Liabilities:
         Deposits                         231,155     232,666        223,206     224,372        216,834     217,551
         Advances from Federal Home
           Loan Bank                          176         176            176         176            176         176

    The estimated fair value of marketable securities is based on quoted market prices, dealer quotes and prices obtained from independent pricing services. For July 31, 1998, the fair value of mortgage-backed securities is based on dealer quotes and for December 31, 1997 and 1996 the fair value of mortgage-backed securities is estimated based on the pricing tables published by the OTS. For July 31, 1998 and December 31, 1997 and 1996, the fair value of loans is based on the pricing tables published by the OTS.

    The fair value of demand deposits, savings accounts and advances is the amount reported in the financial statements. The fair value of time deposits is based on the pricing tables published by the OTS as of July 31, 1998 December 31, 1997 and 1996.

    The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The deferred income amounts of approximately $3,800, $1,300 and $2,300 at July 31, 1998, December 31, 1997 and 1996, respectively, on such off-balance sheet financial instruments approximate their fair values.

    The fair value estimates presented herein are based on pertinent information available to management as of July 31, 1998, December 31, 1997 and 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since July 31, 1998, December 31, 1997 and 1996 and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

14. SAVINGS ASSOCIATION INSURANCE FUND

    On September 30, 1996, an omnibus appropriations bill was enacted which included the recapitalization of the Savings Association Insurance Fund
    (SAIF). Accordingly, all SAIF insured depository institutions were charged a one-time special assessment on the SAIF-assessable deposits as of March 31, 1995 at a rate of 65.7 basis points. As such, the Association incurred a pre-tax expense of $1,313,798 in 1996.

15. CONVERSION TO CAPITAL STOCK FORM OF OWNERSHIP (UNAUDITED)

    On July 28, 1998, the Board of Directors of the Association adopted a Plan of Conversion (the "Plan") to convert from a state chartered mutual savings and loan association to a state chartered capital stock savings and loan association with the concurrent formation of a holding company (the "Company"), subject to approval by regulatory authorities and members of the Association. Pursuant to the Plan, all of the Association's outstanding capital stock will be issued to the Company. A subscription offering of the shares of common stock of the Company will be offered initially to eligible account holders, employee benefit plans of the Association, supplemental eligible account holders, other members, directors, officers and employees of the Association. Any shares of common stock not sold in the subscription offering are expected to be sold by the underwriters to the general public.

    The Association plans to establish an ESOP for the benefit of eligible employees, to become effective upon the conversion. The ESOP intends to purchase up to 8% of the common stock issued in the conversion utilizing proceeds of a loan from the Company or a third-party lender. The loan will be repaid over a period of 15 years and the collateral for the loan will be the common stock purchased by the ESOP.

    Pursuant to the Plan, the Company intends to establish a charitable foundation ("Foundation") in connection with the conversion. The Plan provides that the Association and the Company will create the Foundation and donate an amount of the Company's common stock equal to 8% of the common stock to be sold in the conversion. The Foundation will be dedicated to charitable purposes within the communities in which the Association operates and to complement the Association's existing community activities.

    At the time of the conversion, the Association will establish a liquidation account in an amount equal to its equity as reflected in the latest balance sheet used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders who continue to maintain their accounts at the Association after the conversion. In the event of a completed liquidation of the Association, each eligible account holder and supplemental eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

    The costs associated with conversion will be deferred and will be deducted from the proceeds upon the sale and issuance of stock. In the event the conversion is not consummated, costs incurred will be charged to expense. At July 31, 1998, no conversion costs have been incurred or capitalized.

    Subsequent to the conversion, the Association may not declare or pay cash dividends on, or repurchase any, of its shares of common stock if the effect thereof would cause equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements.


                                    ******


------------------------------------------------------------------     ------------------------------------------------------------
     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN
    AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
    REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN
    CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR
    MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE
    RELIED UPON AS HAVING BEEN AUTHORIZED BY SOUTH JERSEY
    FINANCIAL CORPORATION, INC., THE ASSOCIATION OR SANDLER O'NEILL                       3,783,500 Shares
    & PARTNERS, L.P.  THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER
    TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES
    OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH
    OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON
    MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO
    ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR
    SOLICITATION IN SUCH JURISDICTION.  NEITHER THE DELIVERY OF THIS                    SOUTH JERSEY FINANCIAL
    PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY                                      CORPORATION, INC.
    CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO                      (Proposed Holding Company for
    CHANGE IN THE AFFAIRS OF SOUTH JERSEY FINANCIAL CORPORATION,                       South Jersey Savings and
    INC. OR THE ASSOCIATION SINCE ANY OF THE DATES AS OF WHICH                           Loan Association)
    INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.

                    --------------------------

                        TABLE OF CONTENTS
                                                          Page                               COMMON STOCK
                                                          ----
Summary
Recent Developments
Selected Financial and Other Data of the Association
Risk Factors
South Jersey Financial Corporation, Inc.                                                    --------------
South Jersey Savings and Loan Association                                                     PROSPECTUS
Regulatory Capital Compliance                                                               --------------
Use of Proceeds
Dividend Policy
Market for the Common Stock
Capitalization
Pro Forma Data
Comparison of Valuation and Pro Forma Information With No
    Foundation
South Jersey Savings and Loan Association
    Statements of Income                                                                    --------------
Management's Discussion and Analysis of Financial
    Condition and Results of Operations
Business of the Association
Federal and State Taxation
Regulation
Management of the Company
Management of the Association
The Conversion
Restrictions on Acquisition of the Company
    and the Association
Description of Capital Stock of the Company
Description of Capital Stock of the Association
Transfer Agent and Registrar
Experts
Legal and Tax Opinions
Additional Information
Index of Financial Statements

                    --------------------------

UNTIL __________, 1999 OR 25 DAYS AFTER COMMENCEMENT OF THE
COMMUNITY OFFERING AND/OR SYNDICATED COMMUNITY OFFERING,
IF ANY, WHICHEVER IS LATER, ALL DEALERS EFFECTING TRANSACTIONS IN                      Sandler O'Neill & Partners, L.P.
THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS
DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.  THIS IS
IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS
WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD
ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------------------     ------------------------------------------------------------


PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of the Registrant's Certificate of Incorporation provide as follows:

TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent, or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses under this Article TENTH, or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:

A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         SEC filing(1)......................................................  $   13,863
         OTS filing fee.....................................................      14,400
         New Jersey Department of Banking filing fees.......................       3,500
         NASD filing fee(1).................................................       5,200
         Stock Market listing fee(1)........................................      25,000
         Printing, postage and mailing......................................     250,000
         Legal fees and expenses............................................     200,000
         Accounting fees and expenses.......................................     125,000
         Appraisers' fees and expenses (including
             business plan).................................................      32,500
         Marketing fees and selling commissions.............................     484,000
         Underwriter's expenses (including underwriter's counsel fees)......      65,000
         Conversion agent fees..............................................      25,000
         Transfer agent fees and expenses...................................      10,000
         Certificate printing...............................................       4,000
         Telephone, temporary help and other equipment......................      15,000
         Blue Sky fees and expenses.........................................      10,000
         Electronic Data Gathering, Analysis and Retrieval (EDGAR) filings..      25,000
         Miscellaneous......................................................      26,537
                                                                              ----------
         TOTAL..............................................................  $1,334,000
                                                                              ==========

______________________
(1) Unless otherwise noted, based upon the registration and issuance of 4,699,107 shares at $10.00 per share.

ITEM 26.    RECENT SALES OF UNREGISTERED SECURITIES.

None.

ITEM 27.  EXHIBITS.

The exhibits filed as a part of this Registration Statement are as follows:

(a) List of Exhibits (filed herewith unless otherwise noted)

 1.1 Engagement Letter between South Jersey Savings and Loan Association and Sandler O'Neill & Partners, L.P.*
 1.2      Draft Form of Agency Agreement
 2.1 Amended Plan of Conversion (including the Stock Certificate of Incorporation and Bylaws of South Jersey Savings and Loan Association)
 3.1      Certificate of Incorporation of South Jersey Financial Corporation,
          Inc.*
 3.2      Bylaws of South Jersey Financial Corporation, Inc.*
 3.3 Stock Certificate of Incorporation and Bylaws of South Jersey Savings and Loan Association
          (See Exhibit 2.1 hereto)
 4.0      Draft Stock Certificate of South Jersey Financial Corporation, Inc.*
 5.0      Opinion of Muldoon, Murphy & Faucette re: legality
 5.1      Opinion of Morris, Nichols, Arsht & Tunnell re: legality
 8.0      Opinion of Muldoon, Murphy & Faucette re:  Federal Tax Matters*
 8.1      Opinion of Deloitte & Touche, LLP re:  State Tax Matters
10.1 Form of South Jersey Savings and Loan Association Employee Stock Ownership Plan Trust*
10.2      Draft ESOP Loan Commitment Letter and ESOP Loan Documents*
10.3      Form of South Jersey Savings and Loan Association Employment
          Agreement*
10.4      Form of South Jersey Financial Corporation, Inc. Employment Agreement*
10.5 Form of South Jersey Savings and Loan Association Change in Control Agreement*
10.6 Form of South Jersey Savings and Loan Association Supplemental Executive Retirement Plan*
10.7 Form of South Jersey Savings and Loan Association Employee Severance Compensation Plan*
23.1      Consent of Deloitte & Touche, LLP
23.2      Consent of Muldoon, Murphy & Faucette
23.3      Consent of Morris, Nichols, Arsht & Tunnell*
23.4      Consent and Subscription Rights Opinion of FinPro, Inc.*
24.1      Powers of Attorney*
27.0      Financial Data Schedule*
99.1      Appraisal Report of FinPro, Inc.(P)*
99.2      Amended form of South Jersey Savings Charitable Foundation Gift
          Instrument

--------------------------------------
 *  Previously filed
(P) Previously filed pursuant to Rule 202 of Regulation S-T.

ITEM 28.  UNDERTAKINGS.

        The small business issuer will:

        (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

             (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

             (iii) Include any additional or changed material information on the plan of distribution.

        (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          The small business issuer will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

CONFORMED
                                   SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Turnersville, State of New Jersey, on December 2, 1998.

South Jersey Financial Corporation, Inc.


By: /s/ Robert J. Colacicco
    -----------------------
    Robert J. Colacicco
    President, Chief Executive Officer and Director

          In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

      Name                           Title                       Date
      ----                           -----                       ----
/s/ Robert J. Colacicco         President, Chief Executive     December 2, 1998
-----------------------         Officer and Director
Robert J. Colacicco             (principal executive
                                officer)


*                               Executive Vice President,
----------------------          Treasurer, Chief Operating
Gregory M. DiPaolo              Officer and Director
                                (principal financial officer)


*                               Corporate Secretary and
------------------------        Chief Accounting Officer
Joseph M. Sidebotham            (principal accounting officer)


*                               Director and Chairman of
------------------------------  the Board
Richard W. Culbertson, Jr.


*                               Director
---------------------------
Arthur E. Armitage, Jr.


*                               Director
-----------------
John V. Field


*                               Director
-----------------------
Richard G. Mohrfeld


*                               Director
-----------------
Martin Rosner


*                               Director
-------------------
Ronald L. Woods

* Pursuant to the Power of Attorney filed as Exhibit 24.1 to the Registration Statement on Form SB-2 for South Jersey Financial Corporation, Inc. on October 9, 1998.

/s/ Robert J. Colacicco         President, Chief Executive      December 2, 1998
-----------------------         Officer and Director
Robert J. Colacicco

   As filed with the Securities and Exchange Commission on December 2, 1998

                     Registration No. 333-65519
================================================================================



                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                             --------------------

                                   EXHIBITS

                                    TO THE

                        PRE-EFFECTIVE AMENDMENT NO. 1

                                    TO THE

                                   FORM SB-2

                            REGISTRATION STATEMENT

                                     Under

                          THE SECURITIES ACT OF 1933

                             --------------------


                   SOUTH JERSEY FINANCIAL CORPORATION, INC.

  (Exact name of registrant as specified in its certificate of incorporation)


================================================================================

                               TABLE OF CONTENTS


           LIST OF EXHIBITS (FILED HEREWITH UNLESS OTHERWISE NOTED)

(a) List of Exhibits (filed herewith unless otherwise noted)

 1.1 Engagement Letter between South Jersey Savings and Loan Association and Sandler O'Neill & Partners, L.P.*

 1.2  Draft Form of Agency Agreement
 2.1 Amended Plan of Conversion (including the Stock Certificate of Incorporation and Bylaws of South Jersey Savings and Loan Association)

 3.1  Certificate of Incorporation of South Jersey Financial Corporation, Inc.*


 3.2  Bylaws of South Jersey Financial Corporation, Inc.*
 3.3 Stock Certificate of Incorporation and Bylaws of South Jersey Savings and Loan Association (See Exhibit 2.1 hereto)

 4.0  Draft Stock Certificate of South Jersey Financial Corporation, Inc.*

 5.0  Opinion of Muldoon, Murphy & Faucette re: legality

 5.1  Opinion of Morris, Nichols, Arsht & Tunnell re: legality

 8.0  Opinion of Muldoon, Murphy & Faucette re:  Federal Tax Matters*

 8.1  Opinion of Deloitte & Touche, LLP re:  State Tax Matters

10.1 Form of South Jersey Savings and Loan Association Employee Stock Ownership Plan Trust*

10.2  Draft ESOP Loan Commitment Letter and ESOP Loan Documents*

10.3  Form of South Jersey Savings and Loan Association Employment Agreement*


10.4  Form of South Jersey Financial Corporation, Inc. Employment Agreement*


10.5 Form of South Jersey Savings and Loan Association Change in Control Agreement*
10.6 Form of South Jersey Savings and Loan Association Supplemental Executive Retirement Plan*
10.7 Form of South Jersey Savings and Loan Association Employee Severance Compensation Plan*
23.1  Consent of Deloitte & Touche, LLP
23.2  Consent of Muldoon, Murphy & Faucette

23.3  Consent of Morris, Nichols, Arsht & Tunnell*

23.4  Consent and Subscription Rights Opinion of FinPro, Inc.*

24.1  Powers of Attorney*

27.0  Financial Data Schedule*

99.1  Appraisal Report of FinPro, Inc.(P)*

99.2  Amended form of South Jersey Savings Charitable Foundation Gift Instrument


--------------------------------------

*   Previously filed.

(P) Previously filed pursuant to Rule 202 of Regulation S-T.